   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 11, 1996
                                                       REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                              ACCESS HEALTH, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ---------------

         DELAWARE                    8748                    68-0163589
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
     INCORPORATION OR
      ORGANIZATION)

                             11020 WHITE ROCK ROAD
                       RANCHO CORDOVA, CALIFORNIA 95670
                                (916) 851-4000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                               THOMAS E. GARDNER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              ACCESS HEALTH, INC.
                             11020 WHITE ROCK ROAD
                       RANCHO CORDOVA, CALIFORNIA 95670
                                (916) 851-4000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ---------------

                                  COPIES TO:

         BARRY E. TAYLOR, ESQ.                JAMES C. T. LINFELD, ESQ.
       TREVOR J. CHAPLICK, ESQ.                JAMES H. CARROLL, ESQ.
       ROBERT G. O'CONNOR, ESQ.                CARRIE L. SCHIFF, ESQ.
   WILSON SONSINI GOODRICH & ROSATI              COOLEY GODWARD LLP
       PROFESSIONAL CORPORATION           2595 CANYON BOULEVARD, SUITE 250
          650 PAGE MILL ROAD                   BOULDER, COLORADO 80302
          PALO ALTO, CA 94304                      (303) 546-4000
            (415) 493-9300

                               ---------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               UPON CONSUMMATION OF THE MERGER DESCRIBED HEREIN.

                               ---------------

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ---------------

                        CALCULATION OF REGISTRATION FEE
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
                                              PROPOSED  PROPOSED
                                               MAXIMUM   MAXIMUM
                                              OFFERING  AGGREGATE
  TITLE OF EACH CLASS OF        AMOUNT TO     PRICE PER OFFERING       AMOUNT OF
SECURITIES TO BE REGISTERED  BE REGISTERED(1) SHARE(2)  PRICE(2)  REGISTRATION FEE(3)
-------------------------------------------------------------------------------------
 Common Stock, $0.001 par
  value per share.......     5,375,000 shares   $ N/A     $ N/A         $100.00
-------------------------------------------------------------------------------------

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(1) This Registration Statement relates to securities of the Registrant issuable to Informed Access Systems, Inc., a Delaware corporation ("Informed Access"), in the proposed acquisition of Informed Access by Registrant.
(2) There is no established trading market for the shares of Informed Access which are to be converted into shares of Common Stock of the Registrant pursuant to the Merger described herein. In accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended, given that Informed Access has an accumulated capital deficit, the Proposed Maximum Aggregate Offering Price has been calculated on the basis of one-third of the aggregate par value of the Informed Access shares. One-third of such aggregate par value was $1,929 on October 9, 1996, the most recent practicable date for determination.
(3) In accordance with Section 6(b) under the Securities Act of 1933, as amended, the registration fee is set at a minimum amount for filing of a registration statement. The entire amount of such Registration Fee is offset by the filing fee previously paid by the Registrant upon the filing of preliminary copies of the proxy materials that are a part of this Registration Statement with the Commission under cover of Schedule 14A on September 24, 1996.

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH THE PROVISIONS OF SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                              ACCESS HEALTH, INC.

                                                                October  , 1996

Dear Stockholder:

  A Special Meeting of Stockholders of Access Health, Inc. ( "Access Health")
will be held on      , November   , 1996 at 9:00 a.m., local time, at Access
Health's offices located at 11020 White Rock Road, Rancho Cordova, California.

  At this Special Meeting, you will be asked to consider and vote upon the approval of the issuance of shares of Access Health Common Stock pursuant to the terms of an Agreement and Plan of Reorganization dated as of September 3, 1996 (the "Merger Agreement"), entered into by and among Access Health, a newly-formed, wholly-owned subsidiary of Access Health, Access Acquisition Corp. ("Merger Sub"), and Informed Access Systems, Inc., a Delaware corporation ("Informed Access"), which provides for the merger of Merger Sub with and into Informed Access, with Informed Access being the surviving corporation and becoming a wholly-owned subsidiary of Access Health (the "Merger"), as described in the Notice of Special Meeting of Stockholders
mailed to the stockholders of Access Health on October   , 1996 and the
accompanying Proxy Statement/ Prospectus and Consent Solicitation Statement.

  As a result of the Merger, all outstanding shares of Informed Access Common Stock and Informed Access Preferred Stock will be converted into shares of Access Health Common Stock and all outstanding options and warrants to acquire Informed Access Common Stock or Informed Access Preferred Stock will become options and warrants to acquire Access Health Common Stock. The number of shares of Access Health Common Stock to be issued in the Merger in exchange for the outstanding shares of Informed Access Common Stock and Preferred Stock will depend upon the capitalization of Informed Access at the time of the Merger and will not exceed 5,375,000 shares. The rules of the Nasdaq National Market require that the issuance of Access Health Common Stock pursuant to the Merger Agreement be approved by a majority of the votes cast at the Special Meeting. Consummation of the proposed Merger is conditioned upon, among other things, the receipt of all required stockholder approvals.

  ACCESS HEALTH'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS DETERMINED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF ACCESS HEALTH AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF APPROVAL OF THE ISSUANCE OF SHARES OF ACCESS HEALTH COMMON STOCK PURSUANT TO THE TERMS OF THE MERGER AGREEMENT.

  In addition, at the Special Meeting you will also be asked to consider and vote upon (i) a proposal to approve and adopt an amendment (the "Certificate Amendment") to Access Health's Certificate of Incorporation increasing the authorized number of shares of Access Health Common Stock from 30,000,000 to 75,000,000 shares, and (ii) a proposal to ratify and approve an amendment to Access Health's 1989 Incentive Stock Plan (the "Incentive Plan Amendment") to increase the number of shares available for options under the plan by 1,000,000 shares. The approval of the Certificate Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Access Health Common Stock and the approval of the Incentive Plan Amendment requires the affirmative vote of a majority of the shares of Access Health Common Stock present in person or represented by proxy and voting at the Special Meeting. The Access Health Board of Directors has unanimously approved the Certificate Amendment and the Incentive Plan Amendment and recommends a vote in favor of approval and adoption of the Certificate Amendment and ratification and approval of the Incentive Plan Amendment.

  In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Proxy Statement/Prospectus and Consent Solicitation Statement relating to the actions to be taken by Access Health Stockholders at the Special Meeting (as well as the actions to be taken by the Informed Access Stockholders by written consent) and a Proxy Card. The Proxy Statement/Prospectus and Consent Solicitation Statement more fully describes the proposed Merger and includes information about Access Health and Informed Access.

  TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE. You may revoke your proxy at any time before it has been voted, and if you attend the meeting you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          Kenneth B. Plumlee
                                          Chairman of the Board

                                          Thomas E. Gardner
                                          President and Chief Executive
                                          Officer

                              ACCESS HEALTH, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON NOVEMBER   , 1996

TO THE STOCKHOLDERS OF ACCESS HEALTH:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Access
Health, Inc., a Delaware corporation ("Access Health"), will be held on     ,
November   , 1996 at 9:00 a.m., local time, at Access Health's offices located at 11020 White Rock Road, Rancho Cordova, California, for the following purposes:

    1. To consider and vote upon the approval of the issuance of shares of Access Health Common Stock pursuant to the terms of an Agreement and Plan of Reorganization dated as of September 3, 1996 (the "Merger Agreement"), entered into by and among Access Health, a newly-formed, wholly-owned subsidiary of Access Health, Access Acquisition Corp. ("Merger Sub"), and Informed Access Systems, Inc., a Delaware corporation ("Informed Access"), which provides for Merger Sub to be merged with and into Informed Access, with Informed Access being the surviving corporation and becoming a wholly-owned subsidiary of Access Health (the "Merger"). As a result of the Merger, all outstanding shares of Informed Access Common Stock and Informed Access Preferred Stock will be converted into shares of Access Health Common Stock and all outstanding options and warrants to acquire Informed Access Common Stock or Informed Access Preferred Stock will become options and warrants to acquire Access Health Common Stock. The number of shares of Access Health Common Stock to be issued in the Merger in exchange for the outstanding shares of Informed Access Common Stock and Preferred Stock will depend upon the capitalization of Informed Access at the time of the Merger, and will not exceed 5,375,000 shares.

    2. To consider and vote upon a proposal to ratify and approve an amendment to Access Health's Certificate of Incorporation increasing the authorized number of shares of Access Health Common Stock from 30,000,000 to 75,000,000 shares.

    3. To consider and vote upon a proposal to ratify and approve an amendment to Access Health's 1989 Incentive Stock Plan to increase the number of shares available for options under the plan by 1,000,000 shares.

    4. To transact such other business as may properly come before the Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary, or before any adjournments thereof.

  The Merger and related transactions are more fully described in the Proxy Statement/Prospectus and Consent Solicitation Statement and the annexes thereto, including the Merger Agreement, accompanying this Notice. Any action may be taken on any of the foregoing proposals at the Special Meeting on the date specified above or on any date to which the Special Meeting may properly be adjourned. Only stockholders of record at the close of business on October 15, 1996 are entitled to notice of and to vote at the Special Meeting or any adjournment thereof.

                                          For the Board of Directors

                                          Kenneth B. Plumlee
                                          Chairman of the Board

                                          Thomas E. Gardner
                                          President and Chief Executive
                                          Officer

Rancho Cordova, California
October  , 1996

                         INFORMED ACCESS SYSTEMS, INC.

                                                                October  , 1996

Dear Stockholder:

  You will find enclosed a written consent of stockholders of Informed Access Systems, Inc. ("Informed Access"). The written consent (the "Written Consent") requests your approval and adoption of an Agreement and Plan of Reorganization dated as of September 3, 1996 (the "Merger Agreement"), among Informed Access, Access Health, Inc. ("Access Health") and its wholly-owned subsidiary, Access Acquisition Corp. ("Merger Sub"), providing for the merger of Informed Access with Merger Sub (the "Merger"), as described in the Written Consent and the accompanying Proxy Statement/Prospectus and Consent Solicitation Statement.

  As a result of the Merger, all outstanding shares of Informed Access Common Stock and Informed Access Preferred Stock will be converted into shares of Access Health Common Stock and all outstanding options and warrants to acquire Informed Access Common Stock or Informed Access Preferred Stock will become options and warrants to acquire Access Health Common Stock. Upon consummation of the Merger, for each share of Informed Access Capital Stock you hold will be converted into the right to receive the number of shares Access Health Common Stock equal to 5,375,000 (less 64,500 shares of Access Health Common Stock to be distributed from escrow to the financial advisors of Informed Access in payment of financial advisory fees in connection with the Merger) divided by the sum of the number of shares of Informed Access Capital Stock
(i) outstanding immediately prior to the Merger and (ii) issuable upon the exercise of warrants and options to purchase Informed Access Capital Stock outstanding immediately prior the Merger. Based upon Informed Access' current capitalization, each share of Informed Access Capital Stock would be entitled to receive approximately .80 shares of Access Health Common Stock in the Merger. Of the shares issuable to each Informed Access stockholder in the Merger, however, 2.5% will be held in escrow for up to six months following the Merger as security for breaches of the representations, warranties and covenants made by Informed Access in the Merger Agreement. Upon completion of the Merger, Informed Access will be a wholly-owned subsidiary of Access Health.

  INFORMED ACCESS' BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS DETERMINED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF INFORMED ACCESS AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  If the Merger is approved and consummated, you will receive detailed information on how to transmit your Informed Access share certificates to obtain your shares of Access Health Common Stock representing the Merger consideration. Please read the Proxy Statement/Prospectus and Consent Solicitation Statement prior to voting.

  In addition, the Written Consent requests that you consider and vote upon a proposal to approve payments of certain bonuses to, and the accelerated vesting of stock options held by, certain officers of Informed Access. Stockholder approval of these items is necessary in order for Informed Access and such Informed Access officers to avoid certain adverse income tax consequences related thereto. If stockholder approval is not obtained, the bonus payments and option acceleration will be reduced to the extent necessary in order to eliminate such tax consequences. The Board of Directors has approved such acceleration of stock options and the payment of these bonuses and unanimously recommends a vote in favor of the proposal to approve these items.

  TO ENSURE THAT YOUR SHARES ARE VOTED ON THESE IMPORTANT MATTERS, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING WRITTEN CONSENT AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE AS SOON AS POSSIBLE. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          Joseph P. Tallman
                                          President and Chief Executive
                                          Officer

                          PROXY STATEMENT/PROSPECTUS
                                      OF
                              ACCESS HEALTH, INC.
                                --------------

                        CONSENT SOLICITATION STATEMENT
                                      OF
                         INFORMED ACCESS SYSTEMS, INC.

                                --------------
  This Proxy Statement/Prospectus of Access Health, Inc., a Delaware corporation ("Access Health") and Consent Solicitation Statement of Informed Access Systems, Inc., a Delaware corporation ("Informed Access"), is being furnished to the stockholders of Access Health, in connection with the solicitation of proxies by the Access Health Board of Directors for use at the Special Meeting of Access Health Stockholders (the "Access Health Meeting") to
be held at 9:00 a.m., local time, on November   , 1996, at Access Health's
offices located at 11020 White Rock Road, Rancho Cordova, California, and at any adjournments or postponements of the Access Health Meeting. At the Access Health Meeting, holders of Access Health Common Stock (as defined below) will be asked to consider and vote upon (i) the approval of the issuance of shares of Access Health Common Stock pursuant to the terms of an Agreement and Plan of Reorganization dated as of September 3, 1996 (the "Merger Agreement"), entered into by and among Access Health, a newly-formed, wholly-owned subsidiary of Access Health, Access Acquisition Corp. ("Merger Sub"), and Informed Access Systems, Inc., a Delaware corporation ("Informed Access"),
(ii) a proposal to approve an amendment to Access Health's Certificate of Incorporation increasing the authorized number of shares of Access Health Common Stock from 30,000,000 to 75,000,000 shares, and (iii) a proposal to ratify and approve an amendment to Access Health's 1989 Incentive Stock Plan to increase the number of shares available for options under the plan by 1,000,000.

  This Proxy Statement/Prospectus of Access Health and Consent Solicitation Statement of Informed Access is also being furnished to holders of shares of Common Stock of Informed Access, par value $.001 per share ("Informed Access Common Stock"), and holders of shares of Preferred Stock of Informed Access, par value $.001 per share ("Informed Access Preferred Stock"), in connection with the solicitation of written consents by the Informed Access Board of Directors to consider and vote upon (i) the approval and adoption of the Merger Agreement, pursuant to which, among other things, Informed Access would be acquired by Access Health by means of the Merger of Merger Sub with and into Informed Access, with Informed Access being the surviving corporation and becoming a wholly-owned subsidiary of Access Health (the "Merger"), and (ii) a proposal to approve payment of certain bonuses to, and the accelerated vesting of stock options held by, certain officers of Informed Access.

  This Proxy Statement/Prospectus of Access Health and Consent Solicitation Statement of Informed Access constitutes the Prospectus of Access Health with respect to up to 5,375,000 shares of Access Health Common Stock to be issued in connection with the proposed Merger. As a result of the Merger, all outstanding shares of Informed Access Common Stock and Informed Access Preferred Stock (collectively, "Informed Access Capital Stock") will be converted into shares of Access Health Common Stock, all outstanding options to acquire shares of Informed Access Common Stock will become options to acquire shares of Access Health Common Stock, and all outstanding warrants to acquire shares of Informed Access Capital Stock (other than warrants which will expire as of the Effective Time) will become warrants to acquire shares of Access Health Common Stock. The number of shares of Access Health Common Stock to be issued for each share of Informed Access Capital Stock exchanged in the Merger will depend upon the capitalization of Informed Access at the Effective Time (defined herein). Assuming that the capitalization of Informed Access at the Effective Time is in all respects identical to the capitalization of Informed Access at September 3, 1996 (although there can be no assurance as to the foregoing), each share of Informed Access Common Stock exchanged in the Merger will be converted into the right to receive approximately .80 of a share of Access Health Common Stock. See "Approval of the Merger and Related Transactions--Manner and Basis of Converting Shares." In connection with the Merger, 2.5% of the shares of Access Health Common Stock otherwise issuable to holders of Informed Access Capital Stock by virtue of the Merger (the "Escrow Shares") will be placed into escrow and held as security for losses incurred by Access Health in the event of certain breaches by Informed Access of the covenants, representations or warranties contained in the Merger Agreement. An additional 64,500 shares of Access Health Common Stock will be placed into escrow and will be distributed following the Merger to Informed Access' financial advisors in payment of Informed Access' financial advisory fees in connection with the Merger. See "Approval of the Merger and Related Transactions--Escrow Fund." Holders of Informed Access Capital Stock who do not vote in favor of the Merger may, under certain circumstances and by following prescribed statutory procedures, receive cash for their shares. See "Approval of the Merger and Related Transactions-- Delaware Appraisal Rights."

  This Proxy Statement/Prospectus and Consent Solicitation Statement and the accompanying form of proxy card and form of written consent are first being mailed to the stockholders of Access Health and Informed Access, respectively,
on or about October   , 1996.

                                --------------

  SEE "RISK FACTORS" BEGINNING AT PAGE 19 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY STOCKHOLDERS OF ACCESS HEALTH AND INFORMED ACCESS IN EVALUATING THE PROPOSALS TO BE VOTED UPON AND THE ACQUISITION OF THE SECURITIES OFFERED HEREBY.

                                --------------

NEITHER THIS  TRANSACTION NOR THE  SECURITIES OF ACCESS HEALTH  OFFERED HEREBY
 HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
  COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS AND CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

The date of this Proxy Statement/Prospectus and Consent Solicitation Statement
                              is October  , 1996.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
AVAILABLE INFORMATION....................................................   4
TRADEMARKS...............................................................   4
FORWARD-LOOKING STATEMENTS...............................................   5
PROSPECTUS SUMMARY.......................................................   6
  The Companies..........................................................   6
  Special Meeting of Stockholders of Access Health.......................   7
  Solicitation of Written Consents of Informed Access Stockholders.......   8
  Recommendations of the Boards of Directors.............................   8
  Opinion of Access Health's Financial Advisor...........................   9
  The Merger.............................................................   9
  Selected Historical and Selected Pro Forma Combined Financial Data.....  16
  Comparative Per Share Data.............................................  18
RISK FACTORS.............................................................  19
  Risks Related to the Merger............................................  19
  Risks Related to the Business and Operations of Access Health and
   Informed Access.......................................................  20
INTRODUCTION.............................................................  26
ACCESS HEALTH MEETING....................................................  26
  Date, Time and Place of Access Health Meeting..........................  26
  Purposes of Access Health Meeting......................................  26
  Record Date and Outstanding Shares.....................................  26
  Vote Required; Quorum..................................................  26
  Voting of Proxies......................................................  27
  Solicitation of Proxies; Expenses......................................  27
SOLICITATION OF WRITTEN CONSENTS OF INFORMED ACCESS STOCKHOLDERS.........  28
  Purposes of Informed Access Written Consent............................  28
  Record Date and Outstanding Shares.....................................  28
  Vote Required..........................................................  28
  Written Consent Solicitation; Expenses.................................  28
  Appraisal Rights.......................................................  29
APPROVAL OF THE MERGER AND RELATED TRANSACTIONS..........................  29
  Access Health's Reasons For the Merger.................................  29
  Informed Access' Reasons For the Merger................................  31
  Background of the Merger...............................................  33
  Recommendations of the Boards of Directors.............................  36
  Opinion of Access Health's Financial Advisor...........................  36
  Interests of Certain Persons in the Merger.............................  40
  Effective Time.........................................................  42
  Manner and Basis of Converting Shares..................................  42
  Stock Ownership Following the Merger...................................  44
  Escrow Fund............................................................  44
  Legal Structure of the Merger..........................................  45
  Conduct of Informed Access' Business Prior to the Merger...............  45
  Conduct of Access Health's Business Prior to the Merger................  47
  No Solicitation........................................................  47
  Expenses; Termination Fees.............................................  48

                                                                         PAGE
                                                                         ----
  Conditions to the Merger..............................................  48
  Termination...........................................................  50
  Affiliate/Voting Agreements and Affiliate Agreements..................  51
  Indemnification of Informed Access Officers and Directors.............  51
  Employment Agreements; Employment Matters.............................  52
  Non-Competition Agreements............................................  52
  Interim Credit Facility...............................................  52
  Registration Rights Agreement.........................................  53
  Certain Federal Income Tax Considerations.............................  53
  Governmental and Regulatory Approvals.................................  55
  Accounting Treatment..................................................  55
  Delaware Appraisal Rights.............................................  55
PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.......................  57
ACCESS HEALTH BUSINESS..................................................  63
ACCESS HEALTH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS....................................  72
ACCESS HEALTH MANAGEMENT AND EXECUTIVE COMPENSATION.....................  78
ACCESS HEALTH STOCK INFORMATION.........................................  83
INFORMED ACCESS BUSINESS................................................  85
INFORMED ACCESS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS....................................  90
INFORMED ACCESS MANAGEMENT..............................................  96
INFORMED ACCESS STOCKHOLDERS............................................ 100
CERTAIN TRANSACTIONS.................................................... 102
DESCRIPTION OF CAPITAL STOCK............................................ 103
  Description of Access Health Capital Stock............................ 103
  Description of Informed Access Capital Stock.......................... 104
COMPARISON OF RIGHTS OF HOLDERS OF ACCESS HEALTH COMMON STOCK
 AND HOLDERS OF INFORMED ACCESS CAPITAL STOCK........................... 106
APPROVAL OF AMENDMENT TO ACCESS HEALTH'S CERTIFICATE OF INCORPORATION... 106
APPROVAL OF AMENDMENT TO ACCESS HEALTH'S 1989 INCENTIVE STOCK PLAN...... 107
APPROVAL OF OPTION AND BONUS PROPOSAL .................................. 113
STOCKHOLDER PROPOSALS................................................... 114
ADJOURNMENT OF ACCESS HEALTH SPECIAL MEETING............................ 114
EXPERTS................................................................. 115
LEGAL MATTERS........................................................... 115
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF ACCESS HEALTH AND
 INFORMED ACCESS........................................................ F-1
ANNEX A--Agreement and Plan of Reorganization
ANNEX B--Opinion of Montgomery Securities
ANNEX C--Section 262 of the Delaware General Corporation Law

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THESE MATTERS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ACCESS HEALTH OR INFORMED ACCESS. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF. THIS PROXY STATEMENT/PROSPECTUS AND CONSENT SOLICITATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS AND CONSENT SOLICITATION STATEMENT WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

  Access Health is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Access Health Common Stock is quoted on the Nasdaq National Market ("Nasdaq"), and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. The SEC maintains a Web site at http:\\www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

  Access Health has filed with the SEC a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement/Prospectus and Consent Solicitation Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this Proxy Statement/Prospectus and Consent Solicitation Statement as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information, reference is hereby made to the Registration Statement. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                               ----------------

                                  TRADEMARKS

  Access Health, Personal Health Advisor, Access Care Management System, ASK-A-NURSE, ASK-A- NURSE Advantage, Cancer HELPLINK, Life Match, AudioHealth Library and HEALTH MATCH are trademarks of Access Health. Informed Access, IAS, FirstHelp and FirstHelp IRA are trademarks of Informed Access. All other brand names or trademarks appearing in this Proxy Statement/Prospectus and Consent Solicitation Statement are the property of their respective holders.

                               ----------------

                          FORWARD-LOOKING STATEMENTS

  THIS PROXY STATEMENT/PROSPECTUS AND CONSENT SOLICITATION STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH BELOW BEGINNING ON PAGE 20 HEREOF. NEITHER ACCESS HEALTH NOR INFORMED ACCESS MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE ATTAINABILITY OF THE PROJECTED FINANCIAL INFORMATION SET FORTH HEREIN OR AS TO THE ACCURACY OR COMPLETENESS OF THE ASSUMPTIONS FROM WHICH THAT PROJECTED INFORMATION IS DERIVED. PROJECTIONS OF THE COMBINED COMPANIES' FUTURE PERFORMANCE ARE NECESSARILY SUBJECT TO A HIGH DEGREE OF UNCERTAINTY AND MAY VARY MATERIALLY FROM ACTUAL RESULTS. REFERENCE IS MADE TO THE PARTICULAR DISCUSSIONS SET FORTH UNDER "ACCESS HEALTH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "INFORMED ACCESS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." IN CONNECTION WITH FORWARD-LOOKING STATEMENTS WHICH APPEAR IN THESE AND OTHER DISCLOSURES, STOCKHOLDERS OF ACCESS HEALTH AND INFORMED ACCESS SHOULD CAREFULLY REVIEW THE FACTORS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS AND CONSENT SOLICITATION STATEMENT UNDER "RISK FACTORS" BEGINNING ON PAGE 19 HEREOF.

                               PROSPECTUS SUMMARY

  The following contains a summary of certain information contained elsewhere in this Proxy Statement/Prospectus and Consent Solicitation Statement. This summary does not contain a complete statement of all material elements of the proposals to be voted on and is qualified in its entirety by the more detailed information appearing elsewhere in this Proxy Statement/Prospectus and Consent Solicitation Statement and in the information and documents annexed hereto.

THE COMPANIES

  Access Health, Inc. Access Health is a leading provider of personal health management products and services to the health care industry. Access Health's clients include managed care organizations, health plans, military managed health care providers, self-insured employers, and hospital and physician delivery systems. Personal health management services are designed to improve the quality and accessibility of health care by educating and empowering consumers to make more informed decisions, thereby reducing inappropriate use of the health care system and the cost of care while improving member satisfaction. Access Health's personal health management services provide members with a broad range of health care information, prevention and care management programs.

  Access Health was founded in 1987 and until 1993 primarily provided consumer health care information products and services designed to help hospitals and other health care providers market their services. In response to opportunities created by increasing pressure to provide more cost effective health care, beginning in 1993, Access Health changed its focus to developing and marketing personal health management products and services to health plans and payors. At the same time, Access Health altered its business model to price its products and services predominantly on a recurring per-member per-month fee basis rather than on a non-recurring basis. Access Health's personal health management business has grown significantly; the number of enrolled members has increased to over 10.7 million at September 30, 1996, from approximately 100,000 at the beginning of fiscal 1994.

  Access Health's primary personal health management product, Personal Health Advisor ("PHA"), provides eligible health plan members with toll-free telephone access to registered nurse counselors, pre-recorded information on various health care topics, and other health care and information services on a 24-hour-a-day, 7-day-a-week basis. PHA is marketed to managed care organizations, health plans and large self-insured employer groups. Access Health's health systems services also offers a broad range of health care information products and services to health care providers. Access Health's primary health systems services products include ASK-A-NURSE, Cancer HELPLINK and a series of software products providing membership management and referral management capability.

  Access Health was incorporated in California in October 1987 as Referral Systems Group, Inc., adopted the name Access Health Marketing, Inc. in July 1990, reincorporated in Delaware in January 1992 and changed its name to Access Health, Inc. in March 1995. Access Health maintains its executive offices at 11020 White Rock Road, Ranch Cordova, California 95670, and its telephone number is (916) 851-4000.

  Informed Access Systems, Inc. Informed Access is a leading provider of health care coordination products and services to the health care industry. Informed Access' primary clients are major managed health care providers including health maintenance organizations (HMOs), preferred provider organizations
(PPOs), indemnity insurers, integrated delivery systems and physician groups.

  Informed Access was founded in 1992 with the objective of developing and delivering products and services that would simplify consumer access to the health care system, improve the quality and consistency of health care services and information and lower costs by reducing the inefficient use of health care services. In 1994,

Informed Access commercially introduced the FirstHelp line of health care coordination products and services to meet this market need. The FirstHelp system is a patented, integrated suite of products and services which enable managed care organizations to improve and monitor the access, quality and cost-effectiveness of health care services while enhancing the satisfaction of health care service customers.

  Informed Access provides its FirstHelp products and services to enrolled members of managed care plans from its advanced call center staffed by experienced registered nurses on a 24-hour-a-day, 7-day-a-week basis. The FirstHelp system is also licensed to large health care providers and insurers who operate their own call centers. At September 1, 1996, FirstHelp products and services were available under contract to approximately six million members from 40 client organizations, including four million call center members and two million license site users.

  Informed Access was incorporated in Texas in 1992 and reincorporated in Delaware in 1993. Informed Access' principal executive offices are located at 310 Interlocken Parkway, Broomfield, Colorado 80021 and its telephone number is
(303) 443-4600.

  Access Acquisition Corp. Merger Sub is a corporation recently organized by Access Health for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger. Merger Sub's executive offices are located at 11020 White Rock Road, Rancho Cordova, California 95670, and its telephone number is (916) 851-4000.

SPECIAL MEETING OF STOCKHOLDERS OF ACCESS HEALTH

  Time, Date, Place and Purpose. A Special Meeting of Stockholders of Access Health will be held at Access Health's offices located at 11020 White Rock
Road, Rancho Cordova, California, 95670 on    , November   , 1996 at 9:00 a.m.,
local time (the "Access Health Meeting"). The purpose of the Access Health Meeting is (i) to approve the issuance of shares of Access Health Common Stock pursuant to the terms of the Merger Agreement (the "Merger Proposal"), (ii) approve and adopt an amendment to the Access Health Certificate of Incorporation to increase the authorized number of shares of Access Health Common Stock from 30,000,000 to 75,000,000 (the "Certificate Amendment"), and
(iii) to ratify and approve an amendment to the Access Health 1989 Incentive Stock Plan to increase the number of shares available for options by 1,000,000 shares (the "Incentive Plan Amendment").

  Record Date and Vote Required. Only Access Health stockholders of record at the close of business on October 15, 1996 (the "Access Health Record Date") are entitled to notice of and to vote at the Access Health Meeting. Under the rules of the Nasdaq National Market, Delaware law and the charter documents of Access Health, as applicable, approval of the Merger Proposal requires the affirmative vote of holders of a majority of the total votes cast on the proposal at the Access Health Meeting, the approval and the adoption of the Certificate Amendment requires the affirmative vote of holders of a majority of the outstanding shares of Access Health Common Stock and ratification and approval of the Incentive Plan Amendment requires the affirmation vote of the holders of a majority of the shares of Access Health Common Stock present in person or represented by proxy and entitled to vote at the Access Health Meeting. All directors and executive officers of Access Health, who beneficially own approximately 5.4% of the shares entitled to vote at the Access Health Meeting, have agreed to vote all shares over which they exercise voting control FOR the approval of the Merger Proposal. See "The Access Health Special Meeting--Vote Required; Quorum."

  As of the Access Health Record Date, there were    stockholders of record of
Access Health Common Stock and       shares of Access Health Common Stock
outstanding.

  On October   , 1996, a notice meeting the requirements of Delaware law was mailed to all Access Health stockholders of record as of the Access Health Record Date.

SOLICITATION OF WRITTEN CONSENTS OF INFORMED ACCESS STOCKHOLDERS

  Purpose. A Written Consent of stockholders of Informed Access (the "Informed Access Written Consent") will be mailed to stockholders of Informed Access on
or about, October   , 1996. The purpose of the Informed Access Written Consent is to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and (ii) a proposal to approve payment of certain bonuses to, and the accelerated vesting of stock options held by, certain Informed Access officers (the "Option and Bonus Proposal").

  Record Date and Vote Required. Only Informed Access stockholders of record at the close of business on October 15, 1996 (the "Informed Access Record Date") are entitled to notice of, and to vote by, the Informed Access Written Consent. Under Delaware law and the charter documents of Informed Access, approval and adoption of the Merger Agreement requires the affirmative vote of (i) holders of a majority of the outstanding shares of Informed Access Common Stock and Informed Access Preferred Stock, voting together as a single class, and (ii) holders of at least 60% of the outstanding shares of Informed Access Preferred Stock, voting separately as a single class. Approval of the Merger Agreement by the holders of Informed Access Preferred Stock shall also constitute the election of such holders not to have the Merger treated as a liquidation of Informed Access under its charter documents. Each of the items submitted for approval as part of the Option and Bonus Proposal must be approved by the affirmative vote of more than 75% of the outstanding Informed Access Capital Stock excluding any shares held by persons who have an interest in the particular item submitted for stockholder approval. See "Solicitation of Written Consents of Informed Access Stockholders--Vote Required." Directors, executive officers and certain stockholders of Informed Access beneficially owning 75.1% of the outstanding Informed Access Preferred Stock and 73.3% of the outstanding Informed Access Preferred Stock and Common Stock considered as one class have agreed to vote all such shares in favor of the Merger Agreement. Approval of the Merger Agreement by the written consent of the Informed Access stockholders, therefore, is assured.

  As of the Informed Access Record Date, there were 16 stockholders of record of Informed Access Common Stock and 18 stockholders of record of Informed Access Preferred Stock and 1,142,750 shares of Informed Access Common Stock and 4,628,061 shares of Informed Access Preferred Stock outstanding.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  Access Health Board of Directors. The Board of Directors of Access Health (the "Access Health Board") has unanimously approved the Merger Agreement and the Merger and believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, Access Health and its stockholders and therefore unanimously recommends that holders of Access Health Common Stock vote FOR the approval of the issuance of Access Health Common Stock pursuant to the Merger Agreement. In addition, the Access Health Board has unanimously approved the Certificate Amendment and the Incentive Plan Amendment and believes that such amendments are in the best interests of Access Health and its stockholders. Therefore, the Access Health Board unanimously recommends that holders of Access Health Common Stock vote FOR the approval of the Certificate Amendment and the Incentive Plan Amendment. See "Approval of the Merger and Related Transactions--Recommendations of the Boards of Directors."

  Informed Access Board of Directors. The Board of Directors of Informed Access (the "Informed Access Board") has approved the Merger Agreement and believes that the Merger is fair to, and in the best interests of, Informed Access and its stockholders. In addition, the Informed Access Board has approved the bonuses and stock option acceleration which are being submitted for approval under the Option and Bonus Proposal. The Informed Access Board, therefore, unanimously recommends that holders of Informed Access Capital Stock vote FOR approval of the Merger Agreement and FOR approval of the Option and Bonus Proposal. See "Approval of the Merger and Related Transactions--Recommendations of the Boards of Directors," and "Approval of Option and Bonus Proposal."

OPINION OF ACCESS HEALTH'S FINANCIAL ADVISOR

  Montgomery Securities ("Montgomery") delivered its oral opinion to the Access Health Board on September 3, 1996, subsequently confirmed in writing as of such date, to the effect that the consideration payable in the Merger was fair, from a financial point of view, to Access Health. The full text of the written opinion of Montgomery, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is attached hereto as Annex B and is incorporated herein by reference. HOLDERS OF ACCESS HEALTH COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "Approval of the Merger and Related Transactions--Opinion of Access Health's Financial Advisor."

THE MERGER

  Effect of the Merger. At the Effective Time (as defined below), Merger Sub will be merged with and into Informed Access, the separate corporate existence of Merger Sub will cease and Informed Access will continue as a surviving corporation and as a wholly-owned subsidiary of Access Health.

  Subject to the terms and conditions of the Merger Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Informed Access or the holder of any shares of Informed Access Capital Stock, the following will occur:

  Conversion of Informed Access Capital Stock. In the Merger, Access Health will issue up to 5,375,000 shares of Access Health Common Stock. Each share of Informed Access Common Stock and each share of Informed Access Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares held by a holder who has demanded and perfected appraisal rights for such shares in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") and who has not withdrawn or lost such rights ("Dissenting Shares")) will be canceled and extinguished and be converted automatically into the right to receive a fraction of a share of Access Health Common Stock equal to the Exchange Ratio (as defined below), upon surrender of the certificate representing such share of Informed Access Capital Stock in the manner provided in a letter of transmittal to be sent to each record holder of Informed Access Capital Stock promptly following the Effective Time (a "Letter of Transmittal"), subject to the escrow provisions of the Merger Agreement described under the section entitled "Approval of the Merger and Related Transactions--Escrow Fund" below.

  The "Exchange Ratio" will be equal to 5,375,000 (less 64,500 shares of Access Health Common Stock to be distributed from escrow to the financial advisors of Informed Access in payment of Informed Access' financial advisory fees in connection with the Merger) divided by the sum of the number of shares of Informed Access Capital Stock (i) outstanding immediately prior to the Effective Time, (ii) issuable upon the exercise of options to purchase Informed Access Capital Stock (the "Outstanding Option Amount") and (iii) issuable upon the exercise of warrants to purchase Informed Access Capital Stock (other than those which expire at the Effective Time if they remain unexercised) (the "Outstanding Warrant Amount"). The Exchange Ratio will depend on the capitalization of Informed Access at the Effective Time. Assuming that the capitalization of Informed Access at the Effective Time is in all other respects identical to the capitalization of Informed Access at September 3, 1996 (although there can be no assurance as to the foregoing), the Exchange Ratio will be approximately .80 of a share of Access Health Common Stock for each share of Informed Access Capital Stock. For a more detailed discussion of the calculation of the Exchange Ratio, see "Approval of the Merger and Related Transactions--Manner and Basis of Converting Shares" below. The Exchange Ratio will be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Access Health Common Stock or Informed Access Capital Stock), reorganization, recapitalization or other like change with respect to Access Health Common Stock or Informed Access Capital Stock occurring after the date of execution of the Merger Agreement and prior to the Effective Time.

  Stock Options. At the Effective Time, each unexpired and unexercised option to purchase shares of Informed Access Capital Stock (each an "Informed Access Option") granted under the stock option plans and agreements of Informed Access outstanding immediately prior to the Effective Time will be, in connection with the Merger, assumed by Access Health (each, an "Assumed Informed Access Option") (the aggregate number of shares of Informed Access Capital Stock issuable upon the exercise of all outstanding Informed Access Options immediately prior to the Effective Time is referred to as the "Outstanding Option Amount"). Each Informed Access Option so assumed by Access Health will continue to have, and be subject to, substantially the same terms and conditions set forth in the documents governing such Informed Access Option immediately prior to the Effective Time, except that (i) such Assumed Informed Access Option will be exercisable for that number of whole shares of Access Health Common Stock equal to the product of the number of shares of Informed Access Capital Stock (on an as-converted to Common Stock basis) that were purchasable under such Assumed Informed Access Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Access Health Common Stock and (ii) the per share exercise price for the shares of Access Health Common Stock issuable upon exercise of such Assumed Informed Access Option will be equal to the quotient obtained by dividing the exercise price per share of Informed Access Capital Stock (on an as-converted to Common Stock basis) at which such Informed Access Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. In accordance with the provisions of the Informed Access stock option plan, all Informed Access Options will become fully vested and exercisable immediately prior to the Effective Time, but only to the extent that such acceleration of vesting would not constitute an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). If the Option and Bonus Proposal is approved by the written consent of Informed Access stockholders, all Informed Access Options will become fully vested and exercisable. If the Option and Bonus Proposal is not approved, only a portion of the Informed Access Options will become fully vested. See "Approval of Option and Bonus Proposal."

  Holders of vested Informed Access Options may elect to exercise such options prior to the Effective Time and receive the Access Health Common Stock by providing notice of such exercise and payment of the exercise price thereof to Informed Access at any time prior to the Effective Time. In the event that any holder of Informed Access options does not exercise such options prior to the Effective Time, such Informed Access options will become Assumed Informed Access Options. As soon as practicable after the Effective Time, Access Health will issue to each holder of an Assumed Informed Access Option a document evidencing the stock option assumption by Access Health.

  Warrants. Each warrant to purchase shares of Informed Access Capital Stock remaining outstanding (other than those which will expire if they remain unexercised as of the Effective Time) at the Effective Time will be, in connection with the Merger, assumed by Access Health. Each warrant so assumed by Access Health under the Merger Agreement will continue to have, and be subject to, the same terms and conditions set forth in the warrant agreement governing such warrant immediately prior to the Effective Time, except that each such warrant will, following the Effective Time, be exercisable only for shares of Access Health Common Stock, in such number, and at such exercise price as is determined by applying the appropriate exchange ratio in accordance with the terms of the applicable warrant agreement.

  No Fractional Shares. No fractional shares will be issued by Access Health in the Merger. Each stockholder of Informed Access otherwise entitled to a fractional share (after aggregating all fractional shares of such stockholder) will receive an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) the average closing price of a share of Access Health Common Stock for the five consecutive trading days ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market ("Nasdaq").

  Effective Time of the Merger. The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of Delaware (the "Effective Time"). Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the Effective Time will be on or about
November   , 1996.

  Form S-8 Registration Statement. No later than thirty days after the Effective Time, Access Health will file a registration statement on Form S-8 under the Securities Act covering the shares of Access Health Common Stock issuable upon exercise of the Assumed Informed Access Options and will use its reasonable best efforts to maintain the effectiveness (and current status) of such registration statement for so long as such Assumed Informed Access Options remain outstanding. See "Approval of the Merger and Related Transactions-- Manner and Basis of Converting Shares--Stock Options."

  Escrow Fund. In connection with the Merger, at the Effective Time, the Escrow Shares (as defined below) will be registered in the name of and deposited with California National Association Global Escrow D.S., as escrow agent (the "Escrow Agent"), such deposit to constitute the escrow fund (the "Escrow Fund"). The "Escrow Shares" will be the number of shares of Access Health Common Stock equal to (a) the product of (i) 0.025 and (ii) the 5,310,500 shares of Access Health Common Stock issuable in connection with the Merger (excluding the 64,500 shares of Access Health Common Stock to be delivered from the Escrow Fund to the financial advisors of Informed Access following the Merger) minus the Outstanding Option Amount, the Outstanding Warrant Amount and the number of shares of Informed Access Capital Stock for which dissenters rights have been validly asserted, plus (b) 64,500. The Escrow Shares will be contributed to the Escrow Fund on behalf of each holder of Informed Access Capital Stock at the Effective Time in proportion to the aggregate number of shares of Access Health Common Stock such holder would otherwise be entitled under the Merger Agreements rounded down to the nearest whole share, with the remaining number of shares that are distributed to such holder being rounded up to the nearest share. The Escrow Fund will be available to compensate Access Health for any losses incurred by Access Health directly or indirectly as a result of any inaccuracy or breach of a representation or warranty of Informed Access contained in the Merger Agreement or any failure by Informed Access to perform or comply with any covenant contained therein. The Escrow Fund will also be used to pay 64,500 shares of Access Health Common Stock to Informed Access' financial advisors following the Merger in payment of Informed Access' fees payable to its financial advisors in connection with the Merger. Informed Access stockholders will have voting rights with respect to the Escrow Shares while in escrow. Access Health may not receive any shares from the Escrow Fund unless and until cumulative losses in excess of $500,000 have been suffered, in which case Access Health may recover from the Escrow Fund the entire amount of such cumulative losses. For the purpose of compensating Access Health for its losses, the Escrow Shares will be valued at the average of the closing prices of Access Health Common Stock for the five consecutive trading days ending two days prior to the closing date of the Merger. Subject to resolution of unsatisfied claims of Access Health, the Escrow Fund will terminate upon the earlier of (i) six months following the closing date of the Merger or (ii) the date of the independent auditors' report for the first audit of Access Health's financial statements after the closing date of the Merger. See "Approval of the Merger and Related Transactions--Escrow Fund."

  BY APPROVING THE MERGER AGREEMENT, INFORMED ACCESS STOCKHOLDERS WILL BE DEEMED TO HAVE CONSENTED TO THE APPOINTMENT OF KINNEY L. JOHNSON, A DIRECTOR AND STOCKHOLDER OF INFORMED ACCESS, TO ACT AS THE SECURITYHOLDER AGENT ON BEHALF OF INFORMED ACCESS' STOCKHOLDERS TO DELIVER SHARES HELD IN ESCROW TO ACCESS HEALTH IN SATISFACTION OF CLAIMS BROUGHT BY ACCESS HEALTH, TO OBJECT TO SUCH DELIVERIES, TO AGREE TO, TO NEGOTIATE AND TO ENTER INTO SETTLEMENTS AND COMPROMISES WITH RESPECT TO SUCH CLAIMS, AND TO TAKE CERTAIN OTHER ACTION ON BEHALF OF INFORMED ACCESS' STOCKHOLDERS, ALL AS MORE FULLY DESCRIBED IN ARTICLE VII OF THE MERGER AGREEMENT. SEE ARTICLE VII OF THE MERGER AGREEMENT FOR A MORE DETAILED EXPLANATION OF THE ESCROW FUND AND RIGHTS WITH RESPECT THERETO.

  Market Price Data. Access Health Common Stock has been traded on Nasdaq under the symbol "ACCS" since Access Health's initial public offering in February 1992. On August 30, 1996, the last trading day before the announcement by Access Health and Informed Access that they had signed the Merger Agreement, the closing price of Access Health Common Stock as reported on Nasdaq was $50.75 per share. Following the Merger, Access Health Common Stock will continue to be traded on Nasdaq under the symbol "ACCS." On October 9, 1996, the closing price of Access Health Common Stock as reported on Nasdaq was $43.00. There can be no assurance as to the actual price of Access Health Common Stock prior to, at or at any time following the Effective Time of the Merger. See "Risk Factors--Volatility of Access Health Stock Price" and "Access Health--Access Health Stock Information."

  No established trading market exists for Informed Access Capital Stock.

  Reasons for the Merger. In the discussions that led to the signing of the Merger Agreement, the Access Health Board identified a number of potential benefits resulting from the Merger. Among the principal benefits were the ability to create the preeminent personal health information company, the opportunity to establish industry standards, an expanded customer base, the ability to leverage Informed Access' clinically oriented database to enhance product offerings, the ability to leverage Access Health's technology platforms to enhance services and growth, and the opportunity to realize operating synergies and to achieve longer-term operating results accretion. The Informed Access Board also identified a number of potential benefits which would accrue to Informed Access and its stockholders as a result of the Merger. The potential benefits include the opportunity to facilitate continued rapid growth and gain operational efficiencies by leveraging the expanded technical, information and telecommunications systems, infrastructure, management and financial resources of the combined entities; gain direct access to Access Health's customer base; provide liquidity to holders of Informed Access Capital Stock, and increased capabilities to pursue strategic transactions due to the increased resources and availability of a publicly traded Common Stock. See "Approval of the Merger and Related Transactions--Access Health's Reasons for the Merger" and "--Informed Access' Reasons for the Merger."

  Conduct of the Combined Companies Following the Merger. Access Health intends to merge the operations of Access Health and Informed Access as soon as practicable following the closing of the Merger; however, Access Health will maintain the operations of Informed Access as a separate operating division of Access Health managed by the current Informed Access management team. The Informed Access division will have responsibility for the medical management/managed care market. Other Access Health divisions will have responsibility for the consumer, employer and international markets of the combined company. For a period of at least one year following the Merger, Access Health has agreed to maintain Informed Access' operations in the Broomfield, Colorado area and to continue the employment of all persons employed by Informed Access as of the Effective Time. See "Approval of the Merger and Related Transactions--Employment Agreements; Employee Matters." Upon consummation of the Merger, Joseph P. Tallman, Chief Executive Officer and a director of Informed Access, and Kinney L. Johnson, a director of Informed Access, will become directors of Access Health.

  Exchange of Informed Access Stock Certificates. At or promptly after the Effective Time, Access Health, acting through The First National Bank of Boston as its exchange agent (the "Exchange Agent"), will deliver to each Informed Access stockholder of record a letter of transmittal with instructions to be used by such stockholder in surrendering certificates which, prior to the Merger, represented shares of Informed Access Capital Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF INFORMED ACCESS CAPITAL STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. At the Effective Time, each then outstanding option or warrant to purchase Informed Access Capital Stock, whether vested or unvested, will be assumed by Access Health without any action on the part of the holder thereof. OPTION AND WARRANT AGREEMENTS NEED NOT BE SURRENDERED. See "Approval of the Merger and Related Transactions--Manner and Basis of Converting Shares."

  Conditions to the Merger. Consummation of the Merger is subject to the satisfaction of various conditions, including approval of the Merger by the requisite vote of the stockholders of each of Access Health, Merger Sub and Informed Access and the receipt by Access Health and Informed Access of letters from their respective independent auditors reaffirming their concurrence with the managements of Access Health and Informed Access, respectively, that the Merger may be accounted for as a pooling of interests. See "Approval of the Merger and Related Transactions--Accounting Treatment." The ability of Access Health to account for the

Merger as a pooling of interests depends in part on there being no exercise of appraisal rights under Delaware law as to greater than a certain number of shares of Informed Access Capital Stock. If appraisal rights are exercised as to a greater number of shares, then in the absence of a waiver from Access Health regarding the failure to meet that condition, the Merger would not close.

  Consummation of the Merger is also subject to the satisfaction of the following conditions: the Registration Statement filed with the SEC relating to the issuance of shares of Access Health Common Stock in connection with the Merger shall be effective and such shares shall be authorized for listing on Nasdaq; no injunction, court order, or other legal restraint preventing consummation of the Merger shall be in effect; and Access Health and Informed Access shall have received opinions from their respective legal counsel to the effect that the Merger will qualify as a tax free "reorganization" within the meaning of the Code. In addition, the obligations of Informed Access to consummate the Merger are subject to the following conditions, unless waived by Informed Access: the representations and warranties of Access Health and Merger Sub contained in the Merger Agreement shall be accurate except where any breach or breaches did not, or would not reasonably be expected to, substantially impair Access Health's ability after the closing of the Merger to continue to develop, produce, sell and distribute the products and services that are material to Access Health's business (a "Substantial Impairment"); Access Health and Merger Sub shall have performed in all material respects the covenants required by the Merger Agreement; there shall not have accrued any material adverse change in the business, assets (including tangible assets), financial condition or results of operations which change has resulted in or reasonably would be expected to result in a Substantial Impairment; the delivery by certain individuals of employment agreements and non-competition agreements; Informed Access shall have received a legal opinion from counsel to Access Health; and delivery by Access Health of an executed Registration Rights Agreement. In addition, the obligations of Access Health to consummate the Merger are subject to the following conditions, unless waived by Access Health: the representations and warranties of Informed Access contained in the Merger Agreement shall be accurate except where any breach or breaches did not, or would not reasonably be expected to, substantially impair Informed Access' ability after the closing of the Merger to continue to develop, produce, sell and distribute the products and services that are material to Informed Access' business; Informed Access shall have performed in all material respects the covenants required by the Merger Agreement; any material third party consents, approvals and waivers shall have been received; the delivery by certain individuals of employment agreements and non-competition agreements; there shall not have occurred any "Substantial Material Adverse Change" (as defined in the Merger Agreement) relating to Informed Access and its business; and Access Health shall have received a legal opinion from counsel to Informed Access. See "Approval of the Merger and Related Transactions--Conditions to the Merger."

  Affiliate/Voting Agreements and Affiliate Agreements. Each of Informed Access' directors, certain of its executive officers, and certain of its stockholders affiliated with directors have entered into an Affiliate/Voting Agreement with Access Health and Informed Access. Under the Affiliate/Voting Agreement, each such stockholder of Informed Access agrees (i) to restrict sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Informed Access Capital Stock held by them prior to the Merger and shares of Access Health Common Stock acquired by them in or after the Merger, subject to a de minimus exception, so as to comply with the requirements of applicable federal securities and tax laws and to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes, and (ii) to vote in favor of approval of the Merger Agreement and the Merger. The vote in accordance with the Affiliate/Voting Agreements of the shares of Informed Access Capital Stock subject to such Affiliate/Voting Agreements will be sufficient to approve the Merger Agreement by Informed Access stockholders. In addition, all executive officers and one 5% or more stockholder of Informed Access not executing Affiliate/Voting Agreements have executed similar agreements to restrict transfers of shares owned or acquired by them, subject to the same de minimus exception, so as to comply with the requirements of applicable federal securities and tax laws and to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes.

  In addition, each of Access Health's directors and executive officers have entered into an Affiliate Agreement, pursuant to which each director and executive officer agrees (i) to restrict sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Access Health Common Stock held by them prior to the Merger and shares of Access Health Common Stock acquired by them after the Merger, subject to a de minimus exception, so as to comply with the requirements of federal securities laws and to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes, and (ii) to vote in favor of approval of the issuance of shares of Access Health Common Stock pursuant to the Merger Agreement.

  Termination; Termination Fees. The Merger Agreement may be terminated under certain circumstances, including, without limitation, by mutual written consent of Access Health and Informed Access; by either Access Health or Informed Access if the other party commits certain breaches of any representation, warranty or covenant contained in the Merger Agreement or if the Merger is not consummated on or before February 28, 1997; or by Informed Access if the closing price of a share of Access Health Common Stock on Nasdaq is below $38.00 for any ten business days during the twenty business day period prior to the closing date of the Merger. In the event of termination, each party shall be liable to the other party for any willful breach of representation or warranty and in addition for the following termination fees.

  Informed Access will pay to Access Health a termination fee of $5 million in the event that the closing of the Merger does not occur, the Merger Agreement is terminated, Access Health is not in material breach of its obligations under the Merger Agreement and either (i) Informed Access has willfully breached a representation, warranty, covenant or agreement contained in the Merger Agreement; (ii) the Merger has been submitted to a vote of Informed Access' stockholders and the stockholders of Informed Access fail to approve the Merger by the requisite vote; or (iii) the Informed Access Board fails to recommend or changes its recommendation concerning the Merger, or shall disclose, in any manner, its intention not to recommend or to change such recommendation.

  Access Health will pay to Informed Access a termination fee of $5 million in the event that the closing of the Merger does not occur, the Merger Agreement is terminated, Informed Access is not in material breach of its obligations under the Merger Agreement, and either (i) Access Health has willfully breached any representation, warranty, covenant or agreement contained in the Merger Agreement; (ii) the Access Health Board fails to recommend or changes its recommendation concerning the Merger, or discloses, in any manner, its intention not to recommend or to change its recommendation to stockholders concerning the Merger; or (iii) the Merger has been submitted to a vote of Access Health's stockholders and the stockholders of Access Health fail to approve the issuance of shares of Access Health Common Stock pursuant to the Merger by the requisite vote.

  Interim Credit Facility. Access Health has agreed to provide Informed Access an interim credit facility (the "Interim Credit Facility") constituting a line of credit of up to $2 million. The line of credit may be drawn upon by Informed Access until the closing of the Merger, termination of the Merger by Informed Access or 60 days following termination of the Merger by Access Health. The Interim Credit Facility is secured by a first security interest in all tangible assets of Informed Access other than capital equipment which is otherwise secured. In the event Access Health becomes liable to Informed Access for a termination fee from termination of the Merger, the Interim Credit Facility terminates and a portion of the break-up fee proceeds may be applied to any outstanding balance due thereunder.

  Certain Federal Income Tax Considerations. The Merger is intended to qualify as a reorganization under Section 368(a) of the Code, in which case no gain or loss should generally be recognized by the holders of shares of Informed Access Capital Stock on the exchange of their shares of Informed Access Capital Stock for shares of Access Health Common Stock. Receipt of an opinion from each company's tax counsel that the Merger will constitute a reorganization under
Section 368(a) is a condition to the Merger. HOWEVER, ALL INFORMED ACCESS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS. See "Approval of the Merger and Related Transactions--Certain Federal Income Tax Considerations."

  Accounting Treatment. The Merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon receipt at the closing of the Merger by Access Health and Informed Access of letters from Ernst & Young LLP, Access Health's independent auditors, and Arthur Andersen LLP, Informed Access' independent auditors, reaffirming those firms' concurrence with Access Health management's and Informed Access management's conclusions, respectively, as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if consummated in accordance with the Merger Agreements. See "Approval of the Merger and Related Transactions--Accounting Treatment."

  Appraisal Rights. Stockholders of Informed Access who do not vote by written consent in favor of the Merger may, under certain circumstances and by following procedures prescribed by the DGCL, exercise appraisal rights and receive cash for their shares of Informed Access Capital Stock. A dissenting stockholder of Informed Access must follow the appropriate procedures under Delaware law or suffer the termination or waiver of such rights. See "Approval of the Merger and Related Transactions--Delaware Appraisal Rights." Delaware law does not provide holders of Access Health Common Stock with any appraisal rights with respect to the Merger.

  Interest of Certain Persons in the Merger. A condition to the consummation of the Merger is that certain officers and key employees of Informed Access enter into employment agreements and noncompetition agreements with Access Health. See "Approval of the Merger and Related Transactions--Employment Agreements" and "--Non-Competition Agreements." In addition, in the Merger Agreement Access Health has agreed, for the one year period following the Merger, not to terminate the employment of persons employed by Informed Access as of the Effective Time, except for reasonable cause. See "Approval of the Merger and Related Transactions--Employment Matters." Subject to approval of the Option and Bonus Proposal and approval of the Merger by Informed Access' stockholders, all Informed Access Options will become fully vested and exercisable and certain prior performance bonuses aggregating $1.5 million and bonuses related to the completion of the Merger totaling $0.5 million will be paid to certain Informed Access Officers. See "Approval of Option and Bonus Proposal."

  Regulatory Matters. Access Health and Informed Access are aware of no governmental or regulatory approvals required for consummation of the Merger, other than compliance with the federal securities laws and applicable securities laws of the various states. See "Approval of the Merger and Related Transactions--Governmental and Regulatory Approvals."

       SELECTED HISTORICAL AND SELECTED PRO FORMA COMBINED FINANCIAL DATA

  The following selected historical financial information of Access Health and Informed Access has been derived from their respective historical consolidated financial statements and should be read in conjunction with the consolidated financial statements and the notes thereto included herein. Access Health's unaudited historical financial statement data as of and for the nine months ended June 30, 1995 and 1996 and Informed Access' unaudited historical financial statement data as of and for the six months ended June 30, 1995 and 1996 have been prepared on the same basis as the historical information derived from audited financial statements and, in the opinion of Access Health's and Informed Access' management, respectively, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations for such periods. The unaudited Selected Pro Forma Condensed Combined Financial Data are derived from the unaudited Pro Forma Condensed Combined Financial Statements, appearing elsewhere herein, which give effect to the Merger as a pooling of interests, and should be read in conjunction with such pro forma statements and the notes thereto. For the pro forma condensed combined statement of operations data, Access Health's historical results for the nine months ended June 30, 1995 and 1996 and the years ended September 30, 1993, 1994 and 1995 have been combined with Informed Access' historical results for the nine months ended June 30, 1995 and 1996 and the years ended December 31, 1993, 1994 and 1995, respectively, to reflect the Merger as if it had occurred at the beginning of the earliest period presented.

  The pro forma information is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated as of the beginning of the earliest period presented, nor necessarily indicative of the future operating results or financial position of the combined companies. No cash dividends have ever been declared or paid on Access Health Common Stock or Informed Access Common Stock or Preferred Stock.

                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   AS OF OR FOR THE
                                     AS OF OR FOR THE                 NINE MONTHS
                                 YEAR ENDED SEPTEMBER 30,           ENDED JUNE 30,
                          ---------------------------------------- -----------------
       ACCESS HEALTH       1991    1992    1993    1994     1995     1995     1996
       -------------      ------- ------- ------- -------  ------- -------- --------
HISTORICAL CONSOLIDATED
 STATEMENT OF OPERATIONS
 DATA:
 Total revenues.........  $10,102 $12,399 $18,479 $18,629  $31,553 $ 20,954 $ 44,097
 Income (loss) from
  operations............    1,610   1,911   1,640  (4,107)   2,026      333    8,291
 Net income (loss)......    1,014   1,359   1,274  (2,296)   1,540      452    5,612
 Net income (loss) per
  share(1)..............  $  0.14 $  0.16 $  0.13 $ (0.24) $  0.14 $   0.04 $   0.43
HISTORICAL CONSOLIDATED
 BALANCE SHEET DATA:
 Total assets...........  $11,849 $20,812 $24,206 $25,875  $31,129 $ 28,757 $ 73,269
 Working capital........    1,639  11,716  11,568  10,216   10,243   10,349   36,093
 Long-term debt.........    1,206     881   1,039     690      398      489      --
 Total stockholders'
  equity................    5,564  15,689  17,679  19,467   22,030   20,244   58,414

                                        AS OF OR FOR          AS OF OR FOR
                                       THE YEAR ENDED        THE SIX MONTHS
                                        DECEMBER 31,         ENDED JUNE 30,
                                   ------------------------  ----------------
       INFORMED ACCESS              1993    1994     1995     1995     1996
       ---------------             ------  -------  -------  -------  -------
HISTORICAL CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
 Total revenues................... $   47  $   125  $ 2,957  $   558  $ 4,418
 Net loss.........................   (912)  (2,381)  (3,745)  (2,066)  (1,921)
 Pro forma net loss per share(2).. $(0.45) $ (0.66) $ (0.73) $ (0.44) $ (0.34)
HISTORICAL CONSOLIDATED BALANCE
 SHEET DATA:
 Total assets..................... $  749  $ 1,683  $ 5,180  $ 5,970  $ 5,142
 Long-term liabilities............    --        35      133       27    1,040
 Mandatorily redeemable
  convertible preferred stock.....  1,635    3,635   10,635   10,635   10,635
 Total stockholders' deficit...... (1,023)  (3,421)  (7,127)  (5,516)  (9,037)

--------
(1) Share and per share information applicable to prior periods has been restated to reflect a three-for-two stock split effected on February 15, 1996.
(2) Reflects the conversion of the Informed Access Preferred Stock into Informed Access Common Stock on an "as if converted" basis from the time of issuance.

              SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                YEAR ENDED SEPTEMBER 30,    NINE MONTHS ENDED
                               ---------------------------  ------------------
                                                            JUNE 30,  JUNE 30,
                                 1993     1994      1995      1995      1996
                               -------- --------  --------  --------  --------
PRO FORMA CONDENSED COMBINED
 STATEMENT OF OPERATIONS
 DATA(1):
 Total revenue................ $ 18,526 $ 18,754  $ 34,510  $21,583   $49,968
 Income (loss) from
  operations..................      700   (6,526)   (1,892)  (2,669)    5,405
 Net income (loss)............      695   (3,798)     (678)  (1,279)    3,911
 Net income (loss) per share.. $   0.06 $  (0.31) $  (0.05) $ (0.09)  $  0.22
 Shares used in per share
  calculation.................   11,124   12,340    14,172   13,615    18,026

                                                                        JUNE 30,
                                                                          1996
                                                                        --------
PRO FORMA CONDENSED COMBINED BALANCE SHEET DATA(1):
 Cash, cash equivalents and available-for-sale securities.............. $41,753
 Working capital.......................................................  28,488
 Total assets..........................................................  78,411
 Long-term liabilities.................................................   1,040
 Total stockholders' equity............................................  51,512
 Book value per share.................................................. $  3.01

--------
(1) Access Health and Informed Access estimate that they will incur Merger-related expenses of approximately $12 million, consisting primarily of transaction costs for financial advisory fees, attorneys, accountants, and financial printing and one-time charges related to the transaction. Approximately $3.5 million of the Merger related expenses will be paid from escrow to the financial advisors of Informed Access in the form of 64,500 shares of Access Health Common Stock. See "Approval of Merger and Related Transactions--Escrow Fund." This estimate is preliminary and is therefore subject to change. These nonrecurring expenses will be charged to operations in the fiscal quarter in which the Merger is consummated. The Pro Forma Condensed Combined Balance Sheet gives effect to such expenses as if they had been incurred as of June 30, 1996, but the Pro Forma Condensed Combined Statements of Operations do not give effect to such expenses in accordance with Regulation S-X.

    See Pro Forma Condensed Combined Financial Statements and the notes thereto included elsewhere herein.

                           COMPARATIVE PER SHARE DATA

  The following tables set forth certain historical per share data of Access Health and Informed Access and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling-of-interests basis assuming the issuance of .80 of a share of Access Health Common Stock for each outstanding share of Informed Access Capital Stock. The Exchange Ratio above assumes that the transaction was consummated on June 30, 1996. The actual number of shares of Access Health Common Stock to be exchanged for all of the outstanding Informed Access Capital Stock will be determined at the Effective Time based on the capitalization of Informed Access at the Effective Time. The following data should be read in conjunction with the Selected Historical Financial Data, the Selected Pro Forma Condensed Combined Financial Data, the Pro Forma Condensed Combined Financial Statements and the separate historical financial statements of Access Health and Informed Access included elsewhere herein. The unaudited pro forma combined per share data are not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the earliest period presented and should not be construed as representative of future operations. No cash dividends have ever been declared or paid on Access Health Common Stock or Informed Access Preferred Stock.

                                          AS OF OR          AS OF OR FOR THE
                                     FOR THE YEAR ENDED     NINE MONTHS ENDED
                                       SEPTEMBER 30,            JUNE 30,
                                    ----------------------  ------------------
                                     1993    1994    1995     1995      1996
                                    ------  ------  ------  --------  --------
HISTORICAL--ACCESS HEALTH:
 Net income (loss) per share......  $ 0.13  $(0.24) $ 0.14  $   0.04  $   0.43
 Book value per share(1)..........                  $ 2.16            $   4.66
                                          AS OF OR          AS OF OR FOR THE
                                     FOR THE YEAR ENDED     NINE MONTHS ENDED
                                        DECEMBER 31,            JUNE 30,
                                    ----------------------  ------------------
                                     1993    1994    1995     1995      1996
                                    ------  ------  ------  --------  --------
HISTORICAL--INFORMED ACCESS(6):
 Pro forma net loss per share.....  $(0.45) $(0.66) $(0.73) $  (0.66) $  (0.50)
 Pro forma book value per
  share(1)........................                  $ 0.62            $   0.28
                                          AS OF OR          AS OF OR FOR THE
                                     FOR THE YEAR ENDED     NINE MONTHS ENDED
                                       SEPTEMBER 30,            JUNE 30,
                                    ----------------------  ------------------
                                     1993    1994    1995     1995      1996
                                    ------  ------  ------  --------  --------
UNAUDITED PRO FORMA COMBINED NET
 INCOME (LOSS) PER SHARE(2)(3):
 Pro forma net income (loss) per
  Access Health share.............  $ 0.06  $(0.31) $(0.05) $  (0.09) $   0.22
 Equivalent pro forma net income
  (loss) per Informed Access
  share(4)........................  $ 0.05  $(0.25) $(0.04) $  (0.07) $   0.18
UNAUDITED PRO FORMA COMBINED BOOK
 VALUE PER SHARE(1)(3):
 Pro forma book value per Access
  Health share....................                                    $   3.01
 Equivalent pro forma book value
  per Informed Access
  share(4)(5).....................                                    $   2.41

--------
(1) Historical book value per share is computed by dividing stockholders' equity for Access Health and Informed Access by the number of shares of common stock outstanding at the end of each period for Access Health and Informed Access, respectively. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of the period.
(2) This table combines financial information of Access Health for the fiscal years ended September 30, 1993, 1994 and 1995 and the nine months ended June 30, 1995 and 1996 with the financial information of Informed Access for the years ended December 31, 1993, 1994 and 1995 and the nine months ended June 30, 1995 and 1996, respectively.
(3) Access Health and Informed Access estimate that they will incur Merger-related expenses of approximately $12 million, consisting primarily of transaction costs for financial advisory fees, attorneys, accountants and financial printing and other one-time charges related to the transaction. Approximately $3.5 million of the Merger-related expenses will be paid from escrow to the financial advisors of Informed Access in the form of 64,500 shares of Access Health Common Stock. See "Approval of Merger and Related Transactions--Escrow Fund." The pro forma combined balance sheet data gives effect to such expenses as if they had been incurred as of June 30, 1996; however in accordance with Regulation S-X, the pro forma condensed combined statements of operations do not give effect to such expenses. The pro forma financial information includes pro forma adjustments to reflect the combined tax liability as if Access Health and Informed Access had filed consolidated income tax returns. As a result, combined income tax expense has been reduced by $333,000, $879,000, $1,527,000, $1,198,000, and
    $1,133,000 for the years ended September 30, 1993, 1994, and 1995 and the nine months ended June 30, 1995 and 1996, respectively.
(4) The unaudited equivalent Informed Access pro forma per share amounts are calculated by multiplying the Access Health combined pro forma per Access Health share amounts by the Exchange Ratio.
(5) The pro forma combined balance sheet data gives effect to the conversion of Informed Access redeemable Preferred Stock into 3,654,448 shares of Access Health Common Stock based on the estimated exchange ratio.
(6) Reflects the conversion of the Informed Access Preferred Stock to Informed Access Common Stock on an "as if converted" basis from the time of issuance.

                                 RISK FACTORS

  The following factors should be considered carefully in evaluating the proposals to be voted upon by the stockholders of Access Health and Informed Access and in evaluating an investment in the Access Health Common Stock offered hereby. For periods following the Merger, references to the products, business, results of operations or financial condition of Access Health should be considered to refer to Access Health and its subsidiaries, including Informed Access, unless the context otherwise requires.

RISKS RELATED TO THE MERGER

  Uncertainties Relating to Integration of Operations. Access Health and Informed Access have entered into the Merger Agreement with the expectation that the Merger will result in beneficial synergies for the combined companies. See "Approval of the Merger and Related Transactions--Access Health's Reasons for the Merger" and "--Informed Access' Reasons for the Merger." Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' businesses is achieved in an efficient, effective and timely manner, and there can be no assurance that this will occur. The successful combination of the two companies will require, among other things, the timely integration of the companies' respective product and service offerings, coordination of their respective sales and marketing and research and development efforts and integration of the companies' respective telecommunications systems. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. There can be no assurance that integration will be accomplished smoothly, on time or successfully. Integrating the operations of the two companies could have a material adverse effect on Access Health's business. For example, the process could (i) interrupt Access Health's business, (ii) divert management attention, (iii) place further pressure on Access Health's officers; and (iv) result in additional administrative expense. Failure to effectively accomplish the integration of the two companies' operations could have a material adverse effect on Access Health's business, results of operations and financial condition.

  Potential Dilutive Effect to Stockholders. The companies believe that beneficial synergies will result from the Merger; however, there can be no assurance that the combining of the two companies' businesses, even if achieved in an efficient, effective and timely manner, will result in combined results of operations and financial condition superior to what would have been achieved by each company independently, including the results of operations which each company could have achieved independently in the same period of time. The issuance of Access Health Common Stock in connection with the Merger is expected to have the effect of initially reducing Access Health's net income per share and could reduce the market price of Access Health Common Stock.While the transaction is expected to be accretive for fiscal 1997, the degree of such accretion, if any, will depend on revenue growth, cost savings and/or other business synergies sufficient to offset the effect of such stock issuance. There can be no assurance that such synergies will be achieved. In addition, there can be no assurance that stockholders of Informed Access would not achieve greater returns on investment if Informed Access were to remain an independent company.

  Risks Associated with Fixed Exchange Ratio. Under the terms of the Merger Agreement, each share of Informed Access Capital Stock issued and outstanding at the Effective Time will be converted into the right to receive a fraction of a share of Access Health Common Stock. The Merger Agreement does not contain any provisions for adjustment of the Exchange Ratio based on fluctuations in the price of Access Health Common Stock on the Nasdaq National Market. Accordingly, the value of the consideration to be received by stockholders of Informed Access upon the Merger will depend on the market price of the Access Health Common Stock at the Effective Time. On September 3, 1996, the date the Merger Agreement was signed, the closing price of the Access Health Common Stock on the Nasdaq National Market was $54.25. There can be no assurance that the market price of the Access Health Common Stock on and after the Effective Time will not be lower than such price. See "--Volatility of Access Health Stock Prices."

  Substantial Expenses Resulting from the Merger. The combined companies' results of operations will be adversely affected by Merger-related expenses, consisting primarily of nonrecurring transaction costs of financial advisors, attorneys, accountants, financial printing and other related charges estimated to be approximately $12.0 million. These costs will be charged to operations in, and will therefore negatively impact operating results for, the fiscal quarter in which the Merger is consummated. Although the companies do not believe that the costs will exceed these estimates, there is no assurance that these estimates are correct or that unanticipated contingencies will not occur that will substantially increase the costs of combining the operations of the two companies or will result in a material adverse affect on the results of operations of Access Health in future periods.

  Shares Eligible for Future Sale. If the Merger is consummated, Access Health will issue to securityholders of Informed Access an aggregate of approximately 5,375,000 shares of Access Health Common Stock (of which 64,500 shares are to be distributed from Escrow to the financial advisors of Informed Access in payment of financial advisory fees in connection with the Merger) based on the number of shares of Informed Access Capital Stock outstanding as of September 15, 1996. Substantial sales of such shares of Access Health Common Stock could occur after the Merger. Immediately upon consummation of the Merger, approximately 1,119,860 of such shares will be freely tradeable. Following publication of financial results covering 30 days of post-Merger combined operations, an additional 3,562,103 shares issued in the Merger to persons who may be deemed affiliates of Informed Access could be publicly sold pursuant to Rule 145 under the Securities Act, subject to the volume and other limitations thereof. In addition, based on the number of Informed Access options and warrants outstanding on September 15, 1996, approximately 693,037 additional shares of Access Health Common Stock will be reserved for issuance to holders of Informed Access options and warrants to be assumed by Access Health in the Merger. Future sales of a substantial number of such shares of Access Health Common Stock could adversely affect or cause substantial fluctuations in the market price of Access Health Common Stock.

RISKS RELATED TO THE BUSINESS AND OPERATIONS OF ACCESS HEALTH AND INFORMED
ACCESS

  Fluctuations in Financial Results. During fiscal 1993 and 1994 Access Health incurred significant expenses related to the start-up of its PHA product, including the hiring and training of personnel and the expansion of its operational infrastructure and sales and marketing programs. Because revenues from PHA were not sufficient to cover these start-up expenses, operating losses were sustained in fiscal 1994 and the first quarter of fiscal 1995. Access Health returned to profitability in the second quarter of fiscal 1995 and achieved increased profitability in each quarter thereafter as additional members have been enrolled in PHA.

 Similarly, Informed Access has incurred significant costs and losses from its inception in 1991 through the current period. Such losses have been attributable to the development of its FirstHelp products and services as well as expenses associated with start up, hiring and training of personnel, infrastructure expansion and sales and marketing programs. There can be no assurance that revenues and profitability from the combined companies will continue to increase in future periods. In addition, Access Health expects to incur substantial costs in connection with the Merger, estimated to be approximately $12.0 million, which will be charged to operations in, and will therefore negatively impact operating results for, the fiscal quarter in which the Merger is consummated. Informed Access has incurred significant expenses and operating losses for each of the past three years and for the six months ended June 30, 1996. While Informed Access has significantly increased its revenue and expects to achieve profitability by the end of 1996, there can be no assurance that Informed Access' revenues will continue to increase or that Informed Access will achieve and sustain profitability.

  Following the Merger, Access Health may incur significantly increased sales, marketing and promotional expenses in future periods, and may devote additional resources to the further development of PHA, Informed Access' FirstHelp system or other new products. To the extent that Access Health incurs increased expenses, Access Health's operating results will be adversely affected unless revenues and operating margins increase sufficiently to offset such expenditures. Access Health believes that the combined company could achieve operating results superior to what would have been achieved by each company independently and further believes that such improved results could be achieved during Access Health's 1997 fiscal year and for future fiscal years.

However, such improved operating results depend on continued growth of both companies' customer bases, including increasing the membership enrollment and retaining existing customers and obtaining new contracts, controlling operating expenses, and achieving operating synergies that reduce the expenses of the combined companies as well as other business risks discussed herein. There can be no assurance as to whether or when Access Health will achieve improved operating results. See "Access Health's Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Informed Access' Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Ability to Secure Additional Contracts and Expand and Retain Existing Contracts. Access Health's ability to sustain and grow its business and improve its results of operations is largely dependent on its continuing ability to secure contracts with new customers and to retain and expand contracts with existing customers. After an initial term of approximately one to four years, contracts generally can be terminated upon 60 to 180 days notice to Access Health. In addition, Access Health's customer contracts periodically come up for renewal and may also be renegotiated. For example, in June 1995 Access Health renegotiated a PHA contract with an existing customer which reduced the minimum number of enrolled members required under the contract, and renegotiated two contracts for two other clients for health systems services. One of Access Health's three largest contracts is up for renewal in fiscal 1997, and two are up for renewal in fiscal 1998. In addition, Access Health's success in securing new contracts and retaining existing contracts may be adversely affected by factors outside of Access Health's control, such as government regulatory action or adverse publicity. For example, certain of Access Health's contracts could be subject to early termination by its customers if Access Health were not in compliance with any applicable government regulation. See "--Dependence on Principal Contracts," "--Product Development; Technology Change," "--Government Regulation" and "Access Health Business--Principal Customers."

  Dependence on Principal Contracts. A significant portion of Access Health's and Informed Access' revenues are generated by a limited number of customers. Access Health's three largest customers accounted for approximately 17.2%, 12.2%, and 11.6% of its total revenues for the nine months ended June 30, 1996. Informed Access' three largest customers accounted for 20%, 14% and 10% of its total revenues for 1995. These contracts are periodically up for renewal and renegotiation and may be subject to early termination in certain circumstances. The termination, non-renewal or renegotiation of any of such agreements could have a material adverse effect on Access Health's business, results of operation and financial condition. See "--Ability to Secure Additional Contracts and Expand and Retain Existing Contracts," "Access Health Business--Principal Customers" and "--Government Regulation."

  Volatility of Access Health Stock Price. The market for Access Health's Common Stock is highly volatile. The trading price of Access Health's Common Stock is subject to wide fluctuations in response to a variety of factors, including: (i) quarterly variations in operating and financial results; (ii) the signing or loss of a major contract; (iii) announcements of new products or service offerings by Access Health or its competitors; (iv) changes in prices of Access Health's or its competitors' products and services; (v) changes in the revenue and operating income and revenue and operating income growth rates for Access Health; (vi) changes in governmental regulation; and
(vii) general conditions in the health care industry and the economy, as well as other events or factors. Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the market in which Access Health does business or relating to Access Health specifically have resulted, and could in the future result, in an immediate and adverse effect on the market price of Access Health's Common Stock. Statements by financial or industry analysts regarding the extent of the dilution in Access Health's net income per share resulting from the Merger and the extent to which and timing when such analysts expect potential operational efficiencies to offset such dilution can be expected to contribute to volatility in the market price of Access Health Common Stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many health care companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of Access Health Common Stock.

  Competition. The market for Access Health's products and services is highly competitive. There are a number of competitors that offer products or services that compete with some or all of those offered by Access Health. Existing and potential clients may also evaluate Access Health's products or services against the cost of internally developed programs. Increased competition could result in pricing pressure and margin erosion. In its existing business and as Access Health offers new products or services, or enters new markets, it may face increased competition from competitors, some of which may have substantially greater financial, marketing and technical resources than Access Health. There can be no assurance that Access Health will continue to compete successfully with its existing competitors or will be able to compete successfully with new competitors. See "Access Health Business--Competition."

  Product Development; Technological Change. The health care industry has undergone significant changes in recent years, and changes are expected to continue. Containing health care costs has become a national priority in the United States. As a result, the health care industry has become increasingly dominated by managed health care plans, causing cost containment pressure to rise. Access Health's personal health management products and services and Informed Access' health care coordination products and services were developed in response to industry demand for products which could help contain health care costs. Continued change in the health care industry and pressure to continually upgrade and enhance its products and services may cause Access Health to incur significant product development expenses. Access Health and Informed Access will need to upgrade and enhance their products and services on a continual basis in order to remain competitive. For example, Access Health and Informed Access will each need to add protocols and clinical algorithms to their products on an ongoing basis in order to provide their customers with current clinical information, new modules and advanced features. In addition, Access Health and Informed Access may also be required to do additional development work to permit the implementation of their respective products with increasingly larger customer bases. As part of this ongoing development process, Access Health and Informed Access may each conduct large scale upgrades which have a significant impact on their respective products. For example, Informed Access is currently developing a new generation of the FirstHelp system to provide enhanced features, flexibility and scalability. There can be no assurance that continued industry change will not adversely affect Access Health's ability to compete or that Access Health and Informed Access will be able to complete their product development efforts in a timely and efficient manner or that the Access Health and Informed Access products and services will achieve ongoing market acceptance.

  Government Regulation. The health care industry is subject to extensive and evolving government regulation at both the federal and state level relating to many aspects of Access Health's and its clients' businesses in use of Access Health's programs, including the provision of health care services, teleservicing, health care referral programs, and health maintenance organizations and other similar plans. These statutes and regulations in many cases predate the development of telephone-based health care information services and other interstate transmission and communication of medical information and services. The literal language of certain of these statutes and regulations governing the provision of health care services, including the practice of nursing and the practice of medicine, could be construed by regulatory authorities to apply to certain of Access Health's activities including without limitation teleservicing activities which use Arizona, California, Colorado and Illinois registered nurses to provide out-of-state personal health care management services such as nursing assessment and counseling and information regarding appropriate health care providers and treatment time frames. These statutes and regulations could also apply to certain activities of Access Health's health care service customers when operating Access Health's programs. Access Health has not been made, nor is it aware that any of its clients with respect to operation of Access Health's programs, or its nurse employees or any other organization providing out-of-state teleservicing have ever been made, the subject of such requirements by a regulatory authority. In addition, the literal language of the statutes and regulations governing health maintenance organizations and other plans that provide or arrange for the provision of health care services for a prepaid or periodic charge could be construed by regulatory authorities to apply to certain activities of Access Health that are provided on a per-member, per-month basis. Access Health has not been made, nor is it aware that any other company providing teleservicing has ever been made, the subject of such requirements by a regulatory authority. However, if regulators seek to enforce any of the foregoing statutory and regulatory requirements, Access Health, its employees and/or its clients could be required to obtain additional licenses or registrations, to modify or curtail the operation of Access Health's programs, to modify the method of payment for Access Health's programs, or to pay fines or incur other penalties.

  The payment of remuneration to induce the referral of health care business has been the subject of increasing governmental and regulatory focus in recent years including the federal anti-kickback statute, which provides criminal and civil penalties for individuals or entities that knowingly and willfully offer, pay, solicit or receive remuneration in order to induce referrals for items or services for which payment may be made under the Medicare and Medicaid programs and certain other government-funded programs. A number of states in which Access Health operates have anti-kickback statutes similar to the federal statute which may apply to government and non-government payment programs as well as statutory and regulatory requirements governing referral agencies and regulating franchising and business opportunity ventures. In addition, the federal government and a number of states have enacted statutes which contain outright prohibitions on referrals for specified services which are made by referring providers who have an ownership interest in, or compensation arrangement with, the entity to which the referral is made. If Access Health or the use of its products and services were to be found in violation of any of the foregoing statutes or regulations, Access Health or its clients could be required to modify or curtail the operation of Access Health's programs, or to pay fines or incur other penalties, and Access Health's clients could be excluded from participation in the Medicare and Medicaid programs and could be precluded from charging fees and obtaining reimbursement for specified services.

  There can be no assurance that Access Health or the use of its products and services will not be subject to review or challenge by government regulators under any of the foregoing statutes and regulations that apply to health care services and products. In addition, additional laws and regulations could be enacted in the future that would regulate Access Health or the use of its products and services. Any government investigative or enforcement actions with respect to Access Health or the use of its products or services could generate adverse publicity irrespective of the final outcome, and could have a material adverse effect on Access Health. See "Access Health Business-- Government Regulation."

  Management of Growth. Both Access Health and Informed Access have experienced rapid growth in recent years. Continued rapid growth may place a significant strain on Access Health's management, telecommunications systems, operational infrastructure, working capital and financial and management control systems. In order for Access Health and Informed Access to manage their respective client bases successfully, management will be required to anticipate the changing demands of their growing operations and to adopt systems and procedures accordingly. Failure to effectively implement or maintain such systems and controls could adversely affect Access Health's business, results of operation and financial condition. Further, there can be no assurance that Access Health's current information systems, telecommunications systems and operational infrastructure will be adequate for its future needs, or that Access Health will be successful in implementing new systems. Failure to upgrade its information systems, telecommunications systems and operational infrastructure or unexpected difficulties encountered with these systems during expansion could adversely affect Access Health's business, financial condition and results of operations.

  Key Personnel. Access Health's success depends in part on the continued contributions of both companies' key management and technical personnel. While Access Health key employees do not generally enter into employment or noncompetition agreements, certain key employees of Informed Access have entered into non-competition agreements and employment agreements in connection with the Merger. The loss of the services of one or more of these employees could have a material adverse affect on Access Health. See "Approval of the Merger and Related Transactions--Employment Agreements; Employment Matters" and "--Non-Competition Agreements." The success of Access Health also depends on Access Health's ability to attract and retain other qualified technical, managerial, sales and marketing personnel. The competition for such personnel is intense in the health care industry. Uncertainty during integration of the two companies' businesses may adversely affect the combined companies' ability to attract and retain such personnel. See "--Uncertainties Relating to Integration of Operations."

  Risk Management. In recent years, participants in the health care industry, including physicians, nurses and other health care professionals, have been subject to an increasing number of lawsuits alleging malpractice, product liability and related legal theories, many of which involve large claims and significant defense costs. Due to the nature of its business, Access Health could become involved in litigation regarding the telephone information given by its registered nurses or those of its licensees with the risk of adverse publicity, significant defense costs and substantial damage awards. Access Health has not adopted policies and procedures intended to reduce the risk of claims, and, to date, Access Health has not been the subject of any claim involving either clinical assessment systems, the operation of teleservicing centers or the operation by hospital clients of on-site call centers. However, there can be no assurance that claims will not be brought against Access Health. Even if such claims ultimately prove to be without merit, defending against them can be time consuming and expensive, and any adverse publicity associated with such claims could have a material adverse effect on Access Health's business, results of operations and financial condition.

  While Access Health maintains professional liability insurance, there can be no assurance that claims in excess of Access Health's insurance coverage will not arise or that all claims would be covered by such insurance. In addition, although Access Health has not experienced difficulty in obtaining insurance coverage in the past, Access Health expects to seek increased insurance coverage as its business grows. There can be no assurance that Access Health will be able to maintain existing insurance coverage or obtain increased coverage on acceptable terms or at all. See "Access Health Business--Risk Management."

  Risks Associated with Call Center Operations. Access Health maintains member service and data centers ("call centers") in Rancho Cordova, California; Chicago, Illinois; Phoenix, Arizona and Broomfield, Colorado (as of the Effective Time). Access Health's operations depend on the adequate functioning of the computer and telephone systems in its call centers. Although Access Health has taken precautions to provide for power, computer, and telephone systems redundancy, there can be no assurance that a fire or other disaster affecting the centers or an equipment failure would not disable Access Health's systems for a significant period of time. Any significant damage to Access Health's facilities or an equipment failure could have a material adverse effect on Access Health's results of operations. The integration of Informed Access and Access Health's continued rapid growth may place significant strain on Access Health's telecommunications systems. Access Health's current telecommunications infrastructure will not be adequate for its future needs and Access Health will need to continue to expand such infrastructure to support its continued revenue growth. See "--Uncertainties Relating to Integration of Operations" and "--Management of Growth."

  Limitations on Protection of Proprietary Rights. Access Health regards its software, clinical nursing assessment protocols and marketing and program operation materials as proprietary and attempts to protect its intellectual property with copyrights, trademarks, trade secret laws and restrictions on disclosure, copying and transferring title. Access Health has no patents. Informed Access holds one issued United States patent which covers a number of inventions including the structure, use and process of its clinical decision architecture ("CDA") and clinical database and certain capabilities of the provider profiler product. There can be no assurance that competitors, some of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with Access Health's ability to make, use or sell its products either in the United States or in international markets. Furthermore, the laws of certain foreign countries do not protect Access Health's intellectual property rights to the same extent as do the laws of the United States. Litigation or regulatory proceedings, which could result in substantial cost and uncertainty to Access Health, may also be necessary to enforce Access Health's intellectual property rights or to determine the scope and validity of other parties' proprietary rights. It is also possible that Access Health may need to acquire licenses to, or contest the validity of, issued or pending patents of third parties relating to Access Health's technology. There can be no assurance that any of such licenses would be made available to Access Health on acceptable terms, if at all, or that Access Health, if it were to contest the validity of any issued or pending patents, would prevail. In addition, Access Health could incur substantial costs in defending itself in suits brought against Access Health on its patents or in bringing suits against third parties to enforce Access Health's proprietary rights including patents. Access Health also relies on copyright, trademarks, trade secret laws and restrictions on disclosure, copying and transferring title. Despite Access Health's precautions, it may be possible for unauthorized third parties to copy aspects of Access Health's products or to obtain and use information that Access Health regards as proprietary. Existing copyright laws afford only limited practical protection. In addition, the laws of some foreign countries do not protect Access Health's proprietary rights to the same extent as do the laws of the United States, which could be a factor if Access Health expands into markets outside the United States.

  Future Acquisitions. Access Health intends to evaluate future acquisitions of complementary product lines and businesses as part of its business strategy. Future acquisitions by Access Health may result in potentially dilutive issuances of equity securities, the use of Access Health's cash resources, the incurrence of additional debt and increased goodwill, intangible assets and amortization expense which could negatively impact Access Health's profitability. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations and products of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which Access Health has no or limited direct prior experience, and the potential loss of key employees of the acquired company.

                                 INTRODUCTION

  This Proxy Statement/Prospectus and Consent Solicitation Statement (i) is furnished in connection with the solicitation of proxies by the Access Health Board to be used at the Access Health Meeting and (ii) is furnished to holders of Informed Access Capital Stock in connection with the solicitation of written consents by the Informed Access Board of Directors to consider and vote upon the matters set forth in the Informed Access Written Consent. This Proxy Statement/Prospectus and Consent Solicitation Statement is also furnished by Access Health to Informed Access stockholders in connection with the issuance of shares of Access Health Common Stock in connection with the Merger described herein.

  The information set forth herein concerning Access Health has been furnished by Access Health and the information set forth herein concerning Informed Access has been furnished by Informed Access.

                             ACCESS HEALTH MEETING

DATE, TIME AND PLACE OF ACCESS HEALTH MEETING

  The Access Health Meeting will be held on   , November  , 1996 at 9:00 a.m.,
local time, at Access Health's executive offices located at 11020 White Rock Road, Rancho Cordova, California 95670.

PURPOSES OF ACCESS HEALTH MEETING

  The purpose of the Access Health Meeting is to consider and vote upon the approval of the issuance of shares of Access Health Common Stock pursuant to the terms of the Merger Agreement. As a result of the Merger, all outstanding shares of Informed Access Capital Stock will be converted into shares of Access Health Common Stock and all outstanding options and warrants to acquire Informed Access Capital Stock will become options and warrants to acquire Access Health Common Stock. See "Approval of the Merger and Related Transactions--Manner and Basis of Converting Shares."

  Additional purposes of the Access Health Meeting are to consider and vote upon (i) a proposal to approve and adopt the Certificate Amendment, which increases the authorized number of shares of Access Health Common Stock from 30,000,000 to 75,000,000 shares, and (ii) a proposal to ratify and approve the Incentive Plan Amendment, which increases the number of shares available for options under the plan by 1,000,000 shares.

RECORD DATE AND OUTSTANDING SHARES

  Only stockholders of record of Access Health Common Stock at the close of business on October 15, 1996 (the "Access Health Record Date") are entitled to notice of, and to vote at, the Access Health Meeting. As of the Access Health
Record Date, there were approximately   stockholders of record holding an
aggregate of    shares of Access Health Common Stock.

VOTE REQUIRED; QUORUM

  Because the number of shares of Access Health Common Stock to be issued or reserved for issuance in connection with the Merger will exceed 20% of the number of shares of Access Health Common Stock outstanding prior to the Merger, approval by a majority of the votes cast at the Access Health Meeting of the issuance of the Access Health Common Stock pursuant to the Merger Agreement is required under the rules of the Nasdaq National Market. If a majority of the votes cast at the Access Health Meeting do not approve such issuance, the Merger will not be consummated. In such event, Access Health will be obligated to pay a termination fee of $5 million to Informed Access. In addition, the approval of the Certificate Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Access Health Common Stock, and the approval of the Incentive Plan Amendment requires the affirmative vote of a majority of the Access Health Common Stock present in person or represented by proxy and voting at the Access Health Meeting. Each stockholder of record of Access Health Common Stock on the Access Health Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders of Access Health at the Access Health Meeting.

  The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Access Health Common Stock entitled to vote at the Access Health Meeting will constitute a quorum. If an executed Access Health proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the Access Health Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters (a"broker non-vote"), such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the votes cast with respect to such matter. Absentions and broker non-votes will have no effect on the proposal to approve the Merger or the Incentive Plan Amendment, but will have the effect of a vote against the Certificate Amendment.

  Certain holders of Access Health Common Stock have entered into Affiliate Agreements with Access Health, pursuant to which each such holder has agreed to vote (i) in favor of approval of the issuance of the shares of Access Health Common Stock pursuant to the Merger Agreement and (ii) against (among other things) approval of any proposal made in opposition to or competition with consummation of the issuance of shares in connection with the Merger. In addition, each such holder has granted pursuant to such holder's Affiliate Agreement, to each director on the Board of Directors of Access Health, an irrevocable proxy to vote shares as aforesaid. These shares of Access Health Common Stock subject to the Affiliate Agreements represent 5.4% of the votes entitled to be cast by holders of shares of Access Health Common Stock as of the Access Health Record Date.

VOTING OF PROXIES

  All shares of Access Health Common Stock that are entitled to vote and are represented at the Access Health Meeting either in person or by properly executed proxies received prior to or at the Access Health Meeting and not duly and timely revoked will be voted at the Access Health Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted for the approval of the issuance of shares of Access Health Common Stock pursuant to the Merger Agreement, for approval of the Certificate Amendment and for approval of the Incentive Plan Amendment.

  If any other matters are properly presented for consideration at the Access Health Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the Access Health Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Access Health at or before the taking of the vote at the Access Health Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Access Health, before the taking of the vote at the Access Health Meeting or (iii) attending the Access Health Meeting and voting in person (although attendance at the Access Health Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Access Health, Inc. at 11020 White Rock Road, Rancho Cordova, California 95670, Attention: Secretary, or hand-delivered to the Secretary of Access Health, in each case at or before the taking of the vote at the Access Health Meeting.

SOLICITATION OF PROXIES; EXPENSES

  The cost of the solicitation of Access Health stockholders will be borne by Access Health. Proxies may be solicited by certain Access Health directors, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Following the original mailing of the proxies and other soliciting materials, Access Health will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Access Health Common Stock and request authority for the exercise of proxies. In such cases, Access Health, upon the request of the record holders, will reimburse such record holders for their reasonable expenses. Access Health has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies at a cost of approximately $4,000, plus customary expenses.

       SOLICITATION OF WRITTEN CONSENTS OF INFORMED ACCESS STOCKHOLDERS

PURPOSES OF THE INFORMED ACCESS WRITTEN CONSENT

  The purpose of the Informed Access Written Consent is to consider and vote by written consent upon (i) approval of the Merger Agreement and (ii) approval of the Option and Bonus Proposal.

RECORD DATE AND OUTSTANDING SHARES

  Only stockholders of record of Informed Access Capital Stock at the close of business on October 15, 1996 (the "Informed Access Record Date") are entitled to notice of, and to vote by, the Informed Access Written Consent. As of the Informed Access Record Date, there were 16 stockholders of record holding an aggregate of approximately 1,142,750 shares of Informed Access Common Stock and 18 stockholders of record holding an aggregate of approximately 4,628,061 shares of Informed Access Preferred Stock.

VOTE REQUIRED

  Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of (i) a majority of the outstanding Informed Access Common Stock and Informed Access Preferred Stock voting together as a single class, and (ii) 60% of the outstanding Informed Access Preferred Stock voting separately as a single class. Each of the bonus payments and option accelerations submitted for approval as part of the Option and Bonus Proposal must be approved by the affirmative vote of more than 75% of the outstanding Informed Access Common Stock and Preferred Stock excluding any shares held by persons who have an interest in the particular item submitted for stockholder approval. Each stockholder of record of Informed Access Common Stock and Informed Access Preferred Stock on the Informed Access Record Date is entitled to one vote per share on each matter properly submitted for the vote of the stockholders of Informed Access by the Informed Access Written Consent.


  Certain holders of Informed Access Common Stock and Informed Access Preferred Stock have entered into Affiliate/Voting Agreements with Access Health, pursuant to which each such holder has agreed to vote (i) in favor of approval of the Merger Agreement and (ii) against (among other things) approval of any proposal made in opposition to or in competition with consummation of the Merger. In addition, each such holder has granted pursuant to the Affiliate/Voting Agreements, to each director on the Board of Directors of Access Health, an irrevocable proxy to vote shares as aforesaid and to exercise other rights including the execution and delivery of written consents with respect to such shares. The shares of Preferred Stock subject to the Affiliate/Voting Agreements represent 73.3% of the votes entitled to be cast by holders of shares of Informed Access Common Stock and Preferred Stock voting together as one class as of the Informed Access Record Date and 75.1% of the votes entitled to be cast by holders of shares of Informed Access Preferred Stock. THE VOTE IN ACCORDANCE WITH THE AFFILIATE/VOTING AGREEMENTS OF THE SHARES OF INFORMED ACCESS COMMON STOCK AND INFORMED ACCESS PREFERRED STOCK SUBJECT TO THE AFFILIATE/VOTING AGREEMENTS WILL BE SUFFICIENT TO APPROVE AND ADOPT THE MERGER AGREEMENT BY THE INFORMED ACCESS STOCKHOLDERS.

WRITTEN CONSENT SOLICITATION; EXPENSES

  Informed Access stockholders are requested to complete, sign, date and return promptly the enclosed Informed Access Written Consent in the postage-prepaid envelope provided for the purpose of voting "FOR" approval of the Merger Agreement and "FOR" approval of the Option and Bonus Proposal. FAILURE TO RETURN THE INFORMED ACCESS WILL HAVE THE PRACTICAL EFFECT OF VOTING AGAINST THE APPROVAL OF THE MERGER AGREEMENT AND AGAINST APPROVAL OF THE OPTION AND BONUS PROPOSAL SINCE SUCH FAILURE WOULD RESULT IN ONE LESS VOTE FOR SUCH APPROVALS.

  The cost of the solicitation of the written consent of Informed Access stockholders will be borne by Informed Access. Consents may be solicited by certain Informed Access directors, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

APPRAISAL RIGHTS

  Stockholders of Informed Access who do not vote by written consent in favor of the Merger may, under certain circumstances and by following procedures prescribed by Section 262 of the DGCL, exercise appraisal rights and receive cash for their shares of Informed Access Capital Stock. A dissenting stockholder of Informed Access must follow the appropriate procedures under Delaware law or suffer the termination or waiver of such rights. See "Approval of the Merger and Related Transactions--Delaware Appraisal Rights."

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

  The following discussion summarizes the proposed Merger and related transactions. The following is not, however, a complete statement of all provisions of the Merger Agreement and related agreements. Detailed terms of and conditions to the Merger and certain related transactions are contained in the Merger Agreement, a conformed copy of which is attached to this Proxy Statement/Prospectus and Consent Solicitation Statement as Annex A. Statements made in this Proxy Statement/Prospectus and Consent Solicitation Statement with respect to the terms of the Merger and such related transactions are qualified in their respective entireties by reference to, and holders of Access Health Common Stock and Informed Access Capital Stock are urged to read, the more detailed information set forth in the Merger Agreement and the other documents annexed hereto.

ACCESS HEALTH'S REASONS FOR THE MERGER

  The Access Health Board has unanimously approved the Merger Agreement and the Merger, has determined that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, Access Health and its stockholders and therefore unanimously recommends that the holders of Access Health Common Stock vote in favor of approval of the issuance of Access Health Common Stock pursuant to the Merger Agreement.

  In reaching its determination to approve the Merger Agreement and the transactions contemplated thereby, the Access Health Board has identified the following potential benefits of the Merger that it believes will contribute to the success of the combined company:

  . Create the Preeminent Personal Health Information Company. The Merger is expected to enable the combined company to become the largest, most diversified personal health information company.

  . Opportunity to Establish Industry Standards. The combined company's experience, clinical assessment methodologies, technology, health care information databases and membership base will help it to endeavor to establish its products as standards in the growing personal health information market.

  . Expanded Customer Base. The combined company is expected to be able to leverage Informed Access' relationships in the managed care sector and Access Health's strength in the health plan, consumer and employer markets to achieve a leading market position in each of its target customer groups.

  . Leverage Informed Access' Clinically-Oriented Database to Enhance Product Offerings. By cross-marketing Informed Access' clinically-oriented, managed care focused products with Access Health's consumer-focused platform, the combined company may provide its customers with a broader, more complete product solution.

  . Leverage Compatible Technology Platforms. Access Health's new, state-of-the-art information systems platform is compatible with Informed Access' clinical applications, which should facilitate the integration of the companies.

  . Leverage Call Center Capacity. The combined companies will have four call centers, which are expected to position the Company to better manage growth, provide better service and achieve operating efficiencies.

  . Accelerate Brand Recognition Initiatives. The combined company's product portfolio and market position is expected to provide the opportunity to achieve stronger brand recognition for each of its programs and is expected to facilitate new product extensions.

  . Accelerate and Refine Forms of Media. The combined company is expected to be better positioned to (i) refine existing telephone-based, software, broadcasting, and printed forms of media distribution and
     (ii) further develop on-line initiatives and other forms of media.

  .  Opportunity to Reduce Duplicative Investments and Pursue New
     Opportunities.The combined company is expected to have a more focused and coordinated research and development program which should reduce investment requirements and provide the opportunity for the combined company to pursue new product opportunities.

  . Develop the Premier Personal Health Database in the World. The combined company will have a database of aggregated health care information covering over 15 million clients which is expected to present opportunities for other value-added applications.

  . Expand Management Resources. The integrated management team is expected to possess expanded expertise to manage the development of each of its growing segments with particular emphasis on managed care, health plans, employers, direct-to-consumer, and international sectors.

  . Utilize Access Health's Infrastructure and Experience to Manage Growth. The Merger is expected to enable Informed Access (which has experienced recent rapid growth), to leverage Access Health's infrastructure and experience to grow and achieve economies of scale.

  . Opportunity to Realize Operating Synergies. Access Health and Informed Access have jointly developed an integration plan which has identified potential cost savings as a result of the transaction which is expected to improve operating results of the combined company over time.

  . Projected Long-Term Operating Results Accretion. Combined company operating results are expected to become accretive during fiscal 1997 and increasingly accretive thereafter. With operating cost synergies, combined company operating results are expected to become accretive during and for fiscal 1997, excluding one time transaction costs.

  In the course of its deliberations, the Access Health Board reviewed and considered a number of other factors relevant to the Merger. In particular, the Access Health Board considered, among other things, the following factors:

    (i) The Access Health Board considered information concerning Access Health's and Informed Access' respective businesses, financial position, results of operations, product development schedules, technologies and properties;

    (ii) The Access Health Board considered the reports of Access Health's management and, its financial advisor, Montgomery, including reports relating to the extensive due diligence review which had been conducted regarding Informed Access' business, operations, technology and competitive position, and possible synergistic and expansion opportunities for the two companies;

    (iii) The Access Health Board, with the assistance of Access Health's financial advisors, considered the multiples of comparable publicly traded companies in the industry, the discounted future cash flows of Informed Access based on management's projections, and an analysis of the respective contributions to revenues, operating profits and net profits of the combined companies based on management's projections;

    (iv) The Access Health Board considered the oral opinion of Montgomery delivered September 3, 1996, subsequently confirmed in writing as of such date, that the Exchange Ratio was fair, from a financial point of view, to Access Health;

    (v) The Access Health Board considered the expectation that the Merger will qualify for pooling of interests treatment for financial reporting purposes and will be tax free for federal income tax purposes to Access Health;

    (vi) The Access Health Board considered a review with Access Health's legal counsel of the terms of the Merger Agreements, including the obligation of Informed Access not to solicit or encourage other acquisition proposals, the breakup fee provisions, the circumstances under which either Access Health or Informed Access can terminate the Merger Agreement and the closing conditions to the Merger;

    (vii) The Access Health Board considered the compatibility of the corporate cultures of Access Health and Informed Access which the Access Health Board believed was important for the successful integration of the companies; and

    (viii) The Access Health Board considered that the issuance of Access Health Common Stock pursuant to the Merger Agreement is conditioned upon approval by a majority of the votes cast at the Access Health Meeting and that the Merger is conditioned upon approval of the Merger Agreement by the holders of Informed Access Capital Stock by the Informed Access Written Consent.

  The Access Health Board also considered a variety of potentially negative factors in its deliberations concerning the Merger, including the following factors: (i) the initial dilutive effect of the issuance of Access Health Common Stock in the Merger; (ii) the risk that earnings per share accretion may not materialize as quickly as anticipated; (iii) the substantial charges expected to be incurred, primarily in the quarter ended December 31, 1996, in connection with the Merger, including the transaction expenses arising from the Merger and costs associated with combining the operations of the two companies; (iv) the risk that, despite the intentions and the efforts of the parties, the benefits sought to be achieved in the Merger will not be achieved; (v) the risk that the market price of Access Health Common Stock might be adversely affected by the public announcement of the Merger; (vi) the risk that despite the intentions and efforts of the parties the key technical and management personnel of Informed Access may not be retained by Access Health; and (vii) the other risks described above under "Risk Factors."

  The foregoing discussion of the information and factors considered by the Access Health Board is not intended to be exhaustive but is believed to include all material factors considered by the Access Health Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Access Health Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Access Health Board may have given different weights to different factors. In the course of its deliberations, the Access Health Board did not establish a range of value for Informed Access; however, based on the factors outlined above and on the advice of its financial advisor, Montgomery, the Access Health Board determined that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, Access Health and its stockholders.

INFORMED ACCESS' REASONS FOR THE MERGER

  The Informed Access Board has approved the Merger Agreements and the Merger, has determined that the terms of the Merger Agreements are fair to, and that the Merger is in the best interests of, Informed Access and its stockholders and therefore recommends that the holders of Informed Access Capital Stock vote in favor of approval of the Merger Agreement.

  The Informed Access Board believes the Merger will be beneficial for the following principal reasons:

  . Expanded Resources; Leverage Technical Capabilities. The Merger is expected to provide Informed Access with greater financial, technical, sales and marketing and other operational resources to facilitate its continued rapid growth. In addition, the combined development efforts of the companies are expected to enhance the breadth and productivity and reduce the cost of product and system development.

  . Operational Efficiencies. The combined operations of the companies should result in operational efficiencies which will allow it to compete more effectively. These efficiencies are expected to result from the: (i) expanded technical and information systems and telecommunications systems capabilities; (ii) increased research and development, sales, marketing and account management resources and expertise, and (iii) greater financial capacity, of the combined companies.

  . Expanded Customer Base. The Merger is expected to enable Informed Access to leverage Access Health's customer relationships in the health plan, consumer and employer markets to help the combined company achieve a leading market position in each of its target customer groups.

  . Complementary Product Lines. The Merger is expected to bring together two complementary product lines which should allow the combined companies to address a broader market and to provide their customers with a more complete product solution. In particular, the clinical strength of the Informed Access FirstHelp system will be supplemented with the extensive database of educational consumer oriented health information and materials developed by Access Health.

  . Liquidity. Informed Access stockholders will receive Access Health Common
    Stock in the Merger for which there is a ready public market, in contrast to the illiquid nature of their present holdings of Informed Access stock.

  . Expand Acquisition Capabilities. The Merger is expected to provide
    Informed Access with substantially greater resources to pursue strategic transactions, including acquisitions and joint ventures. To date, Informed Access has been limited in its ability to pursue strategic transactions by, among other things, the lack of a publicly traded security to use as acquisition currency.

  In reaching its conclusions to approve the Merger, the Informed Access Board considered, among other things, the following factors:

    (i) Access Health's and Informed Access' respective businesses, financial position, historical and prospective results of operations, market position, product development plans and technical capabilities;

    (ii) Informed Access' other potential strategic and financial options, including acquisition and partnership proposals which had been received from other companies and the pursuit of an initial public offering as an independent company in 1997 or some later date;

    (iii) Reports of Informed Access' management and financial, legal and accounting advisors, including reports relating to the due diligence review which had been conducted regarding Access Health's business, operations, technology and competitive position and possible synergistic and expansion opportunities for the two companies;

    (iv) With the assistance of its financial advisors, the value of the consideration to be exchanged by Access Health for the Informed Access Capital Stock relative to: (a) the respective contribution of Access Health and Informed Access to the revenue, operating income and net income of the combined companies, based on consensus estimates of Access Health's future results from securities industry analysts; (b) the valuation multiples of selected comparable publicly traded companies; and (c) the implied valuation multiples in comparable merger transactions.

    (v) Information on historical price and volume trading data for Access Health's Common Stock as well as the composition of Access Health's stockholder base;

    (vi) The expectation that the Merger will qualify for pooling of interests treatment for financial reporting purposes and will constitute a tax-free exchange for federal income tax purposes to Informed Access' stockholders;

    (vii) A review with Informed Access' legal counsel of the terms of the Merger Agreement, including the Affiliate/Voting and Affiliate Agreements, Employment Agreements, Registration Rights Agreement, Non-Competition Agreements, Registration Rights Agreement, the obligation of Informed Access not to solicit or encourage other acquisition proposals, the representations and warranties of Informed Access and Access Health, the break-up fee provisions, the share escrow and indemnification provisions, the circumstances under which either Informed Access or Access Health can terminate the Merger Agreement and the closing conditions to the Merger (including stockholder approval requirements);

    (viii) Integration plans for combining the companies post-Merger, including related Merger Agreement and Employment Agreement terms, which specify that Informed Access will operate as a separate division with a charter of serving the medical management market for the combined organization and Access Health's plan to retain the Informed Access management team and employees;

    (ix) The compatibility of the corporate cultures of Informed Access and Access Health, which the Informed Access Board believed was important for the successful integration of the companies; and

    (x) The fact that two current directors of Informed Access would be appointed to the Access Health Board since the former stockholders of Informed Access would own approximately 28% of Access Health's shares following the Merger.

  The Informed Access Board also considered a variety of potentially negative factors in its deliberations concerning the Merger, including: (i) the risk that, despite the intentions and efforts of the parties, the operational and competitive benefits sought to be achieved in the Merger will not be achieved;
(ii) the risk that the market price of Access Health Common Stock might be adversely affected by the public announcement of the Merger; (iii) the risk that existing or prospective customers may not respond positively to the Merger announcement; (iv) the risk that despite the intentions and efforts of the parties, the key technical and management personnel of Informed Access and Access Health required to facilitate a successful integration may not remain with the combined company; and (v) the other risks described above under "Risk Factors."

  The foregoing discussion of the information and factors considered by the Informed Access Board is not intended to be exhaustive but is believed to include all material factors considered by the Informed Access Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Informed Access Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Informed Access Board may have given different weights to different factors.

BACKGROUND OF THE MERGER

  After the formation of Informed Access in 1992, senior management of Access Health, including Kenneth B. Plumlee, then Chief Executive Officer and currently Chairman of the Board of Access Health, and Richard C. Miller, Executive Vice President of Access Health, had discussions on several occasions with Joseph P. Tallman, President and Chief Executive Officer of Informed Access, regarding their respective businesses and ways that Access Health and Informed Access could work together, including the possibility of a business combination. Such discussions were general in nature and did not result in any formal actions or consideration by their respective Boards of Directors.

  On May 10, 1996, at the request of Access Health, Messrs. Plumlee and Miller met with Mr. Tallman, Elizabeth M. Snowden, Senior Vice President, Sales and Marketing of Informed Access and a representative from Punk Ziegel & Knoell ("Punk Ziegel") in Denver, Colorado regarding potential working relationships between the two companies, including the possibility of a business combination. The discussion was general in nature and no formal proposal or valuation was discussed.

  On June 2, 1996, Thomas E. Gardner, the newly-appointed President of Access Health, and Mr. Miller met in Denver with Mr. Tallman, Ms. Snowden and representatives from Robertson, Stephens & Company ("Robertson") and Punk Ziegel. The meeting was arranged by Access Health in order to introduce Mr. Gardner and to discuss further the potential benefits of the two companies working together.

  On June 16 and 17, 1996, Mr. Gardner met in Boulder, Colorado with Mr. Tallman and several other members of Informed Access' management team, including Ms. Snowden, Michael E. Myers, Vice President of Marketing, and Timothy H. Connor, Vice President and Chief Financial Officer. In these meetings, Mr. Gardner discussed the possible benefits of a partnership between Access Health and Informed Access and reviewed the business operations, products and financial results and prospects of Informed Access. During the meeting, there were no specific discussions regarding the potential timing, structure or terms of a potential combination. At the end of the meeting, Mr. Gardner delivered a letter to Mr. Tallman which expressed the desire of Access Health to discuss a merger with Informed Access. The letter indicated that Access Health would consider exchanging between 3,500,000 and 6,000,000 Access Health shares for the equity of Informed Access. The letter was a general indication of interest and listed a number of contingencies including the approval of the Board of Directors of Access Health, satisfactory due diligence and negotiation of specific agreement terms.

  On July 8, 1996, representatives of Informed Access, including Mr. Tallman, Ms. Snowden, Mr. Myers, Mr. Connor and Thomas A. Washing, a member of the Informed Access Board, met with the management of Access Health at the Access Health offices in Rancho Cordova, California. Access Health management representatives included Mr. Gardner, James O. Steeb, Senior Vice President, Information Systems, John V. Crisan, Senior Vice President, Finance and Administration and Chief Financial Officer, David G. Pincus, Senior Vice President, Consumer Health Division and a representative from Montgomery. The discussions related to Access Health's business operations, products and financial results and prospects.

  On July 17, 1996, Mr. Gardner sent a letter to Mr. Tallman expressing Access Health's desire to begin negotiations towards a merger with Informed Access through the exchange of a minimum of 4,600,000 Access Health common shares for the equity of Informed Access. The letter was subject to a number of contingencies including the completion of satisfactory due diligence, the execution of employment agreements by key management of Informed Access and negotiation and execution of a definitive agreement.

  On July 18, 1996, the Informed Access Board of Directors met in a regularly scheduled Board meeting. At the meeting, the Informed Access Board discussed the letter from Access Health and the potential merits of a business combination with Access Health relative to other financial and strategic alternatives available to Informed Access, including several informal acquisition inquiries Informed Access had recently received and the opportunity to remain independent and pursue an initial public offering in 1997 or later. Representatives from Robertson and Punk Ziegel attended a portion of the meeting and discussed Informed Access' financial and strategic options, including a potential combination with Access Health. Following discussion, the Informed Access Board authorized the formation of a committee to explore a possible merger with Access Health.

  On July 24, 1996, Mr. Gardner met in Broomfield, Colorado at the new headquarters of Informed Access with Mr. Tallman, Mr. Connor and Kinney L. Johnson, a member of the Informed Access Board. At the meeting Mr. Gardner discussed the potential benefits of a merger and the role that Informed Access would play in a combined entity.

  On July 30, 1996 Mr. Gardner met with Mr. Tallman and Mr. Connor in Salt Lake City, Utah to discuss further the financial results and prospects of Access Health and Informed Access and the valuation and structure of a possible business combination.

  On August 9, 1996, Mr. Gardner sent a letter to Mr. Tallman indicating the desire of Access Health to effect a merger with Informed Access through the exchange of 5,100,000 shares. The indication of interest was conditioned upon satisfactory due diligence, the execution of employment agreements by key management of Informed Access and the negotiation and execution of a definitive agreement.

  On August 14, 1996, Mr. Tallman sent a letter to Mr. Gardner specifying the terms under which Informed Access would be prepared to consider a merger with Access Health. The letter indicated that Informed Access would enter into a merger agreement which provided for, among other things, the exchange of 5,500,000 Access Health shares for the equity of Informed Access. The letter also specified several non-financial conditions to a merger including the maintenance of Informed Access operations in Colorado and the retention of all management and other employees.

  On August 15, 1996, Mr. Gardner and a representative from Montgomery met with Mr. Tallman, Mr. Connor and Mr. Johnson and representatives from Robertson and Punk Ziegel to discuss further the terms of a potential merger. At the meeting, the relative valuation of the two companies was discussed and it was determined that 5,375,000 shares of Access Health could be an acceptable valuation, subject to resolving all other issues with the proposed transaction and satisfactory due diligence by both companies.

  On August 19, 1996, Mr. Gardner advised the directors at a special telephonic meeting of the Access Health Board of the discussions with Informed Access regarding the proposed transaction and the status of negotiations.

  On August 21 and 22, 1996, representatives of Informed Access and their financial advisors, Robertson and Punk Ziegel, met with management of Access Health and representatives of their financial advisor, Montgomery, in Sacramento, California to conduct business and financial due diligence on Access Health.

  On August 23 and 24, 1996, representatives of Access Health and Montgomery met with representatives of Informed Access, Robertson and Punk Ziegel in Boulder, Colorado to conduct business and financial due diligence on Informed Access.

  From August 16 to September 2, 1996, legal counsel for Access Health and Informed Access prepared and negotiated the terms of the definitive merger agreement and related documents. Representatives of Access Health and Informed Access and their respective financial advisors participated in these negotiations by telephone on occasion during this time period.

  On August 30, 1996, at a special telephonic meeting of the Access Health Board (1) management and legal counsel reviewed the results of their due diligence of Informed Access, (2) management reviewed the possible benefits and risks relating to the proposed merger, (3) the directors reviewed with management and legal counsel the specific terms of the proposed Merger Agreement and (4) Montgomery made a presentation regarding the financial aspects of proposed merger. On September 3, 1996, the Access Health Board held a special telephonic meeting and reviewed the proposed final Merger Agreement and related documents and received the oral opinion of Montgomery that the consideration to be paid by Access Health pursuant to the Merger was fair, from a financial point of view, as of such date, to Access Health. The Access Health Board unanimously approved the Merger and the Merger Agreement.

  On September 3, 1996, at a special telephonic meeting of the Informed Access Board (1) management reviewed the results of their due diligence of Access Health and the benefits and risks relating to the proposed Merger, (2) management and legal counsel reviewed the principal terms of the proposed final Merger Agreement and related agreements and (3) representatives of Robertson and Punk Ziegel presented their views on the Merger. At the meeting, the Informed Access Board approved the Merger and Merger Agreement.

  Later on September 3, 1996, Access Health and Informed Access executed the Merger Agreement and, subsequently, issued a joint press release announcing the execution of the Merger Agreement.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  THE ACCESS HEALTH BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, ACCESS HEALTH AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, THE ACCESS HEALTH BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF APPROVAL OF THE ISSUANCE OF ACCESS HEALTH COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

  THE INFORMED ACCESS BOARD HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, INFORMED ACCESS AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, THE INFORMED ACCESS BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

OPINION OF ACCESS HEALTH'S FINANCIAL ADVISOR

  Pursuant to an engagement letter dated August 8, 1996 (the "Engagement Letter"), Access Health retained Montgomery to act as financial advisor to Access Health in connection with the Merger and to render an opinion with respect to the fairness, from a financial point of view, to Access Health of the consideration to be paid by Access Health pursuant to the Merger. Montgomery is a nationally recognized firm, and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Access Health selected Montgomery to render a fairness opinion in connection with the Merger on the basis of its experience and expertise in transactions similar to the Merger and its reputation in the health care and investment communities. No limitations were imposed by Access Health on Montgomery with respect to the investigations made or procedures followed in rendering its opinion.

  At the September 3, 1996 meeting of the Access Health Board of Directors, Montgomery rendered its oral opinion, subsequently confirmed in writing as of such date, that the consideration to be paid by Access Health pursuant to the Merger was fair to Access Health, from a financial point of view, as of such date.

  THE FULL TEXT OF MONTGOMERY'S WRITTEN OPINION TO THE ACCESS HEALTH BOARD OF DIRECTORS IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT/PROSPECTUS AND CONSENT SOLICITATION STATEMENT. THE FOLLOWING SUMMARY OF MONTGOMERY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. MONTGOMERY'S OPINION IS ADDRESSED TO THE ACCESS HEALTH BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY ACCESS HEALTH STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE ACCESS HEALTH MEETING. IN FURNISHING ITS OPINION, MONTGOMERY DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, OR THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, AND STATEMENTS TO SUCH EFFECT ARE INCLUDED IN THE TEXT OF MONTGOMERY'S WRITTEN OPINION.

  THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS AND PROJECTIONS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. THE PROJECTIONS ARE BASED UPON A NUMBER OF ASSUMPTIONS AND ESTIMATES THAT, WHILE PRESENTED WITH NUMERICAL SPECIFICITY AND CONSIDERED REASONABLE BY ACCESS HEALTH WHEN TAKEN AS A WHOLE, ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF ACCESS HEALTH AND ARE BASED UPON SPECIFIC ASSUMPTIONS WITH RESPECT TO FUTURE BUSINESS DECISIONS, SOME OF WHICH WILL CHANGE. PROJECTIONS ARE NECESSARILY SPECULATIVE IN NATURE, AND IT CAN BE EXPECTED THAT SOME OR ALL OF THE ASSUMPTIONS OF THE PROJECTIONS WILL NOT MATERIALIZE OR WILL VARY SIGNIFICANTLY FROM ACTUAL RESULTS. ACCORDINGLY, THE PROJECTIONS ARE ONLY AN ESTIMATE. ACTUAL RESULTS WILL VARY FROM THE PROJECTIONS AND THE VARIATIONS MAY BE MATERIAL AND ARE LIKELY TO INCREASE OVER TIME. CONSEQUENTLY, THE INCLUSION OF THE

PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY ACCESS HEALTH OR ANY OTHER PERSON OF RESULTS THAT WILL ACTUALLY BE ACHIEVED. PROSPECTIVE PURCHASERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE, AND WILL BE DEEMED NOT TO HAVE RELIED, ON THE PROJECTIONS.

  In connection with the opinion, Montgomery, among other things: (i) reviewed certain financial and other data with respect to Informed Access and Access Health, including the consolidated financial statements for recent years and interim periods to June 30, 1996 and certain other relevant financial and operating data relating to Informed Access and Access Health made available to Montgomery from published sources and from the internal records of Informed Access and Access Health; (ii) reviewed and discussed with representatives of the management of Informed Access and Access Health certain forward-looking information of a business and financial nature furnished to Montgomery by them, including stand-alone and pro forma financial forecasts and other information relating to Informed Access, Access Health and the combined companies following the Merger, and information relating to certain strategic and operational benefits anticipated by Access Health's management to result from the Merger, (iii) reviewed the Merger Agreement; (iv) reviewed certain publicly available information concerning the trading of, and the trading market for, Access Health Common Stock; (v) compared Informed Access and Access Health from a financial point of view; (vi) compared Informed Access and Access Health from a financial point of view with certain other companies in the healthcare information services industry which Montgomery deemed to be relevant; (vii) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the healthcare information services industry; (viii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Access Health's counsel; and (ix) performed such other analyses and examinations as Montgomery deemed appropriate.

  In connection with its review, Montgomery relied upon the accuracy and completeness of the foregoing information and did not assume any obligation independently to verify such information. With respect to the financial forecasts for Informed Access, Access Health and the pro forma combined companies provided to Montgomery by the management of Access Health and Informed Access, upon their advice and with their consent, Montgomery assumed for purposes of its opinion that such forecasts (including assumptions regarding related cost reductions and operating synergies) were reasonably prepared on bases reflecting the best available estimates and judgments of the respective management at the time of preparation as to the future financial performance of Access Health, Informed Access and the pro forma combined companies and that they provided a reasonable basis upon which Montgomery could form its opinion. Montgomery also assumed that there were no material changes in Access Health's or Informed Access' assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to Montgomery. Montgomery relied upon advice of counsel to Informed Access and Access Health as to all legal matters with respect to Informed Access, Access Health, the Merger and the Merger Agreement. In rendering its opinion, Montgomery expressed no view with respect to, nor did it consider, the tax consequences of the Merger and it assumed that the Merger would be recorded as a pooling of interests under generally accepted accounting principles. Montgomery also assumed that the Merger would be consummated in a manner that complies in all respects with the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. In addition, Montgomery did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any assets or liabilities (contingent or otherwise) of Informed Access or Access Health, nor was Montgomery furnished with any such appraisals. Finally, Montgomery's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to Montgomery as of, September 3, 1996. Accordingly, although subsequent developments may effect Montgomery's opinion, Montgomery has not assumed any obligation to update, revise or reaffirm its opinion.

  Montgomery further assumed, with Access Health's consent, that the Merger would be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Access Health of any conditions to its obligations thereunder.

  Set forth below is a brief summary of the report presented by Montgomery to the Access Health Board of Directors on September 3, 1996 in connection with its opinion.

  Contribution Analysis. Montgomery analyzed the contribution of each of Informed Access and Access Health to, among other things, the projected income statements of the pro forma combined companies for the years ended December 31, 1996, December 31, 1997 and December 31, 1998. Because of the high growth nature of Informed Access, Montgomery emphasized the projected information for calendar years 1997 and 1998 in evaluating the contribution analysis. Montgomery's analysis of the projected income statements for the pro forma combined companies showed that Informed Access is projected to contribute 16.0%, 27.8% and 35.4%, respectively, of the total projected revenue, -10.9%, 26.4% and 33.9%, respectively, of total projected earnings before interest, taxes, depreciation and amortization ("EBITDA"), -26.0%, 25.8% and 34.8%, respectively, of total projected earnings before interest and taxes ("EBIT"), and -46.7%, 22.7% and 32.7%, respectively, of total projected net income of the combined companies in the periods described above. Based on a closing price of Access Health Common Stock on August 30, 1996 (the last trading day prior to approval of the Merger by Access Health Board of Directors) of $50.75, the Exchange Ratio equated to a contribution of "Implied Aggregate Value" (defined for this purpose as total implied market capitalization plus total long-term debt minus cash and cash equivalents) by Informed Access of 29.2% and pro forma ownership of the combined companies by the shareholders of Informed Access of 28.0%.

  Pro Forma Transaction Analysis. Montgomery analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected earnings per share of Access Health for the (i) quarters ended December 31, 1996, March 31, 1997, June 30, 1997, September 30, 1997, and December 31, 1997; (ii) fiscal year ended September 30, 1997; and
(iii) calendar years ended December 31, 1997 and December 31, 1998, based on the financial forecasts and projected cost reductions and operating synergies provided by the managements of Informed Access and Access Health. The projected pro forma combined earnings per share of Access Health for the stated periods were compared to the projected earnings per share of Access Health on a stand-alone basis for such periods. The results of the pro forma transaction analysis suggested that the Merger would be approximately breakeven to the stockholders of Access Health based on the Exchange Ratio and taking into account projected cost reductions and operating synergies in the quarter ended March 31, 1997 and accretive thereafter, accretive for the fiscal year ended September 30, 1997 and accretive for the calendar years ended December 31, 1997 and December 31, 1998. Without taking into account projected cost reductions and operating synergies, the pro forma transaction analysis suggested that the Merger would become approximately breakeven to the stockholders of Access Health in the quarter ended December 31, 1997 and accretive for the calendar year ended December 31, 1998.

  Analysis of Selected Comparable Publicly Traded Companies. Montgomery compared certain financial information for Informed Access to the corresponding projected financial information for (i) Access Health and (ii) four publicly traded healthcare information services companies which Montgomery deemed to be reasonably similar to Informed Access: HCIA, Inc., HPR Inc., Mecon, Inc. and Summit Medical Systems, Inc. (collectively, the "Healthcare Information Services Selected Companies"). Montgomery calculated multiples of such companies of "Aggregate Value" (defined for this purpose as total market capitalization plus total long-term debt minus cash and cash equivalents), to projected calendar year 1996, 1997 and 1998 revenue, EBITDA, and EBIT and multiples of market capitalization to projected calendar year 1996, 1997 and 1998 net earnings, and compared these multiples against the multiples for Informed Access implied by the Exchange Ratio. All multiples were based on closing stock prices as of August 30, 1996. Montgomery also analyzed profit margins and historical and projected growth rates of Informed Access, Access Health and the Healthcare Information Services Selected Companies. Projected amounts for Access Health and the Healthcare Information Services Selected Companies were based upon information supplied by Access Health management and selected publicly available analyst reports, respectively.

  The multiples for Access Health were as follows: (i) the ratios of Aggregate Value to projected 1996, 1997 and 1998 revenue were 9.4x, 6.1x, and 4.5x, respectively; (ii) the ratios of Aggregate Value to projected 1996, 1997 and 1998 EBITDA were 53.3x, 24.5x and 17.4x, respectively; (iii) the ratios of Aggregate Value to projected 1996, 1997 and 1998 EBIT were 50.1x, 29.1x and 20.5x, respectively; and (iv) the ratios of market capitalization to projected 1996, 1997 and 1998 net earnings were 79.7x, 48.1x and 34.5x, respectively.

  The multiples for the Healthcare Information Services Selected Companies were as follows: (i) the average ratios of Aggregate Value to projected 1996, 1997 and 1998 revenue were 8.1x, 5.3x and 3.8x, respectively; (ii) the average ratios of Aggregate Value to projected 1996, 1997 and 1998 EBIT were 43.7x, 21.7x and 14.6x, respectively; and (iii) the average ratios of market capitalization to projected 1996, 1997 and 1998 net earnings were 61.5x, 38.7x and 27.5x, respectively.

  Based on a closing price for Access Health Common Stock of $50.75 of August 30, 1996, the Exchange Ratio equated to the following implied multiples for Informed Access: (i) the ratios of Implied Aggregate Value to projected 1996, 1997 and 1998 revenue were 20.3x, 6.5x and 3.3x, respectively; (ii) the ratios of Implied Aggregate Value to projected 1996, 1997 and 1998 EBITDA were - 170.5x, 28.2x and 14.0, respectively; (iii) the ratios of Implied Aggregate Value to projected 1996, 1997 and 1998 EBIT were -101.0x, 34.5x and 15.8x; and
(iv) the ratios of implied market capitalization to projected 1996, 1997 and 1998 net earnings were -97.4x, 63.6x and 27.7x, respectively.

  Montgomery concluded that, while analysis of the Healthcare Information Services Selected Companies was relevant, these companies were not directly comparable to Informed Access primarily because of significant differences in product offerings and target markets. Montgomery's analysis indicated that the company most comparable to Informed Access was Access Health.

  Analysis of Merger and Acquisition Transactions. Using publicly available information, Montgomery analyzed the purchase price and implied transaction multiples of latest twelve months revenue and EBIT paid or proposed to be paid in 30 selected transactions in the healthcare information services industry since April 1, 1994. Montgomery concluded that none of the transactions evaluated were comparable to the Merger because (i) the companies involved had significantly different product offerings and target markets, and
(ii) financial analysis of such transactions is based primarily on multiples of historical revenue and income data, which analysis would not be meaningful in the case of Informed Access.

  Discounted Cash Flow Analysis. Montgomery performed a discounted cash flow analysis of the projected free cash flow of Informed Access on a stand-alone basis for the calendar years 1997 through 2003, based on management estimates and assuming, among other things, discount rates of 15.0%, 16.0% and 17.0% and terminal multiples of EBITDA of 10.0x to 12.0x. The analysis resulted in an aggregate value reference range for Informed Access of approximately $316.2 million to $407.9 million. Based upon the closing price of Access Health Common Stock on August 30, 1996 of $50.75 per share, the Exchange Ratio equated to an Implied Aggregate Value of $272.4 million in the Merger.

  The summary set forth above does not purport to be a complete description of the presentation by Montgomery to the Access Health Board of Directors or of the analyses performed by Montgomery. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in the presentation to the Access Health Board of Directors. In addition, Montgomery may have given various analyses more or less weight than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Montgomery's view of the actual value of Informed Access or of the combined companies. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

  In performing its analyses, Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Informed Access or Access Health. The analyses performed by Montgomery are not necessarily indicative of actual values or actual future results, which may be more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Montgomery's analysis of the fairness of the Merger to Access Health and were provided to the Access Health Board of Directors in connection with the delivery of Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

  As noted under the caption "Approval of the Merger and Related Transactions--Access Health's Reasons for the Merger," Montgomery's opinion and presentation to the Access Health Board of Directors were among many factors taken into consideration by the Access Health Board of Directors in making its determination to approve the Plan of Merger and to submit the Merger Agreement for the approval of the holders of Access Health Common Stock.

  Pursuant to the Engagement Letter, Access Health engaged Montgomery to act as financial advisor to Access Health in connection with the Merger and to render an opinion to its Board of Directors with respect to the fairness, from a financial point of view, to Access Health of the consideration to be paid to Informed Access in connection with the Merger. Access Health has agreed to pay Montgomery for its services in connection with the Merger a financial advisory fee of approximately $2.3 million based on the total consideration involved in the Merger which is estimated to be approximately $292 million based on a value of $54.25 per share for Access Health Common Stock which was the last reported sale price on the Nasdaq National Market on September 3, 1996. Since the value of the consideration may be higher or lower on the transaction date, the advisor fees may be greater than or less than $2.3 million. Additionally, the financial advisory fee payable to Montgomery may be reduced by up to $250,000 to the extent Access Health is obligated to other financial advisors. Access Health also has agreed to reimburse Montgomery for its reasonable out-of-pocket expenses. Pursuant to a separate letter agreement, Access Health has agreed to indemnify Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

  In the ordinary course of business, Montgomery has provided various investment banking services to Access Health. Montgomery was a co-manager of an underwritten public offering of Access Health Common Stock in December 1995. Montgomery trades equity securities of Access Health for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Montgomery also provides brokerage services to Kenneth B. Plumlee, the Chairman of the Board of Access Health.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Informed Access Board with respect to the Merger, Informed Access stockholders should be aware that certain members of the Informed Access Board and management have certain interests in the Merger that are in addition to the interests of Informed Access stockholders generally. The Informed Access Board was aware of these interests and considered them, among other factors, in approving the Merger Agreement. These interests are as follows:

  Employment Agreements. In connection with the Merger Agreement, eleven officers and members of the Informed Access management team will enter into employment agreements with Access Health. The employment agreements generally provide for: a term of employment of two years; fixed initial base compensation; increased base compensation payable upon the earlier of attainment of specified earnings targets or the first anniversary of the Merger; eligibility for an incentive bonus of up to a specified percentage of base compensation; and the grant of incentive stock options under the Access Health Stock Plan. The following table summarizes the terms of the employment agreements to be entered into by each person who has served as an executive officer of Informed Access during 1996:

                         INITIAL BASE     ADJUSTED      BONUS ELIGIBILITY  NO. OF STOCK
NAME                     COMPENSATION BASE COMPENSATION    (% OF BASE)    OPTIONS GRANTED
----                     ------------ ----------------- ----------------- ---------------
Joseph P. Tallman.......   $100,000       $180,000              50%           60,000
Elizabeth M. Snowden....    100,000        140,000              40            40,000
Barry W. Wolcott........    150,000        150,000              40            35,000
John R. Barr............    100,000        100,000              30            25,000
Timothy H. Connor.......    100,000        130,000              30            25,000
Michael E. Myers........    100,000        120,000              30            25,000
Jeremy K. Miller........    100,000        120,000              30            25,000
Michael J. Modiz........    100,000        100,000              30            25,000

  Management Bonuses. On September 3, 1996, the Informed Access Board approved bonuses to certain officers of Informed Access. Performance bonuses in recognition of past services by the executives were paid in September 1996 to Joseph P. Tallman, Elizabeth M. Snowden, Barry W. Wolcott and David A. Johnson in the amount of $500,000, $500,000, $300,000 and $200,000, respectively. The bonuses were paid through the issuance of Informed Access promissory notes which are payable in installments in March 1997 and September 1997. These notes will be paid regardless of whether or not the Merger is consummated. Bonuses of $100,000 each were awarded to Mr. Tallman and Ms. Snowden in order to induce them to remain with Informed Access in order to assist with the post-Merger integration with Access Health. These bonuses will be paid only if the Merger closes and Mr. Tallman and Ms. Snowden remain with Informed Access through March 1997. Lastly, a bonus of $300,000 was awarded to Mr. Tallman to reward him for his services in initiating and negotiating the Merger. This bonus will be paid only if the Merger is consummated. As described below under "Approval of Option and Bonus Proposal," in the event of the Merger, these bonuses will be paid only to the extent that such bonuses would not constitute "excess parachute payments" within the meaning of Section 280G of the Code.

  Informed Access Stock Options. In accordance with the Informed Access stock option plan, all outstanding Informed Access Options will become fully vested and exercisable immediately prior to the Effective Time, but only to the extent such acceleration does not constitute an excess parachute payment under
Section 280G of the Code. See "Approval of Option and Bonus Proposal." In accordance with the Merger Agreement, each Informed Access Option will become an option to purchase Access Health Common Stock. As of the Informed Access Record Date, executive officers of Informed Access hold options to purchase 394,500 shares of Informed Access Common Stock with a weighted average exercise price of approximately $1.00 per share. Assuming all such options remain unexercised, such persons would hold options to purchase approximately 315,600 shares of Access Health Common Stock at a weighted average exercise price of $1.25 per share. See "Approval of the Merger and Related Transactions--Manner and Basis of Converting Shares--Stock Options." The following table summarizes the Informed Access Options held by each person who has served as an executive officer of Informed Access during 1996:

                                                                        AVERAGE
                                                                        EXERCISE
   NAME                                                  NO. OF OPTIONS  PRICE
   ----                                                  -------------- --------
   Joseph P. Tallman....................................     42,000      $ .46
   Elizabeth M. Snowden.................................     75,000        .46
   Barry W. Wolcott.....................................     75,000        .46
   John R. Barr.........................................     25,000       1.50
   Timothy H. Connor....................................     50,000       1.50
   Michael E. Myers.....................................     50,000        .77
   Jeremy K. Miller.....................................     42,500       3.00
   Michael J. Modiz.....................................     35,000        .76

EFFECTIVE TIME

  The Merger Agreement provides that the Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of Delaware in accordance with the DGCL (the "Effective Time"). It is anticipated that if all conditions of the Merger have been fulfilled or waived, the Effective Time
will occur on or about November   , 1996, or on a date as soon as practicable
thereafter.

MANNER AND BASIS OF CONVERTING SHARES

  Subject to the terms and conditions of the Merger Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Informed Access or the holder of any shares of Informed Access Capital Stock, the following will occur:

  Conversion of Informed Access Capital Stock. Each share of Informed Access Common Stock and each share of Informed Access Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be canceled and extinguished and be converted automatically into the right to receive a fraction of a share of Access Health Common Stock equal to the Exchange Ratio (as defined below), upon surrender of the certificate representing such share of Informed Access Capital Stock in the manner provided in a letter of transmittal to be sent to each record holder of Informed Access Capital Stock promptly following the Effective Time (a "Letter of Transmittal"), subject to the escrow provisions of the Merger Agreement described under the section entitled "Approval of the Merger and Related Transactions--Escrow Fund" below.

  The "Exchange Ratio" will be equal to 5,375,000 (less 64,500 shares of Access Health Common Stock to be distributed from escrow to Informed Access' financial advisors in payment of such advisors' fees in connection with the Merger), divided by the sum of the number of shares of Informed Access Capital Stock (i) outstanding immediately prior to the Effective Time, (ii) issuable upon the exercise of options to purchase Informed Access Capital Stock (the "Outstanding Option Amount") and (iii) issuable upon the exercise of warrants to purchase Informed Access Capital Stock (other than those which expire at the Effective Time if they remain unexercised) (the "Outstanding Warrant Amount"). The Exchange Ratio will depend on the capitalization of Informed Access at the Effective Time. Assuming that the capitalization of Informed Access at the Effective Time is in all respects identical to the capitalization of Informed Access at September 3, 1996 (although there can be no assurance as to the foregoing), the Exchange Ratio will be approximately .80 of a share of Access Health Common Stock for each share of Informed Access Capital Stock. The Exchange Ratio will be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Access Health Common Stock or Informed Access Capital Stock), reorganization, recapitalization or other like change with respect to Access Health Common Stock or Informed Access Capital Stock occurring after the date of execution of the Merger Agreement and prior to the Effective Time.

  Stock Options. At the Effective Time, each unexpired and unexercised option to purchase shares of Informed Access Capital Stock (each an "Informed Access Option") granted under the stock option plans and agreements of Informed Access outstanding immediately prior to the Effective Time will be, in connection with the Merger, assumed by Access Health (each, an "Assumed Informed Access Option") (the aggregate number of shares of Informed Access Capital Stock issuable upon the exercise of all outstanding Informed Access Options immediately prior to the Effective Time is referred to as the "Outstanding Option Amount"). Each Informed Access Option so assumed by Access Health will continue to have, and be subject to, substantially the same terms and conditions set forth in the documents governing such Informed Access Option immediately prior to the Effective Time, except that (i) such Assumed Informed Access Option will be exercisable for that number of whole shares of Access Health Common Stock equal to the product of the number of shares of Informed Access Capital Stock (on an as-converted to Common Stock basis) that were purchasable under such Assumed Informed Access Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Access Health Common Stock and (ii) the per share exercise price for the shares of Access Health Common Stock issuable upon exercise of such Assumed Informed Access Option will be equal to the quotient obtained by dividing the exercise price per share of Informed Access Capital Stock (on an as-converted to Common Stock basis) at which such Informed Access Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. In accordance with the provisions of the Informed Access stock option plan, all Informed Access Options will become fully vested and exercisable immediately prior to the Effective Time, but only to the extent that such acceleration of vesting would not constitute an "excess parachute payment" as defined in Section 280G of the Code. If the Option and Bonus Proposal is approved by the written consent of the Informed Access stockholders, all Informed Access Options will become fully vested and exercisable. If the Option and Bonus Proposal is not approved, only a portion of the Informed Access Options will become fully vested. See "Approval of the Option and Bonus Proposal."

  Holders of vested Informed Access Options may elect to exercise such options prior to the Effective Time and receive the Access Health Common Stock by providing notice of such exercise and payment of the exercise price thereof to Informed Access at any time prior to the Effective Time. In the event that any holder of Informed Access options does not exercise such options prior to the Effective Time, such Informed Access Options will become Assumed Informed Access Options. As soon as practicable after the Effective Time, Access Health will issue to each holder of an Assumed Informed Access Option a document evidencing the stock option assumption by Access Health.

  In addition, no later than thirty days after the Effective Time, Access Health will file a registration statement on Form S-8 under the Securities Act covering the shares of Access Health Common Stock issuable upon exercise of the Assumed Informed Access Options and will use its reasonable best efforts to maintain the effectiveness (and current status) of such registration statement for so long as such Assumed Informed Access Options remain outstanding.

  Warrants. Each warrant to purchase shares of Informed Access Capital Stock remaining outstanding (other than those which will expire if they remain unexercised as of the Effective Time) at the Effective Time will be, in connection with the Merger, assumed by Access Health. Each warrant so assumed by Access Health under the Merger Agreement will continue to have, and be subject to, the same terms and conditions set forth in the warrant agreement governing such warrant immediately prior to the Effective Time, except that each such warrant will, following the Effective Time, be exercisable only for shares of Access Health Common Stock, in such number, and at such exercise price as is determined by applying the appropriate exchange ratio in accordance with the terms of the applicable warrant agreement.

  Fractional Shares. No fractional shares will be issued by Access Health in the Merger. Each stockholder of Informed Access otherwise entitled to a fractional share (after aggregating all fractional shares of such stockholder) will receive an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) the average closing price of a share of Access Health Common Stock for the five consecutive trading days that Access Health Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on Nasdaq.

STOCK OWNERSHIP FOLLOWING THE MERGER

  Based upon the capitalization of Informed Access as of September 3, 1996 and assuming that all warrants for Informed Access Capital Stock and all Informed Access Options will remain unexercised as of the Effective Time, an aggregate of approximately 4,617,463 shares of Access Health Common Stock will be issued to Informed Access stockholders in the Merger, 64,500 shares of Access Health Common Stock will be distributed from escrow to Informed Access' financial advisors following the Merger, and Access Health will assume options and warrants exercisable for up to an additional approximately 693,037 shares of Access Health Common Stock. Based upon the number of shares of Access Health Common Stock issued and outstanding as of September 3, 1996, and after giving effect to the issuance of Access Health Common Stock in connection with the Merger (based upon the assumptions described in the previous sentence and also assuming no exercise of appraisal rights and assuming all shares will be released from the Escrow Fund (as defined below)), the former holders of Informed Access Capital Stock would hold approximately 26.7% of Access Health's total issued and outstanding shares and holders of former Informed Access Options and Informed Access Warrants would hold options and warrants to acquire Access Health Common Stock exercisable for approximately 3.9% of Access Health's total issued and outstanding shares (assuming the exercise of only such options and warrants). The foregoing numbers of shares and percentages are subject to change in the event that the capitalization of Informed Access changes subsequent to September 3, 1996 and prior to the Effective Time. There can be no assurance as to the actual capitalization of Informed Access at the Effective Time.

ESCROW FUND

  In connection with the Merger, at the Effective Time, the Escrow Shares (as defined below) will be registered in the name of and deposited with First Trust of California, as escrow agent (the "Escrow Agent"), such deposit to constitute the escrow fund (the "Escrow Fund"). The "Escrow Shares" will be the number of shares of Access Health Common Stock equal to (a) the product of
(i) 0.025 and (ii) the 5,310,500 shares of Access Health Common Stock issuable in connection with the Merger (excluding the 64,500 shares of Access Health Common Stock to be delivered from the Escrow Fund to the financial advisors of Informed Access following the Merger) minus the Outstanding Option Amount, the Outstanding Warrant Amount and the number of shares of Informed Access Capital Stock for which dissenters rights have been validly asserted, plus (b) 64,500. The Escrow Shares will be contributed to the Escrow Fund on behalf of each holder of Informed Access Capital Stock at the Effective Time in proportion to the aggregate number of shares of Access Health Common Stock such holder would otherwise be entitled under the Merger Agreement rounded down to the nearest whole share, with the remaining number of shares that are distributed to such holder being rounded up to the nearest share. The Escrow Fund will be available to compensate Access Health for any losses incurred by Access Health directly or indirectly as a result of any inaccuracy or breach of a representation or warranty of Informed Access contained in the Merger Agreement or any failure by Informed Access to perform or comply with any covenant contained therein. The Escrow Fund will also be used to pay 64,500 shares of Access Health Common Stock to Informed Access' financial advisors following the Merger in payment of Informed Access' fees payable to its financial advisors in connection with the Merger. Informed Access stockholders will have voting rights with respect to the Escrow Shares while in escrow. Access Health may not receive any shares from the Escrow Fund unless and until cumulative losses in excess of $500,000 have been suffered, in which case Access Health may recover from the Escrow Fund the entire amount of such cumulative losses. For the purpose of compensating Access Health for its losses, the Escrow Shares will be valued at the average of the closing prices of Access Health Common Stock for the five consecutive trading days ending two days prior to the closing date of the Merger. Subject to resolution of unsatisfied claims of Access Health, the Escrow Fund will terminate upon the earlier of (i) six months following the closing date of the Merger or (ii) the date of the auditors' report for the first audit of Access Health's financial statements after the closing date of the Merger.

  BY APPROVING THE MERGER AGREEMENT, INFORMED ACCESS STOCKHOLDERS WILL BE DEEMED TO HAVE CONSENTED TO THE APPOINTMENT OF KINNEY L. JOHNSON, DIRECTOR AND A STOCKHOLDER OF INFORMED ACCESS, TO ACT AS THE SECURITYHOLDER AGENT ON BEHALF OF INFORMED ACCESS' STOCKHOLDERS TO DELIVER SHARES HELD IN ESCROW TO ACCESS HEALTH IN SATISFACTION OF CLAIMS BROUGHT BY ACCESS HEALTH, TO OBJECT TO SUCH DELIVERIES, TO AGREE TO, TO NEGOTIATE AND TO ENTER INTO SETTLEMENTS AND COMPROMISES WITH RESPECT TO SUCH CLAIMS, AND TO TAKE CERTAIN OTHER ACTION ON BEHALF OF INFORMED ACCESS' STOCKHOLDERS, ALL AS MORE FULLY DESCRIBED IN
ARTICLE VII OF THE MERGER AGREEMENT. SEE ARTICLE VII OF THE MERGER AGREEMENT FOR A MORE DETAILED EXPLANATION OF THE ESCROW FUND AND RIGHTS WITH RESPECT THERETO.

LEGAL STRUCTURE OF THE MERGER

  Under the Merger Agreement, Merger Sub, a wholly-owned subsidiary of Access Health formed for this purpose, will merge with and into Informed Access with Informed Access being the surviving corporation of the Merger (the "Surviving Corporation"). The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time will become the Certificate of Incorporation of the Surviving Corporation, the Bylaws of Merger Sub will become the Bylaws of the Surviving Corporation and the Board of Directors of Merger Sub will become the initial Board of Directors of the Surviving Corporation. In the event either Access Health or Informed Access determines that the transaction as structured in the Merger Agreement will not be able to be completed in a manner that will permit accounting treatment as a pooling of interests, then Access Health and Informed Access will promptly negotiate an amendment so that the transaction will be a stock for asset reorganization under Section 368(a)(1)(C) of the Code that will qualify for accounting treatment as a pooling of interests and under which Access Health to the extent permissible under Section 368(a)(1)(C) and pooling of interests accounting treatment will substitute Access Health stock options and warrants for all outstanding unexercised Informed Access Options and warrants as of the closing of the Merger.

CONDUCT OF INFORMED ACCESS' BUSINESS PRIOR TO THE MERGER

  Under the Merger Agreement, Informed Access has agreed, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms and the Effective Time, except as contemplated by the Merger Agreement or to the extent that Access Health otherwise consents in writing, which consent may not be unreasonably withheld, to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practices and policies to preserve intact Informed Access' present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with Informed Access, with the goal of preserving unimpaired Informed Access' goodwill and ongoing businesses at the Effective Time. Among other things, Informed Access has agreed that, subject to certain specific exceptions, it will not, without the prior written consent of Access Health, which consent may not be unreasonably withheld:

    (a) enter into any material commitment or transaction not in the ordinary course of business;

    (b) transfer to any person or entity any material rights to Informed Access' intellectual property, other than pursuant to licenses in the ordinary course of business;

    (c) enter into any material agreements (or material amendments thereto) pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of Informed Access other than in the ordinary course of business consistent with past practices;

    (d) amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the material terms of, any of the agreements set forth or described in Informed Access' disclosure schedule to the Merger Agreement;

    (e) commence any material litigation;

    (f) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Informed Access, or repurchase (except for repurchases of Informed Access Common Stock in the ordinary course of business under the terms of Informed Access restricted stock agreements), redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

    (g) except as disclosed to Access Health and for the issuance of shares of Informed Access Capital Stock upon exercise or conversion of presently outstanding Informed Access Options or warrants, or Informed Access Common Stock upon conversion of outstanding Informed Access Preferred Stock, or the grant of stock options to new employees pursuant to outstanding written offers of employment, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

    (h) cause or permit any amendments to its Certificate of Incorporation or Bylaws;

    (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets in an amount in excess of $50,000 in the case of a single transaction or in excess of $100,000 in the aggregate in any 30-day period;

    (j) sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business;

    (k) except for the Interim Credit Facility (as defined below) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of Informed Access or guarantee any debt securities of others;

    (l) grant any severance or termination pay (i) to any director or officer or (ii) to any other employee, other than as contemplated by the Reorganization Agreement;

    (m) adopt or amend any employee benefit plan, or enter into any employment contract, extend employment offers to any person whose aggregate annual base salary would exceed $100,000, pay or agree to pay any special bonus or special remuneration to any director or employee other than in connection with the normal annual bonus and salary adjustments for all non-officers and directors upon consultation with Access Health, or increase the salaries or wage rates of its other employees, except as consistent with the ordinary course of Informed Access consistent with past practice (provided that the price per share of any equity participation in Informed Access shall be agreed in advance by Access Health);

    (n) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

    (o) pay, discharge or satisfy, in an amount in excess of $25,000 (in any one case) or $100,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Informed Access financial statements attached to the Merger Agreement or that arose in the ordinary course of business subsequent to December 31, 1996 or unless payment of such claim, liability or obligation is due in accordance with its terms or expenses consistent with the provisions of the Merger Agreement incurred in connection with the transactions contemplated thereby;

    (p) make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes; or

    (q) take, or agree in writing or otherwise to take, any of the actions described above, or any other action that would prevent Informed Access from performing or cause Informed Access not to perform its covenants hereunder.

CONDUCT OF ACCESS HEALTH'S BUSINESS PRIOR TO THE MERGER

  Under the Merger Agreement, Access Health has agreed, during the period from the date of the Merger Agreement and continuing to the earlier of the termination of the Merger pursuant to its terms or the Effective Time, except as contemplated by the Merger Agreement or to the extent Informed Access consents in writing, which consent may not be unreasonably withheld, to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time.

NO SOLICITATION

  The Merger Agreement provides that Informed Access may not, nor permit any of its directors, officers, employees, representatives, agents and affiliates to, directly or indirectly, (a) solicit, conduct discussions with or engage in negotiations with any person, relating to the possible acquisition of Informed Access or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (b) provide information with respect to Informed Access or any of its subsidiaries to any person, other than Access Health, relating to the possible acquisition of Informed Access or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (c) enter into an agreement with any person, other than Access Health, providing for the acquisition of Informed Access or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets,
(d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of Informed Access or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets by any person, other than by Access Health, or (e) conduct discussions with or engage in negotiations with any person relating to the possible filing of a registration statement for the initial public offering of Informed Access Capital Stock.

  However, the Merger Agreement does not prohibit (i) Informed Access from disclosing, under protection of an appropriate confidentiality agreement, non-public information concerning Informed Access to, and engaging in discussions and negotiations regarding any such possible acquisition with, a person who has made a bona fide offer to engage in such a transaction for consideration and on terms which the Informed Access Board reasonably believes are more favorable to the Informed Access stockholders than the Merger, and who can reasonably be expected to consummate the transaction on the terms that have been proposed and which disclosure, discussions and negotiations, in the judgment of Informed Access after consultation with its legal counsel, shall be required by reason of the fiduciary obligations of the Informed Access Board (a "Superior Proposal"); or
(ii) the Informed Access Board from withdrawing or modifying its recommendation in favor of the adoption and approval of the Merger Agreement and the approval of the Merger. Notwithstanding the above, Informed Access may not provide non-public information or enter into discussions or negotiations with any such third party unless (x) Informed Access has prior to the date thereof provided such information to Access Health, (y) Informed Access has notified Access Health in advance of any such proposed disclosure to any such third party, with a description of the information to be disclosed, and (z) Informed Access has provided copies to Access Health of all written communications between such third party and Informed Access. If Informed Access or its representatives receives any unsolicited offer, inquiry or proposal to enter into discussions or negotiations relating to an alternative transaction, Informed Access will immediately notify Access Health thereof, including information as to the identity of the party making such contact and the specific terms of any offer, inquiry or proposal, as the case may be.

  In addition to the foregoing, Informed Access has agreed that if it receives prior to the Effective Time or the termination of the Merger Agreement any offer, letter of intent or other proposal, as applicable, relating to any of the above, it shall promptly notify Access Health thereof, and will provide information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Access Health may reasonably request.

EXPENSES; TERMINATION FEES

  Except as set forth below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the Merger is consummated.

  The parties have agreed, however, that the fees owed by Informed Access to its financial advisors, Punk Ziegel and Robertson, shall be paid by having 64,500 shares of Access Health Common Stock distributed from the Escrow Fund to such advisors shortly after the Merger. Such shares will be divided equally between the two advisors.

  The Merger Agreement provides that Informed Access will pay to Access Health a termination fee of $5 million in the event that the closing of the Merger does not occur, the Merger Agreement is terminated, Access Health is not in material breach of its obligations under the Merger Agreement and either (i) Informed Access has willfully breached a representation, warranty, covenant or agreement contained in the Merger Agreement; (ii) the Merger has been submitted to a vote of Informed Access' stockholders and the stockholders of Informed Access fail to approve the Merger by the requisite vote; or (iii) the Informed Access Board fails to recommend or changes its recommendation concerning the Merger, or shall disclose, in any manner, its intention not to recommend or to change such recommendation.

  The Merger Agreement also provides that Access Health will pay to Informed Access a termination fee of $5 million in the event that the closing of the Merger does not occur, the Merger Agreement is terminated, Informed Access is not in material breach of its obligations under the Merger Agreement, and either (i) Access Health has willfully breached any representation, warranty, covenant or agreement contained in the Merger Agreement; (ii) the Access Health Board fails to recommend or changes its recommendation concerning the Merger, or discloses, in any manner, its intention not to recommend or to change its recommendation to stockholders concerning the Merger; or (iii) the Merger has been submitted to a vote of Access Health's stockholders and the stockholders of Access Health fail to approve the Merger by the requisite vote.

CONDITIONS TO THE MERGER

  The respective obligations of each party to the Merger Agreement to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) the Merger Agreement and the

Merger shall have been approved and adopted by the requisite vote of the stockholders of each of Informed Access, Access Health and Merger Sub, (b) the SEC shall have declared the Registration Statement effective; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of this Proxy Statement/Prospectus and Consent Solicitation Statement, shall have been initiated or threatened by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties, (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, (d) Access Health and Informed Access shall each have received substantially identical written opinions from their counsel, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (e) Access Health and Informed Access shall have each received letters from Ernst & Young LLP and Arthur Andersen LLP reaffirming those firms' concurrence with Access Health management's and Informed Access management's conclusions, respectively, as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with the Merger Agreement and (f) the shares of Access Health Common Stock issuable to stockholders of Informed Access pursuant to the Merger Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

  In addition, the obligations of Informed Access to consummate the Merger are further subject to the satisfaction of a number of conditions, unless waived by Informed Access, including (a) the truth and accuracy of the representations and warranties of Access Health and Merger Sub contained in the Merger Agreement except for breaches which, individually or in the aggregate of all such breaches, neither have substantially impaired nor reasonably would be expected to substantially impair Access Health's ability after the closing of the Merger to continue to develop, produce, sell and distribute the products and services that are material to Access Health's business, and delivery to Informed Access of a certificate to such effect signed on behalf of Access Health by a duly authorized officer of Access Health, (b) Access Health and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement and have delivered to Informed Access of a certificate to such effect signed on behalf of Access Health by a duly authorized officer of Access Health, (c) Informed Access shall have been furnished with evidence satisfactory to it that Access Health has obtained the consents, approvals and waivers contemplated by the Merger Agreement, (d) Informed Access shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Access Health, (e) there shall not have occurred any material adverse change (within the meaning of the Merger Agreement) in the business, assets, financial condition or results of operations of Access Health since September 3, 1996, which change has resulted in or reasonably would be expected to result in a substantial impairment of Access Health's ability after the closing of the Merger to develop, produce, sell and distribute the products and services that are material to Access Health's business, (f) certain individuals shall have executed and delivered to Access Health Employment Agreements and Non- Competition Agreements, and (g) Access Health shall have delivered and executed a copy of the Registration Rights Agreement.

  In addition, the obligations of Access Health and Merger Sub to consummate the Merger are further subject to the satisfaction of a number of conditions, unless waived by Access Health, including (a) the truth and accuracy of the representations and warranties of Informed Access contained in the Merger Agreement except for breaches which, individually or in the aggregate of all such breaches, neither have substantially impaired nor would be expected to substantially impair Informed Access' ability after the closing of the Merger to continue to develop, produce, sell and distribute the products and services that are material to Informed Access' business, and delivery to Access Health and Merger Sub of a certificate to such effect signed on behalf of Informed Access by a duly authorized officer of Informed Access, (b) Informed Access shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time, and Access Health and Merger Sub shall have received a certificate to such effect signed on behalf of Informed Access by a duly authorized officer of Informed Access,

(c) Access Health shall have been furnished evidence satisfactory to it that Informed Access has obtained the consents, approvals and waivers contemplated by the Merger Agreement, (d) Access Health shall have received a legal opinion from Cooley Godward LLP, counsel to Informed Access, (e) certain employees of Informed Access shall have signed and delivered to Access Health Non-Competition Agreements and Employment Agreements, and such agreements shall be in full force and effect, (f) holders of no more than five percent of the outstanding shares of Informed Access Capital Stock shall have exercised or continue to have the right to exercise appraisal or dissenters' rights, and
(g) there shall not have occurred any Substantial Material Adverse Change since September 3, 1996. A "Substantial Material Adverse Change" is deemed to have occurred only in the event that prior to the Effective Time any of the following occurs (i) more than two of Informed Access' largest customers terminate (and do not replace) their agreements with Informed Access and such customer's do not become customers of Access Health; (ii) the President or two or more vice presidents of Informed Access terminate or announce their intention to terminate their employment with Informed Access and announce their intention not to accept employment with Access Health; (iii) Informed Access receives a bona fide written threat of a lawsuit or a lawsuit is filed against Informed Access regarding Informed Access' intellectual property rights which has a substantial likelihood of being meritorious and would substantially impair Informed Access' ability after the closing of the Merger to continue to develop, produce, sell and distribute Informed Access' material products and services or which has a substantial likelihood of being meritorious and of resulting in a judgment in excess of $3 million against Informed Access, or (iv) Informed Access' operating loss before taxes and extraordinary items, including bonuses in the aggregate amount of $1.5 million approved in September 1996 by the Informed Access Board and disclosed to Access Health (determined in accordance with GAAP applied on a basis consistent with the basis on which Informed Access' audited financials were prepared), is greater than $5.0 million for the nine months ended September 30, 1996.

TERMINATION

  The Merger Agreement provides that it may be terminated and the Merger abandoned at any time prior to the Effective Time (a) by mutual consent of Access Health and Informed Access; (b) by Access Health or Informed Access if:
(i) the Effective Time has not occurred by February 28, 1997 (provided that the right to terminate the Merger Agreement under this clause (b) shall not be available to any party whose willful failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger; (iii) there shall be any statute, rule, regulation or non-appendable order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal; or (iv) the approval of the Merger by Informed Access' stockholders or the approval of the Merger by Access Health's stockholders shall not have been obtained at a meeting duly convened therefor or any adjournment thereof or by written consent, as the case may be; (d) by Access Health or Informed Access if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any governmental entity, which would: (i) prohibit Access Health's or Informed Access' ownership or operation of any portion of the business of Informed Access or (ii) compel Access Health or Informed Access to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of Informed Access or Access Health; in either case, the unavailability of which assets or business would have a material adverse effect on Access Health or would reasonably be expected to have a material adverse effect on Access Health's ability to realize the benefits expected from the Merger; (e) by Access Health if it is not in material breach of its representations, warranties or obligations under the Merger Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement on the part of Informed Access and as a result of such breach certain conditions to the Merger set forth above would not then be satisfied; provided, however, that if such breach is curable by Informed Access within thirty days through the exercise of its reasonable best efforts, then for so long as Informed Access continues to exercise such reasonable best efforts Access Health may not terminate the Merger Agreement under this clause (e) unless such breach is not cured within thirty days (but no cure period shall be required for a breach which by its nature cannot be cured); (f) by Informed Access if it is not in material breach of its representations, warranties or obligations under the Merger Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement on the part of Access Health or Merger Sub and as a result of such breach certain conditions to the Merger set forth above would not then be satisfied; provided, however, that if such breach is curable by Access Health or Merger Sub within thirty days through the exercise of its reasonable best efforts, then for so long as Access Health or Merger Sub continues to exercise such reasonable best efforts Informed Access may not terminate the Merger Agreement under this clause (f) unless such breach is not cured within thirty days (but no cure period shall be required for a breach which by its nature cannot be cured); (g) by Access Health if the Informed Access Board shall have failed to recommend or change its recommendation concerning the Merger or shall have disclosed in any manner its intention to changed such recommendation; (h) by Informed Access if the Access Health Board shall have failed to recommend or change its recommendation concerning the Merger or shall have disclosed in any manner its intention to change such recommendation; and (i) by Informed Access if the closing price of Access Health Common Stock as reported on Nasdaq is below $38.00 per share (as appropriately adjusted for any stock splits, consolidations, stock dividends, reorganization, recapitalization or other like changes occurring or having a record or ex-dividend date after September 3, 1996) for any ten business days during the twenty business days prior to the closing date of the Merger.

AFFILIATE/VOTING AGREEMENTS AND AFFILIATE AGREEMENTS

  Each of Informed Access' directors, certain executive officers and certain stockholders affiliated with directors have entered into an Affiliate/Voting Agreement with Access Health and Informed Access. Under the Affiliate/Voting Agreement, each such stockholder of Informed Access agrees (i) to restrict sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Informed Access Capital Stock held by them prior to the Merger and shares of Access Health Common Stock acquired by them in or after the Merger, subject to a de minimus exception, so as to comply with the requirements of applicable federal securities and tax laws and to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes, and (ii) to vote in favor of approval of the Merger Agreement and the Merger. The vote in accordance with the Affiliate/Voting Agreements of the shares of Informed Access Capital Stock subject to such Affiliate/Voting Agreements will be sufficient to approve the Merger Agreement and the Merger by Informed Access stockholders. In addition, all executive officers and one 5% or more stockholder of Informed Access not executing Affiliate/Voting Agreements have executed agreements to restrict transfers of shares owned or acquired by them, subject to the same de minimus exception, so as to comply with the requirements of applicable federal securities and tax laws and to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes.

  In addition, each of Access Health's directors and officers has executed an Affiliate Agreement, pursuant to which such persons agree to restrict sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Access Health Common Stock held by them prior to the Merger and shares of Access Health Common Stock acquired by them after the Merger, subject to a de minimus exception, so as to comply with the requirements of federal securities laws and to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes.

INDEMNIFICATION OF INFORMED ACCESS OFFICERS AND DIRECTORS

  The Merger Agreement provides that commencing with the effectiveness of the Merger, Access Health will cause Informed Access, to the fullest extent permitted under applicable law, to indemnify, defend and hold harmless each current or former officer or director of Informed Access or person who served at the request of Informed Access as an officer or director of another entity against and from any losses, claims, damages, expenses (including reasonable attorney's fees and costs), liabilities, or judgments, and any amounts that are paid in settlement of any proceeding, that are based on, or that arise out of, the fact that such person is or was an officer or director of Informed Access or is or was serving at the request of Informed Access as an officer or director of another entity. In addition, the Merger Agreement provides that Access Health will use reasonable efforts to assist in the defense of any matter asserted in any claim, action, suit, proceeding or investigation against such person where such person is entitled to indemnification under applicable law. Access Health is entitled to participate at its own expense in and assume the defense of any proceeding for which indemnification is sought and Access Health may settle such proceeding with the consent of such person subject to certain conditions. Notwithstanding the foregoing, Access Health will not be liable for any settlement effected without its written consent and will not be liable for the fees and expenses of more than one counsel for all persons entitled to indemnity in connection with a proceeding except to the extent two or more such persons have a conflict of interest in the outcome of such proceeding. In addition, the Merger Agreement provides that Access Health will cause Informed Access to continue in full force provisions in Informed Access' Certificate of Incorporation and Bylaws in effect on the date of the Merger Agreement. The indemnity obligations of Access Health will survive the consummation of the Merger for a period of six years to the extent a claim for indemnification is made during such period, and in the event Access Health transfers all or substantial portion of its properties or assets to any other person or entity, such successor or assignee must assume such indemnification obligations of Access Health.

EMPLOYMENT AGREEMENTS; EMPLOYMENT MATTERS

  In connection with the Merger, eleven officers of Informed Access will enter into employment agreements with Access Health. These agreements generally provide for: a two year term of employment; fixed initial base compensation; increased base compensation payable upon the earlier of attainment of specified earnings targets or the first anniversary of the Merger; eligibility for an incentive bonus of up to a specified percentage of base compensation; and the grant of incentive stock options under the Access Health Stock Plan. The executives will receive base compensation for the greater of the remainder of the employment term or 12 months in the event the agreement is terminated by Access Health or by the executive following a "constructive termination," which is defined to include a reduction in salary or benefits, relocation or failure of Informed Access' business to be run in accordance with the charter therefor agreed to by Informed Access and Access Health, except where such reduction, relocation or failure is approved by the current president of the Informed Access division or his successor in the event of his death, disability, termination for cause or resignation. Severance will not be paid, if the executive materially breaches the terms of the non-competition agreement described below. The aggregate number of options for Access Health Common Stock to be issued under the employment agreements is 280,000. Access Health intends to grant such options under the 1989 Incentive Stock Plan if the Incentive Plan Amendment or outside the plan if such amendment is not approved. See "Interests of Certain Persons in the Merger--Employment Agreements."

  For a period of at least one year following the Merger, Access Health has agreed to maintain Informed Access' operations in the Broomfield, Colorado area and to continue the employment of all persons employed by Informed Access as of the Effective Time.

NON-COMPETITION AGREEMENTS

  Certain officers and other employees of Informed Access have entered into non-competition agreements with Access Health and Informed Access. The non-competition agreements contain provisions restricting such persons for a period of two years following the closing of the Merger from participating or engaging in the financing, operation, ownership, management or control of any person, firm, corporation or business engaging in the development, marketing, and distribution of health information products and services or any other business which Informed Access was engaged in or had under development as of the date of the Merger Agreement.

INTERIM CREDIT FACILITY

  Access Health has agreed to provide Informed Access an interim line of credit facility (the "Interim Credit Facility") constituting a line of credit of up to $2 million. The line of credit may be drawn upon by Informed Access until the closing of the Merger, termination of the Merger Agreement by Informed Access or 60 days following termination of the Merger by Access Health. Thereafter, Access Health at its discretion may advance funds to Informed Access. The line of credit bears interest at 1 1/2% over the prime commercial rate, subject to an increase in the event the Merger Agreement is terminated to the lesser of 20% or the maximum rate otherwise allowed by law. Interest is payable monthly and the balance is due at maturity which is the earlier of 12 months from the closing of the Interim Credit Facility or six months from the termination of the Merger. The Interim Credit Facility is secured by a first priority security interest in all tangible assets of Informed Access other than leased capital equipment. In the event Access Health becomes liable to Informed Access for a termination fee from termination of the Merger Agreement, the Interim Credit Facility terminates and a portion of the termination fee proceeds may be applied to any outstanding balance due thereunder.

REGISTRATION RIGHTS AGREEMENT

  Upon the Effective Time of the Merger, Access Health has agreed to enter into a Registration Rights Agreement (the "Registration Rights Agreement") which will provide certain rights with respect to the registration of the shares of Access Health Common Stock received by the Informed Access stockholders in the Merger. Under the Registration Rights Agreement, if Access Health proposes to register any of its securities under the Securities Act, the holders are entitled to notice of such proposed registration and the opportunity to include their shares therein, subject to certain conditions and limitations including the right of the underwriters of an offering to limit the number of shares included in such registration to 35% of the total number of shares to be registered in certain circumstances. Access Health will pay all registration expenses for such registration, but the Informed Access holders included in such registration must bear their proportionate share of all selling expenses. The holders may also require that Access Health file up to three registration statements under the Securities Act with respect to the underwritten public offerings of their shares at any time beginning after the date Access Health has published the combined financial results of Access Health and Informed Access for a period of at least 30 days of combined operations. The Informed Access holders must bear all registration and selling expenses incurred in connection with such registration. The registration rights under the Registration Rights Agreement (i) will terminate as to any holder at such time as such holder may sell all his or her shares using the 1% volume limitation pursuant to Rule 144 under the Securities Act and (ii) may not be exercisable by a holder at such time as a holder could sell all his or her shares in a three month period using the average weekly trading volume limitation pursuant to Rule 144 under the Securities Act.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes the material federal income tax consequences of the exchange of shares of Informed Access Common Stock for Access Health Common Stock pursuant to the Merger. This summary is based upon opinions of counsel (the "Tax Opinions") delivered by Cooley Godward LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation (collectively "Counsel") that the Merger will constitute a "reorganization" within the meaning of Section 368 of the Code (a "Reorganization").

  Informed Access stockholders should be aware that this discussion does not address the federal income tax considerations applicable to holders of Informed Access warrants, nor does it deal with all federal income tax considerations that may be relevant to particular stockholders of Informed Access in light of their particular circumstances, such as stockholders who are banks, insurance companies, tax-exempt organizations, dealers in securities, who are foreign persons, who do not hold their Informed Access Capital Stock as capital assets, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior or subsequent to or concurrently with the Merger (whether or not such transactions are in connection with the Merger), including, without limitation, transactions in which Informed Access Capital Stock is acquired or Access Health Common Stock (including the Escrow Shares) is disposed of. ACCORDINGLY, INFORMED ACCESS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

  Subject to the limitations and qualifications referred to herein, Counsel is of the opinion that the Merger will qualify as a Reorganization which will result in the following federal income tax consequences:

    (a) No gain or loss will be recognized by holders of Informed Access Capital Stock solely upon their receipt of Access Health Common Stock solely in exchange for Informed Access Capital Stock in the Merger (except to the extent of cash received in lieu of a fractional share of Access Health Common Stock).

    (b) The aggregate tax basis of the Access Health Common Stock (including the Escrow Shares) received by Informed Access stockholders in the Merger will be the same as the aggregate tax basis of Informed Access Capital Stock surrendered in exchange therefor less the tax basis, if any, allocated to fractional share interests.

    (c) The holding period of the Access Health Common Stock (including the Escrow Shares) received in the Merger will include the period for which the Informed Access Capital Stock surrendered in exchange therefor was held, provided that the Informed Access Capital Stock is held as a capital asset at the time of the Merger.

    (d) Cash payments received by holders of Informed Access Capital Stock in lieu of a fractional share will be treated as if a fractional share of Access Health Common Stock had been issued in the Merger and then redeemed by Access Health. A stockholder of Informed Access receiving such cash will generally recognize gain or loss upon such payment, equal to the difference (if any) between such stockholder's basis in the fractional share and the amount of cash received.

    (e) A shareholder who exercises dissenters' rights with respect to a share of Informed Access Capital Stock and who receives payment for such stock in cash should generally recognize capital gain or loss (if such share was held as a capital asset at the time of the Merger) measured by the difference between the shareholder's basis in such share and the amount of cash received, provided that such payment is neither essentially equivalent to a dividend nor has the effect of a distribution of a dividend (a "Dividend Equivalent Transaction"). A sale of capital stock of Informed Access pursuant to an exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the shareholder exercising dissenters' rights and all parties related to such Shareholder own no shares of Access Health Stock (either actually or constructively with the meaning of Section 318 of the Code) after the Merger. If, however, a shareholder's sale for cash of Informed Access capital stock pursuant to an exercise of dissenters' rights is a Dividend Equivalent Transaction, then such shareholder will generally recognize income for federal income tax purposes in an amount up to the entire amount of cash so received.

    (f) Neither Access Health, Sub nor Informed Access will recognize material amounts of gain solely as a result of the Merger.

  In order to satisfy the "continuity of interest" requirement under the Code, Informed Access stockholders must not, pursuant to a plan or intent at or prior to the Effective Time of the Merger, dispose of or transfer so much of either (i) their Informed Access Capital Stock in anticipation of the Merger or (ii) the Access Health Common Stock to be received in the Merger (collectively, "Planned Dispositions"), such that the Informed Access stockholders, as a group, would no longer have a significant equity interest in the Informed Access business being conducted by the combined company after the Merger. Informed Access stockholders will generally be regarded as having a significant equity interest as long as the Access Health Common Stock received in the Merger (after taking into account Planned Dispositions), in the aggregate, represents a substantial portion of the entire consideration received by the Informed Access stockholders in the Merger. No assurance can be made that the "continuity of interest" requirement will be satisfied, and if such requirement is not satisfied, the Merger would not be treated as a Reorganization under the Code having the federal income tax consequences described above.

  No ruling has been or will be obtained from the Internal Revenue Service (the "IRS") in connection with the Merger. Informed Access stockholders should be aware that the Tax Opinions do not bind the IRS and that the IRS is therefore not precluded from successfully asserting a contrary opinion. The Tax Opinions are also subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations made by Access Health, Merger Sub and Informed Access and stockholders of Informed Access, including representations in certificates to be delivered to counsel by the respective managements of Access Health, Merger Sub and Informed Access and certain stockholders of Informed Access.

  A successful IRS challenge to the Reorganization status of the Merger would result in Informed Access stockholders recognizing taxable gain or loss with respect to each share of Informed Access Capital Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the Access Health Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Access Health Common Stock so received would equal its fair market value and the holding period for such stock would begin the day after the Effective Time.

GOVERNMENTAL AND REGULATORY APPROVALS

  Other than compliance with the federal securities laws and applicable securities laws of the various states, Access Health and Informed Access are aware of no governmental or regulatory approvals required for consummation of the Merger.

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon receipt by Access Health and Informed Access of letters from Ernst & Young LLP, Access Health's independent auditors, and Arthur Andersen LLP, Informed Access' independent auditors, reaffirming those firms' concurrence with Access Health management's and Informed Access management's conclusions, respectively, as to the appropriateness of pooling-of-interests accounting for the Merger under APB No. 16, if consummated in accordance with the Merger Agreement.

DELAWARE APPRAISAL RIGHTS

  Stockholders of Informed Access who do not vote by written consent in favor of the Merger may, under certain circumstances and by following the procedure prescribed by the DGCL, exercise appraisal rights and receive cash for their shares of Informed Access Capital Stock. The stockholders exercising appraisal rights under the DGCL must follow the appropriate procedures under the DGCL or suffer the termination or waiver of such rights.

  If a holder of Informed Access Capital Stock exercises appraisal rights in connection with the Merger under Section 262 of the DGCL ("Section 262"), any shares of Informed Access Capital Stock in respect of which such rights have been exercised and perfected will not be converted into Access Health Common Stock but instead will be converted into the right to receive such consideration as may be determined by the Delaware Court of Chancery (the "Court") to be due with respect to such shares pursuant to the laws of the State of Delaware.

  The following summary of the provisions of Section 262 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Proxy Statement/Prospectus and Consent Solicitation Statement as Annex C and incorporated herein by reference.

  Holders of shares of Informed Access Capital Stock who object to the Merger and who follow the procedures in Section 262 will be entitled to have their shares of Informed Access Capital Stock appraised by the Court and to receive payment of the "fair value" of such shares as of the Effective Time of the Merger.

  In the event that the Informed Access stockholders approve the Merger Agreement by written consent in accordance with the DGCL, either before the Effective Time or within ten days thereafter, Access Health must notify each Informed Access stockholder who did not so consent in writing of such Effective Time and that appraisal rights are available for any or all of the shares of Informed Access Capital Stock held by such stockholder. A stockholder of Informed Access electing to exercise appraisal rights must, within 20 days of the date of mailing of such notice, perfect his, her or its appraisal rights by demanding in writing from Informed

Access the appraisal of his, her or its shares of Informed Access Capital Stock, as provided in Section 262. A holder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Informed Access at 310 Interlocken Parkway, Suite A, Broomfield, Colorado 80021. The demand should specify the holder's name and mailing address, the number of shares of Informed Access Capital Stock owned and that such holder is demanding appraisal of his, her or its shares. Only a holder of record of shares of Informed Access Capital Stock (or his, her or its duly appointed representative) is entitled to assert appraisal rights for the shares registered in that holder's name.

  Within 120 days after the Effective Time of the Merger, any stockholder who has made a valid written demand and who has not voted in favor of approval and adoption of the Merger Agreement may (i) file a petition in the Court demanding a determination of the value of shares of Informed Access Capital Stock, and (ii) upon written request, receive from Informed Access a statement setting forth the aggregate number of shares of Informed Access Capital Stock not voted in favor of approval and adoption of the Merger Agreement and approval of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by Informed Access.

  If a petition for an appraisal is timely filed, at a hearing on such petition, the Court is required to determine the holders of Dissenting Shares entitled to appraisal rights and to determine the "fair value" of the Dissenting Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the value of the Dissenting Shares. In determining such "fair value", the Court is required to take into account all relevant factors, including the market value of Informed Access Capital Stock and the net asset and earnings value of Informed Access, and in determining the fair value of interest, the Court may consider the rate of interest which Informed Access would have had to pay to borrow money during the pendency of the proceeding. Upon application by a stockholder, the Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares of Informed Access Capital Stock entitled to appraisal.

  Any holder of Dissenting Shares who has duly demanded an appraisal under
Section 262 will not, after the Effective Time of the Merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on such Dissenting Shares (except dividends or other distributions payable to stockholders of record as of a date prior to the Effective Time of the Merger).

  If any holder of shares of Informed Access Capital Stock who demands appraisal under Section 262 effectively withdraws or loses, his, her or its right to appraisal, the shares of such holder will be converted into a right to receive that number of shares of Access Health Common Stock as is determined in accordance with the Merger Agreement. A holder will effectively lose his right to appraisal if he, she or it votes in favor of approval and adoption of the Merger Agreement, or if no petition for appraisal is filed within 120 days after the Effective Time of the Merger, or if the holder delivers to Informed Access a written withdrawal of such holder's demand for an appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time of the Merger requires the written approval of Informed Access. A holder of stock represented by certificates may also lose his, her or its right to appraisal if he, she or it fails to comply with the Court's direction to submit such certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings.

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to and should be read in conjunction with, the historical consolidated financial statements of Access Health and Informed Access, including the notes thereto, included herein.

  The unaudited pro forma condensed combined financial statements assume a business combination between Access Health and Informed Access accounted for on a pooling-of-interests basis and are based on each company's respective historical consolidated financial statements and notes thereto, which are included herein. The pro forma condensed combined balance sheet combines Access Health's consolidated condensed balance sheet as of June 30, 1996 with Informed Access' consolidated condensed balance sheet as of June 30, 1996, giving effect to the Merger as if it had occurred on June 30, 1996. The unaudited pro forma combined condensed statements of operations combine Access Health's historical results for the nine months ended June 30, 1995 and 1996 and the years ended September 30, 1993, 1994 and 1995 with Informed Access' historical results for the nine months ended June 30, 1995 and 1996, and the years ended December 31, 1993, 1994 and 1995, respectively, giving effect to the Merger as if it had occurred at the beginning of the earliest period presented.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position.

             ACCESS HEALTH, INC. AND INFORMED ACCESS SYSTEMS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                 YEARS ENDED SEPTEMBER 30, 1993, 1994 AND 1995

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        INFORMED ACCESS
                            ACCESS HEALTH, INC.          SYSTEMS, INC.           PRO FORMA COMBINED
                          -------------------------  ------------------------  -------------------------
                           1993     1994     1995     1993    1994     1995     1993     1994     1995
                          -------  -------  -------  ------  -------  -------  -------  -------  -------
Revenues:
 Commercial revenue.....  $16,282  $16,355  $31,553  $   47  $   125  $ 2,957  $16,329  $16,480  $34,510
 Development program
  with related party....    2,197    2,274      --      --       --       --     2,197    2,274      --
                          -------  -------  -------  ------  -------  -------  -------  -------  -------
   Total................   18,479   18,629   31,553      47      125    2,957   18,526   18,754   34,510
Costs and expenses:
 Cost of commercial
  revenue...............    8,954   12,741   20,712     --        96    2,773    8,954   12,837   23,485
 Product and other
  development...........    1,051    1,085    1,708     876    1,123    1,460    1,927    2,208    3,168
 Development program....    2,455    2,541      --      --       --       --     2,455    2,541      --
 Sales and marketing....    2,467    3,767    3,651      66      729    1,640    2,533    4,496    5,291
 General and
  administrative........    1,912    2,602    3,456      45      596    1,002    1,957    3,198    4,458
                          -------  -------  -------  ------  -------  -------  -------  -------  -------
   Total costs and
    expenses............   16,839   22,736   29,527     987    2,544    6,875   17,826   25,280   36,402
                          -------  -------  -------  ------  -------  -------  -------  -------  -------
Income (loss) from
 operations.............    1,640   (4,107)   2,026    (940)  (2,419)  (3,918)     700   (6,526)  (1,892)
Non-operating income
 (expenses):
 Interest and other
  income................      586      612      661      28       43      205      614      655      866
 Interest expense.......     (228)    (153)     (91)    --        (5)     (32)    (228)    (158)    (123)
                          -------  -------  -------  ------  -------  -------  -------  -------  -------
Income (loss) before
 income taxes...........    1,998   (3,648)   2,596    (912)  (2,381)  (3,745)   1,086   (6,029)  (1,149)
Provision (credit) for
 income taxes...........      724   (1,352)   1,056     --       --       --       391   (2,231)    (471)
                          -------  -------  -------  ------  -------  -------  -------  -------  -------
Net income (loss).......  $ 1,274  $(2,296) $ 1,540  $ (912) $(2,381) $(3,745) $   695  $(3,798) $  (678)
                          =======  =======  =======  ======  =======  =======  =======  =======  =======
Pro forma net income
 (loss) per share.......  $  0.13  $ (0.24) $  0.14  $(0.45) $ (0.66) $ (0.73) $  0.06  $ (0.31) $ (0.05)
                          =======  =======  =======  ======  =======  =======  =======  =======  =======
Shares used in per share
 calculation............    9,515    9,456   11,145   2,011    3,605    5,118   11,124   12,340   14,172


   See accompanying notes to unaudited pro forma condensed combined financial statements.

             ACCESS HEALTH, INC. AND INFORMED ACCESS SYSTEMS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    NINE MONTHS ENDED JUNE 30, 1995 AND 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                INFORMED ACCESS      PRO FORMA
                          ACCESS HEALTH, INC.    SYSTEMS, INC.       COMBINED
                          --------------------  ----------------  ----------------
                            1995       1996      1995     1996     1995     1996
                          ---------  ---------  -------  -------  -------  -------
Total commercial
 revenue................  $  20,954  $  44,097  $   629  $ 5,871  $21,583  $49,968
Costs and expenses:
 Cost of commercial
  revenue...............     14,442     24,207      559    4,067   15,001   28,274
 Product and other
  development...........      1,259      2,368    1,219    1,790    2,478    4,158
 Sales and marketing....      2,580      4,668    1,226    1,896    3,806    6,564
 General and
  administrative........      2,340      4,563      627    1,004    2,967    5,567
                          ---------  ---------  -------  -------  -------  -------
   Total costs and
    expenses............     20,621     35,806    3,631    8,757   24,252   44,563
                          ---------  ---------  -------  -------  -------  -------
Income (loss) from
 operations.............        333      8,291   (3,002)  (2,886)  (2,669)   5,405
Non-operating income
 (expenses):
 Interest and other
  income................        488      1,099      107      112      595    1,211
 Interest expense.......        (60)       (37)     (34)     (60)     (94)     (97)
                          ---------  ---------  -------  -------  -------  -------
Income (loss) before
 income taxes...........        761      9,353   (2,929)  (2,834)  (2,168)   6,519
Provision (credit) for
 income taxes...........        309      3,741      --       --      (889)   2,608
                          ---------  ---------  -------  -------  -------  -------
Net income (loss).......  $     452  $   5,612  $(2,929) $(2,834) $(1,279) $ 3,911
                          =========  =========  =======  =======  =======  =======
Pro forma net income
 (loss) per share.......  $    0.04  $    0.43  $ (0.66) $ (0.50) $ (0.09) $  0.22
                          =========  =========  =======  =======  =======  =======
Shares used in per share
 calculation............     11,148     13,144    4,467    5,647   13,615   18,026


   See accompanying notes to unaudited pro forma condensed combined financial statements.

             ACCESS HEALTH, INC. AND INFORMED ACCESS SYSTEMS, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 1996

                                 (IN THOUSANDS)

                                                          INFORMED
                                              ACCESS       ACCESS     PRO FORMA
                                           HEALTH, INC. SYSTEMS, INC. COMBINED
                                           ------------ ------------- ---------
                  ASSETS
 Current assets:
  Cash and equivalents....................   $29,556       $1,829      $31,385
  Available-for-sale securities...........    10,368          --        10,368
  Accounts and licenses receivable........     8,712        1,253        9,965
  Prepaid expenses and other current
   assets.................................     2,312          317        2,629
                                             -------       ------      -------
    Total current assets..................    50,948        3,399       54,347
 Property and equipment, net..............    13,008        1,634       14,642
 Investment in AHN........................     5,000          --         5,000
 Other assets.............................     4,313          109        4,422
                                             -------       ------      -------
    Total assets..........................   $73,269       $5,142      $78,411
                                             =======       ======      =======
   LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Accounts payable........................   $ 2,967       $  920      $ 3,887
  Accrued payroll and related expenses....     2,918          544        3,462
  Other accrued expenses..................     4,694          152        4,846
  Current portion of long-term debt.......       --           415          415
  Deferred revenue........................     2,626          473        3,099
  Deferred income taxes...................     1,650          --         1,650
  Accrued merger-related expenses.........       --           --         8,500
                                             -------       ------      -------
    Total current liabilities.............    14,855        2,504       25,859
 Long-term debt...........................       --         1,040        1,040
 Mandatorily redeemable convertible
  preferred stock.........................       --        10,635          --
 Stockholders' equity (deficit):
  Common stock............................    50,211          106       64,452
  Retained earnings (deficit).............     8,203       (9,143)     (12,940)
                                             -------       ------      -------
    Total stockholders' equity (deficit)..    58,414       (9,037)      51,512
                                             -------       ------      -------
    Total liabilities and stockholders'
     equity...............................   $73,269       $5,142      $78,411
                                             =======       ======      =======


   See accompanying notes to unaudited pro forma condensed combined financial statements.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

  The unaudited pro forma condensed combined statements of operations combine the historical statements of operations of Access Health for the nine months ended June 30, 1995 and 1996, and the years ended September 30, 1993, 1994 and 1995 with the historical statements of operations of Informed Access for the nine months ended June 30, 1995 and 1996, and the years ended December 31, 1993, 1994 and 1995, respectively.

  No adjustments have been made in these pro forma financial statements to conform the accounting policies of the combining companies. The nature and extent of such adjustments, if any, are not expected to be significant.

NOTE 2. PRO FORMA NET INCOME (LOSS) PER SHARE

  The number of Access Health common shares which will be issued in exchange for the outstanding shares of Informed Access Capital Stock is based on the final exchange ratio. The exchange ratio will depend upon the capitalization of Informed Access at the Effective Time of the Merger. An assumed exchange ratio of .80 was used in preparing the pro forma combined financial data and the following table which provides the pro forma number of shares to be issued in connection with the Merger:

   Informed Access Common Stock and Preferred Stock outstanding as
    of June 30, 1996..............................................   5,727,186
   Common exchange ratio..........................................         .80
                                                                    ----------
   Number of Access Health common shares exchanged for Informed
    Access stock..................................................   4,581,748
   Total number of Access Health common shares outstanding as of
    June 30, 1996.................................................  12,523,757
                                                                    ----------
   Number of Access Health common shares outstanding after
    completion of the Merger......................................  17,105,505
                                                                    ==========

  The pro forma combined net income (loss) per share is based on the combined weighted average number of common and dilutive common equivalent shares of Access Health and Informed Access and assumes a Common Stock exchange ratio as of June 30, 1996 of .80 shares of Access Health Common Stock for each outstanding share of Informed Access Capital Stock. The actual number of shares of Access Health Common Stock to be exchanged for all of the outstanding Informed Access Common Stock will be determined at the Effective Time.

  Share and per share information applicable to prior periods for Access Health have been restated to reflect a three-for-two stock split which was effective on February 15, 1996. The net loss per share for Informed Access reflects the conversion of the Informed Access Preferred Stock into Informed Access Common Stock on an "as if converted" basis from the time of issuance.

NOTE 3. PRO FORMA ADJUSTMENTS

  Access Health and Informed Access estimate that they will incur merger-related expenses of approximately $12 million, consisting primarily of transaction costs for financial advisory fees, attorneys, accountants and financial printing and other one-time charges related to the transaction. Approximately $3.5 million of the Merger related expenses will be paid from escrow to the financial advisors of Informed Access in the form of 64,500 shares of Access Health Common Stock. See "Approval of Merger and Related Transaction--Escrow Fund." This estimate is preliminary and is therefore subject to change. These nonrecurring expenses will be charged to operations as incurred.

  The pro forma condensed combined balance sheet gives effect to such expenses as if they had been incurred as of June 30, 1996; however, in accordance with Regulation S-X the pro forma condensed combined statements of operations do not give effect to such expenses.

  The pro forma condensed combined financial statements include pro forma adjustments to reflect the combined tax liability as if Access Health and Informed Access had filed consolidated income tax returns. As a result, combined income tax expense has been reduced by $333,000, $879,000, $1,527,000, $1,198,000, and $1,133,000 for the years ended September 30, 1993,
1994, and 1995 and the nine months ended June 30, 1995 and 1996, respectively.

  The pro forma combined balance sheet data gives effect to the automatic conversion of redeemable Informed Access Preferred Stock into 3,654,448 shares of Access Health Common Stock based on the estimated exchange ratio.

                            ACCESS HEALTH BUSINESS

GENERAL

  Access Health is a leading provider of personal health management products and services to the health care industry. Access Health's clients include managed care organizations, health plans, military managed health care providers, self-insured employers, and hospital and physician delivery systems. Personal health management services are designed to improve the quality and accessibility of health care by educating and empowering consumers to make more informed decisions, thereby reducing inappropriate use of the health care system and the cost of care while improving member satisfaction. Access Health's personal health management services provide members with a broad range of health care information, prevention and care management programs. Access Health believes that personal health management programs currently cover an estimated 30 million lives and that the total potential market in the United States could extend to include the more than 200 million persons covered by medical insurance.

  Access Health was founded in 1987 and until 1993 primarily provided consumer health care information products and services designed to help hospitals and other health care providers market their services. In response to opportunities created by increasing pressure to provide more cost effective health care, beginning in 1993, Access Health changed its focus to developing and marketing personal health management products and services to health plans and payors. At the same time, Access Health altered its business model to price its products and services predominantly on a recurring per-member per-month fee basis rather than on a non-recurring basis. Access Health's personal health management business has grown dramatically; the number of enrolled members has increased to over 10.7 million in September 1996 from approximately 100,000 at the beginning of fiscal 1994.

  Access Health's primary personal health management product, Personal Health Advisor ("PHA"), provides eligible health plan members with toll-free telephone access to registered nurse counselors, pre-recorded information on various health care topics, and other health care and information services on a 24-hour-a-day, 7-day-a-week basis. PHA is marketed to health plans, managed care organizations, large self-insured employer groups and directly to the consumer. Access Health's health systems services also offers a broad range of health care information products and services to health care providers. Access Health's primary health systems services products include ASK-A-NURSE, Cancer HELPLINK and a series of software products providing membership management and referral management capability.

  Access Health provides its personal health management products and services from three advanced teleservice centers. The service centers are staffed by registered nurses and other health counselors who use sophisticated voice and data technology along with proprietary databases of clinical protocols and membership and provider information. In anticipation of new information needs in health care, Access Health is broadening the scope of its products and services into such areas as disease management and prevention and wellness programs. In its efforts to establish PHA as the industry standard and preferred brand name in personal health care management products and services, Access Health has expanded its delivery technologies to include personal computers, Internet applications and cable television.

  Access Health has entered into a contract to publish a health education CD-Rom for retail and wholesale distribution by fall 1996. Additionally, Access Health is in the process of launching its PHA-Online service. Further, in March 1996, Access Health made a 6% equity investment in America's Health Network, the first cable television network focused solely on consumer health care concerns. In addition to the equity stake, Access Health and America's Health Network also have a co-marketing agreement.

INDUSTRY BACKGROUND

  The rate of health care spending increases in the United States continues to exceed gross domestic product ("GDP") growth. The Health Care Financing Administration expected national health expenditures to reach 14.2% of GDP or slightly more than one trillion dollars in 1995. Containment of health care costs has become a national priority. As a result, the health care system is increasingly dominated by cost-conscious managed health care programs.

  A number of factors have contributed to escalating health care costs. These include:

  . Lack of access. Individuals who lack timely access to health care and to reliable health care information may delay needed treatment, self-treat inappropriately or seek unnecessary care, all of which can lead to poorer health outcomes and ultimately higher costs.

  . Lack of preventive care and early intervention. Appropriate preventive care and early intervention can dramatically influence health and well-being and is demonstrably cost-effective. Preventive care and timely intervention both depend on an individual's access to information.

  . Inappropriate use of health care resources. Poorly-informed individuals may choose more costly or less effective means of treatment for their health care needs. For example, studies indicate that up to 55% of all emergency room visits may be inappropriate.

  Personal health care management programs were developed in response to these problems. These programs generally include telephone-based health counseling services to help individuals optimize their use of the health care system. These services assist users in managing their own health and empower them to make better informed decisions. The information they receive helps them both to obtain proper care and to avoid unnecessary care, ultimately reducing health care costs, improving health outcomes and increasing member satisfaction with their health care plan.

  Recent studies indicate that personal health management programs can meaningfully reduce annual medical expenses. Government and commercial health care plans and insurers increasingly view personal health management programs as an effective means to cope with capitated reimbursement of health care costs.

  Personal health management programs are typically contracted by health plans, managed care programs, and self-insured employers. Access Health believes that the greatest value may actually enure to the individual caller or consumer. A personal health management program is considered to be both a member benefit and a vehicle to rationalize member usage of the health care delivery system. Access Health believes that personal health management programs currently cover an estimated 30 million lives and that the total potential market in the United States could extend to include the more than 200 million persons covered by medical insurance.

STRATEGY

  Access Health seeks to position each of its products and services as the leading brand in its category and create consumer recognition and preference through the following business strategies:

  Focus on key market segments. Many participants in health care benefit from providing personal health management services to their employees or members. Access Health has segmented the marketplace around the unique needs of large self-insured employers, health plans and managed care organizations, military managed health care providers, individual consumers, Medicare, Medicaid, and integrated physician and hospital delivery systems. Access Health adapts its programs to meet the particular needs of various market segments by creating special member communication materials for different literacy levels and language requirements, segment-specific medical information and targeted clinical programs. Access Health employs teams of sales and account management personnel with specific expertise in each segment.

  Build Personal Health Advisor brand equity. Access Health seeks to establish Personal Health Advisor as the personal health management brand of choice among consumers and health plans by meeting and anticipating the needs of members, physicians, and health plans. Access Health intends to support this strategy by building brand awareness through consumer advertising, trade advertising, and other promotional activities. Additionally, Access Health has invested in proprietary technology to enable PHA to track member health care needs over time and build a repository of personal health information. In this way, Access Health seeks to create a long-term relationship between individuals and PHA even when individuals change health plans, physicians, or employers.

  Deliver significant value to customers. Access Health seeks to provide health plans and payors a return on investment in the form of reduced health care costs, increased member satisfaction and improved quality of care. Access Health continues to invest in clinical programs and delivery capabilities in order to provide members with the highest quality and most comprehensive set of personal health management services. More than 87% of PHA users report that PHA increases their satisfaction with their health plan. One study conducted on behalf of Access Health and a customer showed that the customer received a return on its PHA investment of more than 4 to 1.

  Expand range and scope of services. Access Health plans to continue to enhance the clinical applications and delivery options offered under the PHA and ASK-A-NURSE brand names. Clinical applications are being expanded to include disease management and prevention and wellness products and services. Access Health is also extending the delivery of its branded health information products to electronic media including personal computer-based consumer software and on-line services. Access Health is developing these clinical products and services and electronic delivery options internally and through strategic alliances. Access Health also may make acquisitions to augment its product offerings.

  Provide a full range of personal health management solutions. Outsourcing personal health management services has become a common practice for self-insured employers, health plans and managed care organizations. Factors supporting this trend include economies of scale, speed of market entry, required clinical and technology capabilities, and quality of service. Access Health's Personal Health Advisor meets the needs of organizations that choose to outsource personal health management capabilities. For organizations choosing to provide personal health management services in-house, Access Health offers Access Care Management System ("ACMS"), a program consisting of software and clinical guidelines. Access Health will continue to develop its products to be responsive to the changing marketplace and needs of its customers.

  Exploit multiple media. Different media such as telephone, online services, cable TV and print can be used to deliver tailored health care information appropriate to particular audiences. Access Health has made significant commitments in each of these areas as evidenced by its investment in, and co-marketing agreement with, America's Health Network which provides health care information over cable television and the recently launched PHA-OnLine service which provides health care information over the Internet.

PRODUCTS AND SERVICES

  Access Health's products and services enable its clients to facilitate appropriate consumer health care decisions, providing for better outcomes, improving member satisfaction and avoiding unnecessary utilization of health care services or inappropriate care. Access Health's products and services provide members 24-hour telephone access to registered nurse counselors who offer timely symptom-specific assessments, consultation on appropriate sources of care, information about major diagnoses or procedures, and referrals to physicians and other services. Access Health uses five databases from which services are delivered: (i) a person-based, portable, lifetime membership database, (ii) a clinical protocol database, (iii) a database of information as relates to the rules of each client's health plan, (iv) a database of health plan specific authorized providers and (v) a healthcare information and education database.

  Access Health's products and services are designed to meet the needs of specific customer groups including managed care providers, self-insured employers, individual consumers, Medicare, Medicaid and hospital and health systems.

 Personal health management services

  Personal Health Advisor. Personal Health Advisor is a membership benefit sponsored by managed care organizations, self-insured employers and hospital-based delivery systems for use by members enrolled in the organization's health plan. Per-member per-month fees are paid by the plan sponsor and are periodically adjusted based on usage patterns. PHA is also available to individual consumers on a self-sponsored basis for a monthly fee.

  PHA provides members 24-hour toll-free telephone access to specially-trained registered nurse phone counselors for general health information, symptom-specific, non-diagnostic nursing assessments and decision counseling for major diagnostic or treatment issues. A special feature of the program is Health Counseling, a service that provides individually researched information on care alternatives for significant health care episodes, such as maternity, major illnesses and surgery. Members also can access the AudioHealth Library, a sophisticated database of pre-recorded information on more than 430 topics in both English and Spanish. The information provided through the AudioHealth Library includes comprehensive self-care and prevention information designed to help callers make appropriate health care decisions. After listening to a topic, the caller can choose to discuss specific concerns with a registered nurse or to request printed information on a variety of topics. Health care counselors assist PHA members in selecting physicians or other services available under their particular health care benefit plan. Access Health is exploring or has already launched additional information distribution channels for offering PHA that include desktop PC software, on-line services, expanded printed material capabilities and cable video programming.

  As of September 1, 1996, Access Health had 41 customers representing more than 10.7 million members enrolled in PHA, compared to eight customers representing approximately 480,000 enrolled members at September 30, 1994 and 14 customers and 4.3 million enrolled members at September 30, 1995.

  Member communication services. Member communication services are tailored to meet specific sponsor needs. These services consist of the development, execution and fulfillment of membership enrollment materials, such as membership kits, newsletters and other mailings, on-going communication programs designed to facilitate use of the program, and fulfillment of member requests for literature for specific health care topics. Access Health charges a flat fee or per-member per-month fees based on the mix of services provided.

 Health systems services

  Access Care Management System. The Access Care Management System, introduced in 1994, is utilized by those organizations seeking to provide in-house personal health management services. ACMS is an integrated package of software, clinical guidelines and care management functions that enables hospitals, physician groups, integrated health care delivery systems and health plans to offer personal health management services directly to patients and member groups through the sponsoring organization's own telephone call center. ACMS customers pay Access Health on a per-member per-month basis and in return receive technical support and software and clinical database upgrades.

  ASK-A-NURSE. The ASK-A-NURSE family of products is licensed to hospitals and other health care systems, enabling them to provide health care information and referral services. ASK-A-NURSE programs are staffed by registered nurses and are accessible by telephone 24 hours a day. ASK-A- NURSE was introduced in 1986 and is currently licensed to more than 70 clients representing over 300 participating hospitals in the United States.

  ASK-A-NURSE was originally introduced to help hospitals compete in a fee-for-service health care environment by offering phone-based information as a community service. The program was designed to create awareness of the hospital and project an image within the community as a quality source for health care information. By offering useful information, participating hospitals are able to help callers determine if care is needed and to educate callers regarding the hospitals' affiliated physicians and services. ASK-A-NURSE Advantage, introduced in 1993, allows hospitals to offer an enhanced, fee-based version of these services to members of selected groups.

  Cancer HELPLINK. Cancer HELPLINK is a specialized information and referral system staffed by registered nurses experienced in cancer care and trained in the extensive information needs of cancer patients, their families and others concerned about cancer. Cancer HELPLINK, introduced in 1989, provides needed information to patients diagnosed with cancer and refers callers who have cancer symptoms to appropriate physicians and diagnostic and treatment services. Access Health's cancer products are currently licensed to more than 35 clients representing over 70 hospitals.

  Access Health licenses the ASK-A-NURSE and Cancer HELPLINK products and the ASK-A-NURSE brand name on an exclusive basis to a single hospital or group of hospitals within a geographically-defined market.

  LIFE MATCH Family of Software Products. Access Health sells and supports the LIFE MATCH family of software products, consisting of HEALTH MATCH, HEALTH MATCH Advantage and LIFE MATCH, which are designed to support health care information and referral programs. These products enable participating hospitals to match individuals' health care needs with physicians and hospital services and to manage referral, medical information and reporting functions. In addition, these software products allow hospitals to manage membership programs, scripted outbound call programs and other database management activities. HealthSelect, Access Health's newest software product, is a Windows-based product designed to provide hospitals, physicians and integrated health care delivery systems with the technology to manage referral, medical information and personal health management programs. More than 300 hospitals have licensed one or more of these software products.

PRODUCT DEVELOPMENT

  Access Health's growth and future success largely depend upon its ability to develop new products for the health care industry and to continue to develop and enhance its existing personal health management products. Current development initiatives include:

  . Clinical applications. Expanding clinical applications to new areas such as illness prevention and wellness and disease management programs, and enhancing the protocols and libraries for existing applications.

  . Electronic delivery systems. Developing the capabilities to use on-line communications and other electronic media to deliver Access Health's products and services.

  . Technology infrastructure. Enhancing Access Health's infrastructure by installing new hardware and software systems to improve capability, ease of use and scalability.

  . Customized products. Customizing products for specific market segments such as those with special literacy or foreign language needs.

PRINCIPAL CUSTOMERS

  Access Health markets its products and services to managed care organizations, government agencies, self-insured employers, hospitals, integrated hospital organizations, physician groups, independent physician associations and direct to the consumer.

  As of September 1, 1996, Access Health had contracts with 41 customers representing more than 10.7 million members enrolled in PHA. Other customers have announced contract awards to Access Health that would represent an additional 2.3 million members by the end of 1997. These additional contracts are subject to final negotiation and have not yet been executed. Access Health's enrolled members include members for which Access Health receives revenues. Certain of Access Health's contracts specify a guaranteed enrollment rate for members and Access Health receives revenues for such amounts even if the customer has not yet identified all the particular members. For the nine months ended June 30, 1996, the top three major customers included Blue Cross of Western Pennsylvania, Empire Blue Cross and Foundation Health Plan which represent 17.2%, 12.2% and 11.6%, respectively, of Access Health's revenues for the nine months ended June 30, 1996. After initial terms of approximately one to four years, contracts generally can be terminated upon 60 to 180 days notice. One of the three largest contracts is up for renewal in fiscal 1997, and two are up for renewal in fiscal 1998.

  Access Health's ASK-A-NURSE and Cancer HELPLINK products are currently licensed to more than 110 clients representing over 400 participating hospitals. Examples of Access Health's principal customers for these product lines include Florida Hospital in Orlando, Covenant Health Care Systems in Milwaukee and Emory University Systems of Health Care in Atlanta.

SALES, MARKETING AND SUPPORT

  Access Health's sales and marketing strategy includes tailoring its products to specific market segments, employing a direct sales force organized around these segments, utilizing experienced account management teams and engaging in promotional activities to increase brand awareness and recognition of Access Health's products. The 16-person direct sales force is organized into groups focused on selling Access Health's products and services to managed care organizations, self-insured employers, commercial insurers, government entities, and hospitals and health care systems. Access Health intends to increase its sales force to further penetrate these existing markets.

  Access Health manages its on-going relationships with clients through the use of account management teams that include clinical and technical support. These teams work closely with new and existing clients to implement custom tailored programs, coordinate member communication programs, ensure client satisfaction, and evaluate program effectiveness. This structure allows the account management teams to anticipate new member needs.

  Additionally, Access Health markets PHA directly to consumers and currently has more than 25,000 self-sponsored consumer members who pay monthly fees. This marketing effort is conducted through an alliance with a consumer marketing partner. However, Access Health is currently planning to assume full responsibility for selling PHA to the consumer market.

  Access Health's marketing strategy also includes building brand awareness and brand identity for its PHA, ASK-A-NURSE and Cancer HELPLINK products. Access Health has an extensive promotional program that includes direct mail, advertising, and participation in industry conferences and trade shows.

ACQUISITION STRATEGY

  Since its management-led buyout of the ASK-A-NURSE business in 1988, Access Health has grown in part through strategic product and business acquisitions. These acquisitions include the buy-out of a joint venture partner in Cancer HELPLINK and the acquisition of the LIFE MATCH family of products from Baxter Health Care, Inc. The Merger with Informed Access Systems would be the largest acquisition completed to date. In keeping with Access Health's strategy to complement and expand the products and services it offers, Access Health continues to evaluate products or businesses that may be acquired.

COMPETITION

  The market for Access Health's products and services is highly competitive. Access Health's competition includes independent companies as well as divisions of large managed care organizations. Access Health also faces competition from potential and existing customers who may elect to develop their own personal health management solution, and Access Health may face competition from new entrants to the market. Access Health believes that it competes favorably on the basis of price, operational capabilities, clinical content of its call guidelines, ability to rapidly enroll new members and performance with respect to cost savings, superior outcomes and member satisfaction. To the extent Access Health offers new products or services or offers its existing products and services in new markets, it expects to face increased competition from competitors, some of which may have substantially greater financial, marketing or technical resources than Access Health.

GOVERNMENT REGULATION

  The health care industry is subject to extensive and evolving government regulation at both the federal and state levels relating to many aspects of Access Health's and its clients' businesses in use of Access Health's programs, including the provision of health care services, teleservicing, health care referral programs, and health maintenance organizations and other similar plans. These statutes and regulations in many cases predate the development of telephone-based health care information and other interstate transmission and communication of medical information and services. The literal language of certain of these statutes and regulations governing the provision of health care services, including the practice of nursing and the practice of medicine, could be construed by regulatory authorities to apply to certain of Access Health's activities, including without limitation teleservicing activities which use California, Illinois and Arizona registered nurses to provide out-of-state personal health management services such as nursing assessments and information regarding appropriate sources of care and treatment time frames. These statutes and regulations could also apply to certain activities of Access Health's health service customers when operating Access Health's programs. Access Health has not been made, nor is it aware that any of its clients with respect to operation of Access Health's programs, or its nurse employees or any other organization providing out-of-state teleservicing have ever been made, the subject of such requirements by a regulatory authority. In addition, the literal language of the statutes and regulations governing health maintenance organizations and other plans that provide or arrange for the provision of health care services for a prepaid or periodic charge could be construed by regulatory authorities to apply to certain activities of Access Health that are provided on a per-member, per-month basis. Access Health has not been made, nor is it aware that any other company providing out-of-state teleservicing has ever been made, the subject of such requirements by a regulatory authority. However, if regulators seek to enforce any of the foregoing statutory and regulatory requirements, Access Health, its employees and/or its clients could be required to obtain additional licenses or registrations, to modify or curtail the operation of Access Health's programs, to modify the method of payment for Access Health's programs, or to pay fines or incur other penalties.

  The payment of remuneration to induce the referral of health care business has been a subject of increasing governmental and regulatory focus in recent years. Section 1128B(b) of the Social Security Act (sometimes referred to as the "Federal anti-kickback statute") provides criminal penalties for individuals or entities that knowingly and willfully offer, pay, solicit or receive remuneration in order to induce referrals for items or services for which payment may be made under the Medicare and Medicaid programs and certain other government-funded programs. The Social Security Act provides authority to the Office of the Inspector General through civil proceedings to exclude an individual or entity from participation in the Medicare and state health programs if it is determined any such party has violated Section 1128B(b) of the Social Security Act. Regulations have been promulgated specifying certain payment practices which will not be subject to criminal prosecution or civil exclusion. These regulations, commonly referred to as the "safe harbor" regulations, do not expand the scope of the federal anti-kickback statute, and the fact that a business arrangement does not fit within a safe harbor does not mean the business arrangement violates the federal anti-kickback statute. Access Health's programs do not meet the requirements of the safe harbor for referral services. A number of states in which Access Health operates have anti-kickback statutes similar to the federal statute as well as statutory and regulatory requirements governing referral agencies and regulating franchising and business opportunity ventures. In addition, the federal government and a number of states have enacted statutes which contain outright prohibitions on referrals for specified services which are made by referring providers who have an ownership interest in, or compensation arrangement with, the entity to which the referral is made. If Access Health or the use of its products and services were to be found in violation of such statutes, Access Health or its clients could be required to modify or curtail the operation of Access Health's programs, or to pay fines or incur other penalties, and Access Health's clients could be excluded from participation in the Medicare and Medicaid programs and could be precluded from charging fees and obtaining reimbursement for specified services.

  There can be no assurance that Access Health or the use of its products and services will not be subject to review or challenge by government regulators under any of the foregoing statutes and regulations that apply to health care services and products. In addition, additional laws and regulations could be enacted in the future that would regulate Access Health or the use of its products and services. Any government investigative or enforcement actions with respect to Access Health or the use of its products or services could generate adverse publicity irrespective of the final outcome, and could have a material adverse effect on Access Health.

RISK MANAGEMENT

  In recent years, participants in the health care industry, including physicians, nurses and other health care professionals, have been subject to an increasing number of lawsuits alleging malpractice, product liability and related legal theories, many of which involve large claims and significant defense costs. Due to the nature of its business, Access Health could become involved in litigation regarding the telephone information given by its registered nurses or those of its licensees with the risk of adverse publicity, significant defense costs and substantial damage awards. Access Health has established policies and procedures that limit the information provided by its registered nurses to that contained in its protocols and in other approved reference sources. In connection with its teleservices operations, Access Health has a quality assurance program that includes real-time audits of calls and post call reviews to monitor compliance with established policies and procedures. Generally clients review and approve Access Health's protocols and guidelines prior to program implementation and do not modify them without medical approval. To date, Access Health has not been the subject of any claim involving either its clinical assessment systems, the operation of its teleservicing centers or the operation by hospital clients of on-site call centers. However, there can be no assurance that claims will not be brought against Access Health. Even if such claims ultimately prove to be without merit, defending against them can be time consuming and expensive, and any adverse publicity associated with such claims could have a material adverse effect on Access Health.

INTELLECTUAL PROPERTY

  Access Health regards its software, clinical nursing assessment protocols and marketing and program operation materials as proprietary and attempts to protect its intellectual property with copyrights, trademarks, trade secret laws and restrictions on disclosure, copying and transferring title. Despite these precautions, it may be possible for unauthorized third parties to copy aspects of Access Health's products or to obtain and use information that Access Health regards as proprietary. Access Health has no patents, and existing copyright laws afford only limited practical protection. In addition, the laws of some foreign countries do not protect Access Health's proprietary rights to the same extent as do the laws of the United States, which could be a factor if Access Health expands into markets outside the United States.

EMPLOYEES

  As of September 7, 1996, Access Health had 443 full-time and 73 part-time employees, including 214 registered nurses. None of Access Health's employees is covered by a collective bargaining agreement, and Access Health believes that its relations with its employees are good.

PHYSICIAN ADVISORS

  Access Health's medical affairs are directed by Jeremy J. Nobel, M.D., Senior Vice President for Medical Affairs. He is supported by two full time MD employees--Steve Silverstein, M.D., board certified in internal medicine and emergency medicine and Maury Gloster, MD, board certified in internal medicine. In addition, Access Health has entered into consulting arrangements with other physicians who are recognized clinical experts. These physician consultants help Access Health in setting direction and strategy for clinical activities, developing and assuring the quality of clinical nursing assessment protocols, responding to new and emerging medical information, developing new clinical applications, and providing consulting services to client medical directors. Access Health's medical advisors are as follows:

  Charles A. Coltman, Jr., M.D., Member of the Cancer HELPLINK Physician Advisory Council. Dr. Coltman is Professor of Medicine at the University of Texas Health Science Center and the Director of the San Antonio Cancer Institute. He is President and CEO of the Cancer and Research Center, Chairman of the

Southwest Oncology Group, the largest cancer clinical trials group in the U.S., and has received numerous citations for his research in cancer control and the treatment of leukemias, lymphomas, and Hodgkin's Disease.

  W. David Dawdy, M.D., serves as a pediatric consultant for Access Health and is a practicing pediatrician. In addition, he is a Clinical Assistant Professor of Pediatrics of Ohio State University and serves as the Pediatric Director of the University ASK-A-NURSE program. He is active in numerous local and state organizations and committees involved with education for medical residents.

  Robert W. Derlet, M.D., serves as a consultant for Access Health's clinical assessment guideline system. Dr. Derlet is an Associate Clinical Professor and Chief of Emergency Medicine at the University of California at Davis Medical Center. He is board-certified in emergency medicine and internal medicine. Dr. Derlet has conducted research and authored several publications dealing with re-directing emergency department patients to more appropriate levels of care within the health care delivery system.

  G. Denman Hammond, M.D., Cancer HELPLINK National Medical Director and Chairman of the Cancer HELPLINK Physician Advisory Council. Dr. Hammond is Associate Vice President for Health Affairs and Professor of Pediatrics at the University of Southern California. He is Chairman of the National Cancer Institute-sponsored Children's Cancer Study Group and a leading authority on the blood disorders and cancers of infants and children. Dr. Hammond has authored or co-authored over 200 scientific manuscripts, books and book chapters.

  Access Health's medical advisors receive an annual retainer and consult with Access Health on a periodic basis. Dr. Dawdy and Dr. Derlet typically devote approximately one to four days per month to Company matters, and the other medical advisors typically devote approximately one day per quarter to Access Health's matters.

              ACCESS HEALTH MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  Access Health is a leading provider of personal health management products and services to the health care industry. Access Health was founded in 1987 and until 1993 primarily provided consumer health care information products and services designed to help hospitals and other health care providers market their services. Beginning in 1993, Access Health changed its focus to developing and marketing personal health management products and services to health plans and payors. In connection with the transition, Access Health incurred significant development expenses for its Personal Health Advisor ("PHA") product, including expenses for the hiring and training of personnel, capacity expansion and sales and marketing programs. Because revenues from personal health management services were not sufficient to cover start-up expenses, Access Health's gross margins decreased and operating losses were sustained in the third and fourth quarters of fiscal 1994 and the first quarter of fiscal 1995. Access Health returned to profitability in the second quarter of fiscal 1995 and has achieved increased profitability each quarter since as additional members have been enrolled in PHA and gross margins improved.

  Personal health management services. Access Health's primary personal health management product, Personal Health Advisor, is designed to generate recurring revenues through a fee structure that is based on per-member per-month fees. Revenues are generated principally from Access Health's PHA contracts. Managed care organizations, health plans and large self-insured employers purchase PHA for use by their members or employees in order to reduce unnecessary health care utilization, improve member satisfaction and lower health care costs. Access Health also earns fees for providing member communications services to its customers.

  Health systems services. Access Health also markets a line of personal health management products and services to hospitals and other health care providers. Those products include the ASK-A-NURSE family of products, Cancer HELPLINK, Access Care Management System ("ACMS") and the LIFE MATCH family of products. Access Health's revenues from these products include license implementation fees as well as on-going fees for program support, teleservices, and direct marketing activities.

RESULTS OF OPERATIONS--NINE MONTH PERIOD COMPARISON

  Revenues. Revenues consist of revenues from personal health management services and health systems services. Revenues increased from $21.0 million during the nine months ended June 30, 1995 to $44.1 million for the nine months ended June 30, 1996.

  Revenues from personal health management services increased from $12.4 million during the first nine months of fiscal 1995 to $36.5 million during the first nine months of fiscal 1996 because the number of members enrolled under Access Health's PHA contracts increased during these periods. As of June 30, 1996, approximately 10.3 million members were enrolled in PHA compared to approximately 3.6 million members enrolled as of June 30, 1995. Revenue from PHA contracts is recognized ratably in accordance with contract terms on the basis of per-member fees.

  Revenues from health systems services decreased from $8.6 million for the first nine months of fiscal 1995 to $7.6 million during the first nine months of fiscal 1996 due to lower licensing and teleservicing revenues resulting from changes taking place in the hospital industry and the discontinuation of certain ASK-A-NURSE teleservices contracts during fiscal 1995 and fiscal 1996. Discontinuation of additional teleservices contracts is expected during the remainder of fiscal 1996. Access Health expects that revenues from health systems services will continue to decline as a percentage of Access Health's total revenues and may continue to decline in absolute dollars.

  Cost of Revenues. The cost of personal health management services revenues includes the costs of operating Access Health's services centers, on-going client consultation and charges for providing PHA member communications services. The gross margins for personal health management services were 27.0% during the first nine months of fiscal 1995 compared to 48.4% during the first nine months of fiscal 1996. Gross margin for personal health management services improved during the nine month period ended June 30, 1996 compared to the prior period due to economies of scale resulting from growth in PHA enrollment.

  The cost of health systems services revenues includes the costs of license implementations, call processing, on-going client consultation, annual users' conferences, advertising materials, and other support services for ASK-A-NURSE, Cancer HELPLINK, ACMS and LIFE MATCH licensees. The gross margin percentages for health system services were 37.0% for the first nine months of fiscal 1995 compared to 29.3% for the first nine months of fiscal 1996. Health systems services gross margin declined during the nine month period ended June 30, 1996 compared to the prior period due to the decline in revenue, previously discussed.

  Product and Other Development Expenses. Product development expenses were $1.3 million, or 6.0% of revenues, for the first nine months of fiscal 1995 compared to $2.4 million, or 5.4% of revenues, during the first nine months of fiscal 1996. Increases in product development expenses relate to the Company's acceleration of efforts to meet consumer needs beyond triage and health care information for general populations.

  Sales and Marketing Expenses. Sales and marketing expenses were $2.6 million, or 12.3% of revenues, and $4.7 million, or 10.6% of revenues, during the first nine months of fiscal 1995 and 1996, respectively. Sales and marketing expenses increased as a result of the strengthening of the marketing and advertising program and the addition of sales resources to focus on the employer market. Sales and marketing expenses may increase in fiscal 1996 as the Company continues to pursue its strategy of building brand awareness for its personal health management products and could increase significantly as the Company enters the direct to consumer market.

  General and Administrative Expenses. General and administrative expenses totaled $2.3 million, or 11.2% of revenues and $4.6 million, or 10.4% of revenues, during the first nine months of fiscal 1995 and 1996, respectively. The increase from fiscal 1995 to fiscal 1996 reflects stepped costs associated with building the infrastructure necessary to manage a larger and rapidly growing company and professional fees related to evaluating and negotiating strategic investment opportunities.

  Income from Operations. Income from operations increased from $333,000 to $8.3 million during the first nine months of fiscal 1995 and fiscal 1996, respectively. The improvement is attributable to the factors and trends described in the preceding paragraphs.

  Non-Operating Income (Expense). Access Health generates interest and other income from cash balances and available-for-sale securities. Interest and other income, net of interest expense, increased from $428,000 to $1.1 million during the first nine months of fiscal 1995 and 1996, respectively, primarily as a result of increases in income earned on cash proceeds received during the first quarter of fiscal 1996 from a secondary stock offering (see Liquidity and Capital Resources).

  Effects of Inflation and Changing Prices. Inflation and changing prices have not had a material effect on Access Health's operations and, at current levels, are not expected to in future years.

RESULTS OF OPERATIONS--FISCAL YEAR COMPARISON

  The following shows the components of Access Health's consolidated statements of operations as a percentage of total revenues:

                                                              YEARS ENDED
                                                             SEPTEMBER 30,
                                                           --------------------
                                                           1993   1994    1995
                                                           -----  -----   -----
Revenues:
  Personal health management services.....................   3.2%  15.6%   64.0%
  Health systems services.................................  84.9   72.2    36.0
                                                           -----  -----   -----
    Total commercial revenues.............................  88.1   87.8   100.0
  Development program with related party..................  11.9   12.2     --
                                                           -----  -----   -----
    Total revenues........................................ 100.0  100.0   100.0
Costs and expenses:
  Cost of revenues:
   Personal health management services....................   2.5   18.8    41.9
   Health systems services................................  46.0   49.6    23.8
  Product and other development...........................   5.7    5.8     5.4
  Development program.....................................  13.3   13.6     --
  Sales and marketing.....................................  13.4   20.2    11.6
  General and administrative..............................  10.3   14.0    10.9
                                                           -----  -----   -----
    Total costs and expenses..............................  91.2  122.0    93.6
                                                           -----  -----   -----
Income (loss) from operations.............................   8.8  (22.0)    6.4
Interest and other income, net............................   1.9    2.4     1.8
                                                           -----  -----   -----
Income (loss) before income taxes.........................  10.7  (19.6)    8.2
Provision (credit) for income taxes.......................   3.9   (7.4)    3.3
                                                           -----  -----   -----
Net income (loss).........................................   6.8% (12.2)%   4.9%
                                                           =====  =====   =====
Gross margins by product line:
  Personal health management services.....................  23.1% (20.0)%  34.6%
  Health systems services.................................  45.8%  31.2 %  33.9%

  Commercial revenues. Commercial revenues consist of revenues from personal health management services, and health systems services. Commercial revenues increased from $16.3 million and $16.4 million in fiscal 1993 and 1994, respectively, to $31.6 million in fiscal 1995.

  Revenues from personal health management services increased from $585,000 in fiscal 1993 to $2.9 million in fiscal 1994 and to $20.2 million in fiscal 1995 because the number of members enrolled under Access Health's PHA contracts increased during this period. As of September 30, 1995, approximately 4.3 million members were enrolled in PHA, compared to approximately 480,000 enrolled as of September 30, 1994 and approximately 100,000 enrolled as of September 30, 1993. Revenue from PHA contracts is recognized ratably on a per-member, per-month basis and commences upon the enrollment of members.

  Revenues from health systems services decreased from $15.7 million in fiscal 1993 to $13.4 million in fiscal 1994 and to $11.3 million in fiscal 1995. Health systems services revenues include licensing implementations, program support, and teleservicing activities. Revenues from licensing implementations decreased from $4.3 million in fiscal 1993 to $1.2 million in fiscal 1994 and to $0.8 million in fiscal 1995. The decrease is due to changes taking place in the hospital industry and Access Health's shift from one-time license implementation fees to recurring per-member, per-month fees. Access Health recently began marketing new products to serve the changing needs of this market. Program support services revenues increased from $5.6 million in both fiscal 1993 and 1994 to $6.1 million in fiscal 1995 primarily because of sales of ACMS to hospital clients. Teleservicing revenues increased from $5.9 million in fiscal 1993 to $6.6 million in fiscal 1994 but then decreased to $4.3 million in fiscal 1995 due to discontinuation of certain ASK-A-NURSE teleservices contracts during the last half of fiscal 1994 and the first half of fiscal 1995. Discontinuation of additional teleservices contracts is expected during fiscal 1996. Access Health expects that revenues from health systems services will continue to decline as a percentage of Access Health's total revenues and may decline in absolute dollars.

  Revenues from development program with related party. During fiscal 1993 Access Health entered into an agreement with Personal Health Management, L.P. ("PHMLP") which provided funding of up to $5,000,000 for the development of PHA, including expanded delivery capability and related marketing programs for the managed care industry. Revenues from development program consist of amounts recognized pursuant to this agreement. In fiscal 1993 and fiscal 1994, Access Health recognized $2.2 million and $2.3 million, respectively, in revenues and incurred $2.5 million during each year in expenses related to the development program. The development program ended during the second quarter of fiscal 1994. In May 1994, Access Health exercised its option to acquire the rights to the PHA product and marketing programs.

  Cost of revenues. The cost of personal health management services revenues includes the costs of operating Access Health's services centers, on-going client consultation and charges for providing PHA member communications services. The gross margins for personal health management services were 23.1%, (20.0)% and 34.6% for fiscal 1993, 1994 and 1995, respectively. Gross margin for personal health management services decreased in fiscal 1994 from 1993, reflecting costs of staffing and additional facilities to expand call center capacity, and improved from 1994 to 1995 due to the growth in PHA enrollment, as previously discussed.

  The cost of health systems services revenues includes the costs of license implementations, operating call processing, on-going client consultation, annual users' conferences, advertising materials, and other support services for ASK-A-NURSE, Cancer HELPLINK, ACMS and LIFE MATCH licensees. The gross margin percentages for health system services were 45.8%, 31.2%, and 33.9% for fiscal 1993, 1994 and 1995, respectively. Gross margin declined in fiscal 1994 due to an increase in the proportion of lower margin products and services.

  Product and other development expenses. Product development expenses totaled $1.1 million in both 1993 and 1994 and $1.7 million in 1995. These costs related to further enhancements of Access Health's systems and clinical protocols. Product and other development expenses also include costs associated with new managed care products incurred prior to and after the development agreement with PHMLP. Product and other development expenses will increase in fiscal 1996 as Access Health continues to make investments in personal health management products and could increase as a percentage of revenues.

  Development program expenses. Development program expenses incurred in fiscal 1993 and 1994 were associated with the development and marketing of PHA products and services and the operation of pilot programs. These expenses were principally funded by revenues received from the development agreement with PHMLP. The agreement terminated in May 1994 when Access Health bought out the partnership. No development revenues were received by Access Health in fiscal 1995.

  Sales and marketing expenses. Sales and marketing expenses for fiscal 1993 and for the first half of fiscal 1994 were related primarily to health systems services products. Sales and marketing expenses for the second half of fiscal 1994 and 1995 consist of expenses related to both the personal health management and health systems services products. Sales and marketing expenses as a percentage of revenues were 13.4%, 20.2% and 11.6% in fiscal 1993, 1994 and 1995, respectively. During fiscal 1993 and the first six months of fiscal 1994, most of the sales and marketing expenses for PHA were included in development program expenses. Sales and marketing expenses in fiscal 1994 increased from fiscal 1993 because Access Health shifted its sales and marketing emphasis to its managed care products in mid-1994 which included the development and implementation of a major advertising program related to the commercial introduction of PHA during the third quarter of fiscal 1994. Sales and marketing expenses declined as a percentage of revenues in 1995 due to the growth in personal health management services revenues previously discussed.

  Sales and marketing expenses may increase in fiscal 1996 as Access Health continues to pursue its strategy of building brand awareness for its personal health management products.

  General and administrative expenses. General and administrative expenses were $1.9 million, or 10.3% of revenues in fiscal 1993, were $2.6 million, or 14.0% of revenues in fiscal 1994, and increased to $3.5 million, or 11.0% of revenues in fiscal 1995. The increase from 1993 through 1995 reflects increased expenses for management information systems and additional finance and human resources personnel.

  Income (loss) from operations. Income (loss) from operations decreased from $1.6 million in fiscal 1993 to ($4.1) million in fiscal 1994 and increased to $2.0 million in fiscal 1995. The loss from operations in fiscal 1994 can be attributed primarily to significant investments made by Access Health to develop and market its personal health management services. The return to profitability in 1995 is due to economies of scale associated with the increased enrollment in PHA.

  Non-operating income (expense). Access Health generates interest and other income from cash balances and from interest imputed on license receivables due after one year. Interest and other income increased from $586,000 in fiscal 1993 to $612,000 in fiscal 1994 and to $661,000 in fiscal 1995 primarily as a result of increases in interest income earned on cash and short-term investments.

  Interest expense reflects interest on debt incurred in connection with the acquisition of Cancer HELPLINK, term debt and capitalized leases secured to finance equipment purchases. Interest expense decreased from fiscal 1993 to fiscal 1994 and to fiscal 1995 primarily because of scheduled debt repayments.

  Income taxes. Access Health recorded an income tax provision of $724,000 in 1993, an income tax benefit of $1.4 million in 1994 and an income tax provision of $1.1 million in 1995. Access Health's effective income tax rate was 36% in 1993 and 41% in 1995.

  Effects of inflation and changing prices. Inflation and changing prices have not had a material effect on Access Health's operations and, at current levels, are not expected to in future years.

LIQUIDITY AND CAPITAL RESOURCES

  Access Health completed a secondary public offering of its common stock during the first quarter of fiscal 1996. A total of 4.8 million shares were sold at $21.33 per share of which 1.5 million shares were sold by the Company and 3.3 million shares were sold by Access Health's original venture capital stockholders who are now fully divested. Net proceeds to Access Health from the offering were approximately $29.5 million.

  As of June 30, 1996, Access Health held cash and equivalents and available-for-sale securities totaling $39.9 million which increased from a balance of $11.7 million as of September 30, 1995 primarily due to the proceeds received from Access Health's secondary public stock offering as previously discussed. Cash provided by operations during the first nine months of fiscal 1996 was $11.2 million compared with $3.5 million for the first nine months of fiscal 1995.

  Gross accounts receivable increased $3.0 million during the first nine months of fiscal 1996 primarily as a result of increased revenues from PHA contracts.

  During the first nine months of fiscal 1996 $8.4 million of property and equipment were purchased which included $7.4 million of computer equipment and software. Access Health expects to purchase additional capital equipment during the remaining quarter of fiscal 1996 to expand its call centers and systems capacity.

  During the second quarter of fiscal 1996 Access Health invested $5.0 million in America's Health Network, L. P. ("AHN"), a new 24-hour-a-day, 7-day-a-week cable television channel devoted to consumer healthcare information. Access Health has agreed to invest an additional $5.0 million in AHN, subject to AHN's achievement of certain milestones, in January 1997, and has an option to invest on additional $5.0 million in AHN in January 1997.

  Access Health repaid all long-term debt, including loans and capital leases, during the first quarter of fiscal 1996.

  Access Health believes its current capital resources are adequate to fund cash needs for anticipated operating levels for at least the next twelve months. Access Health also may use capital resources in connection with business expansion that may include the acquisition of complementary product lines or businesses during fiscal 1996 or beyond.

              ACCESS HEALTH MANAGEMENT AND EXECUTIVE COMPENSATION

MANAGEMENT

  The directors and executive officers of Access Health and their ages as of September 30, 1996 are as follows:

NAME                     AGE                         OFFICE
----                     ---                         ------
Kenneth B. Plumlee......  36 Chairman of the Board
Thomas E. Gardner.......  48 President, Chief Executive Officer and Director
Richard C. Miller.......  48 Executive Vice President, Secretary and Director
John V. Crisan..........  51 Senior Vice President of Finance and Administration and
                             Chief Financial Officer
Kipp A. Johnson.........  49 Senior Vice President, Managed Care Services
Jeremy J. Nobel, M.D....  42 Senior Vice President, Medical Affairs
David G. Pincus.........  47 Senior Vice President, Consumer Health Division
James O. Steeb..........  35 Senior Vice President, Information Systems
Julie A. Brooks.........  50 Senior Vice President and General Counsel
John R. Durant, M.D.....  66 Director
Alice H. Lusk...........  48 Director
Brent T. Rider..........  53 Director
Edward K. Rygiel........  56 Director

  Kenneth B. Plumlee is a founder of Access Health and has served as Chairman of the Board since June 1996. He also served as President of Access Health from 1988 to June 1996 and as Chief Executive Officer from 1988 to September 1996.

  Thomas E. Gardner joined Access Health in June 1996 and currently serves as President and Chief Executive Officer. Prior to joining Access Health, he served as President and Chief Executive Officer of Dun & Bradstreet Healthcare Information from 1992 to 1995 and as President, CEO and COO of IMS America Ltd., a division of Dun & Bradstreet from 1990 to 1992.

  Richard C. Miller is a founder of Access Health and has served as Vice President of Business Development and Secretary and a director of Access Health since the management-led buyout of Referral Systems Group. In 1991 he became Executive Vice President.

  John V. Crisan joined Access Health in April 1994 as Senior Vice President of Finance and Administration and Chief Financial Officer. From 1991 to 1994 he served as Chief Operating Officer and Chief Financial Officer of American PsychManagement, Inc., a subsidiary of Value Health, Inc. From 1989 to 1990 he served as Vice President of Health Affairs for Blue Cross and Blue Shield of Ohio, Inc. Prior to that, he held various positions with various insurance companies. Mr. Crisan is a Certified Public Accountant.

  Kipp A. Johnson joined Access Health in May 1992 as Senior Vice President of Operations. From 1986 to April 1992 he was employed by MCI Communications, a telecommunications company, where he held various positions, most recently Vice President of Consumer Sales.

  Jeremy J. Nobel, M.D. joined Access Health in October 1995 as Senior Vice President for Medical Affairs and previously served as an advisor to Access Health on clinical matters related to outcome and measurement systems and clinical system strategies. He is board-certified in internal medicine and has received a master's degree in both Epidemiology and Health Policy. Prior to joining Access Health, Dr. Nobel was a consultant to a number of companies and an adjunct faculty member at the Harvard School of Public Health, where he retains an appointment. Dr. Nobel teaches health policy and management, and his areas of interest include development of computer based information technology applications that coordinate critical aspects of health care delivery.

  Mr. Pincus joined Access Health in September 1994 and currently serves as Senior Vice President, Consumer Health Division. From September 1994 to July 1996 he served as Vice President of Marketing. Prior to joining Access Health, Mr. Pincus served five years as Vice President of Marketing for Blue Cross of California.

  James O. Steeb joined Access Health in 1989 and currently serves as Senior Vice President, Information Systems. Prior to joining Access Health, he spent seven years with Baxter Healthcare Corporation where he was Director of Operations and Group Manager, Research and Development.

  Julie A. Brooks joined Access Health on September 30, 1996. Prior to joining Access Health, Ms. Brooks served as the principal executive officer of The General Counsel, Inc., a legal services company that Ms. Brooks founded in 1992. Prior to 1992, Ms. Brooks served as the vice president, general counsel and corporate secretary for Westmark International, Inc., a manufacturer of diagnostic ultrasound and patient monitoring systems.

  John R. Durant, M.D. became a director of Access Health in October, 1995. Since April 1995, Dr. Durant has been Executive Vice President of the American Society of Clinical Oncology. Prior to that, he was Vice President for Health Affairs, Director of the Medical Center and Professor of Medicine at the University of Alabama, Birmingham. A member of the National Cancer Advisory Board of the National Cancer Institute since 1986, Dr. Durant is author or contributing author of several leading texts on chemotherapy and related issues.

  Alice H. Lusk became a director of Access Health in June 1996. Since September 1996, Ms. Lusk has been Senior Vice President of NCR Corp. Prior to that, she spent 20 years with Electronic Data Systems, most recently as Corporate Vice President of the insurance and healthcare business.

  Brent T. Rider became a director of Access Health in 1988. He has been a General Partner of El Dorado Ventures, L.P. since May 1986.

  Edward K. Rygiel became a director of Access Health in 1990. He has been President of MDS Health Ventures, Inc., a Canadian venture capital corporation specializing in health care investments, since April 1988. Since 1976, Mr. Rygiel has been Senior Vice President of Corporate Development for MDS Health Group Limited, a diversified health care company that has a 33% equity interest in MDS Health Ventures, Inc.

EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

  The following table sets forth the compensation paid by Access Health during each of the three fiscal years ended September 30, 1996, to (i) the Chief Executive Officer of Access Health, (ii) each individual who served as Chief Executive Officer of Access Health during fiscal 1996, and (iii) the four other most highly compensated executive officers of Access Health during fiscal 1996 (the "Named Executive Officers"):

                                                               LONG TERM
                                 ANNUAL COMPENSATION         COMPENSATION
                             --------------------------- ---------------------
                                                         RESTRICTED SECURITIES
                                                           STOCK    UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY  BONUS(1) OTHER AWARDS($)  OPTIONS(#) COMPENSATION(2)
---------------------------  ---- ------- -------- ----- ---------- ---------- ---------------
Thomas E. Gardner(3)....     1996  94,959     --     --   101,250    230,000         170
President and Chief
 Executive                   1995     --      --     --                  --          --
 Officer                     1994     --      --     --       --         --          --
Kenneth B. Plumlee(4)...     1996 281,865     --     --       --     112,500         296
Chairman of the Board        1995 210,276 119,800    --       --      60,000         296
                             1994 169,231     --     --       --      37,322         291
Richard C. Miller.......     1996 207,534     --     --       --      75,000         245
Executive Vice President
 and                         1995 177,283  90,958    --       --      45,000         245
 Secretary                   1994 140,354     --     --       --      31,034         241
John V. Crisan(5).......     1996 152,453     --     --       --      45,000         286
Senior Vice President
 and                         1995 145,224  57,033    --       --       9,750         286
 Chief Financial Officer     1994  71,615     --   8,700      --      52,500         217
Kipp A. Johnson(6)......     1996 157,493     --     --       --      60,000         259
Senior Vice President,       1995 136,460  38,198    --       --      11,250         259
 Managed Care Services       1994 124,719     --     --       --      15,000         238
James O. Steeb..........     1996 147,794     --     --       --      60,000         222
Senior Vice President,       1995 123,951  35,263    --       --      67,500         222
 Information Services        1994 105,443     --     --       --      11,250         204

--------
(1) Bonus amounts earned by the Named Executive Officers during fiscal 1996 cannot be determined as of the date of this Proxy Statement/Prospectus and Consent Solicitation Statement and, therefore, have not been included.
(2) The dollar amounts in this column represent premium payments made by Access Health with respect to insurance policies for the lives of the Named Executive Officers for which Access Health is not a beneficiary.
(3) Mr. Gardner joined the Company as President and Chief Operating Officer in May 1996 and was elected Access Health's Chief Executive Officer in September 1996. Salary amount shown is based on an annual salary of $250,000. Mr. Gardner received 2,000 restricted shares of Access Health Common Stock on May 8, 1996 which, based on the closing price of Access Health Common Stock of $50.625 on such date, had a value as of such date of $101,250. Such restricted shares vest at a rate of 50% annually from their date of issue and had a value of $112,500 at year-end 1996, based on a closing price of $56.25.
(4) Mr. Plumlee served as Chief Executive Officer for all periods shown through September 1996. Since June 1996, Mr. Plumlee has served as Chairman of the Board of Access Health.
(5) Mr. Crisan joined Access Health in April 1994. In connection with Mr. Crisan's relocation to California, Access Health paid for his temporary living expenses (included in other annual compensation) which amounted to $8,700 in fiscal 1994.
(6) Mr. Johnson also received $9,425 and $11,554 in reimbursement for relocation expenses in fiscal 1995 and 1994, respectively.

                         OPTION GRANTS IN FISCAL 1996

  The following table sets forth each grant of stock options during the fiscal year ended September 30, 1996 to the Named Executive Officers:

                                                                           POTENTIAL REALIZABLE
                                                                         VALUE AT ASSUMED ANNUAL
                                                                           RATES OF STOCK PRICE
                         NUMBER OF                                           APPRECIATION FOR
                         SECURITIES PERCENT OF TOTAL  INDIVIDUAL GRANTS       OPTION TERM(2)
                         UNDERLYING OPTIONS GRANTED  ------------------- ------------------------
                          OPTIONS   TO EMPLOYEES IN  EXERCISE EXPIRATION
          NAME           GRANTED(1)   FISCAL YEAR     PRICE      DATE        5%          10%
          ----           ---------- ---------------- -------- ---------- ----------- ------------
Thomas E. Gardner.......  230,000         14.6%       $50.63     5/8/03  $ 1,800,488  $ 4,195,903
Kenneth B. Plumlee......  112,500          8.4         39.31    3/27/03    4,740,176   11,046,625
Richard C. Miller.......   75,000          5.6         39.31    3/27/03    1,200,325    2,797,269
John V. Crisan..........   45,000          3.3         17.83   10/20/02      326,692      761,331
Kipp A. Johnson.........   60,000          4.5         17.83   10/20/02      435,589    1,015,108
James O. Steeb..........   60,000          4.5         17.83   10/20/02      435,589    1,015,108

--------
(1) Options granted under Access Health's 1989 Incentive Stock Option (the "Stock Plan"). The option exercise price of all incentive stock options granted under the Stock Plan is generally equal to the fair market value of the shares of Common Stock on the date of grant; the options have terms of five to seven years and generally vest at the rate of 20% of the shares subject to the option for each year that the optionee remains in continuous status as an employee or consultant.
(2) Potential realizable value is based on the assumption that the Common Stock of Access Health appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect Access Health's estimate of future stock price growth.

                  AGGREGATED OPTION EXERCISES IN FISCAL 1996
                       AND FISCAL YEAR-END OPTION VALUES

  The following table provides information on option exercises in fiscal 1996 by the Named Executive Officers and the value of such officers' unexercised options at September 30, 1996.

                                                 NUMBER OF SECURITIES     VALUE(1) OF UNEXERCISED
                                                UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                           SHARES              OPTIONS AT SEPT. 30, 1996      SEPT. 30, 1996
                         ACQUIRED ON VALUE(1)  ------------------------- -------------------------
      NAME                EXERCISE   REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
      ----               ----------- --------- ----------- ------------- ----------- -------------
Thomas E. Gardner.......      --           --       --        230,000    $      --    $1,293,750
Kenneth B. Plumlee......   16,667    $ 943,069   55,048       175,428     2,659,678    4,840,957
Richard C. Miller.......      --           --    58,652       123,415     2,888,448    3,632,011
John V. Crisan..........   22,950      867,939      --         84,300           --     3,649,406
Kipp A. Johnson.........   40,500    1,360,490   18,750        94,500       965,870    4,046,373
James O. Steeb..........   20,667      801,975   42,862        78,752     2,324,935    3,232,368

--------

(1) Market value of underlying securities at exercise or year-end 1996 as the case may be, minus the exercise price, based on a closing price of $56.25.

COMPENSATION OF DIRECTORS

  Other than reimbursement for certain expenses incurred in connection with attendance at board and committee meetings, the directors of Access Health did not receive any cash compensation for services provided as directors during fiscal 1996. Outside directors are granted nonstatutory stock options under the 1995 Director Option Plan. Currently, there are four Outside Directors. Please see "Employee Benefit Plans--1995 Director Option Plan" for information with respect to the 1995 Director Option Plan.

EMPLOYMENT CONTRACTS, TERMINATION AND CHANGE OF CONTROL ARRANGEMENTS

  The 1995 Director Option Plan provides that upon a change in control of Access Health, the unvested portion of all options held by Outside Directors shall become immediately exercisable. The 1989 Incentive Stock Plan provides that in the event of a change in control of Access Health, outstanding stock options and stock purchase rights shall be assumed or equivalent options or rights shall be substituted by the successor entity. Unless such successor corporation does not agree to such assumption or substitution, Access Health's Board of Directors must provide for the options or rights to become immediately exercisable in full. In addition, option agreements and stock purchase agreements for executive officers at the Vice President level and above provide that options under such agreements become immediately exercisable in full in the event of a change in control of Access Health.

  Access Health has entered into an agreement with Jeremy Nobel, M.D. which states that in the event Dr. Nobel's employment terminates as a result of constructive termination or termination without cause, Dr. Nobel's stock options shall become exercisable in full and Access Health must continue to pay his current salary or consulting fees for three months after the date of termination. Dr. Nobel shall have six months from the date of termination of employment in which to exercise non-qualified stock options and three months from such termination to exercise any incentive stock options to the extent such options are exercisable on the date of termination. Dr. Nobel's stock options shall also become exercisable in full in the event of a change in control of Access Health. Access Health has also agreed to provide Dr. Nobel with an allowance of up to $1,200 per month for housing or hotel expenses incurred while Dr. Nobel is working for Access Health in the Sacramento area.

  Access Health has agreed to enter an employment agreement with Thomas E. Gardner under which Mr. Gardner will receive a base salary of $250,000 annually and be eligible for a performance bonus of up to 60% of base compensation. Salary and bonus are subject to adjustment by the Board of Directors based on annual reviews. Mr. Gardner has been granted options to purchase 230,000 shares of Common Stock at an exercise price of $50.625 which vest 20% annually and has been issued 2,000 shares of restricted Common Stock which vest 50% annually in each case from May 8, 1996. Access Health has agreed to employ Mr. Gardner in the position of President and Chief Executive Officer and to nominate Mr. Gardner for election as a director. Access Health has also agreed that it will pay temporary living expenses of Mr. Gardner for 12 months and reimburse Mr. Gardner's relocation expenses and commissions on selling his former residence through a promissory note that will be forgiven ratably over 24 months subject to continued employment.

  There are no other employment contracts between Access Health and any of the Named Executive Officers, and there are no other compensatory plans or arrangements with respect to a Named Executive Officer which will result in payments upon resignation, retirement, or any other termination of such executive officer's employment or from a change of control of Access Health.

                        ACCESS HEALTH STOCK INFORMATION

ACCESS HEALTH PRINCIPAL STOCKHOLDERS

  The following table sets forth the beneficial ownership of Access Health's Common Stock as of September 15, 1996, as to (i) each person who is known by Access Health to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of Access Health, (iii) each of the executive officers named in the Summary Compensation Table below and (iv) all directors and executive officers as a group.

                                       SHARES BENEFICIALLY APPROXIMATE PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER          OWNED             OWNED(1)
------------------------------------   ------------------- -------------------
Pilgrim Baxter & Associates Ltd. .....      1,343,750             10.7%
 1255 Drummers Lane-300
 Wayne, PA 19087-1501
The Kaufmann Fund, Inc. ..............        900,000              7.1
 140 E. 45th St. 43rd Floor
 New York, NY 10017
Driehaus Capital Management, Inc. ....        836,412              6.6
 25 East Erie Street
 Chicago, IL 60611-2703
Denver Investment Advisors LLC........        751,924              6.0
 1225 17th Street 26th Floor
 Denver, CO 80202-5526
Kenneth B. Plumlee(2).................        262,136              2.1
Thomas E. Gardner.....................          2,000               *
Richard C. Miller(3)..................        138,566              1.1
James O. Steeb(4).....................         55,853               *
Kipp A. Johnson(5)....................         74,539               *
John V. Crisan(6).....................         10,448               *
Brent T. Rider(7).....................          7,500               *
Edward K. Rygiel(8)...................          7,500               *
John R. Durant, M.D.(9)...............          4,500               *
Jeremy J. Nobel, M.D(10)..............        113,000               *
David G. Pincus(11)...................          3,241               *
Alice H. Lusk(12).....................            625               *
All directors and executive officers
 as a group (12 persons)(13)..........        679,908              5.4%

--------
  * Less than one percent
 (1) Applicable percentage of ownership is based on 12,592,774 shares of Common Stock outstanding as of September 15, 1996, together with applicable options and warrants for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options and warrants currently exercisable or exercisable within 60 days after September 15, 1996, are deemed outstanding for computing the percentage ownership of the person holding such options and warrants, but are not deemed outstanding for computing the percentage of any other person.
 (2) Includes 8,675 shares held by Mr. Plumlee as custodian for his daughters and 55,048 shares issuable upon exercise of options to purchase shares of Common Stock which are exercisable within 60 days after September 15, 1996.
 (3) Includes 8,450 shares held by Mr. Miller as custodian for his son and daughter and 58,652 shares issuable upon exercise of options to purchase shares of Common Stock which are exercisable within 60 days after September 15, 1996.
 (4) Includes 48,862 shares issuable upon exercise of options to purchase shares of Common Stock which are exercisable within 60 days of September 15, 1996.

 (5) Includes 24,750 shares issuable upon exercise of options to purchase shares of Common Stock which are exercisable within 60 days after September 15, 1996.
 (6) Includes 8,000 shares issuable upon exercise of options to purchase shares of Common Stock which are exercisable within 60 days after September 15, 1996.
 (7) Includes 7,500 shares issuable upon exercise of options to purchase shares of Common Stock which are exercisable within 60 days after September 15, 1996.
 (8) Includes 7,500 shares issuable upon exercise of options to purchase shares of Common Stock which are exercisable within 60 days after September 15, 1996.
 (9) Includes 3,750 shares issuable upon exercise of options to purchase shares of Common Stock which are exercisable within 60 days after September 15, 1996.
(10) Includes 110,000 shares issuable upon exercise of options to purchase shares of Common Stock which are exercisable within 60 days after September 15, 1996.
(11) Includes 3,000 shares issuable upon exercise of options to purchase shares of Common Stock which are exercisable within 60 days after September 15, 1996.
(12) Includes 625 shares issuable upon exercise of options to purchase shares of Common Stock which are exercisable within 60 days after September 15, 1996.
(13) Includes 325,687 shares issuable upon exercise of options to purchase shares of Common Stock which are exercisable within 60 days after September 15, 1996.

ACCESS HEALTH STOCK PRICE AND DIVIDEND INFORMATION

  Access Health Common Stock is traded on Nasdaq under the symbol "ACCS." The following table sets forth the range of high and low closing prices for the Access Health Common Stock as reported on Nasdaq for the periods indicated.

                                                             HIGH      LOW
                                                             ----      ---
   Fiscal 1995*
     First Quarter.......................................... $14 59/64 $9 59/64
     Second Quarter.........................................  13 21/64  9 1/2
     Third Quarter..........................................  14 5/64  10 1/4
     Fourth Quarter.........................................  19 1/2   12 27/64
   Fiscal 1996
     First Quarter..........................................  30 21/64 13 53/64
     Second Quarter.........................................   44      27 1/2
     Third Quarter..........................................  65 1/2   38 3/4
     Fourth Quarter.........................................  59 1/4    38
   Fiscal 1997
     First Quarter (through October 9, 1996)................  56 1/4   37 1/4

--------
* The prices shown prior to February 29, 1996 have been adjusted to reflect a three-for-two stock split effected in the form of a stock dividend as of that date.

  Access Health has not paid any dividends since its inception and does not intend to pay any dividends in the foreseeable future.

                           INFORMED ACCESS BUSINESS

GENERAL

  Informed Access is a leading provider of health care coordination products and services to the health care industry. Informed Access' primary clients are major managed health care providers, including health maintenance organizations (HMOs), preferred provider organizations (PPOs), indemnity insurers, integrated delivery systems and physician groups.

  Informed Access was founded in 1992 with the objective of developing and delivering products and services that would simplify consumer access to the health care system, improve the quality and consistency of health care services and information and lower costs by reducing the inefficient use of health care services. In 1994, Informed Access commercially introduced the FirstHelp(TM) line of health care coordination products and services to meet this market need. The FirstHelp system is a patented, integrated suite of products and services which enable managed care organizations to improve and monitor the access, quality and cost-effectiveness of health care services while enhancing the satisfaction of health care service consumers.

  Informed Access provides its FirstHelp products and services to enrolled members of managed care plans from its advanced call center staffed by experienced registered nurses on a 24-hour-a-day, 7-day-a-week basis. The FirstHelp system is also licensed to large health care providers and insurers who operate their own call centers. At September 1, 1996, FirstHelp products and services were available under contract to approximately six million members from 40 client organizations, including approximately four million call center members and two million license site users. Informed Access' clients include Blue Cross and Blue Shield of Massachusetts, IHC Hospitals, CaliforniaCare Health Plans (Blue Cross of California), Mayo Management Services, Oxford Health Plans and the Harris Health Plans.

PRODUCTS AND SERVICES

  The FirstHelp system is an integrated suite of care coordination products and services which are designed to help health care consumers make informed, appropriate decisions about the use of health care services for both acute and chronic conditions and to help guide these consumers to the most appropriate point of care within a managed care network. Managed care providers and insurers use the FirstHelp system to facilitate easier access to the plan network by members, reduce operating costs by reducing inefficient use of network resources and improve the quality of care for plan members. The FirstHelp system is used by managed care organizations in a variety of applications including use as the primary "gateway" to a plan network, as an emergency room precertification tool, a health care management tool for individuals with chronic conditions, or solely as a health care information service for plan members. The FirstHelp system also provides extensive reporting which enables managed care organizations to more efficiently configure their service delivery network.

 Clinical Decision Architecture.

  The foundation of the FirstHelp system is Informed Access' patented Clinical Decision Architecture ("CDA"). CDA is a proprietary software system and database which allows a nurse to assess a patient's symptoms and to recommend the appropriate level of care based on that assessment. CDA primarily utilizes four information databases, including a database of Informed Access' proprietary clinical algorithms, a detailed provider information database, a health care information database which includes extensive self-care instructions and a database of health plan members and rules.

  Informed Access' proprietary database of binary branch chain algorithms for clinical assessment of a patient's condition is a critical component of the CDA. These algorithms facilitate consistent patient assessment and care recommendations. The database consists of over 500 symptomatic clinical algorithms for the assessment of pediatric, adult, senior, women's health and mental health conditions. Informed Access' CDA is designed to direct a patient to the appropriate level of care required to respond to the patient's condition. The CDA determines the appropriate level of care by determining the most serious conditions which can not be ruled out in the assessment process.

  After using the database of clinical algorithms to reach a care recommendation, Informed Access' CDA provider information database assists the patient with identifying and locating appropriate health care providers based on a wide variety of criteria, including age and gender of patient, office hours, physical proximity, specialty, office policies, health plan rules and the clinical experience and self-reported treatment approach of the provider. The CDA health information and self-care database also includes self-care instructions and other health information on approximately 2,000 topic areas.

 The FirstHelp System

  The FirstHelp system includes patient assessment algorithms, provider matching, selection and profiling information, audio tape library access, chronic condition management programs and illness risk assessment tools.

  Patient Assessment and Counseling. Informed Access' call center is the central platform for the delivery of the FirstHelp system. The call center provides consumers with immediate access to experienced, registered nurses who provide patient assessment and care recommendations on a 24-hour-a-day, 7-day-a-week basis. Using Informed Access' patented CDA and related databases, FirstHelp nurses assess specific symptoms presented by patients and recommend the most appropriate level of care to the patient. Patients may also be provided with more general health information or information about the rules of their health plan or providers in their health plan network. Informed Access nurses also make follow-up calls to patients and monitor patient compliance with self-care recommendations. Informed Access also licenses the FirstHelp system to clients who are large health care providers or insurers who elect to operate their own call centers.

  Provider Profiling and Selection. When a nurse determines that a patient can benefit from a visit with a health care provider, the FirstHelp system enables the nurse to help the caller identify and select health care providers within the defined health plan network and health plan rules who are conveniently located and are able to respond to the reported set of symptoms. Providers are identified based on the urgency of the patient's potential condition, the physical location of the patient and the provider, the office hours of the provider, the health plan rules and the expertise, skill-set and preferences of the provider.

  In 1996, Informed Access developed a provider profiler product which assists managed care providers in gathering and managing detailed information on the providers in their networks, including all credentialing data required by the National Committee for Quality Assurance (NCQA). The provider profiler is currently in beta test. The provider profiler product maximizes the benefit of the FirstHelp system by providing more complete and timely collection and management of provider information.

  Audio Tape Health Information Library. Customers have access via touch-tone or rotary telephone to the FirstHelp audio tape health information library. The audio tape library is a sophisticated database of pre-recorded information on a wide variety of health topics, including information on specific conditions and self-care and prevention information. After reviewing information in the audio tape library, the customer can elect to speak directly with a FirstHelp nurse.

  Chronic Condition Management. Informed Access has developed disease management programs designed to proactively assist patients with managing chronic conditions. The goals of the programs are both to improve the quality of life for patients who have chronic conditions by reducing the risk of chronic condition complications and to help contain health care costs by reducing the need for extensive use of health care services by patients with chronic conditions. Patients who enroll in the chronic condition management program receive regular calls from FirstHelp nurses who monitor the patient's condition and the patient's compliance with treatment regiments. The enrolled patients also receive information to educate them on how to effectively manage their chronic condition.

  Illness Risk Assessment. Informed Access is introducing an illness risk assessment tool, FirstHelp IRA, to assist managed care organizations in identifying plan members who are at the greatest risk of requiring significant use of health care services. The FirstHelp IRA program will collect and analyze patient specific predictors of high levels of future use of health care services. This information will be inserted into a patient's FirstHelp record to be used in conjunction with FirstHelp chronic condition management programs to provide proactive monitoring and intervention for higher risk patients.

MEMBER COMMUNICATIONS

  Informed Access provides clients with FirstHelp member communications services to assist the client with meeting their objectives for the awareness and use of the FirstHelp system by plan members. Member communications services include the development and fulfillment of new member kits and ongoing communications programs and newsletters to members and providers. Clients can use existing FirstHelp member communications materials or work with Informed Access professionals to develop custom materials.

SALES, MARKETING AND SUPPORT

  Informed Access sells FirstHelp products and services to managed care providers through a direct sales team. The sales team is supported by a marketing organization which develops and implements promotional activities to increase awareness of Informed Access and the FirstHelp system.

  Informed Access has a dedicated team of implementation and account management professionals who support and manage relationships with Informed Access' clients. The implementation team assists new clients in implementing a customized FirstHelp system and in coordinating member communications programs. Informed Access' team of account managers are responsible for: ensuring client satisfaction; monitoring the effectiveness of FirstHelp programs in meeting client objectives; implementing new members for existing clients; delivering technical support; and, in conjunction with the Informed Access sales force, expanding the use of FirstHelp products and services by existing clients.

  Informed Access has a dedicated research team which continually evaluates the effectiveness of the FirstHelp system in delivering consistent, high quality health care recommendations and reducing health care costs for clients. The research team assists the sales process and existing clients by providing weekly and monthly reports to clients regarding the use of FirstHelp by their customers, cost/benefit information, and baseline health care utilization costs and statistics, as well as information about patient assessment and care recommendations. The team also actively reviews the performance of the FirstHelp system against predetermined benchmarks and assists the clinical development organization with refining the CDA algorithms, as appropriate.

CUSTOMERS

  Informed Access' primary clients are large managed health care providers. At September 1, 1996, Informed Access had contracted to provide FirstHelp call center services and/or licensed the FirstHelp system to 40 clients.

  Informed Access typically enters into long-term contracts with its FirstHelp call center and license clients. While each agreement is different, the typical contract provisions include monthly payments on a per member, per month basis, a three year term and a minimum number of covered plan members. The contract terms usually provide that the monthly per member, per month payment will vary depending on the volume of patient calls to the call center, subject to a minimum payment on a per member, per month basis. Informed Access has several contracts which provide for bonuses or risk sharing arrangements in which payments vary depending upon the success of the FirstHelp system in achieving predetermined objectives.

  Informed Access provides member communications services to clients under contract for a fixed fee or fees on a per member, per month basis.

PRODUCT DEVELOPMENT

  The success of Informed Access' business is dependent in part on its ability to continue to enhance existing products and to develop new products which meet the requirements of its managed care clients. Informed Access has 23 professionals engaged in product development and enhancement. Informed Access also engages independent consultants to assist with product development from time to time. Informed Access' technology development efforts are focused on six primary areas, including: (i) enhancing existing FirstHelp CDA clinical algorithms; (ii) expanding capabilities, ease of use and scalability of the FirstHelp system; (iii) customizing the products for specific market applications; (iv) developing new applications, including disease management modules; (v) continuing the development and expansion of the Informed Access telecommunications infrastructure; and (vi) customizing existing products to satisfy client-specific requirements.

COMPETITION

  The market for Informed Access' products and services is highly competitive. Informed Access' competition ranges from small independent companies to large managed care organizations. Many of these companies have significantly greater financial, technical or marketing resources than Informed Access. In addition, many of these companies have name recognition, established positions in the market and long-standing relationships with health care consumers. Informed Access believes that it will compete against these companies on the basis of the performance of its CDA and related database of algorithms, its operational capabilities, its ability to rapidly enroll new members and the cost of the FirstHelp system.

INTELLECTUAL PROPERTY

  Informed Access holds one issued United States patent which covers a number of inventions including the structure, use and process of its CDA and clinical database and certain capabilities in its provider profiler product. There can be no assurance that competitors, some of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with Informed Access' ability to make, use or sell its products either in the United States or in international markets. Furthermore, the laws of certain foreign countries do not protect Informed Access' intellectual property rights to the same extent as do the laws of the United States. Litigation or regulatory proceedings, which could result in substantial cost and uncertainty to Informed Access, may also be necessary to enforce Informed Access' intellectual property rights or to determine the scope and validity of other parties' proprietary rights. It is also possible that Informed Access may need to acquire licenses to, or contest the validity of, issued or pending patents of third parties relating to Informed Access' technology. There can be no assurance that any of such licenses would be made available to Informed Access on acceptable terms, if at all, or that Informed Access, if it were to contest the validity of any issued or pending patents, would prevail. In addition, Informed Access could incur substantial costs in defending itself in suits brought against Informed Access on its patents or in bringing suits against third parties. Informed Access also relies on copyright, trademarks, trade secret laws and restrictions on disclosure, copying and transferring title. Despite these precautions, it may be possible for unauthorized third parties to copy aspects of Informed Access' products or to obtain and use information that Informed Access regards as proprietary. There can be no assurance that the proprietary information or confidentiality agreements will not be breached, that Informed Access will have adequate remedies for any breach, or that Informed Access' trade secrets and proprietary know-how will not otherwise become known to or be independently developed by others. Furthermore, there can be no assurance that other companies with significantly greater financial resources will not enter Informed Access' markets.

EMPLOYEES

  At September 1, 1996, Informed Access had approximately 170 full-time and 30 part-time employees, including 110 registered nurses. None of Informed Access' employees is covered by a collective bargaining agreement and Informed Access believes its relations with employees is good.

FACILITIES

  Informed Access' corporate offices and main call center are located in a 33,000 square foot facility in Broomfield, Colorado. The facility is leased pursuant to an agreement that expires in June 1998 with an option to extend to June 1999. Informed Access also leases a 20,825 square foot facility in Boulder, Colorado in a lease which expires in December, 1999. Informed Access' backup call center occupies approximately 11,571 square feet of the Boulder facility and the balance of the space is subleased to a third party.

            INFORMED ACCESS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  Informed Access is a leading provider of health care coordination products and services to the health care industry. Informed Access was formed in 1992 with the objective of developing and delivering products and services that would simplify consumer access to the health care system, improve the quality and consistency of health care services and information and lower costs by reducing inefficient use of health care services. From inception to late 1994, substantially all activities of Informed Access were related to the development of its patented "FirstHelp(TM)" system product and services. In 1993 and 1994, revenues earned by Informed Access were minimal and resulted primarily from fees earned from clients performing beta tests of the FirstHelp system.

  Informed Access began to actively market the FirstHelp system and began licensing its product and services to clients for use in their own call centers in late 1994. In January of 1995, Informed Access opened its own call center and began providing FirstHelp services from this center. Throughout 1995 and the six months ended June 30, 1996, Informed Access continued to actively market FirstHelp, develop and enhance the FirstHelp system and establish the operational infrastructure necessary to support Informed Access' growth. Since inception, revenues have not been sufficient to cover the costs of marketing, development and operations. As a result, operating losses were incurred in these periods.

  Informed Access derives its revenue primarily from clients in the managed care industry, including health maintenance organizations (HMOs), preferred provider organizations (PPOs), indemnity insurers, integrated delivery systems, and physician groups. Informed Access recognizes revenue from three primary sources:

  Call Center. Informed Access' revenue is generated principally from its long term contracts with clients to provide the FirstHelp products and services to enrolled members of its clients' managed health care plans from its call center. Call center revenue is typically billed monthly and is calculated on a per-member, per-month basis. The per member, per month fees under individual contracts typically varies depending on the volume of member calls handled by the Informed Access call center, subject to monthly minimum per member, per month rates. Generally, call center clients are charged a one-time fee to cover the cost of the initial loading of the client's database of enrolled members and provider data into the FirstHelp system, algorithm reviews, and unique contract requirements.

  License Sites. FirstHelp is licensed on a limited basis to large health care providers and insurers who operate their own call centers ("license sites"). License services are typically billed monthly and calculated on a per member, per month basis or based on the number of call center concurrent users. License site clients are typically charged a one-time implementation fee.

  Member Communications. Informed Access earns revenue from providing member communications services to its clients. These services are typically provided under contract for a flat fee or on a per member, per month basis. The amount charged for these services varies based on the volume of services being provided.

  The following shows the components of Informed Access' consolidated statement of operations as a percentage of total revenues:

                                    YEARS ENDED                SIX MONTHS
                                    DECEMBER 31,             ENDED JUNE 30,
                              ----------------------------   --------------
                                1993       1994      1995     1995      1996
                              --------   --------   ------   -------   -------
Revenue:
 Call center and client im-
  plementation fees.........       0.0 %      0.0 %   46.7 %    49.3 %   60.7 %
 License and license site
  implementation fees.......     100.0      100.0     34.2      50.7     14.0
 Communications and other
  fees......................       0.0        0.0     19.1       0.0     25.3
                              --------   --------   ------   -------   ------
Total revenue...............     100.0      100.0    100.0     100.0    100.0
                              --------   --------   ------   -------   ------
Costs and Expenses
 Cost of sales:
 Call center and client im-
  plementation fees.........       0.0 %      0.0 %   56.3 %    75.2 %   45.6 %
 License and license site
  implementation fees.......       0.0       76.6     24.0      14.9      6.7
 Communications and other
  fees......................       0.0        0.0     13.5       0.0     17.1
Research and development....   1,879.5      897.6     49.4     148.7     29.0
Selling and marketing.......     141.9      582.7     55.5     169.0     30.1
General and administrative..      97.2      476.6     33.9      74.6     15.1
                              --------   --------   ------   -------   ------
Total costs and expenses....   2,118.6    2,033.6    232.5     482.6    143.7
                              --------   --------   ------   -------   ------
Loss from operations........  (2,018.6)  (1,933.6)  (132.5)   (382.6)   (43.7)
Other income (expense):
 Interest and other income..      60.7 %     33.9 %    6.9 %    18.0 %    1.5 %
 Interest and other ex-
  penses....................       0.0       (4.0)    (1.1)     (5.3)    (1.3)
                              --------   --------   ------   -------   ------
Net loss....................  (1,957.9)% (1,903.7)% (126.7)%  (369.9)%  (43.5)%
                              ========   ========   ======   =======   ======
Gross Margin:
 License and license site
  implementation fees.......       N/A       23.4 %   30.0 %    70.6 %   52.0 %
 Communications and other...       N/A        N/A     29.2       N/A     32.4
 Call Center and client im-
  plementation..............       N/A        N/A    (20.6)    (52.6)    24.8
 Total......................       N/A       23.4 %    6.2 %     9.8 %   30.5 %

RESULTS OF OPERATIONS--SIX MONTHS ENDED JUNE 30, 1995 COMPARED TO THE SIX MONTHS ENDED 1996

  Revenue. Revenue consists of revenues from license and license site implementation fees, call center and client implementation fees and communications and other fees. Revenue increased 691.2% from $558,000 for the six months ended June 30, 1995 to $4,418,000 for the six months ended June 30, 1996 due to an increase in the number of contracts and members enrolled under Informed Access' contracts during the period. As of June 30, 1995, approximately 1.8 million members were enrolled to use the FirstHelp system under call center and license contracts, compared to approximately 4.0 million members enrolled at June 30, 1996. Revenue under Informed Access' call center and license contracts is recognized ratably on a per-member, per-month basis and revenue recognition commences upon the enrollment of members. Additionally, revenue increased from member communications contracts in the six months ended June 30, 1996 for which there were no comparable sales in the six months ended June 30, 1995. The first revenue from member communications occurred in the second half of 1995.

  Cost of Sales. Cost of Sales includes costs of operating Informed Access' call center, providing support for license sites and charges for providing member communications, as well as the cost of the initial implementation of FirstHelp for each call center and license site client. Cost of sales increased 509.7%, from $503,000 for the six months ended June 30, 1995 to $3,069,000 for the six months ended June 30, 1996 primarily due to the expansion of Informed Access' call center to provide service to the increased number of enrolled members as well as the sale of member communications services in the six months ended June 30, 1996 for which there was no comparable item in the six months ended June 30, 1995.

  The gross margin for Informed Access' call center for the six months ended June 30, 1995 was (52.6%) compared to 24.8% for the six months ended June 30, 1996. This change reflects the economies of scale resulting from the significant growth in members enrolled to use FirstHelp. The gross margin for license sites was 70.6% for the six months ended June 30, 1995 compared to 52.0% for the six months ended June 30, 1996. The decrease resulted from additional costs from increased training, account management and systems support provided to license sites in the six months ended June 30, 1996 compared to the six months ended June 30, 1995. The gross margin for member communications services and other fees was 32.4% for the six months ended June 30, 1996. There is no comparative margin for the six months ended June 30, 1995 because member communications services were not sold until September 1995.

  Research and Development. Research and development expenses relate to development and enhancement of the FirstHelp system and costs associated with new product development. All development costs are expensed as incurred. Research and development expenses increased 54.2% from $831,000 in the six months ended June 30, 1995 to $1,281,000 in the six months ended June 30, 1996 due to increased costs related to the enhancement of the FirstHelp system. These enhancements include the development of certain additional algorithms, and improvements in system and database performance and capabilities. As a percent of revenue, research and development expenses decreased from 148.7% for the six months ended June 30, 1995 to 29.0% for the six months ended June 30, 1996, due primarily to increased revenue in the six months ended June 30, 1996 compared to the six months ended June 30, 1995.

  Selling and Marketing. Selling and marketing expenses increased 40.9% from $944,000 for the six months ended June 30, 1995 to $1,331,000 for the six months ended June 30, 1996. This increase resulted primarily from the addition of the sales and marketing personnel subsequent to introduction of the FirstHelp system in 1994. As a percent of revenue, selling and marketing expenses decreased from 169% of revenue for the six months ended June 30, 1995 to 30.1% of revenue for the six months ended June 30, 1996 due to increased revenues in the six months ended June 30, 1996 compared with the six months ended June 30, 1995 as discussed above.

  General and Administrative. General and administrative expenses increased 59.9% from $417,000 for the six months ended June 30, 1995 to $666,000 for the six months ended June 30, 1996. The increase primarily reflects the addition of administrative and management personnel and the expansion of operational infrastructure.

  Loss from Operations. Operating losses decreased 9.7% from $2,136,000 for the six months ended June 30, 1995 to $1,929,000 for the six months ended June 30, 1996. The losses from operations are attributable to the significant investment made to continue the development of the FirstHelp system and an increase in Informed Access' sales and marketing efforts and operational infrastructure in anticipation of future growth.

  Other Income (Expense). Informed Access generates interest income from cash balances. Interest income decreased 33.6% from $101,000 for the six months ended June 30, 1995 to $67,000 for the six months ended June 30, 1996. Interest income decreased due to a lower average cash balance and slightly lower interest rates related to those balances in the six months ended June 30, 1996 as compared with the six months ended June 30, 1995.

  Interest expense increased 184.5% from $21,000 for the six months ended June 30, 1995 to $59,000 for the six months ended June 30, 1996. Interest expense for the six months ended June 30, 1996 was incurred primarily from asset financing arrangements (capital leases and long term debt with fixed assets as collateral). Interest expense for the six months ended June 30, 1995 was incurred primarily from a $1.0 million bridge note with investors which was converted to Series C Preferred Stock on March 17, 1995.

RESULTS OF OPERATIONS--COMPARISON OF 1993, 1994 AND 1995

  Revenue. Revenue increased 168.5% from $47,000 in 1993 to $125,000 in 1994 and increased 2,263.8% to $2,957,000 in 1995. The increase from 1993 to 1994 of $78,000 is due to an increase in enrolled members from 172,000 members enrolled at two (beta) license sites in 1993 to 382,000 members enrolled at six license sites in 1994. The increase from 1994 to 1995 of $2,832,000 resulted from the opening of Informed Access' first call center in January 1995, providing FirstHelp services through this call center to 514,000 members enrolled through eight clients at year end; an increase from 382,000 members enrolled through six license sites to 2,581,000 members enrolled through 12 license sites; and the initial rollout of member communications services in 1995.

  Cost of Sales. Cost of sales increased from $0 in 1993 to $96,000 in 1994 and increased 2,795.3% to $2,773,000 in 1995. The increases in 1994 and 1995 resulted from the addition of personnel and facilities to support the rollout of the FirstHelp system and growth in enrolled members.

  The gross margin for Informed Access' call center for 1995 was (20.6%) reflecting lack of economies of scale due to low call volumes received during the startup phase of Informed Access' call center early in 1995. The gross margin for license sites was 23.4% for 1994 versus 30.0% in 1995 due to economies of scale in supporting the increased number of license sites in 1995. The gross margin for communications and other fees was 29.2% for 1995. There is no comparative margin for 1994 and 1993 because communications services were not sold until September 1995.

  Research and Development. Research and development expenses increased 28.2% from $876,000, in 1993 to $1,123,000 in 1994 and increased 30.0% from
$1,123,000 in 1994 to $1,460,000 in 1995. These costs related to continued enhancements made to the FirstHelp system. Research and development expenses also include costs associated with new product development. All research and development costs are expensed as incurred. Research and development expenses were 1,879.5%, 897.6% and 49.4% of revenue for 1993, 1994 and 1995, respectively. The decrease in these percentages is primarily a result of the growth in revenue in 1994 and 1995.

  Selling and Marketing. Selling and marketing expenses increased 1,002.6% from $66,000 in 1993 to $729,000 in 1994 and increased 125.0% from $729,000 in
1994 to $1,640,000 in 1995. These increases resulted primarily from the continued addition of sales and marketing personnel in preparation for and following the commercial introduction of the FirstHelp system. Selling and marketing expenses were 141.9%, 582.7% and 55.5% of revenue for 1993, 1994 and 1995, respectively. This change corresponds with the growth in revenues in 1995 and the increase in sales and marketing costs in 1994 and 1995.

  General and Administrative. General and administrative expense increased 1,217.1% from $45,000 in 1993 to $596,000 in 1994 and increased 68.0% from
$596,000 in 1994 to $1,002,000 in 1995. The $551,000 increase from 1993 to
1994 and the $406,000 increase from 1994 to 1995 primarily reflects the addition of finance, human resources and other corporate management personnel and operational infrastructure to support Informed Access' growth. General and administrative expenses were 97.2%, 476.6% and 33.9% of revenue for 1993, 1994 and 1995, respectively. The change in these percentages is a result of the growth in revenue and the addition of finance, human resources and other corporate management personnel and operational infrastructure necessary to support anticipated growth in the business in 1994 and 1995.

  Loss from Operations. Operating losses increased 157.2% from ($940,000) in 1993 to ($2,419,000) in 1994 and increased 62.0% from ($2,419,000) in 1994 to
($3,918,000) in 1995. The losses from operations are attributable to the significant investment made in the continued development of the FirstHelp system and increased sales and marketing efforts.

  Other Income (Expense). Informed Access generated interest income from cash balances. Interest income was $28,000 for 1993, $42,000 for 1994 and $205,000 for 1995. The increase of $14,000 or 49.9% from 1993 to 1994 and the increase of $163,000 or 382.6% from 1994 to 1995 was due to increased cash balances.

  Informed Access' interest and other expense increased 532.0% from $5,000 in 1994 to $31,000 in 1995 and consisted primarily of interest incurred from a $1.0 million bridge note with an investor issued on December 16, 1994 which was converted into Series C Preferred Stock on March 17, 1995.

  Effects of inflation and changing prices. Inflation and changing prices have not had a material effect on Informed Access' operations and, at current levels, are not expected to in future years.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, Informed Access has financed the development of its products and services and met its operating and capital requirements primarily through private sales of equity securities, through leases of capital equipment, issuance of notes payable secured by capital equipment and, to a lesser extent, from revenue from operations. Through June 30, 1996, Informed Access raised $10.6 million through the sales of equity securities, and had funded $1.6 million of capital expenditures through lease and note agreements. At June 30, 1996, Informed Access had approximately $350,000 of additional financing available for capital expenditures under a lease line.

  At June 30, 1996, sources of liquidity included $1.8 million in cash and cash equivalents, a decrease of $1.4 million from a balance of $3.2 million at December 31, 1995. The cash was primarily used to fund development of the FirstHelp system and operational infrastructure and to build infrastructure to support the addition of new enrolled members scheduled to come on line later in 1996 and 1997.

  Accounts receivable increased from $0.8 million at December 31, 1995 to $1.2 million at June 30, 1996 due to increased revenue.

  During the six months ended June 30, 1996, Informed Access purchased $920,000 of property and equipment which included $739,000 of computer hardware and software. In June 1996, Informed Access committed to purchase two telephone switching systems for a total of $403,000. These switches were financed under separate lease agreements from those under contract at June 30, 1996. Informed Access currently has no other material commitments for capital expenditures.

  Long term debt consists solely of the above mentioned lease and loan agreements secured by capital equipment. Long term debt increased from $133,000 at December 31, 1995 to $1,040,000 at June 30, 1996 to finance capital expenditures during the six months ended June 30, 1996. In connection with the proposed merger of Informed Access and Access Health, the parties have entered into a line of credit under which Access Health will advance Informed Access up to $2,000,000 to fund short term cash requirements. The line of credit will mature upon the earlier of September 1997 or six months following a termination of the Merger.

  In September 1996, the Informed Access Board approved the payment of performance bonuses aggregating $1,500,000 to four members of management who are also Informed Access stockholders. The performance bonuses were awarded in recognition of Informed Access' significant growth in 1996. The performance bonuses were paid in September 1996 through the issuance of promissory notes which are payable in installments in March 1997 and September 1997. The payment of the promissory notes is not contingent on the closing of the Merger. Informed Access will recognize a charge of $1.5 million in its September 1996 quarter related to payment of the performance bonuses. The Informed Access Board also approved the award of $200,000 in bonuses to two individuals to induce them to remain with Informed Access through March 31, 1997 to help facilitate the integration of Informed Access and Access Health and the award of a $300,000 bonus to the President of Informed Access in recognition of his significant efforts in relation to the initiation and negotiation of the Merger. These bonuses will be paid when earned only if the Merger closes. The payment of all or a portion of the promissory notes and the merger related bonuses is subject to stockholder approval of the Option and Bonus Proposal.

  Informed Access believes that its current capital resources, available balance on its lease line, borrowing capacity under the line of credit from Access Health and revenue from operations will allow Informed Access to fund operations and planned capital expenditures through at least the first half of 1997. In the event the Merger does not close, Informed Access will be required to raise capital in 1997 to fund the retirement of the Bonus Notes and to repay any outstanding balances under the line of credit from Access Health. Informed Access is unable to predict the precise amount of future capital that it may require, and there can be no assurance that any additional financing will be available to Informed Access. The inability to generate revenue and operating income or obtain additional financing on acceptable terms would have a material adverse effect on Informed Access' business, results of operations and financial condition.

INCOME TAXES

  Informed Access has net operating loss carryforwards totaling approximately $8.0 million and research and development tax credits of approximately $200,000 at June 30, 1996. The net operating loss carryforwards expire at various dates through the year 2010. Informed Access has not paid income taxes since its inception. The Tax Reform Act of 1986 and other income tax regulations contain provisions which may limit the net operating loss carryforwards available in any given year, if certain events occur, including changes in ownership interests. Informed Access has established a valuation allowance for the entire amount of its deferred tax asset since inception due to its history of operating losses and uncertainty of future profitability.

                          INFORMED ACCESS MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The following table sets forth information as of September 30, 1996 regarding the directors and executive officers of Informed Access who will become directors or executive officers of Access Health upon consummation of the Merger, along with information regarding the current executive officers of Informed Access. As described under "Approval of the Merger and Related Transactions--Employment Agreements; Employment Matters," each of the current officers and employees of Informed Access will be employed in the Informed Access division of Access Health following the Merger.

                                                  CURRENT POSITION WITH
 NAME                                 AGE            INFORMED ACCESS
 ----                                 ---         ---------------------
 Kinney L. Johnson...................  52 Director
 Joseph P. Tallman...................  44 President, Chief Executive Officer
                                           and Director
 Elizabeth M. Snowden................  39 Senior Vice President, Sales &
                                           Marketing and Secretary
 Barry W. Wolcott....................  50 Vice President, Medical Affairs
 John R. Barr........................  34 Vice President, Development/Technical
 Timothy H. Connor...................  38 Chief Financial Officer and Vice
                                           President, Finance and
                                           Administration
 Jeremy K. Miller....................  45 Vice President, Sales
 Michael J. Modiz....................  40 Vice President, Operations
 Michael E. Myers....................  39 Vice President, Marketing

  Kinney L. Johnson, has served as a director of Informed Access since its inception in 1992. Mr. Johnson has been a general partner of Capital Health Venture Partners ("CHVP"), a private venture capital firm, since June 1986. CHVP is the general partner of American Healthcare Funds I and II. Mr. Johnson also serves on the Board of Directors of The Spectranetics Corporation, Fischer Imaging Corporation and Somatogen, Inc. Mr. Johnson will become a director of Access Health upon the closing of the Merger.

  Joseph P. Tallman, a founder of Informed Access, has served as a director, President and Chief Executive Officer since Informed Access' incorporation in 1992. Prior to founding Informed Access, Mr. Tallman was Co-founder, Chairman, President and Chief Executive Officer of Consumer Health Services, Inc., a consumer health services company from 1982 until 1989. From 1989 to 1992, Mr. Tallman was an independent consultant and was involved in the formation of Informed Access. Mr. Tallman received a B.S. in General Engineering from the United States Military Academy, West Point and an M.B.A. from Stanford University. Mr. Tallman is the husband of Ms. Snowden. Mr. Tallman will become an Executive Vice President and a director of Access Health upon the closing of the Merger.

  Elizabeth M. Snowden, a founder of Informed Access, has served as Senior Vice President, Sales & Marketing and Secretary since Informed Access' incorporation in 1992. Prior to founding Informed Access, Ms. Snowden served as Vice President, Western Region of Consumer Health Services, Inc., a consumer health services company, from 1987 until 1990. From 1990 to 1992, Ms. Snowden was an independent consultant and was involved in the formation of Informed Access. Ms. Snowden received a B.A. in Psychology from Stanford University and an M.B.A. from Harvard Graduate School of Business Administration. Ms. Snowden is the wife of Mr. Tallman.

  Dr. Barry W. Wolcott, a founder of Informed Access, has served as Vice President, Medical Affairs since Informed Access' incorporation in 1992. Prior to founding Informed Access, Dr. Wolcott held various positions with the United States Army, most recently as Commandant of the Uniformed Services University of Texas Health Sciences Center Medical School, Bethesda, Maryland from 1990 until 1993. Dr. Wolcott has also served as Associate Professor of Operational and Emergency Medicine at the Uniformed Services University since 1979. Dr. Wolcott received an A.B. in Chemistry from Middlebury College and an M.D. from Johns Hopkins University.

  John R. Barr, joined Informed Access in July 1996 as Vice President of Development/Technology. Prior to joining Informed Access, Mr. Barr held various management positions since November 1990 at HBO & Company (formerly CliniCom), a health care information systems company, most recently serving as Vice President, Clinical Systems. Mr. Barr received a B.S. in Computer Engineering from McMaster University.

  Timothy H. Connor, joined Informed Access in June 1996 as Chief Financial Officer and Vice President, Finance and Administration. Prior to joining Informed Access, Mr. Connor was with Lehman Brothers Inc., an investment banking company, since 1985, most recently as a Managing Director in the Investment Banking Group. Mr. Connor received a B.A. in Economics from Washington College and an M.B.A. from Harvard Graduate School of Business Administration.

  Jeremy K. Miller, joined Informed Access in August 1996 as Vice President, Sales. From December 1989 to August 1996, Mr. Miller held a variety of management positions with Perot Systems Corporation and its European subsidiary, Perot Systems Europe, an information technology outsourcing company. Mr. Miller received a B.S. in Engineering from the United States Military Academy, West Point.

  Michael J. Modiz, joined Informed Access in April 1996 as Vice President, Operations. Prior to joining Informed Access, Mr. Modiz served as President and Chief Executive Officer of Independent Care, Inc., a managed health care company, since October 1993. From February 1988 to December 1991, Mr. Modiz was Director of Business Operations and MIS of CareNetwork, Inc., a managed health care company. In January 1992 he was elected Vice President, Operations and MIS and in November 1992 he was elected Vice President, Corporate Planning & TQM. Mr. Modiz received a B.S. in Computer Science from the University of Wisconsin-La Crosse and an M.B.A. from the University of Wisconsin-Milwaukee.

  Michael E. Myers, joined Informed Access in April 1996 as Vice President, Marketing. Prior to joining Informed Access, Mr. Myers held a variety of positions, including Director of Product Marketing and Product Manager, with HBO & Company (formerly CliniCom), a health care information systems company, since April 1988. In February 1993 he was elected Vice President, Product Marketing & Client Services and in February 1994 he was elected Vice President Product Marketing & Development. Mr. Myers received a B.S. in Political Science from the University of Colorado and a Masters in International Business from Arizona Graduate School of Industrial Management (Thunderbird).

EXECUTIVE COMPENSATION

  The following table sets forth certain compensation of the only executive officer of Informed Access earning in excess of $100,000 for services rendered in 1995 that will serve as an executive officer of Access Health following the Merger (the "Named Executive Officer"):

                          SUMMARY COMPENSATION TABLE

                                                          LONG TERM
                            1995 ANNUAL COMPENSATION     COMPENSATION
                         -------------------------------   AWARDS--
                                            OTHER ANNUAL  SECURITIES
   NAME AND PRINCIPAL     SALARY            COMPENSATION  UNDERLYING   ALL OTHER
        POSITION           ($)    BONUS ($)     ($)        OPTIONS    COMPENSATION
   ------------------    -------- --------- ------------ ------------ ------------
Joseph P. Tallman....... $100,000    --         --          42,000(1)    $1,059(2)
 President and Chief
 Executive Officer

--------
(1) Options are incentive stock options granted under the Informed Access Option Plan with an exercise price of $0.46 per shares.
(2) Other compensation for Mr. Tallman includes $1,059 in the form of health insurance premiums.

OPTION GRANTS DURING 1995

  The following table sets forth each grant of stock options made during the year ended December 31, 1995 by Informed Access to the Named Executive
Officer:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                                PERCENT OF                                 ANNUAL RATES OF STOCK
                                              TOTAL OPTIONS                               PRICE APPRECIATION FOR
                         NUMBER OF SECURITIES   GRANTED TO   EXERCISE                         OPTION TERM(3)
                              UNDERLYING        EMPLOYEES    PRICE PER     EXPIRATION     -----------------------
          NAME             OPTIONS GRANTED    IN FISCAL YEAR   SHARE          DATE            5%          10%
          ----           -------------------- -------------- ---------  ----------------- ----------- -----------
Joseph P. Tallman.......        42,000            12.83%       $0.46(2) November 14, 2005 $    29,972 $    45,556

--------
(1) Option vests in four equal annual installments beginning on November 15, 1996.
(2) The exercise price per share of the option was equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors.
(3) The potential realizable value is calculated based on the term of the option at the date of grant (10 years). It is calculated assuming that the fair market value of Informed Access' Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

OPTIONS HELD IN 1995

  The following table sets forth, as of December 31, 1995, (i) the number of unexercised options and (ii) the value of unexercised in-the-money options (i.e., options for which the fair market value of the Informed Access Common Stock exceeds the exercise price) held by the Named Executive Officer.

                   OPTION EXERCISE AND YEAR END VALUE TABLE

                                                          NUMBER OF           VALUE OF UNEXERCISED
                                                   UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS AT
                         SHARES ACQUIRED  VALUE     DECEMBER 30, 1995 (#)       DECEMBER 30, 1995
NAME                     ON EXERCISE (#) REALIZED EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                     --------------- -------- ------------------------- -------------------------
Joseph P. Tallman.......       --          --             0/42,000                    $0/$0

EMPLOYMENT AGREEMENTS

  In connection with the Merger Agreement, Mr. Tallman will enter into an employment agreement with Access Health. For a description of the agreement, see "Approval of the Merger and Related Transactions--Interests of Certain Persons in the Merger," and "--Employment Agreements; Employee Matters."

                         INFORMED ACCESS STOCKHOLDERS

  The following table sets forth certain information as of September 15, 1996 with respect to the beneficial ownership of Informed Access Common Stock, Informed Access Preferred Stock, and Informed Access Common Stock as adjusted to give effect to the conversion of all outstanding shares of Preferred Stock into shares of Common Stock, for (i) each person (or group of affiliated persons) who is known by Informed Access to own beneficially more than 5% of the Informed Access Common Stock, the Informed Access Preferred Stock or the Informed Access Common Stock on an as-converted basis, (ii) each of Informed Access' directors, and (iii) all directors and executive officers of Informed Access as a group. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of Common Stock owned by them.

                                                                                    COMMON STOCK
                                COMMON STOCK             PREFERRED STOCK            AS CONVERTED
                          ------------------------- ------------------------- -------------------------
                           NUMBER OF                 NUMBER OF                   NUMBER
                             SHARES      PERCENT       SHARES      PERCENT     OF SHARES     PERCENT
  NAME AND ADDRESS OF     BENEFICIALLY BENEFICIALLY BENEFICIALLY BENEFICIALLY BENEFICIALLY BENEFICIALLY
    BENEFICIAL OWNER         OWNED        OWNED        OWNED        OWNED        OWNED     OWNED(1)(2)
  -------------------     ------------ ------------ ------------ ------------ ------------ ------------
Crosspoint Venture
 Partners III, L.P.(3)..         --         --         959,527       20.7%       959,527       16.6%
 18552 MacArthur Blvd.
 Suite 400
 Irvine, CA 92715
American Healthcare Fund
 II, L.P................         --         --         885,778       19.1        885,778       15.4
 2084 South Milwaukee
 Avenue
 Denver, CO 80210(4)
Mosby-Year Book, Inc....         --         --         879,065       19.0        879,065       15.2
 The Times Mirror Co.
 11830 Westline
 Industrial Drive
 St. Louis, MO 63146(5)
Sevin Rosen Fund IV,             --         --         875,778       18.9        875,778       15.2
 L.P....................
 Two Galeria Tower
 13455 Noel Road
 Suite 1670
 Dallas, Texas 75240
The Hill Partnership             --         --         752,802       16.3        752,802       13.1
 III....................
 885 Arapahoe
 Boulder, CO 80302
Joseph P. Tallman.......     833,631       66.4%           --         --         833,631       14.2
 310 Interlocken Parkway
 Suite A
 Broomfield, CO 80021(6)
Kinney L. Johnson(4)....         --         --         885,778       19.1        885,778       15.4
Donald B. Milder(3).....         --         --         959,527       20.7        959,527       16.6
Virgil Mette(5).........         --         --         879,065       19.0        879,065       15.2
Richard K. Tompkins.....      20,000        1.8            --         --          20,000          *
Thomas G. Washing.......      15,000        1.3            --         --          15,000          *
John R. Barr(7).........      25,000        2.2            --           *         25,000          *
Timothy H. Connor(8)....      50,000        4.2         20,000          *         70,000        1.2
Jeremy K. Miller(9).....      42,500        3.6            --         --          42,500          *
Michael J. Modiz(10)....      35,000        3.0            --         --          35,000          *
Michael E. Myers(11)....      50,000        4.2         20,000          *         70,000        1.2
Elizabeth M.                 833,631       66.4            --         --         833,631       14.2
 Snowden(12)............
Barry W. Wolcott(13)....     255,244       21.0            --         --         255,244        4.4
All directors and
 executive officers as a
 group (12
 persons)(14)...........   1,326,375       86.5%     2,764,370       59.7%     4,090,745       66.4%

--------
 *  Less than one percent.

 1. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options and warrants currently exercisable, or exercisable within 60 days of September , 1996, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
 2. Percentage of ownership is based on 1,139,125 shares of Common Stock and 4,628,061 shares of Preferred Stock and 5,767,186 shares of Common Stock on an as-converted basis outstanding on September 15, 1996.
 3. Consists of 885,778 shares held by American Healthcare Fund II, L.P., a Delaware limited partnership ("American Healthcare"). Mr. Johnson, a director of Informed Access, is a general partner of Capital Health Venture Partners, the general partner of American Healthcare. Mr. Johnson on behalf of American Healthcare exercises discretionary voting and dispositive power over such shares. Mr. Johnson disclaims beneficial ownership of the shares held by American Healthcare except to the extent of his pecuniary interest therein arising from his general partnership interest therein.
 4. Consists of 959,527 shares held by Crosspoint Venture Partners III, L.P., a Delaware limited partnership ("Crosspoint"). Mr. Milder, a director of Informed Access, is a general partner of Crosspoint. Mr. Milder on behalf of Crosspoint exercises discretionary voting and dispositive power over such shares. Mr. Milder disclaims beneficial ownership of the shares held by Crosspoint except to the extent of his pecuniary interest therein arising from his general partnership interests therein.
 5. Virgil Mette, a director of Informed Access, is Vice President of The Times Mirror Co. Mr. Mette disclaims beneficial ownership of the shares held by The Times Mirror Co.
 6. Includes 255,244 shares held by Mr. Tallman's wife, Elizabeth M. Snowden, and 42,000 shares subject to stock options that are exercisable immediately prior to the completion of the Merger.
 7. Includes 25,000 shares subject to stock options that are exercisable immediately prior to the completion of the Merger.
 8. Includes 50,000 shares subject to stock options that are exercisable immediately prior to the completion of the Merger.
 9. Includes 42,500 shares subject to stock options that are exercisable immediately prior to the completion of the Merger.
10. Includes 35,000 shares subject to stock options that are exercisable immediately prior to the completion of the Merger.
11. Includes 50,000 shares subject to stock options that are exercisable immediately prior to the completion of the Merger.
12. Includes 578,387 shares held by Ms. Snowden's husband, Joseph P. Tallman, and 75,000 shares subject to stock options that are exercisable immediately prior to the completion of the Merger.
13. Includes 75,000 shares subject to stock options that are exercisable immediately prior to the completion of the Merger.
14. Includes shares included pursuant to notes (6)--(13).

                             CERTAIN TRANSACTIONS


  In February 1993, American Healthcare purchased 375,000 shares of Series A Preferred Stock of Informed Access at a purchase price of $1.00 per share. In March 1994, American Healthcare purchased 324,240 shares of Series B Preferred Stock of Informed Access at a purchase price of $1.415 per share. In March 1995, American Healthcare purchased 186,538 shares of Series C Preferred Stock of Informed Access at a purchase price of $4.6072 per share. Kinney L. Johnson, a director of Informed Access, is a general partner of Capital Health Venture Partners, the general partner of American Healthcare.

  In 1992, in connection with founding Informed Access, Joseph P. Tallman, the President, Chief Executive Officer and a director of Informed Access, purchased 434,375 shares of Informed Access' Common Stock at a purchase price of $0.001 per share. In December 1993, Mr. Tallman purchased an additional 102,012 shares of Common Stock at a purchase price of $0.05 per share.

                         DESCRIPTION OF CAPITAL STOCK

DESCRIPTION OF ACCESS HEALTH CAPITAL STOCK

  As of September 15, 1996, the authorized capital stock of Access Health consisted of 30,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value if the holders of Access Health Common Stock approve the Certificate Amendment at the Access Health Special Meeting, the number of authorized shares of Access Health Common Stock will increase to 75,000,000.

  Access Health Common Stock. As of September 15, 1996, there were approximately 12,592,774 shares of Access Health Common Stock outstanding held of record by approximately 428 stockholders. Access Health Common Stock is listed on Nasdaq under the symbol "ACCS." Holders of Access Health Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except that holders of Access Health Common Stock may cumulate votes in the election of directors, so long as the names of the director or directors for whom such holder intends to cumulate votes has been placed in nomination prior to the voting and the stockholder, or any other holder of Access Health Common Stock, has given notice at the meeting prior to the voting of the intention to cumulate votes. The holders of Access Health Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Access Health, the holders of Access Health Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. The Access Health Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Access Health Common Stock. All outstanding shares of Access Health Common Stock are fully paid and non-assessable, and the shares of Access Health Common Stock to be outstanding upon completion of the Merger will be fully paid and non-assessable.

  Preferred Stock. The Board of Directors of Access Health has the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Although it presently has no intention to do so, the Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of Access Health Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Access Health. Access Health has no present plans to issue Preferred Stock.

  Registration Rights. If the Merger is completed, the Registration Rights Agreement will provide certain rights with respect to the registration of the shares of Access Health Common Stock received by the Informed Access stockholders in the Merger. Under the Registration Rights Agreement, if Access Health proposes to register any of its securities under the Securities Act, the holders are entitled to notice of such proposed registration and the opportunity to include their shares therein, subject to certain conditions and limitations including the right of the underwriters of an offering to limit the number of shares included in such registration to 35% of the total number of shares to be registered in certain circumstances. Access Health will pay all registration expenses for such registration, but the Informed Access holders included in such registration must bear their proportionate share of all selling expenses. The holders may also require that Access Health file up to three registration statements under the Securities Act with respect to underwritten public offerings of their shares at any time beginning after the date Access Health has published the combined financial results of Access Health and Informed Access for a period of at least 30 days of combined operations. The Informed Access holders must bear all registration and selling expenses incurred in connection with such registration. The registration rights under the Registration Rights Agreement (i) will terminate as to any holder at such time as such holder may sell all his or her shares using the 1% volume limitation pursuant to Rule 144 under the Securities Act and (ii) may not be exercisable by a holder at such time as a holder could sell all his or her shares in a three month period using the average weekly trading volume limitation pursuant to Rule 144 under the Securities Act.

  Delaware General Corporation Law Section 203. As a corporation organized under the laws of the State of Delaware, Access Health is subject to Section 203 of the DGCL which restricts certain business combinations between Access Health and an "interested stockholder" (in general, a stockholder owning 15% or more of Access Health's outstanding voting stock) or its affiliates or associates for a period of three years following the date on which the stockholder becomes an "interested stockholder." The restrictions do not apply if (i) prior to an interested stockholder becoming such, the Access Health Board approves either the business combination or the transaction in which the stockholder becomes an interested stockholder, (ii) upon consummation of the transaction in which any person becomes an interested stockholder, such interested stockholder owns at least 85% of the voting stock of Access Health outstanding at the time the transaction commences (excluding shares owned by persons who are both directors and officers of Access Health) or (iii) on or subsequent to the date an interested stockholder becomes such, the business combination is both approved by the Access Health Board and authorized at an annual or special meeting of Access Health's stockholders, not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

  Transfer Agent and Registrar. The Transfer Agent and Registrar for the Access Health Common Stock is The First National Bank of Boston.

DESCRIPTION OF INFORMED ACCESS CAPITAL STOCK

  As of September 15, 1996 the authorized capital stock of Informed Access consisted of 6,892,165 shares of authorized Common Stock, $.001 par value, and 4,783,040 shares of authorized Preferred Stock, $.001 par value; of which 1,635,000 shares are designated Series A Preferred Stock; 1,431,356 shares are designated Series B Preferred Stock; and 1,716,684 shares are designated Series C Preferred Stock.

  Informed Access Common Stock. As of September 15, 1996 there were 1,139,125 shares of Informed Access Common Stock issued and outstanding. Holders of Informed Access Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. In the event of a liquidation, dissolution or winding up of Informed Access, after payment of all liabilities and payment in full of the liquidation preference of the Preferred Stock as described below, the holders of Informed Access Common Stock are entitled to receive a payment of $.50 for each share of Common Stock then held by them. After payment has been made to the holders of Preferred Stock and Common Stock, respectively, of the full amounts to which they are entitled, respectively, the holders of the Common Stock are entitled to participate ratably with the holders of Preferred Stock in the distribution of the remaining assets of Informed Access, if any, on an as-converted to Common Stock basis. The Informed Access Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Informed Access Common Stock. All outstanding shares of Informed Access Common Stock are fully paid and non-assessable.

  Informed Access Preferred Stock. As of September 15, 1996 there were 1,635,000 shares of Series A Preferred Stock issued and outstanding; 1,413,688 shares of Series B Preferred Stock issued and outstanding; and 1,579,373 shares of Series C Preferred Stock, issued and outstanding. The principal rights, privileges and preferences of the issued and outstanding shares of Informed Access Preferred Stock are as set forth below.

    Dividends. The holders of Informed Access Preferred Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of Informed Access out of funds legally available therefor in an amount equal to $.10 per share of Series A Preferred Stock, $.1415 per share of Series B Preferred Stock and $.46072 per share of Series C Preferred Stock. If a dividend is declared then it will accrue on the Preferred Stock from the respective date of first issuance of each series of Preferred Stock. The dividends, if declared, are payable quarterly on the last day of each calendar quarter. Informed Access may not pay cash dividends on Informed Access Common Stock while there are any declared but unpaid cash dividends on any shares of Informed Access Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock outstanding.

    Liquidation. In the event of a liquidation, dissolution or winding up of Informed Access, after payment of all liabilities and prior to the payment of the liquidation preference to the Common Stock described above, the holders of Informed Access Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are entitled to receive $1.00, $1.415 and $4.6072 per share, respectively, plus all declared and unpaid dividends. After payment has been made to the holders of Preferred Stock and Common Stock, respectively, of the full amounts to which they are entitled, the holders of the Preferred Stock are entitled to participate ratably with the holders of the Common Stock in the distribution of the remaining assets of Informed Access, if any, on an as-converted to Common Stock basis.

    Conversion. Each share of Informed Access Preferred Stock is presently convertible into one share of Informed Access Common Stock, subject to anti-dilution provisions.

    Protective Provisions. In addition to any other rights provided by law or agreement, so long as any of the Informed Access Preferred Stock is issued and outstanding, Informed Access may not, without first obtaining the affirmative vote or written consent of the holders of at least 60% of the shares of Preferred Stock on an as-converted to Common Stock basis: (i) amend the Informed Access Certificate of Incorporation or Bylaws: (ii) reclassify an existing convertible security or create any new convertible security having any preference or priority as to dividends, assets, redemption or otherwise on a parity with or superior in any preferences or priorities of the Preferred Stock, or which in any manner adversely affects the rights and preferences of the Preferred Stock; (iii) merge, consolidate, reorganize or sell, lease or transfer all or substantially all of the assets of Informed Access; or (iv) dissolve, liquidate or otherwise wind-up the affairs and business of Informed Access.

    Redemption. Subject to the terms set forth below, beginning February 9, 1999, each holder of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively may require Informed Access to redeem up to 25% of their shares of Preferred Stock at the redemption price of $1.00, $1.415 and $4.6072 per share plus any declared but unpaid dividends, respectively. The percentage of Preferred Stock which may be redeemed increases to 33%, 50% and 100% beginning February 9, 2000, February 9, 2001 and February 9, 2002, respectively. All redemptions are to be done on a pro rata basis out of funds legally available therefor.

  Preemptive Rights. The holders of Informed Access Common Stock have the pro rata right to participate in future equity financings of Informed Access, subject to customary exclusions.

  The Informed Access Preferred Stock has no sinking fund provisions. All outstanding shares of Informed Access Preferred Stock are fully paid and non-assessable.

  Voting Rights. Subject to the protective provisions described above and except as otherwise required by law, the holders of Informed Access Preferred Stock and Common Stock are entitled to notice of any stockholders' meeting and to vote together as one class upon any matter submitted to the stockholders for a vote on the following basis:

    (a) Common Stock. Each share of Informed Access Common Stock issued and outstanding has one vote.

    (b) Preferred Stock. Each share of Informed Access Preferred Stock issued and outstanding has a number of votes equal to the number of full shares of Informed Access Common Stock into which such Informed Access Preferred Stock is then convertible.

  The holders of Informed Access Common Stock and Preferred Stock may take action by written consent but they may not cumulate their votes in connection with the election of Directors.

               COMPARISON OF RIGHTS OF HOLDERS OF ACCESS HEALTH
           COMMON STOCK AND HOLDERS OF INFORMED ACCESS CAPITAL STOCK

  The rights of Access Health stockholders are governed by the Access Health Certificate of Incorporation, the Access Health Bylaws and the laws of the State of Delaware. The rights of Informed Access' stockholders are governed by the Informed Access Certificate of Incorporation, the Informed Access Bylaws and the laws of the State of Delaware. After the effective time of the Merger, the rights of Informed Access stockholders who become Access Health stockholders will be governed by the Access Health Certificate of Incorporation, Access Health Bylaws and the laws of the State of Delaware. In most respects, the rights of Access Health stockholders and Informed Access stockholders are similar. The following discussion of certain similarities and material differences between the rights of Access Health stockholders and the rights of Informed Access stockholders under their respective Certificates of Incorporation and Bylaws is only a summary of certain provisions and does not purport to be a complete description of such similarities and differences. The following discussion is qualified in its entirety by reference to the laws of the State of Delaware and the full texts of the respective Certificates of Incorporation and Bylaws of Access Health and Informed Access. Copies of such documents may be obtained from Access Health and Informed Access, as the case may be, and such documents of Access Health are incorporated by reference as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

  Upon consummation of the Merger, the holders of Informed Access Common Stock and the holders of Informed Access Preferred Stock will become holders of Access Health Common Stock. As of the Effective Time, holders of Informed Access Preferred Stock will no longer be entitled to certain rights and privileges previously provided for in Informed Access' Certificate of Incorporation. Such rights include (i) a dividend preference in the amounts described above, (ii) a liquidation preference in the amounts described above,
(iii) certain protective provisions as described above, (iv) certain redemption rights as described above, and (v) the right to vote as a separate class concerning certain corporate transactions including the Merger. In addition, holders of Informed Access Common Stock will no longer have pro rata rights to participate in future equity financings of Informed Access as described above. Appraisal rights are available to stockholders of Informed Access with respect to the Merger. See "Approval of the Merger and Related Transactions--Delaware Appraisal Rights."

  In addition, certain other rights and privileges of Informed Access stockholders will change as a result of the Merger. Upon completion of the Merger, the percentage ownership of Access Health by each former Informed Access stockholder will be substantially less than his, her or its current percentage ownership of Informed Access. Accordingly, former Informed Access stockholders will have a significantly smaller voting influence over the affairs of Access Health than they currently enjoy over the affairs of Informed Access. Moreover, certain contractual rights presently possessed by holders of Informed Access Preferred Stock will cease to exist after the Merger. Specifically, certain information rights, registration rights, rights to representation on, or attendance at meetings of the Informed Access Board and other rights unique to the organization and financing of Informed Access will terminate at the Effective Time.

                   APPROVAL OF AMENDMENT TO ACCESS HEALTH'S
                         CERTIFICATE OF INCORPORATION

GENERAL

  At the Access Health Special Meeting, Access Health stockholders will consider and vote upon a proposal to amend the Access Health Certificate to increase the authorized shares of Access Health Common Stock to 75,000,000 shares (the "Certificate Amendment"). Access Health currently is authorized to issue 30,000,000 shares of Access Health Common Stock. As of the Access Health
Record Date, there were    shares of Access Health Common Stock outstanding
and shares of Access Health Common Stock reserved for issuance under stock plans of Access Health. Further, it is anticipated that up to 5,375,000 shares of Access

Health Common Stock will be issued in connection with the Merger; however, the actual number of shares of Access Health Common Stock to be issued in the Merger will depend upon the number of shares of Informed Access Stock issued and outstanding at the Effective Time.

REASONS FOR THE CERTIFICATE AMENDMENT

  The Access Health Board believes the Certificate Amendment is desirable for several reasons. The additional shares of Access Health Common Stock to be authorized would be available for possible future financing and acquisition transactions, stock dividends or splits and other corporate purposes. Having such shares available for issuance in the future would give Access Health greater flexibility and allow shares of Access Health Common Stock to be issued without the expense and delay of a special stockholders' meeting. The additional shares of Access Health Common Stock would be available for issuance without further action by the stockholders unless any such action is required by applicable law or the rules of any stock exchange on which Access Health securities may be listed. The Nasdaq National Market, on which the issued shares of Access Health Common Stock are, and the shares of Access Health Common Stock issued in connection with the Merger and related transactions will be, listed currently requires stockholder approval as a prerequisite to listing shares in certain instances, including in connection with acquisition transactions where the present or potential issuance of shares could result in an increase in the number of shares of common stock outstanding by 20% or more.

  At the present time, there are no plans to issue shares of Access Health Common Stock for which authorization is being sought, other than pursuant to or as contemplated by the Merger Agreement and under Access Health's benefit and stock plans.

  The approval of the Certificate Amendment is not a condition to the consummation of the Merger. See "Approval of the Merger and Related Transactions--Conditions to the Merger."

  The Access Health Board reserves the right, notwithstanding stockholder approval and without further action of the stockholders, to determine not to proceed with the Certificate Amendment, if, at any time before filing the amended Certificate of Incorporation with the Secretary of State of the State of Delaware, the Access Health Board, in its sole discretion, determines that the Certificate Amendment is no longer in the best interests of Access Health and its stockholders.

ACCESS HEALTH BOARD RECOMMENDATION; VOTE REQUIRED

  The affirmative vote of the holders of a majority of the outstanding Access Health Common Stock is required to approve the Certificate Amendment. The Access Health Board has unanimously approved the Certificate Amendment and has determined that the Certificate Amendment is in the best interests of Access Health and its stockholders, and therefore unanimously recommends a vote FOR approval of the Certificate Amendment.

                   APPROVAL OF AMENDMENT TO ACCESS HEALTH'S
                           1989 INCENTIVE STOCK PLAN

GENERAL

  Access Health's 1989 Incentive Stock Plan (the "Access Health Stock Plan") was amended by the Access Health Board of Directors in August 1996 in connection with the Merger, subject to approval by the Access Health stockholders, to reserve an additional 1,000,000 shares for issuance thereunder, bringing the total number of shares under the Access Health Stock Plan to 3,550,000 (the "Incentive Plan Amendment").

REASONS FOR THE INCENTIVE PLAN AMENDMENT

  The Access Health Board believes that it is in the best interests of Access Health stockholders to increase the number of shares reserved for issuance under the Access Health Stock Plan. The Access Health Board believes that in order to retain the continued services of its key employees and executives, and to provide incentives for such employees and executives to exert maximum efforts for the success of Access Health, it is necessary to grant the right to purchase Access Health Common Stock to such employees and executives. If the Incentive Plan Amendment is approved, the Access Health Board will grant options under the Access Health Stock Plan for 280,000 shares to employees of Informed Access. If the Incentive Plan Amendment is not approved, Access Health has agreed to grant such options as non-qualified options not under such plan.

  The essential features of the Access Health Stock Plan are outlined below.

PURPOSE

  The purposes of the Access Health Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the employees and consultants of Access Health and to promote the success of Access Health's business.

ADMINISTRATION

  With respect to grants of options to employees who are also officers or directors of Access Health, the Access Health Stock Plan provides that it shall be administered by (i) the Board of Directors of Access Health if the Board may administer the Access Health Stock Plan in compliance with Rule 16b-3 under the Exchange Act ("Rule 16b-3"), with respect to a plan intended to qualify under Rule 16b-3 as a discretionary plan, or (ii) a committee designated by the Board of Directors to administer the Access Health Stock Plan, which committee shall be constituted in such a manner as to permit the Access Health Stock Plan to comply with Rule 16b-3 with respect to a plan intended to qualify thereunder as a discretionary plan. With respect to grants of options to employees or consultants who are neither officers nor directors of Access Health, the Access Health Stock Plan provides that it shall be administered by (i) the Board of Directors or (ii) a committee designated by the Board, which committee shall be constituted in such a manner as to satisfy the legal requirements relating to the administration of incentive stock option plans, if any, of Delaware corporate law, federal and state and securities laws and the Code. If permitted by Rule 16b-3, the Access Health Stock Plan may be administered by different bodies with respect to directors, non-director officers and employees who are neither officers nor directors and consultants who are not directors. Currently, with respect to grants of options to employees who are also officers or directors of Access Health, the Access Health Stock Plan is administered by the Compensation Committee of the Board. With respect to grants of options to employees or consultants who are neither officers or directors of Access Health, the Access Health Stock Plan is administered by the Incentive Stock Committee of the Board.

ELIGIBILITY

  The Access Health Stock Plan provides for granting of options and sale of shares to employees of and consultants to Access Health. Only employees may be granted incentive stock options. The Board or a committee of the Board selects the purchasers and optionees and determines the number of shares to be sold or made subject to options.

TERMS OF OPTIONS

  Each option granted under the Access Health Stock Plan is evidenced by a written stock option agreement between Access Health and the optionee. Options are generally subject to the terms and conditions set forth below but specific terms may vary.

  (a) Exercise of the Option. The Board or its committee determines when options may be exercised. In no event may any incentive stock option granted under the Access Health Stock Plan be exercised more than ten years after the date of grant. Incentive stock options currently being granted generally expire after seven years. An option is exercised by giving written notice of exercise to Access Health specifying the number of full shares of Access Health Common Stock to be purchased and by tendering payment of the purchase price. Payment for shares purchased upon exercise of an option shall be in such form of consideration as is authorized by the Access Health Stock Plan and determined by the Board, and such form of consideration may vary for each option.

  (b) Exercise Price. The exercise price of options granted under the Access Health Stock Plan is determined by the Board or its committee and may not be less than 100% of the fair market value of the Access Health Common Stock on the date the option is granted. In the case of incentive stock options granted to an optionee who owns more than 10% of the voting power or value of all classes of stock of Access Health, the exercise price must not be less than 110% of the fair market value on the date of grant. The fair market value of the Access Health Common Stock is the closing sale price on the NASDAQ National Market on the date of grant.

  (c) Termination of Employment. If the optionee's employment or association with Access Health terminates for any reason (other than death or disability), the optionee may, but only within 30 days (or such other period as may be determined by the Board, but not exceeding three months for incentive stock options) following the date of such termination, exercise any option granted under the Access Health Stock Plan, but only to the extent such option was exercisable on the date of termination. To the extent that the option is not exercised within such 30-day (or other) period, the option terminates.

  (d) Disability. In the event that an employee or consultant is unable to continue his or her employment or consulting relationship with Access Health as a result of total and permanent disability (as defined in Section 22(e)(3) of the Code), the optionee may, but only within six months (or such other period of time not exceeding one year as is determined by the Board at the time of grant of the option) from the date of termination, exercise the option to the extent it was otherwise exercisable at the date of such termination. To the extent that the option is not exercised within such period, the option terminates.

  (e) Death. If an optionee should die while employed by Access Health, the option may be exercised at any time within 12 months after death by the optionee's estate to the extent the option would have been exercisable if the optionee had continued living and remained an employee of Access Health for 12 months after the date of death. If an optionee should die within one month after termination of employment with Access Health (or such other period of time not exceeding three months as is determined by the Board at the time of grant of the option), the option may be exercised by the optionee's estate at any time within 12 months following the date of death, but only to the extent such options were exercisable on the date of termination.

  (f) Non-transferability of Options. An option is not transferable by the optionee, other than by will or the laws of descent and distribution, and is exercisable during the optionee's lifetime only by the optionee.

  (g) Withholding of Shares to Pay Tax Liability. The Access Health Stock Plan allows Access Health to withhold shares as to which an option has been exercised in order to comply with regulations requiring Access Health to withhold taxes upon certain exercises of options. See "Tax Information-- Nonstatutory Stock Options."

  (h) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Access Health Stock Plan as may be determined by the Board or its committee.

OPTIONS OUTSTANDING

  Options granted under the Access Health Stock Plan generally become exercisable in installments. Most options become exercisable as to 20% of the total shares subject to option one year after the date of beginning employment (for new employees) or the date of option grant (for existing employees), and as to an additional 20% after each subsequent twelve-month period so long as the optionee remains an employee of Access Health. Exercisability is accelerated, in certain cases, following a change in control.

  As of September 30, 1996, 26,744 shares had been sold or granted directly, options to purchase 645,524 shares of Access Health's Common Stock had been exercised, options to purchase 1,864,167 were outstanding, and 65 shares remained available for future sale or grant, under the Access Health Stock Plan (excluding 1,000,000 shares to be approved pursuant to this Proposal). The range of exercise prices per share for options outstanding under the Access Health Stock Plan as of September 30, 1996, was from $0.167 to $60.75, and the weighted average exercise price per share was approximately $17.72. Expiration dates for outstanding options range from December 1996 to September 2003.

STOCK PURCHASE RIGHTS

  Stock purchase rights to purchase shares of Access Health Common Stock may be granted under the Access Health Stock Plan either alone, in addition to or in tandem with other awards under the plan and/or cash awards made outside of the Access Health Stock Plan, at a price determined by the Board or its committee, for limited periods of up to 60 days under such terms, conditions and restrictions as the Board of Directors or its committee may determine. Unless otherwise determined by the Board of Directors or its committee, shares which have been purchased pursuant to the grant of a stock purchase right are subject to a repurchase option in favor of Access Health exercisable upon termination of the recipient's employment or consulting relationship for any reason. The repurchase option lapses at such rate as the Board of Directors or its committee may determine. The grant of a stock purchase right with an exercise price below fair market value at the date of grant will result in a compensation charge against Access Health's earnings which will be calculated on the date on which the performance criteria or other conditions under the purchase right are met and which will be charged to earnings over the vesting period. The amount of such charge will be the difference between the exercise price and the fair market value of the shares covered by the purchase right.

NON-TRANSFERABILITY OF OPTIONS AND STOCK PURCHASE RIGHTS

  The options and stock purchase rights may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the optionee or purchaser, only by such optionee or purchaser.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION OR MERGER

  In the event a change, such as a stock split or stock dividend payable in Common Stock, is made in Access Health's capitalization which results in an exchange of Common Stock for a greater or lesser number of shares without receipt of consideration by Access Health, appropriate adjustment shall be made in the number of shares subject to outstanding stock options or stock purchase rights under the Access Health Stock Plan, as well as in the price per share of Access Health Common Stock covered by such options and rights. Such adjustment shall be made by the Board of Directors, whose determination shall be final, binding and conclusive.

  In the event of the proposed dissolution or liquidation of Access Health, stock options and stock purchase rights will terminate immediately prior to the consummation of such actions, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of Access Health, or the merger of Access Health with or into another corporation, outstanding stock options and stock purchase rights shall be assumed or equivalent options or rights shall be substituted by the successor entity, unless such successor corporation does not agree to such assumption or substitution, in which case the Board shall provide for the options or rights to become immediately exercisable in full. The Board may, in its discretion in such instances, declare that any outstanding option or right will terminate as of a date fixed by the Board and give each participant the right to exercise his or her option or right as to all shares covered thereby.

  Option agreements and stock purchase agreements for officers at the Vice President level and above provide that they become immediately exercisable in full, in the event of a change in control.

AMENDMENT AND TERMINATION OF THE ACCESS HEALTH STOCK PLAN

  The Board of Directors may amend the Access Health Stock Plan at any time or from time to time or may terminate the Access Health Stock Plan without approval of the stockholders; provided, however, that stockholder approval of any amendment to the Access Health Stock Plan shall be obtained to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 of the Code (or any successor rule or statute or other applicable law rule or regulation). Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation. Any amendment or termination of the Access Health Stock Plan shall not affect options or stock purchase rights already granted and such options or stock purchase rights shall remain in full force and effect as if the Access Health Stock Plan had not been amended or terminated, unless mutually agreed otherwise between the optionee or purchaser (as the case may be) and Access Health, which agreement must be in writing and signed by the optionee or purchaser (as the case may be) and Access Health.

TAX INFORMATION

 Incentive Stock Options

  Options granted under the Access Health Stock Plan may be either "incentive stock options," as defined in Section 422A of the Code, or nonstatutory options.

  If an option granted under the Access Health Stock Plan is an incentive stock option, the optionee will recognize no income upon grant of the option and incur no tax liability due to the exercise of the option unless the optionee is subject to the alternative minimum tax. Access Health will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax.

  Upon the sale or exchange of the shares at least two years after the grant of the option and one year after receipt of the shares by the optionee, any gain will be treated as long-term capital gain. If these holding periods are not satisfied, the optionee will recognize ordinary income generally measured as the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or 10% stockholder of Access Health. Access Health will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term capital gain. Capital gain is fully included in gross income and is currently taxed at a federal rate no greater than 28%.

 Nonstatutory Stock Options

  All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income at the time of grant of a nonstatutory option. Upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired or where the optionee is an officer, director or 10% stockholder of Access Health, the date of taxation may be deferred unless the optionee files an election with the Internal Revenue Service pursuant to Section 83(b) of the Code.

  The income recognized by an optionee who is also an employee of Access Health will be subject to tax withholding by Access Health by payment in cash or out of the current earnings paid to the optionee. Upon sale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss. Access Health will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Capital gain is fully included in gross income and is currently taxed at a federal rate no greater than 28%.

 Stock Purchase Rights

  Stock purchase rights will generally be subject to the tax consequences discussed above under "Tax Information--Nonstatutory Stock Options."

  The foregoing summary of the effect of federal income taxation upon the participant and Access Health with respect to the purchase of shares under the Access Health Stock Plan does not purport to be complete, and reference should be made to the applicable provisions of the Code. In addition, the foregoing summary does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. Furthermore, future legislative, administrative or judicial changes could affect the accuracy of the foregoing summary.

CAPITAL CHANGES

  In the event any change is made in Access Health's capitalization which results in an exchange of Access Health Common Stock for a greater or lesser number of shares without receipt of consideration, appropriate adjustment will be made in the exercise price and in the number of shares subject to options outstanding under the Access Health Stock Plan, as well as in the number of shares reserved for issuance under the Access Health Stock Plan.

AMENDMENT AND TERMINATION OF THE PLAN

  The Board may at any time amend, alter, suspend or discontinue the Access Health Stock Plan, but no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any optionee under any grant theretofore made, without such optionee's consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 of the Code (or any other applicable law or regulation, including the requirements of the NASD or an established stock exchange), Access Health shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

VOTE REQUIRED FOR APPROVAL OF AMENDMENT

  The affirmative vote of the majority of the Votes Cast will be required under Delaware law to approve the amendment to the Access Health Stock Plan. For this purpose, the "Votes Cast" are defined under Delaware law to be the shares of Access Health's Common Stock present in person or represented by proxy at the Access Health Meeting and "entitled to vote on the subject matter." Votes that are cast against the proposal will be counted for purposes of determining (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to the proposal. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the amendment of the Access Health Stock Plan, Access Health believes that abstentions should be counted for purposes of determining both
(i) the presence or absence of a quorum for the transaction of business and
(ii) the total number of Votes Cast with respect to the proposal. In the absence of controlling precedent to the contrary, Access Health intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal. In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes with respect to this proposal will not be counted as Votes Cast.

RECOMMENDATION OF ACCESS HEALTH BOARD OF DIRECTORS

  The Access Health Board has unanimously approved the Incentive Plan Amendment and has determined that the Incentive Plan Amendment is in the best interests of Access Health and its stockholders, and therefore unanimously recommends a vote FOR approval of the Incentive Plan Amendment.

                     APPROVAL OF OPTION AND BONUS PROPOSAL

GENERAL

  Certain payments made (or deemed to be made) to certain officers of Informed Access in connection with the Merger may constitute "parachute payments" under section 280G of the Code. In general, a parachute payment is any payment made in the nature of compensation to (or for the benefit of) a "disqualified individual" that is contingent on a change in ownership or effective control of a corporation, but only if the aggregate value of all such payments equals or exceeds three times the disqualified individual's base amount. For purposes of the Code, the value of the acceleration of the vesting of outstanding stock options will be taken into account along with any cash payments made in connection with the Merger. In general, a disqualified individual would include any substantial stockholder, corporate officer or highly compensated employee of Informed Access, and an individual's base amount is generally his or her average annual compensation which was includible in the individual's gross income in the five taxable years preceding the calendar year in which the change of control occurs. Parachute payments do not include amounts shown by clear and convincing evidence to be reasonable compensation for services actually rendered or to be rendered or amounts approved by shareholders in the manner described below. An "excess parachute payment" is any parachute payment in excess of the "base amount" allocated to such payments. For any payments made (or deemed to be made) by Informed Access in connection with the Merger that are excess parachute payments, no deduction would be allowed to Informed Access and a non-deductible 20% excise tax would be imposed on the recipient of such excess parachute payment.

  Under applicable provisions of the Code and proposed Treasury Regulations, payments made in connection with a change of control will not be considered parachute payments if (i) immediately prior to the change of control the stock of the corporation making the payments was not publicly traded, (ii) such payments are approved by a separate vote of more than 75% of the corporation's voting stock outstanding immediately prior to the change of control (but excluding any voting shares actually or constructively owned by the individual receiving the payments in question) and (iii) there is adequate disclosure to the stockholders of all material facts concerning such payments.

PROPOSAL TO APPROVE CERTAIN PAYMENTS

  Under Informed Access's stock option plan, all outstanding stock options will become fully vested immediately prior to the Effective Time of the Merger, but only to the extent that such vesting would not constitute an excess parachute payment under the Code. See "Approval of the Merger and Related Transactions--Manner and Basis of Converting Shares--Stock Options" and "--Interests of Certain Persons in the Merger." In addition, in September 1996 the Informed Access Board approved the payment of performance bonuses in the aggregate amount of $1.5 million to Ms. Snowden and Messrs. Tallman, Wolcott and Johnson and merger-related bonuses totaling $0.5 million to Mr. Tallman and Ms. Snowden (the "Bonuses"), but only to the extent that the payment of such Bonuses would not constitute excess parachute payments. See "Approval of the Merger and Related Transactions--Interests of Certain Persons in the Merger--Management Bonuses" for a description of the terms of the Bonuses.

  Based upon estimates, Informed Access believes that such full vesting of stock options and/or the payment of the Bonuses could be deemed to constitute, in part, excess parachute payments with respect to certain officers and employees of Informed Access, including Ms. Snowden and Messrs. Tallman, Wolcott, Conhor, Bull, Myers, Miller and Modiz.

  The Informed Access Written Consent requests stockholders to consent to a proposal approving (i) the full vesting immediately prior to the Effective Time of the Merger of all stock options outstanding under the Informed Access stock option plans, and (ii) the payment of the bonuses.

  If the required stockholder approval of this proposal is obtained, the accelerated vesting of stock options and payment of the Bonuses will not constitute excess parachute payments subject to the 20% excise tax described above and such payments would be deductible by Informed Access to the extent otherwise permitted under the Code. If such stockholder approval is not obtained, in accordance with the terms of the stock option plan and the Bonuses, options will be accelerated and Bonuses will be paid only to the extent that such payments do not constitute excess parachute payments. Because the reductions required in order to avoid characterization as an excess parachute payment could be effectuated in a number of different ways with respect to each individual, Informed Access is not able to estimate with certainty the precise extent to which options would be accelerated and Bonuses paid in the absence of the requisite stockholder approval.

VOTE REQUIRED

  In order to be adopted, the proposal to approve these payments must receive the affirmative vote of more than 75% of the Informed Access Common Stock and Preferred Stock outstanding immediately prior to the Merger held by persons who do not have an interest in the particular payment being submitted for approval. Shares held by Mr. Tallman and Ms. Snowden, for example, will be excluded for purposes of the approval of their option vesting and Bonuses; their shares would be counted, however, with respect to the approval of the vesting of options held by, and the payment of Bonuses to, other officers of Informed Access. Each share of Informed Access Common Stock and Preferred Stock will have one vote with respect to this matter.

RECOMMENDATION OF INFORMED ACCESS BOARD OF DIRECTORS

  The Board of Directors of Informed Access unanimously recommends that stockholders vote "FOR" the approval of the Bonuses and the accelerated vesting of Informed Access stock options.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders of Access Health which are intended to be presented by such stockholders at Access Health's 1997 Annual Meeting of Stockholders were to have been received by the Secretary of Access Health no later than October 16, 1996 in order to be included in the proxy statement and form of proxy relating to that meeting.

                     ADJOURNMENT OF ACCESS HEALTH MEETING

  In the event that there are not sufficient votes to approve the issuance of shares of Access Health Common Stock pursuant to the Merger Agreements at the time of the Access Health Meeting, such proposal could not be approved unless the Access Health Meeting were adjourned in order to permit further solicitation of proxies from holders of Access Health Common Stock. Proxies that are being solicited by the Access Health Board grant the discretionary authority to vote for any such adjournment, if necessary. If it is necessary to adjourn the Access Health Meeting and the adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to stockholders other than an announcement of such time and place at the Access Health Meeting. A majority of the shares represented and voting at the Access Health Meeting is required to approve any such adjournment, provided that a quorum is present. If a quorum is not present, then either the chairman of the meeting or the stockholders entitled to vote at the meeting may adjourn the meeting.

                                    EXPERTS

  The consolidated financial statements of Access Health, Inc. at September 30, 1994 and 1995, and for each of the three years in the period ended September 30, 1995, included in this Proxy Statement/Prospectus and Consent Solicitation Statement of Access Health, Inc. and Informed Access Systems, Inc., which is referred to in and made as part of the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Informed Access Systems, Inc. as of December 31, 1994 and 1995, and for each of the three years ended December 31, 1993, 1994 and 1995 included in this Proxy Statement/Prospectus and Consent Solicitation Statement have been so included in reliance on the report of Arthur Andersen LLP, independent auditors, given on the authority of such firm as experts in auditing and accounting.

                                 LEGAL MATTERS

  The validity of the Access Health Common Stock issuable pursuant to the Merger will be passed on by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Cooley Godward LLP, Boulder, Colorado, is acting as counsel for Informed Access in connection with certain legal matters relating to the Merger and the transactions contemplated thereby.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                              ACCESS HEALTH, INC.

                                                                            PAGE
                                                                            ----
Report of Ernst & Young LLP, Independent Auditors.........................   F-2
Consolidated Balance Sheets at September 30, 1994 and 1995 (audited) and
 June 30, 1996 (unaudited)................................................   F-3
Consolidated Statements of Operations for the years ended September 30,
 1993, 1994, and 1995 (audited) and the nine months ended June 30, 1995
 and 1996 (unaudited).....................................................   F-4
Consolidated Statements of Stockholders' Equity for the years ended
 September 30, 1993, 1994, and 1995 (audited) and the nine months ended
 June 30, 1996 (unaudited)................................................   F-5
Consolidated Statements of Cash Flows for the years ended September 30,
 1993, 1994, and 1995 (audited) and the nine months ended June 30, 1995
 and 1996 (unaudited).....................................................   F-6
Notes to Consolidated Financial Statements................................   F-7

                         INFORMED ACCESS SYSTEMS, INC.

Report of Arthur Andersen LLP, Independent Auditors.......................  F-16
Consolidated Balance Sheets at December 31, 1994 and 1995 (audited) and
 June 30, 1996 (unaudited)................................................  F-17
Consolidated Statements of Operations for the years ended December 31,
 1993, 1994, and 1995 (audited) and the six months ended June 30, 1995 and
 1996 (unaudited).........................................................  F-19
Consolidated Statements of Mandatorily Redeemable Convertible Preferred
 Stock and Stockholders' Equity (Deficit) for the years ended December 31,
 1993, 1994, and 1995 (audited) and the six months ended June 30, 1996
 (unaudited)..............................................................  F-20
Consolidated Statements of Cash Flows for the years ended December 31,
 1993, 1994, and 1995 (audited) and the six months ended June 30, 1995 and
 1996 (unaudited).........................................................  F-21
Notes to Consolidated Financial Statements................................  F-23

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Access Health, Inc.

  We have audited the accompanying consolidated balance sheets of Access Health, Inc. as of September 30, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Access Health, Inc. at September 30, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

                                                              Ernst & Young llp

Sacramento, California
October 27, 1995, except for
Note 10 as to which the date
is February 15, 1996

                              ACCESS HEALTH, INC.

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    SEPTEMBER 30,
                                                   ----------------  JUNE 30,
                                                    1994     1995      1996
                                                   -------  ------- -----------
                                                                    (UNAUDITED)
                      ASSETS
Current assets:
  Cash and equivalents............................ $ 5,674  $ 6,523   $29,556
  Available-for-sale securities...................   2,509    5,172    10,368
  Accounts receivable, net of allowance for
   doubtful accounts of $150, $400, and $558 at
   September 30, 1994 and 1995, and June 30, 1996,
   respectively...................................   2,891    4,227     7,103
  Licenses receivable, net of allowance for
   doubtful accounts of $97, $100, and $100 at
   September 30, 1994 and 1995, and June 30, 1996,
   respectively...................................   1,974    1,525     1,609
  Income taxes receivable.........................   1,614       84        84
  Prepaid expenses................................     855      914     1,266
  Other current assets............................     417      499       962
                                                   -------  -------   -------
    Total current assets..........................  15,934   18,944    50,948
Licenses receivable due after one year............   1,307      782       241
Property and equipment, net.......................   3,245    6,571    13,008
Purchased intangibles, net of accumulated
 amortization of $3,142, $3,735, and $4,179 at
 September 30, 1994 and 1995, and June 30, 1996,
 respectively.....................................   4,663    4,070     3,626
Investment in AHN.................................     --       --      5,000
Other assets......................................     726      762       446
                                                   -------  -------   -------
                                                   $25,875  $31,129   $73,269
                                                   =======  =======   =======
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................ $ 1,379  $ 2,127   $ 2,967
  Accrued payroll and related expenses............     637    1,737     2,918
  Other accrued expenses..........................     800    1,122     4,694
  Current portion of long-term debt...............     349      292       --
  Deferred revenue................................   2,368    2,473     2,626
  Deferred income taxes...........................     185      950     1,650
                                                   -------  -------   -------
    Total current liabilities.....................   5,718    8,701    14,855
Long-term debt....................................     690      398       --
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.001 par value--5,000,000
   shares authorized, no shares issued and
   outstanding....................................     --       --        --
  Common stock, $.001 par value--30,000,000 shares
   authorized, 9,997,825, 10,217,665 and
   12,523,757 shares issued and outstanding at
   September 30, 1994 and 1995, and June 30, 1996,
   respectively...................................      10       10        12
  Additional paid-in capital......................  18,415   19,429    50,199
  Retained earnings...............................   1,051    2,591     8,203
  Stockholder notes receivable....................      (9)     --        --
                                                   -------  -------   -------
    Total stockholders' equity....................  19,467   22,030    58,414
                                                   -------  -------   -------
                                                   $25,875  $31,129   $73,269
                                                   =======  =======   =======

                            See accompanying notes.

                              ACCESS HEALTH, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           NINE MONTHS ENDED
                          YEARS ENDED SEPTEMBER 30,            JUNE 30,
                          ----------------------------  -----------------------
                            1993      1994      1995       1995        1996
                          --------  --------  --------  ----------- -----------
                                                        (UNAUDITED) (UNAUDITED)
Revenues:
  Personal health
   management services... $    585  $  2,912  $ 20,207    $12,358     $36,456
  Health systems
   services..............   15,697    13,443    11,346      8,596       7,641
                          --------  --------  --------    -------     -------
    Total commercial
     revenues............   16,282    16,355    31,553     20,954      44,097
  Development program
   with related party....    2,197     2,274       --         --          --
                          --------  --------  --------    -------     -------
      Total revenues.....   18,479    18,629    31,553     20,954      44,097
Costs and expenses:
  Cost of revenues:
    Personal health
     management
     services............      450     3,493    13,214      9,025      18,807
    Health systems
     services............    8,504     9,248     7,498      5,417       5,400
  Product and other
   development...........    1,051     1,085     1,708      1,259       2,368
  Development program....    2,455     2,541       --         --          --
  Sales and marketing....    2,467     3,767     3,651      2,580       4,668
  General and
   administrative........    1,912     2,602     3,456      2,340       4,563
                          --------  --------  --------    -------     -------
      Total costs and
       expenses..........   16,839    22,736    29,527     20,621      35,806
                          --------  --------  --------    -------     -------
Income (loss) from
 operations..............    1,640    (4,107)    2,026        333       8,291
Non-operating income
 (expense):
  Interest and other
   income................      586       612       661        488       1,099
  Interest expense.......     (228)     (153)      (91)       (60)        (37)
                          --------  --------  --------    -------     -------
Income (loss) before
 income taxes............    1,998    (3,648)    2,596        761       9,353
Provision (credit) for
 income taxes............      724    (1,352)    1,056        309       3,741
                          --------  --------  --------    -------     -------
Net income (loss)........ $  1,274  $ (2,296) $  1,540    $   452     $ 5,612
                          ========  ========  ========    =======     =======
Net income (loss) per
 share................... $   0.13  $  (0.24) $   0.14    $  0.04     $  0.43
                          ========  ========  ========    =======     =======
Shares used in per share
 calculations............    9,515     9,456    11,145     11,148      13,144


                            See accompanying notes.

                              ACCESS HEALTH, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                           COMMON STOCK
                         -----------------
                                           ADDITIONAL           STOCKHOLDER     TOTAL
                                            PAID-IN   RETAINED     NOTES    STOCKHOLDERS'
                           SHARES   AMOUNT  CAPITAL   EARNINGS  RECEIVABLE     EQUITY
                         ---------- ------ ---------- --------  ----------- -------------
Balance, September 30,
 1992...................  8,979,151  $  9   $13,618   $ 2,073      $(11)       $15,689
  Sale of common stock..    140,609   --        224       --        --             224
  Sale of common stock
   warrants, net of
   expenses.............        --    --        490       --        --             490
  Repayment of
   stockholder note
   receivable...........        --    --        --        --          2              2
  Net income............        --    --        --      1,274       --           1,274
                         ----------  ----   -------   -------      ----        -------
Balance, September 30,
 1993...................  9,119,760     9    14,332     3,347        (9)        17,679
  Sale of common stock..    198,975   --        570       --        --             570
  Issuance of common
   stock to purchase
   product..............    679,090     1     3,513       --        --           3,514
  Net loss..............        --    --        --     (2,296)      --          (2,296)
                         ----------  ----   -------   -------      ----        -------
Balance, September 30,
 1994...................  9,997,825    10    18,415     1,051        (9)        19,467
  Sale of common stock..    219,840   --        664       --        --             664
  Repayment of
   stockholder note
   receivable...........        --    --        --        --          9              9
  Income tax benefit
   from exercise of
   stock options........        --    --        350       --        --             350
  Net income............        --    --        --      1,540       --           1,540
                         ----------  ----   -------   -------      ----        -------
Balance, September 30,
 1995................... 10,217,665    10    19,429     2,591       --          22,030
  Sale of common stock
   (unaudited)..........  2,306,092     2    30,770       --        --          30,772
  Net income
   (unaudited)..........        --    --        --      5,612       --           5,612
                         ----------  ----   -------   -------      ----        -------
Balance, June 30, 1996
 (unaudited)............ 12,523,757  $ 12   $50,199   $ 8,203      $--         $58,414
                         ==========  ====   =======   =======      ====        =======


                            See accompanying notes.

                              ACCESS HEALTH, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  INCREASE (DECREASE) IN CASH AND EQUIVALENTS
                                 (IN THOUSANDS)

                                                          NINE MONTHS ENDED
                         YEARS ENDED SEPTEMBER 30,            JUNE 30,
                         ----------------------------  -----------------------
                           1993      1994      1995       1995        1996
                         --------  --------  --------  ----------- -----------
                                                       (UNAUDITED) (UNAUDITED)
Cash flows from
 operating activities:
 Net income (loss)...... $  1,274  $ (2,296) $  1,540    $   452    $  5,612
 Adjustments to
  reconcile net income
  (loss) to cash
  provided (used) by
  operating activities:
  Allowance for doubtful
   accounts.............      (41)      (62)      253          4         158
  Depreciation and
   amortization.........    1,110     1,441     1,863      1,202       2,390
  Deferred income
   taxes................      (44)      166     1,115        --          700
  Changes in:
   Accounts and licenses
    receivable..........   (3,452)    1,540      (615)    (1,530)     (2,577)
   Income taxes
    receivable..........      --     (1,614)    1,530      1,614         --
   Prepaid expenses and
    other current
    assets..............     (575)      495      (141)      (552)       (815)
   Accounts payable.....      341       604       748        466         840
   Income taxes
    payable.............     (317)      --        --         --          --
   Accrued payroll and
    related expenses....      353      (261)    1,100        972       1,181
   Other accrued
    expenses............       22       563       322        421       3,572
   Deferred revenue.....      660      (259)      105        494         153
                         --------  --------  --------    -------    --------
    Net cash provided
     (used) by operating
     activities.........     (669)      317     7,820      3,543      11,214
                         --------  --------  --------    -------    --------
Cash flows from
 investing activities:
  Purchases of
   available-for-sale
   securities...........      --     (4,009)   (6,919)    (3,227)    (25,799)
  Maturities of
   available-for-sale
   securities...........      --      1,500     4,256      3,090      20,603
  Purchase of property
   and equipment........   (2,040)   (1,059)   (4,596)    (2,740)     (8,383)
  Investment in AHN.....      --        --        --         --       (5,000)
  (Increase) decrease in
   other assets.........      (39)     (476)      (36)       118         316
                         --------  --------  --------    -------    --------
    Net cash used by
     investing
     activities.........   (2,079)   (4,044)   (7,295)    (2,759)    (18,263)
Cash flows from
 financing activities:
 Proceeds from long-term
  debt..................    1,100       --        --         --          --
 Payment of long-term
  debt..................     (755)     (767)     (349)      (248)       (690)
 Payment of stockholder
  note receivable.......        2       --          9        --          --
 Sale of common stock
  warrants..............      236       --        --         --          --
 Sale of common stock...      224       570       664        325      30,772
                         --------  --------  --------    -------    --------
    Net cash provided
     (used) by financing
     activities.........      807      (197)      324         77      30,082
                         --------  --------  --------    -------    --------
Net increase (decrease)
 in cash and
 equivalents............   (1,941)   (3,924)      849        861      23,033
Cash and equivalents at
 beginning of period....   11,539     9,598     5,674      5,674       6,523
                         --------  --------  --------    -------    --------
Cash and equivalents at
 end of period.......... $  9,598  $  5,674  $  6,523    $ 6,535    $ 29,556
                         ========  ========  ========    =======    ========

                            See accompanying notes.

                              ACCESS HEALTH, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              SEPTEMBER 30, 1995
 (INFORMATION AS OF JUNE 30, 1995 AND 1996 AND FOR THE NINE MONTHS ENDED JUNE
                        30, 1995 AND 1996 IS UNAUDITED)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization, Business and Principles of Consolidation

  These financial statements include the accounts of Access Health, Inc. and its wholly-owned subsidiaries. The consolidated entity is referred to herein as the Company. All intercompany accounts and transactions have been eliminated in consolidation.

  The Company develops, markets and supports personal health management programs which help managed care organizations, self-insured employers and hospitals manage consumer demand for health care services.

 Name Change

  In March, 1995, the Company completed a name change from Access Health Marketing, Inc. to Access Health, Inc.

 Unaudited Interim Financial Statements

  The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the interim periods, and in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the Company's consolidated financial position at June 30, 1996, and the consolidated results of operations and cash flows for the nine months ended June 30, 1995 and 1996. Results for the nine months ended June 30, 1996 are not necessarily indicative of the results to be expected for the entire fiscal year.

 Revenue Recognition

  Commercial revenues include personal health management services, which consist of program membership and member communications fees from the Company's Personal Health Advisor contracts with managed care organizations, self-insured employers and hospitals. Commercial revenues also include health systems services, which consist of licensing and support revenues related to the Company's ASK-A-NURSE, Cancer HELPLINK, Access Care Management System, and LIFE MATCH products.

  Program membership fees from Personal Health Advisor contracts are recognized ratably in accordance with contract terms on the basis of per-member fees. Member communications fees are recognized upon the delivery of services.

  Health system services license revenues from ASK-A-NURSE and Cancer HELPLINK are recognized when program implementation services are substantially completed. Revenues from ASK-A-NURSE and Cancer HELPLINK include the present value of contract installments, discounted at the prime rate (which ranged from 6% to 9% for the periods presented), plus 3%, that are billable more than one year after the license grant date. Licenses receivable due are $1,625,402, $478,581, $222,669 and $80,749 for 1996, 1997, 1998 and thereafter, respectively. LIFE MATCH software product licensing revenue is recognized partially upon delivery of the software, with the remainder deferred until installation and training services are complete.

  Health system services support revenues are comprised of ASK-A-NURSE and Cancer HELPLINK support revenue, LIFE MATCH software support revenue, direct marketing fees and teleservicing fees. Revenue from

                              ACCESS HEALTH, INC.

                              SEPTEMBER 30, 1995
       (INFORMATION AS OF JUNE 30, 1995 AND 1996 AND FOR THE NINE MONTHS
                  ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

support contracts and software maintenance contracts is deferred when billed and recognized ratably over the contract term. Direct marketing fees are recognized upon the delivery of services. Teleservicing fees are recognized in accordance with contract terms on the basis of per-call fees or fees based on phone counselor staffing.

  In fiscal 1993, the Company entered into a development agreement which provided for the funding of specified development projects. Development program revenue was recognized pro rata as costs were incurred under the related agreement, net of amounts allocable to the sale of common stock warrants (Note 8). Funding received in advance of work performed under this agreement was recorded as deferred revenue. Related development expenses were charged to expense as incurred.

 Cash Equivalents and Available-For-Sale Securities

  In May 1993 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), "Accounting for Certain Investments in Debt and Equity Securities." The Company adopted the provisions of the new standard for investments held as of or acquired after October 1, 1994. In accordance with the statement, prior period financial statements have not been restated to reflect the change in accounting principle. The adoption of SFAS No. 115 did not have a material impact on the Company's consolidated financial position or results of operations.

  The Company invests its excess cash in high quality money market instruments and certain other investments. The Company considers highly liquid investments with maturities of three months or less to be cash equivalents. Available-for-sale securities are carried at fair value (which approximated amortized cost as of September 30, 1995) and all available-for-sale securities have maturities of less than one year.

 Property and Equipment

  Property and equipment are stated at cost and consist of office furniture and equipment, computer equipment, leasehold improvements and capitalized software for internal use. Depreciation and amortization of furniture and equipment, computer equipment and leasehold improvements are provided on the straight-line basis over the useful lives of the respective assets or the lease term if shorter, which range from two to ten years. Capitalized software consists of the direct cost of internally-developed software and is being amortized on the straight-line basis over its estimated useful life of four years.

 Purchased Intangibles

  Purchased intangibles consist primarily of product rights and are being amortized on the straight-line basis over three to ten years.

 Investment in AHN (unaudited)

  During the second quarter of fiscal 1996 the Company invested $5.0 million in America's Health Network, L.P. ("AHN"), a new 24-hour, 7 day a week cable television channel devoted to consumer healthcare information. The investment in AHN is being accounted for using the cost method.

                              ACCESS HEALTH, INC.

                              SEPTEMBER 30, 1995
       (INFORMATION AS OF JUNE 30, 1995 AND 1996 AND FOR THE NINE MONTHS
                  ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)


 Concentrations of Credit Risk and Major Customers

  During fiscal 1995, sales to each of the Company's three largest customers were $6,438,000, $4,077,000 and $3,624,000.

  The Company's accounts and licenses receivable are primarily with companies in the health care and insurance industries. The Company believes that adequate provision for uncollectible accounts and licenses receivable has been made in the accompanying financial statements.

 Net Income (Loss) per Share

  The Company's net income (loss) per share is based upon the weighted average number of shares of common stock outstanding. Common stock issuable upon the exercise of stock options and stock warrants has been included in the computation, to the extent dilutive, using the treasury stock method.

 Income Taxes

  Deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws that are scheduled to be in effect when the differences are expected to reverse.

 Reclassifications

  Certain reclassifications have been made to amounts reported as of and for the years ended September 30, 1993 and 1994 to conform with the September 30, 1995 presentation.

NOTE 2: AVAILABLE-FOR-SALE SECURITIES

  The following is a summary of available-for-sale securities as of September 30, 1995 (in thousands):

   U.S. government and municipal debt securities....................... $ 5,172
   Corporate debt securities...........................................     525
   Corporate and municipal bond funds..................................   2,500
                                                                        -------
   Total debt securities...............................................   8,197
   Less: amounts included in cash and equivalents......................  (3,025)
                                                                        -------
                                                                        $ 5,172
                                                                        =======

  Realized and unrealized gains and losses on available-for-sale securities were immaterial as of and for the year ended September 30, 1995.

                              ACCESS HEALTH, INC.

                              SEPTEMBER 30, 1995
       (INFORMATION AS OF JUNE 30, 1995 AND 1996 AND FOR THE NINE MONTHS
                  ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)


NOTE 3: PROPERTY AND EQUIPMENT

  As of September 30, 1994 and 1995, property and equipment consisted of the following (in thousands):

                                                                1994     1995
                                                               -------  -------
   Office furniture and equipment............................. $ 1,188  $ 1,761
   Computer equipment.........................................   3,504    6,477
   Leasehold improvements.....................................     491      790
   Capitalized software for internal use......................     169      767
                                                               -------  -------
                                                                 5,352    9,795
   Less: accumulated depreciation.............................  (2,107)  (3,224)
                                                               -------  -------
                                                               $ 3,245  $ 6,571
                                                               =======  =======

NOTE 4: DEVELOPMENT PROGRAM

  In August 1993, the Company entered into an agreement with Personal Health Management L.P. ("PHMLP") for the development of an enhanced product, expanded delivery capability and related marketing programs for the managed care industry, now known as the Company's Personal Health Advisor product. PHMLP was a limited partnership owned by Personal Health Management, Inc. ("PHM"), 1% ownership interest and General Partner; MDS Health Ventures, Inc. ("MDS"), 59% ownership interest; and The Health Care and Biotechnology Venture Fund ("HCBVF"), 40% ownership interest. PHM was 60% owned by MDS and 40% owned by HCBVF. MDS and HCBVF are stockholders of the Company.

  PHM was initially capitalized with approximately $5,000,000 through the sale of its common stock and contributed substantially all of these proceeds to PHMLP to pay the Company for its work under the development agreement. Completion of the project by the Company was on a best efforts basis.

  In connection with the agreements with PHM and PHMLP, the Company issued 525,000 warrants to the owners of PHM to purchase one share of the Company's common stock at $6.833 per share (Note 8). The warrants had an estimated fair value at the time of issuance of $525,000.

  In May 1994, the Company exercised its option to acquire the rights to the Personal Health Advisor product and related marketing programs by issuing 679,090 shares of its common stock with a fair value on the date of issuance of approximately $3,514,000 in exchange for outstanding shares of PHM common stock and the outstanding partnership interests in PHMLP.

                              ACCESS HEALTH, INC.

                              SEPTEMBER 30, 1995
       (INFORMATION AS OF JUNE 30, 1995 AND 1996 AND FOR THE NINE MONTHS
                  ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)


NOTE 5: LONG-TERM DEBT

  As of September 30, 1994 and 1995, long-term debt consisted of the following (in thousands):

                                                                   1994   1995
                                                                  ------  -----
   Installment note payable to a bank bearing interest at 7.36%, requiring monthly principal and interest payments of $21,502 through March 1998..........................................  $  796  $ 590
   Equipment leases, secured by leased equipment (Note 7),
    payable in equal monthly installments of principal and
    interest at rates ranging from 13.0% to 18.2% in amounts
    ranging from $2,654 to $7,564 through May 1997..............     243    100
                                                                  ------  -----
                                                                   1,039    690
   Less amounts due within one year.............................    (349)  (292)
                                                                  ------  -----
   Amounts due after one year...................................  $  690  $ 398
                                                                  ======  =====

  The installment note payable to a bank is secured by equipment with a net book value of $345,164 at September 30, 1995.

  Scheduled maturities of long-term debt in 1996 and the two subsequent fiscal years are $291,754, $267,924 and $129,970, respectively. Interest paid during the years ended September 30, 1993, 1994 and 1995 was $236,819, $181,907 and
$91,393, respectively.

  In May 1995, the Company signed a revolving credit agreement (the "Credit Agreement") with a bank under which the Company may borrow up to $3 million for qualifying equipment purchases. Interest on borrowings under the Credit Agreement accrues at the bank's prime rate plus .75% (9.5% as of September 30, 1995) and is payable monthly. The Credit Agreement expires on February 1, 1996, at which time any outstanding balance will be converted into a 35 month term loan. The Credit Agreement contains restrictive financial covenants which require the Company to maintain specified levels of working capital, tangible net worth and cash flow. Borrowings under the Credit Agreement would be secured by substantially all of the Company's assets. The Company has no balances outstanding under the Credit Agreement at September 30, 1995.

NOTE 6: INCOME TAXES

  The provision (credit) for income taxes consists of the following (in thousands):

                                                          1993   1994     1995
                                                          ----  -------  ------
   FEDERAL:
     Current............................................. $578  $(1,518) $   40
     Deferred (Prepaid)..................................  (47)     266     781
                                                          ----  -------  ------
       Total federal.....................................  531   (1,252)    821
   STATE:
     Current.............................................  190      --        6
     Deferred (Prepaid)..................................    3     (100)    229
                                                          ----  -------  ------
       Total state.......................................  193     (100)    235
                                                          ----  -------  ------
   Provision (credit) for income taxes................... $724  $(1,352) $1,056
                                                          ====  =======  ======

                              ACCESS HEALTH, INC.

                              SEPTEMBER 30, 1995
       (INFORMATION AS OF JUNE 30, 1995 AND 1996 AND FOR THE NINE MONTHS
                  ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)


  The income tax provisions differ from the amount computed by applying the federal statutory income tax rate (34% in each year presented) to income
(loss) before income taxes. A reconciliation to the statutory federal income tax rate is as follows:

                                                               1993  1994  1995
                                                               ----  ----  ----
   Statutory federal income tax rate..........................  34%  (34%)  34%
   State income taxes, net of federal benefit.................   6     (2)   6
   Tax exempt interest income.................................  (4)    (3) --
   Other...................................................... --       2    1
                                                               ---   ----  ---
   Effective income tax rate..................................  36%  (37%)  41%
                                                               ===   ====  ===

  Significant components of the Company's deferred income tax assets and liabilities at September 30, 1994 and 1995 are as follows (in thousands):

                                                                    1994  1995
                                                                    ---- ------
   Deferred income tax liabilities:
     Depreciation and amortization................................. $210 $  331
     Prepaid expenses..............................................  471  2,550
     Other.........................................................   39    --
                                                                    ---- ------
   Total deferred income tax liabilities...........................  720  2,881
   Deferred income tax assets:
     Vacation accrual..............................................  147    191
     Accrued expenses..............................................  --     271
     State income taxes............................................  --      61
     Receivable allowances and reserves............................  161    213
     Alternative minimum tax credit................................   56    129
     Inventory reserve.............................................  --      85
     Net operating loss............................................  156    623
     Stock compensation............................................  --     350
     Other.........................................................   15      8
                                                                    ---- ------
   Total deferred income tax assets................................  535  1,931
                                                                    ---- ------
   Net deferred income tax liability............................... $185 $  950
                                                                    ==== ======

  A portion of the Company's federal net operating loss generated in fiscal 1994 was carried back to the three prior tax years. Due to the carryback and carryforward of the net operating loss, the Company now has approximately $129,000 of alternative minimum tax credits to carry forward to reduce the Company's regular tax liability in future years as well as approximately $1,400,000 of federal net operating loss carryforward. The federal net operating loss carryforward will expire in 2009. The Company has a state net operating loss carryforward of approximately $2,800,000 which will expire in 1999 through 2009.

  Income tax payments were $1,222,650, $70,149 and $49,715 for the years ended September 30, 1993, 1994 and 1995, respectively. The Company received income tax refunds of $426,564 and $1,629,658 during the years ended September 30, 1994 and 1995, respectively.

                              ACCESS HEALTH, INC.

                              SEPTEMBER 30, 1995
       (INFORMATION AS OF JUNE 30, 1995 AND 1996 AND FOR THE NINE MONTHS
                  ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)


  The Company's income tax returns for fiscal years ended September 30, 1989, 1990 and 1994 are currently under examination by the Internal Revenue Service (the "IRS"). The IRS is examining the deductibility of certain expenses claimed in connection with prior acquisitions by the Company. The Company believes that these deductions were properly taken and that adequate provision has been made in the statements of operations for taxes owed.

  In May 1994, the IRS contacted the Company with a settlement offer issued in conjunction with its national initiative to settle pending cases related to intangible asset amortization. The Company has rejected the settlement offer and will continue to contest any proposed adjustments.

NOTE 7: COMMITMENTS

 Operating Leases

  The Company leases its offices under the terms of operating leases that expire between September 1998 and November 2001. Annual minimum rental payments for fiscal, 1996, 1997, 1998, 1999, 2000 and thereafter are $1,129,083, $1,170,910, $1,186,488, $1,132,330, $1,192,169 and $1,312,087,
respectively. Rental expenses are reported on a straight-line basis over the respective lease terms and were $589,034, $1,080,980 and $1,292,539 for the years ended September 30, 1993, 1994 and 1995, respectively.

 Capital Leases

  The Company leases certain furniture and equipment under capital leases obtained during 1992. Assets recorded under capital leases totaling $629,000 and $366,000 were included in property and equipment at September 30, 1994 and 1995, respectively. Accumulated depreciation on leased assets at September 30, 1994 and 1995 is $399,000 and $314,000, respectively.

  Annual minimum lease payments for capital leases for fiscal 1996 and the subsequent fiscal year are $77,718, and $30,995, respectively. As of September 30, 1995, the interest portion of the remaining minimum lease payments is $9,098 and the present value of the remaining minimum payments is $99,615.

                              ACCESS HEALTH, INC.

                              SEPTEMBER 30, 1995
       (INFORMATION AS OF JUNE 30, 1995 AND 1996 AND FOR THE NINE MONTHS
                  ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

NOTE 8: STOCKHOLDERS' EQUITY

 Employee Stock Options

  The Company established an employee common stock participation plan in 1989 (the "1989 Incentive Stock Plan") under which incentive stock options, nonqualified stock options, and restricted common stock may be issued or sold to employees and consultants. As of September 30, 1995 a total of 1,800,000 shares of common stock have been reserved for issuance under this plan, of which 238,689 shares remained available for the granting of options at September 30, 1995.

  The following table summarizes incentive stock option activity for the years ended September 30, 1993, 1994 and 1995.

                                                       NUMBER OF  EXERCISE PRICE
                                                        SHARES      PER SHARE
                                                       ---------  --------------
Balance, September 30, 1992...........................   551,712   $0.167-2.50
  Options granted.....................................   408,405    3.253-6.833
  Options exercised...................................   (42,660)   0.167-2.00
  Options cancelled...................................   (22,215)   0.167-4.33
                                                       ---------
Balance, September 30, 1993...........................   895,242    0.167-6.833
  Options granted.....................................   367,605     5.33-8.83
  Options exercised...................................   (54,495)   0.167-5.42
  Options cancelled...................................   (33,285)   1.333-5.42
                                                       ---------
Balance, September 30, 1994........................... 1,175,067    0.167-8.83
  Options granted.....................................   259,365    10.25-13.75
  Options exercised...................................  (102,975)   0.167-6.917
  Options cancelled...................................   (17,475)   0.167-10.25
                                                       ---------
Balance, September 30, 1995........................... 1,313,982    0.167-13.75
                                                       =========

  Incentive stock options generally become exercisable at the rate of twenty percent per year commencing on the first anniversary of the date of grant, however certain officers of the Company may exercise options for restricted common stock at the date of grant. As of September 30, 1994 and 1995, options to purchase 372,990 and 510,498 shares, respectively, were exercisable at exercise prices ranging from $0.167 to $12.667 per share.

 Common Stock Warrants and Options

  In August, 1993, the Company issued warrants to purchase 525,000 shares of the Company's common stock, of which all are outstanding as of September 30, 1995. The warrants became exercisable in January 1994 and expire on November 30, 1998.

  In October 1988, nonqualified stock options to purchase 98,975 shares of Series A Preferred Stock at $0.46 per share, which converted to common stock options on February 28, 1992, were granted to a former director and are currently exercisable and expire on October 25, 1998. As of September 30, 1995, 55,581 shares of common stock have been purchased pursuant to this option. Nonqualified stock options to purchase 22,500 shares of common stock at prices ranging from $4.167 to $6.667 per share were granted in fiscal 1993 to certain

                              ACCESS HEALTH, INC.

                              SEPTEMBER 30, 1995
       (INFORMATION AS OF JUNE 30, 1995 AND 1996 AND FOR THE NINE MONTHS
                  ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

consultants of the Company. The options become exercisable in equal installments over a five-year period commencing on the first anniversary of the date of grant; as of September 30, 1995, options to purchase 9,000 shares are exercisable.

 Stock Purchase Plan

  The Company established a stock purchase plan in 1991 (the "1991 Plan") under which most employees of the Company may participate. A total of 825,000 shares of the Company's common stock have been reserved for issuance under the 1991 Plan. The 1991 Plan is administered by a committee appointed by the Board of Directors. Employees can elect to have from 1% to 10% of their monthly gross salary deducted during each offering period and applied to the purchase of stock. The purchase price is an amount equal to 85% of the fair market value of a share of common stock of the Company on the enrollment date or on the purchase date, whichever is lower. During the years ended September 30, 1993, 1994 and 1995, the Company sold 97,949 shares of common stock for $210,608, 144,480 shares of common stock for $410,553 and 72,822 shares of common stock for $468,710, respectively.

 Director Options

  The Company established a director common stock participation plan in 1995 (the "1995 Director Stock Option Plan") under which nonqualified stock options may be granted to directors. As of September 30, 1995 a total of 150,000 shares of common stock have been reserved for issuance under this plan, of which 150,000 shares remained available for the granting of options at September 30, 1995.

NOTE 9: MERGER AGREEMENT (UNAUDITED)

  On September 3, 1996, the Company entered into an agreement with Informed Access Systems, Inc. ("Informed Access"), whereby the Company will acquire all outstanding capital stock of Informed Access in a transaction to be accounted for as a pooling-of-interests. The number of shares of the Company's common stock to be issued in the merger in exchange for the outstanding shares of Informed Access stock will depend upon the capitalization of Informed Access at the time of the merger and will not exceed 5,375,000 shares.

NOTE 10: SUBSEQUENT EVENT

  On February 15, 1996, the Company effected a three-for-two stock split. All references in the accompanying financial statements to the number of capital shares and per-share amounts have been retroactively restated to reflect the stock split.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Informed Access Systems, Inc.:

  We have audited the accompanying consolidated balance sheets of INFORMED ACCESS SYSTEMS, INC. (a Delaware corporation) and subsidiary as of December 31, 1994 and 1995, and the related consolidated statements of operations, mandatorily redeemable convertible preferred stock and stockholders' deficit and cash flows for each of the three years ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Informed Access Systems, Inc. and subsidiary as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Arthur Andersen llp

Denver, Colorado,
March 12, 1996

                         INFORMED ACCESS SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                            DECEMBER 31,
                                        ----------------------   JUNE 30,
                                           1994        1995        1996
                                        ----------  ----------  -----------
                                                                (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents............ $1,036,717  $3,246,102  $1,829,714
  Accounts receivable, net of allowance
   for doubtful accounts of $0, $32,002
   and $38,535 at December 31, 1994 and
   1995 and June 30, 1996,
   respectively........................     24,000     753,641   1,211,126
  Related party receivables............      4,688      23,395      41,531
  Prepaids.............................     47,006      37,565     153,421
  Other................................     27,006      31,392     163,272
                                        ----------  ----------  ----------
    Total current assets...............  1,139,417   4,092,095   3,399,064
                                        ----------  ----------  ----------
PROPERTY AND EQUIPMENT, at cost:
  Computer hardware and software.......    490,262     848,236   1,587,687
  Furniture, fixtures and equipment....    176,586     482,973     593,535
  Leasehold improvements...............        --       38,738     108,573
                                        ----------  ----------  ----------
                                           666,848   1,369,947   2,289,795
  Less--Accumulated depreciation.......   (123,250)   (406,953)   (655,739)
                                        ----------  ----------  ----------
    Property and equipment, net........    543,598     962,994   1,634,056
PATENT COSTS AND OTHER INTANGIBLE
 ASSETS,
 net of accumulated amortization of $0,
 $1,342 and $22,444 at
 December 31, 1994 and 1995 and June
 30, 1996, respectively................        --      124,730     109,165
                                        ----------  ----------  ----------
    Total assets....................... $1,683,015  $5,179,819  $5,142,285
                                        ==========  ==========  ==========

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                         INFORMED ACCESS SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                 DECEMBER 31,                       PRO FORMA
                            ------------------------   JUNE 30,     JUNE 30,
                               1994         1995         1996         1996
                            -----------  -----------  -----------  -----------
                                                      (UNAUDITED)  (UNAUDITED)
                                                                    (NOTE 2)
CURRENT LIABILITIES:
  Accounts payable......... $   152,390  $   502,945  $   919,540
  Accrued salaries.........      71,251      118,933      397,455
  Accrued vacation.........      33,594       92,164      146,755
  Other accrued
   liabilities.............      13,009      188,977       53,538
  Customer deposits........      50,000       70,000       70,000
  Deferred revenue.........      65,334      508,990      473,334
  Convertible notes payable
   to stockholders.........   1,000,000          --           --
  Note payable--other......      32,128          --        27,745
  Current portion of
   capital leases payable..      15,239       56,011      237,821
  Current portion of long
   term note...............         --           --       177,455
                            -----------  -----------  -----------
    Total current
     liabilities...........   1,432,945    1,538,020    2,503,643
CAPITAL LEASES PAYABLE.....      35,450      133,352      598,450
NOTES PAYABLE..............         --           --       441,915
COMMITMENTS AND
 CONTINGENCIES
 (Notes 8 and 12)
MANDATORILY REDEEMABLE
 CONVERTIBLE PREFERRED
 STOCK, $.001 par value,
 aggregate liquidation and
 redemption preference of
 $3,635,368 at December 31,
 1994 and $10,635,423 at
 December 31, 1995 and June
 30, 1996; 4,634,200
 authorized; 3,048,688,
 4,568,061 and 4,568,061
 issued and outstanding as
 of December 31, 1994 and
 1995 and June 30, 1996,
 respectively, and none
 issued and outstanding on
 an unaudited pro forma
 basis ....................   3,635,368   10,635,423   10,635,423          --
STOCKHOLDERS' EQUITY
 (DEFICIT):
  Common stock, $.001 par
   value; 6,519,373 shares
   authorized; 909,375,
   1,121,875 and 1,159,125
   shares issued and
   outstanding at December
   31, 1994 and 1995 and
   June 30, 1996,
   respectively, and
   5,727,186 on an
   unaudited pro forma
   basis...................         909        1,122        1,159        5,727
  Additional paid-in
   capital.................      14,041       94,138      104,917   10,735,772
  Accumulated deficit......  (3,435,698)  (7,222,236)  (9,143,222)  (9,143,222)
                            -----------  -----------  -----------  -----------
    Total stockholders'
     equity (deficit)......  (3,420,748)  (7,126,976)  (9,037,146)   1,598,277
                            -----------  -----------  -----------  -----------
    Total liabilities and
     stockholders' equity
     (deficit)............. $ 1,683,015  $ 5,179,819  $ 5,142,285  $ 5,142,285
                            ===========  ===========  ===========  ===========

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                         INFORMED ACCESS SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              FOR THE SIX MONTHS ENDED
                          FOR THE YEAR ENDED DECEMBER 31,             JUNE 30,
                         -----------------------------------  --------------------------
                           1993        1994         1995          1995          1996
                         ---------  -----------  -----------  ------------  ------------
                                                                     (UNAUDITED)
REVENUE:
  License and license
   site
   implementation fees.. $  46,586  $   125,086  $ 1,011,743  $    283,054  $    618,119
  Call center and client
   implementation fees..       --           --     1,379,542       275,395     2,681,467
  Communications and
   other fees...........       --           --       565,511           --      1,118,902
                         ---------  -----------  -----------  ------------  ------------
                            46,586      125,086    2,956,796       558,449     4,418,488
                         ---------  -----------  -----------  ------------  ------------
COST OF SALES:
  License and license
   site
   implementation fees..       --        95,781      708,450        83,353       296,880
  Call center and client
   implementation fees..       --           --     1,664,409       420,121     2,016,458
  Communications and
   other fees...........       --           --       400,275           --        756,134
                         ---------  -----------  -----------  ------------  ------------
                               --        95,781    2,773,134       503,474     3,069,472
                         ---------  -----------  -----------  ------------  ------------
GROSS PROFIT............    46,586       29,305      183,662        54,975     1,349,016
                         ---------  -----------  -----------  ------------  ------------
OPERATING EXPENSES:
  General and
   administrative.......    45,268      596,222    1,001,681       416,834       666,433
  Selling and
   marketing............    66,107      728,927    1,640,253       944,045     1,330,595
  Research and
   development..........   875,585    1,122,830    1,459,802       830,537     1,280,931
                         ---------  -----------  -----------  ------------  ------------
    Loss from
     operations.........  (940,374)  (2,418,674)  (3,918,074)   (2,136,441)   (1,928,943)
OTHER INCOME (EXPENSE):
  Interest income.......    28,283       42,387      204,552       100,649        66,867
  Interest expense
   (including $0,
   $3,287, $16,658,
   $16,658
   and $0, respectively,
   to related parties)..       --        (4,335)     (26,401)      (20,867)      (59,364)
  Other income
   (expense), net.......       --          (618)      (4,904)       (8,946)          454
                         ---------  -----------  -----------  ------------  ------------
NET LOSS................ $(912,091) $(2,381,240) $(3,744,827) $ (2,065,605) $ (1,920,986)
                         =========  ===========  ===========  ============  ============

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                         INFORMED ACCESS SYSTEMS, INC.

 CONSOLIDATED STATEMENTS OF MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                             STOCKHOLDERS' DEFICIT
                                                    ----------------------------------------
                                MANDATORILY
                                REDEEMABLE
                                CONVERTIBLE
                              PREFERRED STOCK         COMMON STOCK   ADDITIONAL
                          ------------------------  ----------------   PAID-IN   ACCUMULATED
                            SHARES       AMOUNT      SHARES   AMOUNT   CAPITAL     DEFICIT
                          ----------  ------------  --------- ------ ----------- -----------
BALANCES, December 31,
 1992...................         --   $        --     446,875 $  447 $       563 $   (98,915)
 Common stock issued on
  February 1, 1993 for
  cash and exchange of
  stock.................         --            --     187,500    187           3         --
 Series A redeemable
  convertible preferred
  stock issued in
  February 1993 for cash
  at $1.00 per share....   1,635,000     1,635,000        --     --          --          --
 Mandatorily redeemable
  convertible preferred
  stock issuance costs..         --            --         --     --          --      (26,627)
 Common stock granted in
  October 1993 to three
  officers for services,
  valued at $.05 per
  share.................         --            --     275,000    275      13,475         --
 Net loss...............         --            --         --     --          --    ( 912,091)
                          ----------  ------------  --------- ------ ----------- -----------
BALANCES, December 31,
 1993...................   1,635,000     1,635,000    909,375    909      14,041  (1,037,633)
 Series B mandatorily
  redeemable convertible
  preferred stock issued
  in March 1994 for cash
  at $1.42 per share....   1,413,688     2,000,368        --     --          --          --
 Mandatorily redeemable
  convertible preferred
  stock issuance costs..         --            --         --     --          --      (16,825)
 Net loss...............         --            --         --     --          --   (2,381,240)
                          ----------  ------------  --------- ------ ----------- -----------
BALANCES, December 31,
 1994...................   3,048,688     3,635,368    909,375    909      14,041  (3,435,698)
 Series C mandatorily
  redeemable convertible
  preferred stock issued
  in March 1995 for cash
  of $5,980,110,
  conversion of notes
  payable of $1,000,000
  and accrued interest
  of $19,945 at $4.61
  per share.............   1,519,373     7,000,055        --     --          --          --
 Mandatorily redeemable
  convertible preferred
  stock issuance costs..         --            --         --     --          --      (41,711)
 Issuance of common
  stock for cash upon
  exercise of stock
  options in March,
  October and November
  1995 at $0.14 per
  share.................         --            --      54,500     55       7,575         --
 Common stock issued for
  acquisition of assets
  in November 1995, at
  $0.46 per share.......         --            --      50,000     50      22,950         --
 Issuance of common
  stock in consideration
  for discharge of
  obligation, at $0.46
  per share.............         --                   108,000    108      49,572         --
 Net loss...............         --            --         --     --          --   (3,744,827)
                          ----------  ------------  --------- ------ ----------- -----------
BALANCES, December 31,
 1995...................   4,568,061    10,635,423  1,121,875  1,122      94,138  (7,222,236)
Issuance of common stock
 for cash upon exercise
 of stock options in
 February, April and May
 1996 (unaudited).......         --            --      37,250     37      10,779         --
Net loss (unaudited)....         --            --         --     --          --   (1,920,986)
                          ----------  ------------  --------- ------ ----------- -----------
BALANCES, June 30, 1996
 (unaudited)............   4,568,061    10,635,423  1,159,125  1,159     104,917  (9,143,222)
Pro Forma Adjustments
 (unaudited) (Note 2)...  (4,568,061)  (10,635,423) 4,568,061  4,568  10,630,855         --
                          ----------  ------------  --------- ------ ----------- -----------
Pro Forma BALANCES, June
 30, 1996 (unaudited)...         --   $        --   5,727,186 $5,727 $10,735,772 $(9,143,222)
                          ==========  ============  ========= ====== =========== ===========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                         INFORMED ACCESS SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                FOR THE SIX MONTHS
                          FOR THE YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                         -----------------------------------  ------------------------
                           1993        1994         1995         1995         1996
                         ---------  -----------  -----------  -----------  -----------
                                                                    (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss..............  $(912,091) $(2,381,240) $(3,744,827) $(2,065,605) $(1,920,986)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating
  activities--
 Depreciation and
  amortization.........     20,332      102,043      289,763      119,345      269,422
 Compensation expense
  related to the grant
  of common stock to
  officers for
  services.............     13,750          --           --           --           --
 (Gain) loss on
  disposal of
  equipment............        --           --         2,997          839         (450)
 Provision for doubtful
  accounts receivable..        --           --        32,002       16,000       12,000
 Common stock issued in
  consideration for
  discharge of
  obligation...........        --           --        49,680          --           --
 Conversion of interest
  expense to preferred
  stock................        --           --        16,658       16,658          --
 Change in operating
  assets and
  liabilities--
  (Increase) decrease
   in accounts
   receivable..........    (35,168)      11,168     (746,361)    (293,525)    (469,018)
  Increase in related
   party receivables...        --        (4,688)     (18,707)     (18,811)     (18,136)
  Increase (decrease)
   in prepaids and
   other...............    (10,250)     (27,762)       8,379        7,124     (247,736)
  Increase in accounts
   payable.............     65,542       86,848      345,784      173,632      416,595
  Increase in accrued
   liabilities.........     34,603       78,440      266,151      121,483      274,042
  Increase (decrease)
   in deferred revenue
   and customer
   deposits............        --       115,334      385,468      129,621      (35,656)
                         ---------  -----------  -----------  -----------  -----------
   Net cash used in
    operating
    activities.........   (823,282)  (2,019,857)  (3,113,013)  (1,793,239)  (1,719,923)
                         ---------  -----------  -----------  -----------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Purchase of property
  and equipment........   (161,146)    (449,859)    (553,533)    (454,599)    (187,142)
 Proceeds from sale of
  property and
  equipment............        --           --        16,290          --           450
 Patent costs..........        --           --       (34,921)         --        (5,538)
                         ---------  -----------  -----------  -----------  -----------
   Net cash used in
    investing
    activities.........   (161,146)    (449,859)    (572,164)    (454,599)    (192,230)
                         ---------  -----------  -----------  -----------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from issuance
  of mandatorily
  redeemable
  convertible preferred
  stock................  1,635,000    2,000,368    5,980,110    5,980,110          --
 Proceeds from issuance
  of common stock......        190          --           --           --           --
 Stock issuance costs..    (26,627)     (16,825)     (41,711)     (31,456)         --
 Proceeds from
  convertible notes
  payable to
  stockholders.........     30,000    1,000,000          --           --           --
 Proceeds from note
  payable..............        --           --           --           --       680,089
 Principal payments on
  notes payable to
  stockholders.........    (94,636)     (31,556)         --           --           --
 Principal payments on
  note payable--other
  and capital leases...        --        (5,053)     (51,467)     (39,497)    (195,140)
 Proceeds from the
  exercise of stock
  options..............        --           --         7,630        2,451       10,816
                         ---------  -----------  -----------  -----------  -----------
   Net cash provided by
    financing
    activities.........  1,543,927    2,946,934    5,894,562    5,911,608      495,765
                         ---------  -----------  -----------  -----------  -----------

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                         INFORMED ACCESS SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             FOR THE SIX MONTHS
                          FOR THE YEAR ENDED DECEMBER 31,      ENDED JUNE 30,
                          -------------------------------  -----------------------
                            1993       1994       1995        1995        1996
                          --------- ---------- ----------  ----------- -----------
                                                                 (UNAUDITED)
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............  $ 559,499 $  477,218 $2,209,385  $ 3,663,770 $(1,416,388)
CASH AND CASH
 EQUIVALENTS, beginning
 of period..............        --     559,499  1,036,717    1,036,717   3,246,102
                          --------- ---------- ----------  ----------- -----------
CASH AND CASH
 EQUIVALENTS, end of
 period.................  $ 559,499 $1,036,717 $3,246,102  $ 4,700,487 $ 1,829,714
                          ========= ========== ==========  =========== ===========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
 Cash paid for interest
  to related parties....  $  10,589 $    1,048 $    9,743  $     9,743 $       --
                          ========= ========== ==========  =========== ===========
SUPPLEMENTAL DISCLOSURE
 OF NONCASH INVESTING
 AND FINANCING
 ACTIVITIES:
 Issuance of common
  stock to officers for
  services..............  $  13,750 $      --  $      --   $       --  $       --
                          ========= ========== ==========  =========== ===========
 Telephone equipment
  acquired with capital
  lease.................  $     --  $   51,870 $      --   $       --  $       --
                          ========= ========== ==========  =========== ===========
 Financed insurance
  premiums..............  $     --  $   36,000 $      --           --  $    76,368
                          ========= ========== ==========  =========== ===========
 Conversion of notes
  payable to related
  parties to preferred
  stock.................  $     --  $      --  $1,000,000    1,000,000 $       --
                          ========= ========== ==========  =========== ===========
 Conversion of accrued
  interest to preferred
  stock.................  $     --  $      --  $   19,945  $    19,945 $       --
                          ========= ========== ==========  =========== ===========
 Equipment acquired with
  capital lease.........  $     --  $      --  $  158,013  $       --  $   732,706
                          ========= ========== ==========  =========== ===========
 In November 1995, the
  Company acquired
  certain assets in
  exchange for the
  assumption of certain
  liabilities and the
  issuance of 50,000
  shares of the
  Company's common
  stock, valued at
  $23,000. The
  allocation of the
  purchase price to the
  assets acquired and
  liabilities assumed
  (at their fair market
  value) is as follows--
 Accounts receivable....                       $   15,282
 Prepaid expenses and
  other.................                            3,324
 Property and
  equipment.............                           15,558
 Intangibles............                           91,151
 Accounts payable.......                           (4,771)
 Accrued liabilities....                          (19,356)
 Other obligations
  assumed...............                          (78,188)
                                               ----------
 Issuance of stock to
  seller................                       $   23,000
                                               ==========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                         INFORMED ACCESS SYSTEMS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           (INFORMATION AS OF JUNE 30, 1996, AND FOR THE SIX MONTHS
                       ENDED JUNE 30, 1996 IS UNAUDITED)

(1) ORGANIZATION AND BUSINESS

 Organization

  Informed Access Systems, Inc., a Delaware corporation, was formed on February 2, 1993 to develop software-based solutions for managing health care resources, and is a successor corporation to a Texas corporation of the same name formed on March 30, 1992. In connection with the formation of the Delaware corporation, the shareholders of the Texas corporation exchanged all of their stock for stock in the Delaware corporation. Accordingly, the accompanying consolidated financial statements include the accounts of Informed Access Systems, Inc. and its wholly owned subsidiary, (collectively, the "Company"), on a consolidated basis from the inception of the Texas corporation. All significant intercompany transactions have been eliminated in the accompanying consolidated financial statements.

 Business

  The Company is currently developing and marketing innovative information management services and products designed to manage demand for medical services and, as a result, reduce medical expenses for its customers (HMO's, insurance carriers, medical groups, etc.). The Company emerged from the development stage in the first quarter of 1995. (See Note 11.)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash Equivalents

  For purposes of reporting cash flows, the Company considers all highly liquid investments with original maturities of ninety days or less to be cash equivalents.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation of property and equipment is computed on a straight-line basis over the estimated useful lives of three to five years for computer hardware and software, and five to seven years for furniture, fixtures and equipment. Leasehold improvements are capitalized and amortized over the shorter of the lease term or their estimated useful life.

 Revenue Recognition

  The Company generates revenue from call center fees, licenses of its software products, implementation services, and communication products. The Company recognizes revenue as follows:

 . Call Center--The Company generally charges its customers a per member per month fee based on the customers' utilization of the Company's call center. The Company recognizes call center revenue when earned.

 . License Fees--The Company charges its customers a license fee for the use of certain products and support in its customers' call centers. The Company recognizes revenue ratably over the term of the contract starting from the date that the software product is delivered to and accepted by the customer, and it is determined that no significant Company obligations remain.

 . Implementation Services--The Company charges its call center and license customers an implementation fee for system set-up, installation, limited product modifications and training services. The Company recognizes revenue as these services are performed.

                         INFORMED ACCESS SYSTEMS, INC.

           (INFORMATION AS OF JUNE 30, 1996, AND FOR THE SIX MONTHS
                       ENDED JUNE 30, 1996 IS UNAUDITED)


 . Communications Fees--The Company charges its customers a fee for developing, printing and mailing customized brochures to its customers' members. These brochures describe the Company's services. The Company recognizes revenue in the period the Company has completed its obligations to its customers and the printed materials are available for shipment to the customers' members.

 Research and Development

  Research and development costs are expensed as incurred and consist primarily of salaries, travel, supplies and contract services related to the development of the Company's products and services.

 Patents

  The Company capitalizes direct, external costs associated with patent applications and filings. Capitalized costs will be written off at such time it becomes known that an application will not be successful or when a particular patent is deemed to no longer be of value. Costs associated with successful applications are amortized using the straight-line method over five years beginning with the date of issue.

 Interim Results (Unaudited)

  The accompanying balance sheet as of June 30, 1996, the statements of operations and of cash flows for the six months ended June 30, 1995 and 1996, and the statement of stockholders' (deficit) equity for the six months ended June 30, 1996 are unaudited. In the opinion of management, the statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of the interim periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

 Concentration of Credit Risk

  The Company has no significant off balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains the majority of its cash with financial institutions, in the form of demand deposits.

  The Company performs ongoing evaluations of its customers' financial condition and generally does not require collateral. Its accounts receivable balances are primarily domestic and are concentrated among institutions within the health care and insurance industries. The Company had certain customers which were individually greater than 10% of the Company's revenue. These customers represented 100%, 35% and 8% of the Company's accounts receivable as of December 31, 1994 and 1995 and June 30, 1996, respectively.

 Intangibles

  The excess of consideration paid and liabilities assumed over identifiable assets acquired (intangibles) of $91,151 is being amortized using the straight-line method over three years. The Company reviews its recorded intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of intangibles may not be recovered and provides currently for any indicated impairment.

                         INFORMED ACCESS SYSTEMS, INC.

           (INFORMATION AS OF JUNE 30, 1996, AND FOR THE SIX MONTHS
                       ENDED JUNE 30, 1996 IS UNAUDITED)


 Fair Value of Financial Instruments

  The Company's financial instruments consist of cash, short-term trade receivables and payables and capital leases payable. The carrying values of cash and short-term trade receivables and payables approximate fair value. The fair value of capital leases payable is estimated based on current rates available for similar debt with similar maturities and securities, and at December 31, 1995, approximates the carrying value.

 Unaudited Pro Forma Information

  If the merger (Note 12) is consummated, all of the mandatorily redeemable convertible preferred stock outstanding at the closing date will be exchanged for shares of Access Health, Inc.'s common stock at the same ratio as the Company's common stock. The unaudited pro forma balance sheet as of December 31, 1995, reflects the exchange of outstanding mandatorily redeemable convertible preferred stock at June 30, 1996 as 4,568,061 shares of common stock.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates may affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Recently Issued Accounting Standards

  In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. SFAS No. 121 also establishes the procedures for review of recoverability, and measurement of impairment if necessary, of long-lived assets and certain identifiable intangibles to be held and used by an entity. The Company will be required to adopt SFAS No. 121 for its year ended December 31, 1996. Management believes that the adoption of SFAS No. 121 will not have a material affect on the Company's reported consolidated financial position and results of operations.

  In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 establishes financial accounting and reporting standards for stock-based compensation, including stock-based employee compensation plans. The Statement defines a fair value-based method of accounting for an employee stock option or similar equity instrument. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"). Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in the Statement had been applied. The Company will be required to adopt SFAS No. 123 for its year ended December 31, 1996. Management believes that the Company will continue to follow the accounting prescribed by APB Opinion No. 25 and make the pro forma disclosure as allowed by SFAS No. 123.

                         INFORMED ACCESS SYSTEMS, INC.

           (INFORMATION AS OF JUNE 30, 1996, AND FOR THE SIX MONTHS
                       ENDED JUNE 30, 1996 IS UNAUDITED)


 Earnings Per Share

  Historical earnings per share data have not been presented by Informed Access because they are not considered meaningful due to the significant additional shares of common stock which would be represented by Informed Access' mandatorily redeemable convertible preferred stock upon their conversion.

 Income Taxes

  The Company accounts for income taxes using the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets, liabilities and carryforwards. SFAS No. 109 also requires recognition of deferred tax assets for the expected future effects of all deductible temporary differences, loss carryforwards and tax credit carryforwards. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized (see Note
7).

 Reclassifications

  Certain reclassifications have been made to prior period balances to conform with the current year presentation.

(3) MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

  The Company is authorized to issue 4,634,000 shares of mandatorily redeemable preferred stock. Under the articles of incorporation, shares of mandatorily redeemable preferred stock may be issued from time to time in one or more series with designations, rights, preferences and limitations established by the Company's board of directors (the "Board of Directors"). Mandatorily redeemable preferred stock outstanding at December 31, 1994 and 1995 and June 30, 1996, is summarized as follows:

                                        DECEMBER 31                       JUNE 30,
                         ------------------------------------------ ---------------------
                                 1994                 1995                  1996
                         -------------------- --------------------- ---------------------
                          SHARES     AMOUNT    SHARES     AMOUNT     SHARES     AMOUNT
                         --------- ---------- --------- ----------- --------- -----------
Preferred stock, $.001
 par value, 4,634,200
 shares authorized,
 stated at redemption
 value:
 Series A mandatorily
  redeemable convertible
  preferred stock,
  1,635,000 shares
  authorized, entitled
  to a preference in
  liquidation of
  $1,635,000............ 1,635,000 $1,635,000 1,635,000 $ 1,635,000 1,635,000 $ 1,635,000
 Series B mandatorily
  redeemable convertible
  preferred stock,
  1,431,356 shares
  authorized, entitled
  to a preference in
  liquidation of
  $2,000,368............ 1,413,688  2,000,368 1,413,688   2,000,368 1,413,688   2,000,368
 Series C mandatorily
  redeemable convertible
  preferred stock,
  1,567,844 shares
  authorized, entitled
  to a preference in
  liquidation of
  $7,000,055............       --         --  1,519,373   7,000,055 1,519,373   7,000,055
                         --------- ---------- --------- ----------- --------- -----------
                         3,048,688 $3,635,368 4,568,061 $10,635,423 4,568,061 $10,635,423
                         ========= ========== ========= =========== ========= ===========

                         INFORMED ACCESS SYSTEMS, INC.

           (INFORMATION AS OF JUNE 30, 1996, AND FOR THE SIX MONTHS
                       ENDED JUNE 30, 1996 IS UNAUDITED)


  On May 31, 1996, the Board of Directors approved the sale of 60,000 shares of Series C preferred stock to certain employees at $6.00 per share which shares were issued subsequent to June 30, 1996.

  Holders of mandatorily redeemable preferred stock are entitled to annual noncumulative dividends at 10% per share, when and if declared by the Board of Directors. No distributions may be made to holders of common stock until all dividends declared on the preferred stock have been paid.

  In connection with the Series C mandatorily redeemable convertible preferred stock offering, the Company amended its Certificate of Incorporation to provide, retroactive to the inception of the Company, that Series A and B accrue dividends only when and if declared by the Board of Directors. The financial statements have been adjusted retroactively to reflect the effect of the change. No such dividends have been declared. Previously, the Certificate of Incorporation provided that a 10% per annum dividend accrue whether or not declared by the Board of Directors.

  Effective December 20, 1995, the Company restated its certificate of incorporation. The terms and provisions of the restated certificate with regard to the Company's mandatorily redeemable convertible preferred stock have been reflected below.

  Each share of mandatorily redeemable preferred stock is convertible, at the option of the holder, into one share of common stock. The conversion rate is subject to adjustment in the event the Company issues stock or other securities at a price below the original issuance price of the mandatorily redeemable preferred stock. The mandatorily redeemable preferred stock will automatically be converted into common stock upon completion of a $10 million or greater firmly underwritten initial public offering meeting certain conditions, or immediately upon conversion of 60% of all of the shares of mandatorily redeemable preferred stock.

  In the event of liquidation, no distributions may be made to common stockholders until an amount equal to $1.00, $1.42 and $4.61, plus declared and unpaid dividends, if any, for each share of Series A, B and C, respectively, has been distributed. Each holder of shares of common stock will then be entitled to receive their pro rata share of a pool equal to $.50 per share for each share of common stock, plus all accrued and unpaid dividends on common stock, if any. Finally, any remaining assets will be ratably distributed to holders of preferred and common stock on an as-converted to common stock basis. Any holder of mandatorily redeemable preferred stock may require the Company, out of funds legally available, to redeem the mandatorily redeemable preferred stock on a pro rata basis with any other holders requesting redemption, at the redemption price of $1.00, $1.42 and $4.61, respectively, (plus any declared but unpaid dividends) on or after each of the dates and in accordance with the percentage set forth below:

             REDEMPTION DATES               PERCENTAGE
             ----------------               ----------
             On or after February 9:
             1999..........................     25%
             2000..........................     33%
             2001..........................     50%
             2002..........................    100%

  In July 1996, the Company issued a warrant to a customer to purchase 80,000 shares of the Series C mandatorily redeemable preferred stock. The warrant becomes exercisable when (1) the customer waives its right to terminate its FirstHelp contract in September 1997 and (2) when a minimum number of members have been enrolled under the FirstHelp contract.

                         INFORMED ACCESS SYSTEMS, INC.

           (INFORMATION AS OF JUNE 30, 1996, AND FOR THE SIX MONTHS
                       ENDED JUNE 30, 1996 IS UNAUDITED)

(4) STOCKHOLDERS' EQUITY

 Common Stock

  In November 1995, the Company discharged an obligation related to the founding of the Company by issuing 108,000 shares of common stock. An amount equal to $49,680, the fair market value of these shares, has been reflected as general and administrative expense in the accompanying 1995 statement of operations.

  On October 26, 1993, the Company granted 275,000 shares of common stock to three officers in consideration for past services to the Company. Compensation expense of $13,750 has been recorded to reflect the fair market value of this issuance.

 Stock Option Plan

  The Company has adopted a stock option plan (the "Plan") to provide directors, officers, other employees and consultants options to purchase up to 700,000 at December 31, 1995 and 950,000 at June 30, 1996 shares of the Company's common stock. Under the terms of the Plan, the Board of Directors may grant either "nonqualified" or "incentive" stock options, as defined by the Internal Revenue Code and regulations. Under the terms of the Plan, the purchase price of the shares subject to an incentive stock option will be the fair market value of the Company's common stock on the date the option is granted. The purchase price of a nonqualified option will not be less than 85% of fair market value. If the grantee owns more than 10% of the total combined voting power or value of all classes of stock on the date of grant, the purchase price of an incentive stock option shall be at least 110% of the fair market value at the date of grant and the exercise term will be up to five years from the date of grant. All other options granted under the Plan are exercisable up to ten years from the date of grant. All options granted to date are exercisable up to a five year period.

  The activity relating to the Plan is as follows:

                                                 NUMBER OF SHARES     PER SHARE
                                              ----------------------   EXERCISE
                                              NONQUALIFIED INCENTIVE    PRICE
                                              ------------ ---------  ----------
BALANCES, December 31, 1993                         --          --           --
  Granted....................................    10,000     184,000   $.14
BALANCES, December 31, 1994..................    10,000     184,000    .14
  Granted....................................     7,500     319,300    .14-$ .46
  Exercised..................................   (17,500)    (37,000)   .14
  Canceled...................................       --     (105,000)   .14
                                                -------    --------   ----------
BALANCES, December 31, 1995..................       --      361,300    .14-  .46
  Granted....................................    49,000     323,200    .46- 1.50
  Exercised..................................   (17,500)    (19,750)   .14-  .46
  Canceled...................................       --      (78,550)   .14-  .46
                                                -------    --------   ----------
BALANCES, June 30, 1996 (unaudited)..........    31,500     586,200   $.46-$1.50
                                                =======    ========   ==========
EXERCISABLE, June 30, 1996...................     3,000      36,000   $.14-$ .46
                                                =======    ========   ==========

                         INFORMED ACCESS SYSTEMS, INC.

           (INFORMATION AS OF JUNE 30, 1996, AND FOR THE SIX MONTHS
                       ENDED JUNE 30, 1996 IS UNAUDITED)


(5) NOTES PAYABLE, CAPITAL LEASE OBLIGATIONS AND OTHER TRANSACTIONS

  During October 1995, the Company entered into a term facility agreement (the "Agreement") whereby the Company may borrow, in one or more borrowings, an amount not to exceed $1,500,000 in the aggregate, subject to certain conditions set forth in the Agreement. This commitment is in the form of a $680,089 note payable facility, which had not been drawn upon at December 31, 1995, and a $819,911 capital lease facility. At December 31, 1995, cumulative borrowings under the lease facility totaled $158,013. The Company has granted a first perfected security interest in certain of its equipment, furniture and fixtures as collateral to these borrowings. At December 31, 1995, the total remaining commitment under this agreement was $1,341,987.

  The amounts payable under the Agreement at December 31, 1995, bear interest at 14.48% and are due in varying dates through June 1999, and require monthly payments of principal and interest totaling $4,300.

  In connection with the Agreement, the Company issued a warrant to the lender. Under the terms of the warrant, the lender may acquire a number of shares of Series C preferred stock, equal to $131,250 divided by an exercise price calculated under the terms of the Agreement. The warrant is exercisable for ten years after the date of issuance or five years after the date of an initial public offering is completed by the Company, whichever is longer. The value attributable to this warrant was not material.

  During December 1994, the Company entered into a capital lease obligation for telephone equipment totaling $51,870. As of December 31, 1995, the Company had remaining obligation totaling $35,480 for this equipment. The net book value of this equipment at December 31, 1995 is $31,350.

  During 1994, the Company entered into a bridge loan with preferred stockholders. Such notes payable to stockholders totaled $1,000,000 and accrued interest at 8% per annum. On March 17, 1995, these notes payable and related accrued interest were converted into shares of Series C Preferred Stock at $4.61 per share.

  During 1994, the Company financed insurance premiums totaling $36,000 through the issuance of short-term financing. Such financing was paid in full as of August 1995.

  During May 1996, the Company entered into an amendment to the agreement to increase the amount that it may borrow to $2,000,000. At June 30, 1996, cumulative borrowings under the agreement were $1,646,975. At June 30, 1996, the total remaining commitment under the amended agreement was $353,025. In connection with the amendment, the Company issued a warrant to the lender under similar terms as the original agreement. The lender may acquire a number of shares of Series C Preferred Stock equal to $40,750 divided by an exercise price calculated under the terms of the agreement.

                         INFORMED ACCESS SYSTEMS, INC.

           (INFORMATION AS OF JUNE 30, 1996, AND FOR THE SIX MONTHS
                       ENDED JUNE 30, 1996 IS UNAUDITED)


  The following is a schedule of future minimum lease payments under capital leases, together with the present value of net minimum lease payments, as of December 31, 1995:

        1996.......................................................... $ 81,235
        1997..........................................................   78,433
        1998..........................................................   57,815
        1999..........................................................   21,236
                                                                       --------
                                                                        238,719
        Less: amount representing interest and taxes..................  (49,356)
                                                                       --------
          Present value of future minimum lease payments..............  189,363
        Less: current portion.........................................  (56,011)
                                                                       --------
          Capital less obligations, long-term......................... $133,352
                                                                       ========

(6) ACQUISITION

  In November 1995, the Company acquired certain assets and assumed certain liabilities of Bacharach Systems Inc. ("Bacharach"), a software business located in Texas. This transaction was accounted for using the purchase method of accounting, and the results of Bacharach's operations have been included with the Company's since that date. As consideration for the assets transferred to the Company, the Company assumed certain liabilities as of the date of the transaction. Additionally, the Company issued 50,000 shares of stock to this individual, valued at $0.46 per share. The 50,000 shares are in the form of restricted common stock. This common stock is subject to repurchase by the Company in certain circumstances, based on the occurrence of certain events, as follows. In December 1995, the Company's right to repurchase 10,000 shares terminated upon the Company's acceptance of a deliverable specified by the Company. The Company's rights as to the remaining 40,000 shares will terminate in equal amounts over the next four years. If the Company's right to repurchase is exercised, the shares still subject to the right may be purchased, at the Company's option, for a nominal amount. This transaction resulted in $91,151 of intangible assets. In August 1996, the Company exercised its right to repurchase 20,000 shares issued under the purchase agreement.

(7) INCOME TAXES

  From its inception, the Company has generated losses for both financial reporting and tax purposes. Accordingly, for income tax return reporting purposes, the Company may utilize approximately $6,700,000 of net operating loss carryforwards and approximately $211,000 of research and development tax credits, which expire at various dates through the year 2010. The Internal Revenue Code contains provisions which may limit the net operating loss carryforwards available to be used in any given year if certain events occur, including significant changes in ownership interests.

  The tax benefit of the net operating loss carryforward is approximately $2,500,000 as of December 31, 1995. This benefit has been fully offset by a valuation allowance as it does not satisfy the realization criteria set forth in SFAS No. 109, primarily due to the Company's history of operating losses.

                         INFORMED ACCESS SYSTEMS, INC.

           (INFORMATION AS OF JUNE 30, 1996, AND FOR THE SIX MONTHS
                       ENDED JUNE 30, 1996 IS UNAUDITED)


(8) COMMITMENTS AND CONTINGENCIES

 Operating Leases

  The Company leases office space for its call center and operations. Total rent expense for December 31, 1993, 1994 and 1995 and the six months ended June 30, 1996 was $70,334, $70,334, $185,950 and $141,546, respectively.
Future minimum lease obligations under these agreements are as follows:

             1996............................ $248,502
             1997............................  228,202
             1998............................  226,752
             1999............................  226,752
                                              --------
                                              $930,208
                                              ========

  The Company is subject to various claims and business disputes in the ordinary course of business. Management does not anticipate that the ultimate outcome of these issues will have a material impact on the Company's financial position or results of operations.

(9) PROFIT SHARING PLAN

  On October 1, 1994, the Company established the Informed Access Systems Retirement Plan (the "401(k) Plan"). Under the 401(k) Plan's provisions, eligible employees may contribute an amount up to but not exceeding 20% of their compensation. The Company can make matching contributions of up to 100% of an employee's contribution, but will not match employee contributions beyond 4% of the employee's compensation. As of December 31, 1995 and 1994 and June 30, 1996, the Company had not committed to make matching contributions.

(10) SIGNIFICANT CUSTOMERS

  Below is a listing of major customers, each of which comprised more than 10% of revenue:

                                                                          FOR THE SIX MONTHS
                                 FOR THE YEAR ENDED DECEMBER 31,            ENDED JUNE 30
                         ------------------------------------------------ ---------------------
                              1993            1994             1995              1996
                         --------------- --------------- ---------------- ---------------------
                         AMOUNT  PERCENT AMOUNT  PERCENT  AMOUNT  PERCENT  AMOUNT     PERCENT
                         ------- ------- ------- ------- -------- ------- ----------- ---------
Customer 1.............. $   --    --    $   --    --    $604,539    20%  $   522,559       12%
Customer 2..............     --    --        --    --     403,924    14%          --       --
Customer 3..............     --    --        --    --     286,882    10%          --       --
Customer 4..............     --    --     41,420    33%       --    --            --       --
Customer 5..............  10,000    21%   20,000    16%       --    --            --       --
Customer 6..............     --    --     18,000    14%       --    --            --       --
Customer 7..............   8,611    18%   16,666    13%       --    --            --       --
Customer 8..............     --    --     14,000    11%       --    --            --       --
Customer 9..............  20,000    43%   15,000    12%       --    --            --       --
Customer 10.............     --    --        --    --         --    --        538,484       12%

                         INFORMED ACCESS SYSTEMS, INC.

           (INFORMATION AS OF JUNE 30, 1996, AND FOR THE SIX MONTHS
                       ENDED JUNE 30, 1996 IS UNAUDITED)


(11) INFORMATION ABOUT THE COMPANY'S REVENUE AND COST OF SALES (UNAUDITED)

  Below is a summary of selected license and call center revenue and cost of sales data for the year ended December 31, 1995, and the three months ended December 31, 1995. The summary does not include revenue and cost of sales from communications and other fees. This information has been provided for additional analysis and is not part of the basic financial statements.

  Informed Access opened its call center in January 1995, and incurred start-up costs to meet specified terms of its initial call center contracts. Informed Access began providing call center services to its two largest customers in September of 1995. Additionally, Informed Access incurred certain costs to install and customize its systems at its customer sites. The associated revenue and cost of sales are summarized in the accompanying table.

                                                     FOR THE YEAR  FOR THE THREE
                                                        ENDED      MONTHS ENDED
                                                     DECEMBER 31,  DECEMBER 31,
                                                         1995          1995
                                                     ------------  -------------
REVENUE:
  License Fees--On-going............................ $   443,123    $  199,609
  License Site Implementation Fees..................     568,620       111,926
  Call Center Fees--On-going........................   1,195,292       684,334
  Call Center Implementation Fees...................     184,250        55,250
                                                     -----------    ----------
                                                     $ 2,391,285    $1,051,119
                                                     ===========    ==========
COST OF SALES:
  License Fees--On-going............................ $  (145,257)   $  (38,225)
  License Site Implementation Fees..................    (563,193)     (125,055)
  Call Center Fees--On-going........................  (1,480,159)     (566,660)
  Call Center Implementation Fees...................    (184,250)      (77,814)
                                                     -----------    ----------
                                                     $(2,372,859)   $ (807,754)
                                                     ===========    ==========
GROSS PROFIT:
  License Fees--On-going............................ $   297,866    $  161,384
  License Site Implementation Fees..................       5,427       (13,129)
  Call Center Fees--On-going........................    (284,867)      117,674
  Call Center Implementation Fees...................         --        (22,564)
                                                     -----------    ----------
                                                     $    18,426    $  243,365
                                                     ===========    ==========

(12) SUBSEQUENT EVENTS (UNAUDITED)

  On September 3, 1996, Informed Access entered into an Agreement and Plan of Reorganization ("Merger Agreement") and related agreements, with Access Health, Inc. Subject to the terms and conditions of the Merger Agreement, Informed Access will become a wholly owned subsidiary of Access Health, Inc. (the "Merger"). The Merger Agreement provides, among other things, the mode of effecting the merger and the manner and basis of converting each issued and outstanding share of capital stock of Informed Access into shares of common stock of Access Health, Inc. The closing of the Merger will take place after satisfaction or waiver of conditions required of the parties involved as set forth in the Reorganization Agreement. The Merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and to be

                         INFORMED ACCESS SYSTEMS, INC.

           (INFORMATION AS OF JUNE 30, 1996, AND FOR THE SIX MONTHS
                       ENDED JUNE 30, 1996 IS UNAUDITED)

accounted for as a pooling of interests pursuant to Opinion No. 16 of the Accounting Principles Board. Informed Access anticipates closing of the Merger to occur before November 30, 1996. In connection with the Merger, Access Health has provided Informed Access with a $2,000,000 line of credit. The line of credit will mature upon the earlier of September 1997 or the termination of the Merger Agreement.

  On September 3, 1996, the Board of Directors approved bonuses totalling $1.5 million payable to four members of management, who are also stockholders, who have been instrumental in the growth of Informed Access during 1996. The bonus was paid in the form of promissory notes which are payable in installments in March 1997 and September 1997. The payment of the notes is not contingent on the closing of the Merger. Informed Access also approved the payment of bonuses totalling $200,000, payable to two such individuals to induce them to stay with Informed Access through March 31, 1997, and a $300,000 bonus payable to Informed Access's president upon the closing of the Merger in recognition of his efforts in initiating and negotiating the proposed merger. The Company will recognize a charge of $1.5 million in the September 1996 quarter for the performance bonus.

                                                                         ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              ACCESS HEALTH, INC.,

                            ACCESS ACQUISITION CORP.

                                      AND

                         INFORMED ACCESS SYSTEMS, INC.

                         DATED AS OF SEPTEMBER 3, 1996

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 ARTICLE I THE MERGER......................................................  A-1
    1.1  The Merger.......................................................   A-1
    1.2  Effective Time...................................................   A-1
    1.3  Effect of the Merger.............................................   A-2
    1.4  Certificate of Incorporation; Bylaws.............................   A-2
    1.5  Directors and Officers...........................................   A-2
    1.6  Effect on Capital Stock..........................................   A-2
    1.7  Dissenting Shares................................................   A-4
    1.8  Surrender of Certificates........................................   A-5
    1.9  No Further Ownership Rights in Company Common Stock..............   A-6
    1.10 Lost, Stolen or Destroyed Certificates...........................   A-6
    1.11 Tax and Accounting Consequences..................................   A-6
    1.12 Taking of Necessary Action; Further Action.......................   A-6
 ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................  A-6
    2.1  Organization of the Company and Subsidiary.......................   A-6
    2.2  Company Capital Structure........................................   A-7
    2.3  Subsidiaries.....................................................   A-7
    2.4  Authority........................................................   A-7
    2.5  Company Financial Statements.....................................   A-8
    2.6  No Undisclosed Liabilities.......................................   A-8
    2.7  No Changes.......................................................   A-8
    2.8  Tax and Other Returns and Reports................................   A-9
    2.9  Restrictions on Business Activities..............................  A-10
    2.10 Title to Properties; Absence of Liens and Encumbrances...........  A-11
    2.11 Intellectual Property............................................  A-11
    2.12 Agreements, Contracts and Commitments............................  A-12
    2.13 Interested Party Transactions....................................  A-13
    2.14 Compliance with Laws.............................................  A-13
    2.15 Litigation.......................................................  A-13
    2.16 Insurance........................................................  A-13
    2.17 Minute Books.....................................................  A-14
    2.18 Environmental Matters............................................  A-14
    2.19 Brokers' and Finders' Fees; Third Party Expenses.................  A-14
    2.20 Employee Matters and Benefit Plans...............................  A-15
    2.21 Products and Services............................................  A-17
    2.22 Registration Statement...........................................  A-17
    2.23 Complete Copies of Materials.....................................  A-17
    2.24 Representations Complete.........................................  A-17
 ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB....... A-18
    3.1  Organization, Standing and Power.................................  A-18
    3.2  Authority........................................................  A-18
    3.3  Capital Structure................................................  A-19
    3.4  SEC Documents; Parent Financial Statements.......................  A-19
    3.5  No Material Adverse Change.......................................  A-19
    3.6  Litigation.......................................................  A-19
    3.7  Registration Statement...........................................  A-20
    3.8  Opinion of Financial Advisor.....................................  A-20
    3.9  Intellectual Property............................................  A-20
    3.10 Representations Complete.........................................  A-20
    3.11 No Undisclosed Liabilities.......................................  A-20

                                                                          PAGE
                                                                          ----
 ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME.......................... A-21
    4.1  Conduct of Business of the Company.............................  A-21
    4.2  No Solicitation; Initial Public Offering.......................  A-22
    4.3  Strategic Agreements...........................................  A-23
    4.4  Conduct of Business of Parent..................................  A-23
 ARTICLE V ADDITIONAL AGREEMENTS......................................... A-24
    5.1  Joint Proxy Statement; Registration Statement..................  A-24
    5.2  Meeting of Stockholders........................................  A-24
    5.3  Access to Information..........................................  A-25
    5.4  Confidentiality................................................  A-25
    5.5  Expenses.......................................................  A-25
    5.6  Public Disclosure..............................................  A-25
    5.7  Consents.......................................................  A-25
    5.8  FIRPTA Compliance..............................................  A-25
    5.9  Reasonable Efforts.............................................  A-25
    5.10 Conduct; Notification of Certain Matters.......................  A-26
    5.11 Pooling Accounting.............................................  A-26
    5.12 Affiliate Agreements...........................................  A-26
    5.13 Additional Documents and Further Assurances....................  A-26
    5.14 Employment Agreements..........................................  A-26
    5.15 Nasdaq National Market Listing.................................  A-27
    5.16 Blue Sky Laws..................................................  A-27
    5.17 Re-location of Company's Operations; Company Employees.........  A-27
    5.18 Form S-8.......................................................  A-27
    5.19 Tax-Free Reorganization........................................  A-27
    5.20 Board Representation...........................................  A-28
    5.21 Indemnification Continuation...................................  A-28
    5.22 Registration Rights Agreement..................................  A-29
    5.23 Interim Credit Facility........................................  A-29
    5.24 Incentive Plan Amendment.......................................  A-29
    5.25 Interim Financial Statement....................................  A-29
    5.26 Transaction Structure..........................................  A-29
 ARTICLE VI CONDITIONS TO THE MERGER..................................... A-30
    6.1  Conditions to Obligations of Each Party to Effect the Merger...  A-30
    6.2  Additional Conditions to Obligations of the Company............  A-30
         Additional Conditions to the Obligations of Parent and Merger
    6.3  Sub............................................................  A-31
 ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW.......... A-32
    7.1  Survival of Representations and Warranties.....................  A-32
    7.2  Escrow Arrangements............................................  A-33
 ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER.......................... A-38
    8.1  Termination....................................................  A-38
    8.2  Effect of Termination..........................................  A-39
    8.3  Termination Fee................................................  A-39
    8.4  Amendment......................................................  A-40
    8.5  Extension; Waiver..............................................  A-40
 ARTICLE IX GENERAL PROVISIONS........................................... A-40
    9.1  Notices........................................................  A-40
    9.2  Interpretation.................................................  A-41

                                                                            PAGE
                                                                            ----
    9.3 Counterparts......................................................  A-42
    9.4 Entire Agreement; Assignment......................................  A-42
    9.5 Severability......................................................  A-42
    9.6 Other Remedies....................................................  A-42
    9.7 Governing Law.....................................................  A-42
    9.8 Rules of Construction.............................................  A-42
    9.9 Absence of Third-Party Beneficiary Rights.........................  A-42

                     AGREEMENT AND PLAN OF REORGANIZATION

  This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of September 3, 1996 among Access Health, Inc., a Delaware corporation ("Parent"), Access Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Informed Access Systems, Inc., a Delaware corporation (the "Company").

                                   RECITALS

  A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective stockholders that Parent combine with the Company through the statutory merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

  B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of Common Stock of the Company ("Company Common Stock") and Preferred Stock of the Company ("Company Preferred Stock") (the Company Common Stock and Company Preferred Stock are collectively referred to herein as the "Company Capital Stock") shall be converted into the right to receive shares of Common Stock of Parent ("Parent Common Stock").

  C. A portion of the shares of Parent Common Stock otherwise issuable by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in Article VII hereof.

  D. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

  E. Parent and the Company have concluded that the integration of their businesses, in accordance with their operational plans, offers opportunities to efficiently expand product offerings and improve customer service of each of Parent and the Company.

  NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

  1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation". It is the parties' intention that following the Effective Time (as defined in Section 1.2) the Company will be merged with and into the Parent as soon as practicable once all requisite waivers and approvals have been obtained.

  1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to
Section 8.1, the closing of the Merger (the "Closing") will take place, subject to satisfaction or waiver of the conditions set forth in Article VI, at 11:00 am California time on the date on which the stockholders of Parent and stockholders of the Company shall have approved this Agreement and the Merger by the requisite vote under the rules of the Nasdaq National Market and Delaware law, as applicable, or as soon thereafter as possible, at the offices of Wilson, Sonsini,

Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date". On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (or like instrument) with the Secretary of State of the State of Delaware (the "Certificate of Merger"), in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of Delaware of such filing or, if later, the effective time specified in such Certificate of Merger being referred to herein as the "Effective Time"). The parties currently intend that the Closing Date will occur on or prior to November 30, 1996.

  1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  1.4 Certificate of Incorporation; Bylaws.

  (i) Unless otherwise determined by Parent prior to the Effective Time (and subject to the provisions of Section 5.21 hereof), at the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Informed Access Systems, Inc."

  (ii) The Certificate of Merger shall provide that the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

  1.5 Directors and Officers. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

  1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of the Company Capital Stock, the following shall occur:

  (a) Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

  (b) Cancellation of Parent-Owned and Company-Owned Stock. Each share of Company Capital Stock owned by Merger Sub, Parent, the Company or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

  (c) Conversion of Company Capital Stock. Each share of Company Common Stock and each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically, without any action on the part of the holder thereof and subject to the escrow provisions of Article VII herein, into the right to receive a fraction of a share of Parent Common Stock equal to a fraction (the "Exchange Ratio") the numerator of which is 5,375,000 and the denominator of which is the total number of shares of Company Capital Stock outstanding plus the total number of shares of Company Capital Stock issuable upon exercise of all (x) outstanding warrants of the Company (other than those which expire as of the Effective Time if they remain unexercised as of the Effective Time) (the "Outstanding Warrant Amount") and (y) Company Options (as defined in Section 1.6(d)), in each case as of the Effective Time, and upon surrender of the certificate representing such share of Company Capital Stock in the manner provided in
Section 1.8.

  (d) Stock Options.

  (i) At the Effective Time, each unexpired and unexercised option to purchase shares of Company Capital Stock (a "Company Option") granted under the stock option plans and agreements of the Company outstanding immediately prior to the Effective Time shall be assumed by Parent (an "Assumed Company Option") (the aggregate number of shares of Company Capital Stock issuable upon the exercise of all outstanding Company Options immediately prior to the Effective Time is referred to herein as the "Outstanding Option Amount.") Each Company Option so assumed by Parent will continue to have, and be subject to, substantially the same terms and conditions set forth in the documents governing such Company Option immediately prior to the Effective Time, except that (A) such Assumed Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Capital Stock (on an as-converted to Common Stock basis) that were purchasable under such Assumed Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Company Common Stock, and (B) the per share exercise price for the shares of Company Common Stock issuable upon exercise of such Assumed Company Option will be equal to the quotient obtained by dividing the exercise price per share of Company Capital Stock (on an as-converted to Common Stock basis) at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. The parties intend that the assumption of the Company Options hereunder will meet the requirements of Section 424(a) of the Internal Revenue Code of 1986, as amended (the "Code") and this Section shall be interpreted consistent with such intention. Consistent with the terms of the Company Options and the documents governing such Company Options, except as disclosed on Schedule 2.2(b) hereto the Merger will not terminate or accelerate any Assumed Company Option or any right of exercise, vesting or repurchase relating thereto with respect to shares of Parent Common Stock acquired upon exercise of such Company Option. Holders of Company Options will not be entitled to acquire Company Capital Stock following the Merger.

  (ii) Holders of vested Company Options may elect to exercise such options prior to the Effective Time and receive the Parent Company Stock by providing notice of such exercise and payment of the exercise price thereof to the Company at any time prior to the Effective Time. In the event that any holder of the Company Options does not exercise such Company Options prior to the Effective Time, such Company Options shall become Assumed Company Options.

  (iii) As soon as practicable after the Effective Time, Parent shall issue to each holder of an Assumed Company Option a document evidencing the stock option assumption by Parent. The right to receive an Assumed Company Option may not be assigned or transferred except as permitted by the Company's Stock Option Plans. Any attempted assignment contrary to this Section 1.6(d) shall be null and void.

  (e) Warrants. Each warrant to purchase shares of Company Capital Stock remaining outstanding (other than those which will expire if they remain unexercised as of the Effective Time) at the Effective Time shall be, in connection with the Merger, assumed by Parent. Each warrant so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the respective warrant agreements governing such warrant immediately prior to the Effective Time, except that each such warrant shall, following the Effective Time, be exercisable only for shares of Parent Common Stock, in such number, and at such exercise price as is determined by applying the appropriate Exchange Ratio in accordance with the terms of the applicable warrant agreement.

  (f) Escrow. The shares placed in escrow (the "Escrow Shares") as collateral for the indemnification obligations of the Company and certain financial advisory fee obligations of the Company pursuant to Article VII of this Agreement shall be the number of shares of Parent Common Stock equal to (a) the product of (i) the aggregate number of shares of Parent Common Stock issued or issuable in connection with the Merger in exchange for shares of Company Capital Stock minus the Outstanding Option Amount, the Outstanding Warrant Amount and the number of shares of Company Capital Stock for which dissenters' rights have been validly asserted and (ii) 0.025 plus (b) 64,500. The Escrow Shares shall be withheld pro rata from the shares of Parent Common Capital Stock to be received by the stockholders of the Company upon exchange of their shares of Company Capital Stock for Parent Common Stock. Notwithstanding the provisions of this Section 1.6(f), any fraction of a share that would otherwise result from the issuance of a certificate representing the shares of Parent Common Stock to be deposited into escrow pursuant to
Article VII hereof shall be rounded down to the nearest whole share and any fraction of a share that would otherwise result from the issuance of a certificate representing the remaining shares of Parent Common Stock which each such stockholder would otherwise be entitled to receive under Section 1.6 by virtue of ownership of outstanding shares of Company Common Stock shall be rounded up to the nearest whole share.

  (g) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock that occurs or has a record date or ex-dividend date after the date hereof and on or prior to the Effective Time.

  (h) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of Parent Common Stock for the five (5) consecutive trading days ending on the trading day immediately prior to the Closing Date, as reported on the Nasdaq National Market.

  1.7 Dissenting Shares.

  (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

  (b) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock and cash in lieu of fractional shares as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

  (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of capital stock of the Company or offer to settle or settle any such demands.

  1.8 Surrender of Certificates.

  (a) Exchange Agent. Boston Equiserve shall act as exchange agent (the "Exchange Agent") in the Merger.

  (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the aggregate number of shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Capital Stock; provided that, on behalf of the holders of Company Capital Stock, Parent shall deposit into the Escrow Fund (as defined in Section 7.2) the Escrow Shares, out of the aggregate number of shares of Parent Common Stock otherwise issuable pursuant to Section 1.6. The portion of the Escrow Shares contributed on behalf of each holder of Company Capital Stock shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled to receive under Section 1.6 by virtue of ownership of outstanding shares of Company Capital Stock.

  (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to
Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of Escrow Shares to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VII hereof), plus cash in lieu of fractional shares in accordance with Section 1.6, to which such holder is entitled pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VII hereof, Parent shall cause to be distributed to the Escrow Agent (as defined in Section 7.2) a certificate or certificates representing that number of Escrow Shares which shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund (as defined in Section 7.2) and shall be available to compensate Parent as provided in Article VII. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

  (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

  (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

  (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

  1.9 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash in lieu of fractional shares paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  1.10 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

  1.11 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of
Section 368 of the Code and (ii) qualify for accounting treatment as a pooling of interests.

  1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to Parent and Merger Sub that the representations and warranties set forth below shall be true and correct as of the date hereof, subject to such exceptions as are disclosed in the disclosure schedules supplied by the Company to Parent (the "Company Schedules") and dated as of the date hereof (unless the context requires otherwise, all references to the Company herein shall be deemed to refer to the Company and all of its subsidiaries take as a whole).

  2.1 Organization of the Company and Subsidiary. The Company and the Company's subsidiary are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware or other jurisdiction of incorporation, as the case may be. The Company and the Company's subsidiary have the corporate power to own its properties and to carry on its business as now being conducted. The Company and the Company's subsidiary are duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiary taken as a whole (hereinafter referred to as a "Material Adverse Effect on the Company"). The Company has delivered a true and correct copy of the Certificate of Incorporation and Bylaws of the Company and its subsidiary, each as amended to date, to Parent.

  2.2 Company Capital Structure.

  (a) The authorized capital stock of the Company consists of 6,892,165 shares of authorized Common Stock, of which 1,159,125 shares are issued and outstanding as of the date hereof and 1,635,000 shares of authorized Series A Preferred Stock, all of which shares are outstanding as of the date hereof, 1,431,356 shares of Series B Preferred Stock, of which 1,413,688 shares are outstanding as of the date hereof and 1,716,684 shares of Series C Preferred Stock, of which 1,579,373 shares are outstanding as of the date hereof. As of the date hereof the Company Capital Stock is held of record by the persons, with the addresses of record and in the amounts set forth on Schedule 2.2(a). All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. All outstanding Company Capital Stock has been issued in material compliance with all applicable Federal and state securities laws.

  (b) The Company has reserved 950,000 shares of Common Stock for issuance to employees and consultants pursuant to the Stock Option Plans, of which 733,800 shares are subject to outstanding, unexercised options and 216,200 shares remain available for future grant. Schedule 2.2(b) sets forth for each outstanding Company Option, the name of the holder of such option, the number of shares of Company Capital Stock subject to such option, the exercise price of such option, including the extent vested to date and whether the exercisability of such option will be accelerated and become exercisable by the transactions contemplated by this Agreement. Except as described in
Schedule 2.2(b) or as provided for in the Company's Certificate of Incorporation there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company. Except as described in Schedule 2.2(b) as of the date hereof there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The holders of Company Options and any outstanding warrants have been or will be given, or shall have properly waived, any required notice prior to the Effective Time. As a result of the Merger, Parent will be the record and sole beneficial owner of all Company Capital Stock and rights to acquire or receive Company Capital Stock except for the Assumed Options and outstanding warrants listed on Schedule 2.2(b) not exercised prior to the Effective Time.

  2.3 Subsidiaries. Except as set forth on Schedule 2.3, the Company does not have and has never had any subsidiaries or companies controlled by the Company and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or controlled, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity. The Company owns all of the outstanding capital stock of the subsidiary listed on Schedule 2.3, free and clear of any claims, liens or encumbrances, and no options, warrants or other rights to acquire shares of capital stock of any subsidiary are outstanding.

  2.4 Authority. Subject only to the requisite approval of the Merger and this Agreement by the Company's stockholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The vote required of the Company's stockholders to duly approve the Merger and this Agreement is (i) that number of shares as would constitute a majority of the outstanding shares of the Company Common Stock and of the Company Preferred Stock, voting as a single class and (ii) that number of shares equal to 60% of the outstanding shares of Company Preferred Stock, voting as a single class. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's stockholders. The Company's Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms (except as enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or
(ii) the exercise by courts of equity powers). Except as set forth on Schedule 2.4, subject only to the approval of the Merger and this Agreement by the Company's stockholders, the execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Certificate of Incorporation or Bylaws of the Company or
(ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party (so as not to trigger any Conflict), is required at or prior to the Effective Time by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.4.

  2.5 Company Financial Statements. Schedule 2.5 sets forth the Company's audited balance sheet as of December 31, 1995 and the related audited statements of operations, stockholders' equity and cash flows for the two years then ended (collectively, the "Audited Financials") and the Company's unaudited balance sheet as of June 30, 1996 (the "Balance Sheet") and the related unaudited statements of operations and cash flows for the six-month period then ended (collectively, the "Unaudited Financials") (the Audited Financials and the Unaudited Financials are collectively referred to herein as the "Company Financials"). The Company Financials have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other. The Company Financials present fairly in all material respects the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject, in the case of the Unaudited Financials, to normal year-end adjustments, which will not be material in amount or significance, and the absence of footnotes. The Company has furnished to Parent all accounting management letters and audit response letters for the Company since January 1, 1994.

  2.6 No Undisclosed Liabilities. Except as set forth in Schedule 2.6, the Company does not have any liability, obligation or claim of any type (whether accrued, absolute, contingent, matured, unmatured or other) which if known would be required to be reflected in the financial statements of the Company in accordance with GAAP, except for any such liability, obligation or claim,
(i) which has been reflected in the Balance Sheet, or (ii) has arisen in the ordinary course of the Company's business since June 30, 1996, consistent with past practices.

  2.7 No Changes. Except as contemplated or permitted by this Agreement or as set forth in Schedule 2.7, between June 30, 1996 and the date hereof, there has not been, occurred or arisen any:

  (a) transaction by the Company except in the ordinary course of business consistent with past practices;

  (b) amendments or changes to the Certificate of Incorporation or Bylaws of the Company;

  (c) capital expenditure or commitment by the Company of $25,000 in any individual case or $100,000 in the aggregate.

  (d) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

  (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

  (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

  (g) revaluation by the Company of any of its material assets;

  (h) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;

  (i) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person except in the ordinary course of business consistent with past practices or as otherwise contemplated by this Agreement;

  (j) sale, lease, license or other disposition of any of the material assets or properties of the Company, except in the ordinary course of business consistent with past practices;

  (k) amendment or termination of any material contract, agreement or license to which the Company is a party or by which it is bound;

  (l) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

  (m) waiver or release of any material right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

  (n) issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities other than issuance pursuant to exercise of Company Options or repurchases of Company Common Stock at cost in the ordinary course under terms of agreement relating to restricted stock issued by the Company under incentive stock plans;

  (o) material change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property (as defined in Section 2.11) to the Company;

  (p) event or condition of any character that has or reasonably would be expected to have a Material Adverse Effect on the Company; or

  (q) agreement by the Company or, to the Company's knowledge, any officer or employees thereof to do any of the things described in the preceding clauses
(a) through (p) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

  2.8 Tax and Other Returns and Reports.

  (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

  (b) Tax Returns and Audits. Except as set forth in Schedule 2.8:

    (i) The Company as of the Effective Time will have timely prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and, has paid all Taxes shown thereon to be due and has provided adequate accruals in accordance with GAAP in its financial statements for any Taxes that have not been paid.

    (ii) There is no material Tax deficiency proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

    (iii) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

    (iv) The Company has provided or made available to Parent copies of all federal and state income and all state sales and use Tax Returns for all periods since January 1, 1994.

    (v) There are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

    (vi) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

    (vii) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code, other than the vesting acceleration of all outstanding Company Options which, for certain optionees, acceleration would constitute an "excess parachute payment" unless such vesting acceleration is approved by the Company's stockholders in accordance with Section 280G.

    (viii) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

    (ix) The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement.

    (x) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

  2.9 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably would be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, except for those restrictions set forth in the contracts which are disclosed in the Company's Schedules, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

  2.10 Title to Properties; Absence of Liens and Encumbrances.

  (a) The Company owns no real property, nor has it ever owned any real property. Schedule 2.10(a) sets forth a list of all real property leased by the Company as of the date of this Agreement, the name of the lessor and the date of the lease and each amendment thereto. All such current leases are in full force and effect in accordance with their respective terms, and there is not on the part of the Company, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) which would constitute a Material Adverse Effect on the Company.

  (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(b)), except as reflected in the Company Financials or in Schedule 2.10(b) and except for liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

  2.11 Intellectual Property.

  (a) The Company owns, possesses or has rights to use all intellectual property rights, including, without limitation, licenses or other rights to use all computer software, software programs, all source and object code, algorithms, architecture, structure, display screens, layouts, development tools, trademarks, trademark applications, trade secrets, service mark applications, trade names, copyrights, copyright applications, compilations, inventions, mask work rights, mask work applications, franchises, drawings, designs, customer lists, proprietary know-how or proprietary processes or formulae, or other rights with respect thereto, and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records (collectively referred to as "Intellectual Property"), presently used in and material to the business of the Company as it is now being conducted as of the date of this Agreement including products currently under development (the "Company Intellectual Property Rights"). Schedule 2.11(a) sets forth a complete list of all material patents, registered and unregistered trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

  (b) Schedule 2.11(b) sets forth a complete list of all material licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company or to the Company's knowledge any other person is authorized to use any Company Intellectual Property Right (excluding object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("End-User Licenses")) or any trade secret of the Company, and includes the identity of all parties thereto. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement except for any such violation, default, termination or modification as would not cause a Material Adverse Effect on the Company.

  (c) No claims with respect to the Company Intellectual Property Rights have been asserted since incorporation of the Company or, to the Company's knowledge, are threatened by any person, nor, to the Company's knowledge, are there any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of, or providing of any services by, the Company infringes on any copyright, patent, trademark, service mark, trade secret or other proprietary right or Intellectual Property of any other party, (ii) against the use by the Company of any Intellectual Property used in the Company's business as currently conducted including products currently under development, or (iii) challenging the ownership by the Company, validity or effectiveness of any of the Company Intellectual Property Rights. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting. The business of the Company as currently conducted including products currently under development has not and does not infringe on any Intellectual Property of any third party. To the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company. No Company Intellectual Property Right or product or service of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company. Each employee who has been employed by the Company since January 1, 1993 and who has played a material role in the development of the Company's Intellectual Property has executed a proprietary information and confidentiality agreement substantially in the Company's standard forms.

  2.12 Agreements, Contracts and Commitments. Except as set forth on Schedule 2.12(a), as of the date of this Agreement, the Company does not have, is not a party to nor is it bound by:

    (i) any collective bargaining agreements,

    (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations authorizing payments to any individual employee in excess of $5,000,

    (iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

    (iv) any employment or consulting agreement with an employee or individual consultant or salesperson or consulting or sales agreement, under which a firm or other organization provides services to the Company,

    (v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

    (vi) any fidelity or surety bond or completion bond,

    (vii) any lease of personal property having a value individually in excess of $100,000,

    (viii) any agreement of indemnification or guaranty (except for indemnification provisions contained in agreements disclosed in the Company's Schedules or agreements not required to be disclosed because of the amount or term thereof),

    (ix) any agreement containing any covenant limiting in a material way the freedom of the Company to engage in any line of business or to compete with any person,

    (x) any agreement relating to capital expenditures and involving future payments in excess of $100,000,

    (xi) any agreement relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business,

    (xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof,

    (xiii) any purchase order or contract for the purchase of raw materials involving executory payments of $50,000 or more,

    (xiv) any construction contracts,

    (xv) any distribution, joint marketing or development agreement not cancelable without penalty within ninety (90) days,

    (xvi) any agreement pursuant to which the Company has granted or may grant in the future, to any party a source-code license or option or other right to use or acquire source-code, or

    (xvii) any other agreement that involves $100,000 or more or is not cancelable without penalty within ninety (90) days.

  The Company is not in breach, violation or default under, and there are no events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, with respect to, nor has the Company received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 2.12(a) or Schedule 2.11(b) (any such agreement, contract or commitment, a "Contract"). Each Contract is in full force and effect and, except as otherwise disclosed in Schedule 2.12(b), is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.

  2.13 Interested Party Transactions. Except as set forth on Schedule 2.13, to the Company's knowledge, no officer, director or affiliate (as defined under Regulation C under the Securities Act of 1933, as amended) of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an economic interest), has or has had, directly or indirectly, (i) a material economic interest in any entity which furnished or sold, or furnishes or sells, a material amount of services or products that the Company furnishes or sells, or (ii) a material economic interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a material beneficial interest in any contract or agreement set forth in
Schedule 2.12(a) or Schedule 2.11(b); provided, that (x) ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation and no more than ten percent (10%) of the outstanding equity of any other entity shall not be deemed an "economic interest in any entity" for purposes of this Section 2.13 and (y) this provision shall only apply if the terms and conditions applicable to the subject relationship are materially less favorable to the Company than the terms and conditions that could be obtained in an arms-length relationship.

  2.14 Compliance with Laws. The Company has complied in all material respects with, is not in material violation of, and since January 1, 1993 has not received any notices of any material violation with respect to, any foreign, federal, state or local statute, law, rule or regulation.

  2.15 Litigation. Except as set forth in Schedule 2.15, there is no action, suit or proceeding of any nature pending or, to the Company's knowledge, threatened against the Company, its properties or, to the Company's knowledge, any of its officers or directors, in their respective capacities as such. Except as set forth in Schedule 2.15, there is no investigation pending or, to the Company's knowledge, threatened against the Company, its properties, or to the Company's knowledge, any of its officers or directors by or before any Governmental Entity. Schedule 2.15 sets forth, with respect to any pending or known threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No Governmental Entity has since January 1, 1993, challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products or services in the present manner or style thereof.

  2.15 Insurance. With respect to the insurance policies and fidelity bonds currently covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. The Company has not been refused any requested insurance coverage.

  2.17 Minute Books. The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain a reasonably accurate summary of all formal actions taken by the stockholders and Board of Directors of the Company since the time of incorporation of the Company.

  2.18 Environmental Matters.

  (a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present, as a result of the deliberate actions of the Company, or to the Company's knowledge as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

  (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in material violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

  (c) Permits. The Company currently holds all material environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

  (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which would be reasonably likely to result in the imposition upon the Company of any material environmental liability.

  2.19 Brokers' and Finders' Fees; Third Party Expenses. Except as set forth on Schedule 2.19, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Schedule 2.19 sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees.

  2.20 Employee Matters and Benefit Plans.

  (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.20(a)(i) below (such definition shall only apply to this Section 2.20), for purposes of this Agreement, the following terms shall have the meanings set forth below:

    (i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or
  (o) of the Code and the regulations thereunder;

    (ii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

    (iii) "Company Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including without limitation, each "employee benefit plan", within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may reasonably be expected to have any material liability contingent or otherwise;

    (iv) "Employee" shall mean any current, former, or retired employee, officer, or director of the Company or any Affiliate;

    (v) "Employee Agreement" shall refer to each presently existing management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or similar agreement or contract between the Company or any Affiliate and any Employee or consultant;

    (vi) "IRS" shall mean the Internal Revenue Service;

    (vii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan", as defined in Section 3(37) of ERISA; and

    (viii) "Pension Plan" shall refer to each Company Employee Plan which is an "employee pension benefit plan", within the meaning of Section 3(2) of ERISA.

  (b) Schedule. Schedule 2.20(b) contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company does not have any stated plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

  (c) Documents. The Company has provided to Parent (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets required under ERISA or the Code; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Company Employee Plan; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; and (viii) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

  (d) Employee Plan Compliance. Except as set forth on Schedule 2.20(d), (i) the Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no "prohibited transaction", within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan; (iii) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; and (iv) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (v) there are no inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vi) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under
Section 402(i) of ERISA or Section 4975 through 4980 of the Code.

  (e) Pension Plans. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

  (f) Multiemployer Plans. At no time has the Company contributed to or been requested to contribute to any Multiemployer Plan.

  (g) No Post-Employment Obligations. Except as set forth in Schedule 2.20(g), no Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

  (h) Effect of Transaction.

    (i) Except as provided in Section 1.6 of this Agreement or as set forth in Section 2.8(b)(vii), the execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

    (ii) Except as described in Section 2.8(b)(vii), no payment or benefit which will or may be made by the Company or Parent or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment", within the meaning of Section 280G(b)(1) of the Code.

  (i) Employment Matters. The Company (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees;
(ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

  (j) Labor. No work stoppage or labor strike against the Company is pending or, to the knowledge of the Company, threatened. Except as set forth in
Schedule 2.20(j), the Company is not involved in or threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a material liability to the Company. Except as set forth in Schedule 2.20(j), the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

  (k) Terminations. Since June 30, 1996, there have been no resignation or termination of employment of any of the Company's key employees, and the Company has not received notice of the impending resignation or termination of employment of any such employee.

  2.21 Products and Services. The Company has delivered to Parent copies of its warranty policies and all outstanding warranties or guarantees relating to any of the Company's products or services other than warranties or guarantees implied by law. The Company has not been subject to and there is no basis for any claim asserting (a) any damage, loss or injury caused by any product or service provided by the Company, or (b) any breach of any express or implied warranty or any other similar claim with respect to any product or service other than standard warranty obligations (to replace, repair or refund) made by the Company in the ordinary course of business.

  2.22 Registration Statement. None of the information supplied or to be supplied by the Company for inclusion in the Registration Statement (as defined below in Section 3.2) or the Joint Proxy Statement (as defined below in Section 5.1) shall, at the respective times such documents are filed with the SEC (as defined below in Section 3.2), and, in the case of the Registration Statement, when it becomes effective, and in the case of the Joint Proxy Statement, when it is first mailed to the stockholders of the Company and to the Stockholders of Parent and at the time of the Company Stockholders' Meeting and the Parent Stockholders' Meeting (each as defined below in Section 5.2), be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

  2.23 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) which has been requested by Parent or its counsel in connection with their legal and accounting review of the Company.

  2.24 Representations Complete. None of the representations or warranties made by the Company (as modified by the Company Schedules and subject to the qualifications and exceptions expressed therein), nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement, to the Company's knowledge, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

  Parent and Merger Sub hereby represent and warrant to the Company that the representations and warranties set forth below shall be true and correct as of the date hereof (unless the context requires otherwise, all references to the Parent herein shall be deemed to refer to the Parent and all of its subsidiaries):

  3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of Parent and its subsidiaries taken as a whole (hereinafter referred to as a "Material Adverse Effect on the Parent").

  3.2 Authority. Subject only to the requisite approval of the Merger and this Agreement by Parent's stockholders, Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The vote required of Parent's stockholders under the rules of the Nasdaq National Market to duly approve the Merger and this Agreement is that number of shares as would constitute a majority of the total votes cast on the proposal to approve the Merger in person or by proxy at a special meeting of Parent's stockholders duly held under Delaware law. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the approval of this Agreement and the Merger and (subject to Section 5.24 hereof) the approval by Parent's stockholders of an amendment to increase the number of shares available for options under Parent's 1989 Incentive Stock Plan by 1,000,000 shares (hereafter the "Incentive Plan Amendment") by the Parent's stockholders. The Board of Directors of each of Parent and Merger Sub have unanimously approved the Merger and this Agreement and the Incentive Plan Amendment. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except as enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time effect or (ii) the exercise by courts of equity powers). Subject only to the approval of the Merger and this Agreement by Parent's stockholders and the approval by Parent's stockholders of the Incentive Plan Amendment, the execution and delivery of this Agreement by Parent and Merger Sub do not, and immediately prior to the Effective Time, the consummation of the transactions contemplated hereby will not result in a Conflict with (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or its respective properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Government Entity or any third party (so as not to trigger any Conflict), is required at or prior to the Effective Time by or with respect to Parent or Merger Sub in connection with Parent's and Merger Sub's execution and delivery of this Agreement or its respective consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing and effectiveness of the Registration Statement on Form S-4 (or such other or successor form as shall be appropriate) (the "Registration Statement") with the Securities and Exchange Commission (the "SEC"), (iii) the Filing of a Form 8-K with the SEC within 15 days after the Closing Date, (iv) the listing of the Parent Common Stock to be issued upon Closing on the Nasdaq National Market, (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and (vi) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 6.3(c).

  3.3 Capital Structure.

  (a) The authorized stock of Parent consists of 30,000,000 shares of Common Stock, of which 12,576,674 shares were issued and outstanding as of July 31, 1996, and 5,000,000 shares of Preferred Stock, none of which is issued or outstanding. The Company intends to seek stockholder approval to increase the number of shares of authorized Common Stock to 75,000,000 (the "Certificate Amendment"). The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, 1,000 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. Except for the Certificate Amendment, all such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.

  (b) The shares of Parent Common Stock to be issued pursuant to the Merger and to be issued upon the exercise of options and warrants of the Company assumed pursuant to this Agreement will be duly authorized, validly issued, fully paid and non-assessable.

  3.4 SEC Documents; Parent Financial Statements. Parent has furnished or made available to the Company true and complete copies of all reports, registration statements (except on Form S-8) and definitive proxy statements filed by it (together with any amendments required to be made with respect thereto) with the SEC under the Securities Act of 1933, as amended (the "Securities Act") and under Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to September 30, 1995, all in the form so filed (all of the foregoing together with all exhibits and schedules thereto and documents incorporated by reference therein being collectively referred to as the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act as applicable and the rules and regulations of the SEC promulgated thereunder, and, to the knowledge of Parent, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. The SEC Documents constitute all reports, registration statements, proxy statements and other filings required to be made by Parent pursuant to the Securities Act and the Exchange Act subsequent to September 30, 1995. All material contracts and other documents of Parent and its subsidiaries required to be filed as exhibits to the SEC Documents have been filed as required. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of Parent at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments which will not be material in amount or significance). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

  3.5 No Material Adverse Change. Since June 30, 1996, Parent has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets or business of Parent; (b) any amendment or change in the Certificate of Incorporation or Bylaws of Parent; or (c) any damage to, destruction or loss of any assets of the Parent, (whether or not covered by insurance) that materially and adversely affects the financial condition or business of Parent.

  3.6 Litigation. Except for a legal action by the former employer of a newly hired employee of Parent as disclosed to the Company, there is no action, suit or proceeding of any nature pending or, to the Parent's knowledge, threatened against the Parent, its properties or to the Parent's knowledge any of its officers or directors, in their respective capacities as such which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or which would have a Material Adverse Effect on Parent.

  3.7 Registration Statement. None of the information supplied or to be supplied by Parent for inclusion in the Registration Statement or the Joint Proxy Statement (as defined below in Section 5.1) shall, at the respective times such documents are filed with the SEC, and, in the case of the Registration Statement, when it becomes effective, and in the case of the Joint Proxy Statement, when it is first mailed to the stockholders of Company and to the stockholders of the Parent and at the time of the Company Stockholders' Meeting and the Parent Stockholders' Meeting (each as defined below in Section 5.2), to Parent's knowledge, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

  3.8 Opinion of Financial Advisor. Parent has received the written opinion of its financial advisor, Montgomery Securities, that the terms of the Merger are fair, from a financial point of view, to Parent.

  3.9 Intellectual Property. Parent owns, possesses or has rights to use all Intellectual Property presently used in and material to the business of Parent as it is now being conducted as of the date of this Agreement including products currently under development ("Parent Intellectual Property Rights"). The execution and delivery of this Agreement by the Parent, and the consummation of the transactions contemplated hereby, will neither cause the Parent to be in violation or default under any material license, sublicense or other agreement to which the Parent is a party and under which Parent or, to Parent's knowledge, any other person is authorized to use any Parent Intellectual Property Rights (excluding any End-User Licenses), nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement except for any such violation, default, termination or modification as would not cause a Material Adverse Effect on Parent. Except as set forth on Schedule 3.9, no claims with respect to Parent's Intellectual Property Rights are currently pending or have been asserted since September 30, 1995 or, to the Parent's knowledge, are threatened by any person, nor are there any valid grounds for any bona fide, claims which would be reasonably likely to have a Material Adverse Effect on Parent (i) to the effect that the manufacture, sale, licensing or use of any of the products of, or providing of any services by, Parent infringes on any copyright, patent, trademark, service mark, trade secret or other proprietary right or Intellectual Property of any other party, (ii) against the use by Parent of any Intellectual Property used in and material to Parent's business as currently conducted including products currently under development, or
(iii) challenging the ownership by the Parent, validity or effectiveness of any of Parent Intellectual Property Rights. To the Parent's knowledge, the business of the Parent as currently conducted including products currently under development by the Parent has not and does not infringe on any Intellectual Property of any third party. To the Parent's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Parent Intellectual Property Rights by any third party, including any employee or former employee of the Parent. No Parent Intellectual Property Right or product or service of the Parent is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Parent.

  3.10 Representations Complete. None of the representations or warranties made by the Parent when read in conjunction with the SEC Documents, to Parent's knowledge, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading and which would have a Material Adverse Effect on Parent.

  3.11 No Undisclosed Liabilities. Parent does not have any liability, obligation or claim of any type (whether accrued, absolute, contingent, matured unmatured or other) which if known would be required to be reflected in the financial statements of Parent in accordance with GAAP, except for any such liability, obligation or claim which (i) has been reflected in Parent's balance sheet at June 30, 1996, or (ii) has arisen in the ordinary course of Parent's business since June 30, 1996, consistent with past practices.

                                  ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

  4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (except as contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Following the date of this Agreement, the Company shall promptly notify Parent of any materially negative event related to the Company or its business. Except as expressly contemplated by this Agreement or disclosed in Schedule 4.1, the Company shall not, without the prior written consent of Parent, which consent shall not be unreasonably withheld:

  (a) Enter into any material commitment or transaction not in the ordinary course of business;

  (b) Transfer to any person or entity any material rights to the Company Intellectual Property Rights (other than pursuant to End-User Licenses in the ordinary course of business);

  (c) Enter into any material agreements (or material amendments thereto) pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company other than in the ordinary course of business consistent with past practices;

  (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the material terms of, any of the agreements set forth or described in the Company Schedules;

  (e) Commence any material litigation;

  (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase (except for repurchases of Company Common Stock in the ordinary course of business under the terms of the restricted stock agreements), redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

  (g) Except as set forth on Schedule 2.2(b) and except for the issuance of shares of Company Capital Stock upon exercise or conversion of presently outstanding Company Options or warrants, or Company Common Stock upon conversion of outstanding Company Preferred Stock, or the grant of stock options to new employees pursuant to outstanding written offers of employment, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

  (h) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

  (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets in an amount in excess of $50,000 in the case of a single transaction or in excess of $100,000 in the aggregate in any 30-day period;

  (j) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business;

  (k) Except for the Interim Credit Agreement, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

  (l) Grant any severance or termination pay (i) to any director or officer or
(ii) to any other employee other than in accordance with the severance policy set forth on Schedule 4.1(l) with the consent of Parent;

  (m) Adopt or amend any employee benefit plan, or enter into any employment contract, extend employment offers to any person whose aggregate annual base salary would exceed $100,000, pay or agree to pay any special bonus or special remuneration to any director or employee other than in connection with normal annual bonus and salary adjustments for all non-officers and directors upon consultation with Parent, or increase the salaries or wage rates of its other employees, except as consistent with the ordinary course of the Company consistent with past practice (provided that the price per share of any equity participation in the Company shall be agreed in advance by Parent);

  (n) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

  (o) Pay, discharge or satisfy, in an amount in excess of $25,000 (in any one case) or $100,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements (or the notes thereto) or that arose in the ordinary course of business subsequent to December 31, 1995 or unless payment of such claim, liability or obligation is due in accordance with its terms or expenses consistent with the provisions of this Agreement incurred in connection with the transactions contemplated hereby not in excess of $100,000;

  (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

  (q) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (p) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

  4.2 No Solicitation; Initial Public Offering.

  (a) Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company will not (nor will the Company permit any of the Company's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, conduct discussions with or engage in negotiations with any person, relating to the possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (b) provide information with respect to the Company or any of its subsidiaries to any person, other than Parent, relating to the possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets by any person, other than by Parent or (e) conduct discussions with or engage in negotiations with any person relating to the possible filing of a registration statement for the initial public offering of the Company Capital Stock. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer, letter of intent or other proposal, as applicable, relating to any of the above, the Company shall promptly notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.

  (b) Nothing in this Agreement shall be construed to prohibit (i) the Company from disclosing, under protection of an appropriate confidentiality agreement, non-public information concerning the Company to, and engaging in, discussions and negotiations regarding any such possible acquisition with, a person who has made a bona fide offer to engage in such a transaction for a consideration and on terms which the Company's Board of Directors reasonably believes are more favorable to the Company stockholders than the Merger, and who can reasonably be expected to consummate the transaction on the terms that have been proposed and which disclosure, discussions and negotiations, in the judgment of the Company after consultation with its legal counsel, shall be required by reason of the fiduciary obligations of the Board of Directors of the Company (a "Superior Proposal"); or (ii) the Company's Board of Directors from withdrawing or modifying from its recommendation referenced to in Section 5.1.

  Notwithstanding the foregoing, the Company shall not provide non-public information or enter into discussions or negotiations with any such third party unless (i) the Company has prior to the date thereof provided such information to the Parent or Parent's representatives; (ii) the Company has notified the Parent in advance of any such proposed disclosure to any such third party, with a description of the information to be disclosed; and (iii) the Company shall have provided copies to the Parent of all written communications between such third party and the Company.

  If the Company or its representatives receives any unsolicited offer, inquiry or proposal to enter into discussions or negotiations relating to an alternative transaction, the Company shall immediately notify the Parent thereof, including information as to the identity of the party making such contact and the specific terms of any offer, inquiry or proposal, as the case may be.

  4.3 Strategic Agreements. The Company agrees that it will not enter into any strategic alliance, joint development or joint marketing agreement during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time unless it has first consulted with the Chief Financial Officer of Parent.

  4.4 Conduct of Business of Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, Parent agrees (except as contemplated by this Agreement or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Following the date of this Agreement, Parent shall promptly notify the Company of any materially negative event related to Parent or its business.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

  5.1 Joint Proxy Statement; Registration Statement.

  (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC the Registration Statement, which shall include therein proxy materials to be sent to the Company's stockholders and to the Parent's stockholders (the "Joint Proxy Statement"), relating to the approval of the Merger, and which complies as to form with applicable SEC requirements. Parent and the Company shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable; provided, however, that Parent shall have no obligation to agree to account for the Merger as a "purchase" in order to cause the Registration Statement to become effective. The Joint Proxy Statement shall include the recommendation of the Boards of Directors of the Company and Parent in favor of the Merger; which shall not be changed unless the Board of Directors of the Company or the Parent, as the case may be, upon advice of its outside legal counsel, shall determine that to include such recommendation or not withdraw such recommendation if previously included would constitute a breach of such Board's fiduciary duty under applicable law.

  (b) The Company shall provide to Parent and its counsel for inclusion in the Joint Proxy Statement, in form and substance reasonably satisfactory to Parent and its counsel, such information concerning the Company, its operations, capitalization, technology, share ownership and other material as Parent or its counsel may reasonably request. Each of Parent and the Company shall use its reasonable best efforts to respond to any comments of the SEC and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company shall cause the Joint Proxy Statement to be mailed to the Company's stockholders and the Parent shall cause the Joint Proxy Statement to be mailed to the Parent's stockholders, respectively, at the earliest practicable time. Each party will notify the other parties hereto promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement or the Joint Proxy Statement or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the Registration Statement or the Joint Proxy Statement. Whenever any event occurs which should be set forth in an amendment or supplement to the Joint Proxy Statement and the Registration Statement, Parent or the Company, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff.

  5.2 Meeting of Stockholders.

  (a) The Company shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders (the "Company Stockholders' Meeting") as soon as is practicable. The Company shall consult with Parent and use its best efforts to hold the Company Stockholders' Meeting on the same day as the Parent Stockholders' Meeting (as defined below). Subject to Sections 4.2 and 5.1, the Company shall use reasonable efforts to solicit from stockholders of the Company proxies in favor of the Merger.

  (b) Parent shall promptly after the date hereof take all action necessary in accordance with Delaware Law, its Certificate of Incorporation and Bylaws, and the rules of the Nasdaq National Market to convene a meeting of its stockholders (the "Parent Stockholders' Meeting") as soon as is practicable. Parent shall consult with the Company and shall use all reasonable efforts to hold the Parent Stockholders' Meeting on the same day as the Company Stockholders' Meeting. Subject to Section 5.1, Parent shall use reasonable efforts to solicit from stockholders of Parent proxies in favor of (i) the Merger, (ii) the amendment of Parent's 1989 Incentive Stock Plan to increase the number of shares available for issuance thereunder by 1,000,000 and (iii) the amendment of Parent's Certificate of Incorporation to increase the authorized Common Stock from 30,000,000 shares to 75,000,000 shares. Approval of Parent's stockholders of the items referred to in (ii) and (iii) above shall not be conditions to the consummation of the Merger.

  (c) The Company and Parent shall also use all reasonable best efforts to hold such meetings prior to November 30, 1996.

  5.3 Access to Information. Subject to any applicable contractual confidentiality obligations (which each party shall use its reasonable best efforts to cause to be waived) each party shall afford the other party and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, agreements and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of it as the others may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

  5.4 Confidentiality. Each of the parties hereto hereby agrees to and reaffirms the terms and provisions of the Mutual Nondisclosure Agreement between Parent and the Company executed in August, 1996.

  5.5 Expenses. All fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys fees, incurred in relation to the printing and filing of the Registration Statement (including financial statements and exhibits and the Proxy Statements) and any amendments or supplements thereto. Notwithstanding the foregoing, in the event the Merger is consummated, the Parent shall assume all liabilities incurred by the Company in connection with the Merger, except for the fees and expenses of the Company's financial advisors which the parties agree will be paid by means of a distribution to such financial advisors of 64,500 Escow Shares from Escow in accordance with Article VII hereof.

  5.6 Public Disclosure. Unless otherwise required by law (including, without limitation, securities laws) or, as to Parent, by the rules and regulations of the National Association of Securities Dealers, Inc., prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the discussions or subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld.

  5.7 Consents. The Company shall use its reasonable efforts to obtain the consents, waivers and approvals under any of the Contracts or Company Intellectual Property Rights as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in Company Schedules) so as to preserve all rights of, and benefits to the Company thereunder which if not obtained would cause a Material Adverse Effect on the Company and the Parent shall use its reasonable efforts to obtain any consents, waivers and approvals as may be required in connection with the Merger which if not obtained would cause a Material Adverse Effect on the Parent.

  5.8 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation
Section 1.1445-2(c)(3).

  5.9 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that neither the Company nor the Parent shall be required to agree to any divestiture by Parent or the Company, as may be applicable, or any of Parent's or Company's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

  5.10 Conduct; Notification of Certain Matters. Each of Parent and Company shall use its respective best efforts to not take, or fail to take, any action that from the date hereof through the Closing would cause or constitute a breach of any of its respective representations, warranties, agreements and covenants set forth in this Agreement. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which causes or is likely to cause any representation or warranty of the Company or Parent or Merger Sub, respectively, contained in this Agreement (as modified by the Company Schedules) to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any failure of the Company or Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the other party's right to rely on the representations and warranties herein or any the other remedies available to the party receiving such notice.

  5.11 Pooling Accounting. Parent and the Company shall each use its reasonable best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Parent and the Company shall use its reasonable best efforts to cause its respective employees, directors, stockholders and affiliates not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests. Neither Parent nor the Company shall take any action, including the acceleration of vesting of any options, warrants, restricted stock or other rights to acquire shares of the capital stock of the Company, which reasonably would be expected to (i) interfere with Parent's ability to account for the Merger as a pooling of interests or (ii) jeopardize the tax-free nature of the reorganization hereunder.

  5.12 Affiliate Agreements. Schedule 5.12 sets forth those persons who, in the Company's reasonable judgment, are "affiliates" of the Company within the meaning of Rule 145 (each such person an "Affiliate") promulgated under the 1933 Act ("Rule 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. Each of the Company and Parent has delivered or shall cause to be delivered to the other, concurrently with the execution of this Agreement, from each of their respective Affiliates, an executed Affiliate Agreement in the forms attached as Exhibit A-1 or A-2 and Exhibit B, respectively, which shall include a covenant that each Affiliate, subject to certain exceptions, shall not sell, transfer or otherwise dispose of Parent Common Stock until Parent has published financial statements containing at least 30 days of combined financial results of Parent and the Company. The Affiliate Agreement shall also contain a covenant requiring certain of the stockholders of the Company or the Parent, as appropriate, to vote all shares held by such person in favor of the Agreement and the Merger. Parent and Merger Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by Affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

  5.13 Additional Documents and Further Assurances. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

  5.14 Employment Agreements. Prior to the Effective Date, the individuals listed on Schedule 5.14 will enter into employment agreements (the "Employment Agreements") with Parent which shall become effective as of the Effective Time in substantially the form attached hereto as Exhibit C on terms of employment consistent with Schedule 5.14 and into two-year Non-Competition Agreements (the "Non-Competition Agreements") with Parent and the Company in substantially the form attached hereto as Exhibit D. Parent and the Company agree that the Informed Access Systems Charter in substantially the form attached hereto as Exhibit I be included as part of such Employment Agreements.

  5.15 Nasdaq National Market Listing. Parent shall authorize for listing on the Nasdaq National Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

  5.16 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock pursuant hereto. The Company shall use its best efforts to assist Parent as may be reasonably necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

  5.17 Re-location of Company's Operations; Company Employees.

  (a) For a period of not less than one year following the Effective Time, Parent shall maintain the Company's operations in the area of Broomfield, Colorado following the Closing Date and shall continue the employment and current salary of all persons employed by the Company as of the Effective Time. Such persons may be terminated during such one-year period only (i) for reasonable cause or (ii) if the employee reaches normal retirement age. For purposes of this Section 5.17(a), "cause" shall mean the willful and continued failure of an employee, following reasonable notice and reasonable opportunity to comply, to perform duties with due care, refusal to follow lawful instructions of superiors, commission of tortious or criminal acts, failure to comply with attendance policies and material failure to comply with other general employment policies that may be announced by Parent from time to time.

  (b) For a period of one year following the Effective Time, Parent will either (i) cause to remain in effect all Company Employee Plans as in effect on the date of this Agreement or (ii) provide benefits to employees of the Company under plans of Parent that provide benefits that are no less favorable, taken as a whole, to the benefits provided to comparable employees of Parent.

  (c) To the extent that eligibility for participation or entitlement to benefits under any plan of Parent is determined by reference to periods of service, then for purposes of determining the eligibility of employees of the Company to participate in plans of Parent after the Effective Time or their entitlement to benefits thereunder (including entitlement to early retirement subsidies under any pension plan and any severance or vacation plans or arrangements of Parent), the calculation of such periods of service shall include periods of service with the Company and its subsidiaries.

  (d) The provisions of this Section 5.17 are intended to benefit, and may be enforced by, the employees covered by such provisions. This Section 5.17 shall be binding upon all successors and assigns of the Company, Parent, Merger Sub, and the Surviving Corporation.

  5.18 Form S-8. Parent agrees to file a registration statement on Form S-8 for the Company Stock Option Plans no later than 30 days after the Closing relating to the shares of Parent Common Stock underlying the Assumed Company Options and shall use its reasonably best efforts to maintain the effectiveness (and current status) of such registration statement for so long as such Assumed Company Options remain outstanding. Parent shall administer the plans relating to the Assumed Company Options in a manner that complies with Rule 16b-3 promulgated by the SEC under the Exchange Act.

  5.19 Tax-Free Reorganization. Parent and the Company shall each use its reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code.

  5.20 Board Representation. Parent agrees to appoint Joseph Tallman and Kinney Johnson (the "Company Representatives") to Parent's Board of Directors as of the Effective Time. In the event the Parent implements a classified Board of Directors consisting staggered terms, Joseph Tallman shall be appointed to the class which has the longest term and Kinney Johnson shall be appointed to the class that has the next longest term.

  5.21 Indemnification Continuation.

  (a) For purposes of this Section 5.21 (i) "Indemnified Person" means any person who is now, or has been at any time prior to the Effective Time, an officer or director of the Company or who was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise, or a general partner of any partnership, or a trustee of any trust and (ii) "Proceeding" means any claim, action, suit, proceeding or investigation.

  (b) From and after the Effective Time, Parent shall cause the Surviving Corporation, to the fullest extent permitted under applicable law, to indemnify, defend and hold harmless each Indemnified Person against and from
(i) any losses, claims, damages, expenses (including reasonable attorneys' fees and court costs), liabilities or judgments, and (ii) any amounts that are paid in settlement with the consent of the Surviving Corporation (which consent will not be unreasonably withheld) of or in connection with any Proceeding based directly or indirectly (in whole or in part) on, or arising directly or indirectly (in whole or in part) out of, the fact that such Indemnified Person is or was an officer or director of the Company or is or was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, whether pertaining to any matter arising before or after the Effective Time. The Surviving Corporation shall use all reasonable efforts to assist in the vigorous defense of every matter asserted in such Proceeding for which such Indemnified Person is entitled to indemnification under applicable law. In the event of any proceeding, any Indemnified Person wishing to claim indemnification will promptly notify the Surviving Corporation thereof (provided that failure to so notify the Surviving Corporation will not affect the obligations of the Surviving Corporation to provide indemnification except to the extent that the Surviving Corporation shall have been prejudiced as a result of such failure). With respect to any Proceeding for which indemnification is requested, the Surviving Corporation will be entitled to participate therein at its own expense and, except as otherwise provided below, to the extent that it may wish, the Surviving Corporation may assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Person. After notice from the Surviving Corporation to the Indemnified Person of its election to assume the defense of a Proceeding, the Surviving Corporation will not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof, other than as provided below. The Surviving Corporation will not settle any Proceeding without the consent of the Indemnified Person unless such settlement includes a full release of the Indemnified Person, does not impose any injunctive or equitable remedy upon the Indemnified Person, does not include any admission of civil or criminal liability on behalf of an officer or director and does not require any payment to be made by the Indemnified Person. The Indemnified Person will have the right to employ counsel in any Proceeding, but the fees and expenses of such counsel incurred after notice from the Surviving Corporation of its assumption of the defense thereof will be at the expense of the Indemnified Person, unless (i) the employment of counsel by the Indemnified Person has been authorized by the Surviving Corporation, (ii) the Indemnified Person shall have reasonably concluded upon the advice of counsel that there may be a conflict of interest between the Indemnified Person and the Surviving Corporation in the conduct of the defense of a Proceeding, or
(iii) the Surviving Corporation shall not in fact have employed counsel to assume the defense of a Proceeding, in each of which cases the reasonable fees and expenses of counsel selected by the Indemnified Person will be at the expense of the Surviving Corporation and the Surviving Corporation, to the fullest extent permitted under applicable law, shall in such event pay expenses in advance of the final disposition of any such Proceeding upon the receipt from the Indemnified Person to whom such expenses are advanced of an undertaking to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to be indemnified by Surviving Corporation. Notwithstanding the foregoing, the Surviving Corporation will not be liable for any settlement effected without its written consent and the Surviving Corporation will not be obligated pursuant to this Section 5.21 to pay the fees and disbursements of more than one counsel for all Indemnified Persons in any single Proceeding, except to the extent two or more of such Indemnified Persons have conflicting interests in the outcome of such action.

  (c) In addition to the foregoing, Parent shall cause the Surviving Corporation to continue in full force provisions in the Company's Certificate of Incorporation and Bylaws in effect on the date of this Agreement providing for indemnification of Indemnified Persons to the fullest extent now or hereafter permitted under Delaware Law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Persons' right of indemnification.

  (d) The Surviving Corporation shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided for in this Section 5.21.

  (e) The rights of each Indemnified Person hereunder shall be in addition to any other rights such Indemnified Person may have under Delaware Law, the Company's Certificate of Incorporation or bylaws in effect prior to the Effective Time, any agreement or otherwise. The provisions of this Section
5.21 shall survive the consummation of the Merger for a period of six years and are expressly intended to benefit and may be relied upon each of the Indemnified Persons; provided, however, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.

  (f) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or a substantial portion of its properties or assets to any person or entity, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.21 proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation assume the obligations set forth in this Section 5.21.

  5.22 Registration Rights Agreement. At the Effective Time, Parent shall execute and deliver for execution to each of the stockholders of the Company which received Parent Common Stock as a result of the Merger a Registration Rights Agreement in the form attached hereto as Exhibit E (the "Registration Rights Agreement").

  5.23 Interim Credit Facility. Exhibit F sets forth the principal terms of an interim credit facility to be provided to the Company by Parent. Within fifteen (15) days from the date of this Agreement, Parent shall execute and deliver to the Company a definitive Interim Credit Facility Agreement with terms substantially as set forth in Exhibit F (the "Interim Credit Facility Agreement").

  5.24 Incentive Plan Amendment. In the event the stockholders of Parent do not approve the Incentive Plan Amendment at the Parent Stockholder Meeting then the Company and Parent agree that all stock options to be issued to employees of the Company pursuant to the Employment Agreements shall be non-qualified rather than partially incentive stock options.

  5.25 Interim Financial Statement. If the Closing occurs after November 30, 1996, and prior to January 1, 1997, Parent agrees to prepare and publish (in accordance with applicable "pooling of interests" accounting rules) as soon as practicable, but no later than February 21, 1997, an interim financial statement with combined financial results of Parent and the Company for the month of January 1997. If the Closing occurs prior to December 1, 1996, or after December 31, 1996, Parent shall not be obligated to publish an interim financial statement and the thirty (30) days of combined financial results of Parent and the Company required by pooling of interest accounting rules shall be included in Parent's regular quarter end financial statements.

  5.26 Transaction Structure. Parent and the Company agree that in the event either party determines that the transaction as structured in the Agreement will not be able to be completed in a manner that will permit accounting treatment as a pooling of interests then Parent and the Company will promptly negotiate an appropriate amendment to this Agreement so that the transaction will be a stock for asset reorganization under

Section 368(a)(l)(C) of the Code that will qualify for accounting treatment as a pooling of interests and under which Parent will to the extent permissible under Section 368(a)(l)(C) and pooling of interests accounting treatment substitute Parent stock options and warrants for all outstanding unexercised Company Options and warrants as of the Closing Date.

                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

  6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

  (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of each of the Company, Parent and Merger Sub.

  (b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement, shall have been initiated or threatened by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

  (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

  (d) Tax Opinions. Parent and the Company shall each have received substantially identical written opinions from their counsel, Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, and Cooley Godward LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

  (e) Opinion of Accountants. Each of Parent and the Company shall have received letters from Ernst & Young LLP, and Arthur Andersen L.L.P., respectively, reaffirming those firms' written concurrence, delivered concurrently with the execution of this Agreement, with Parent management's and the Company management's conclusions, respectively, as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if closed and consummated in accordance with this Agreement.

  (f) Nasdaq National Market Listing. The shares of Parent Common Stock issuable to stockholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

  6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

  (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches of such representations and warranties which individually or in the aggregate of all such breaches, neither have substantially impaired nor reasonably would be expected to substantially impair Parent's ability after the Closing to continue to develop, produce, sell and distribute the products and services that are material to Parent's business; and the Company shall have received a certificate (addressed to the Company and its stockholders) to such effect signed on behalf of Parent by a duly authorized officer of Parent.

  (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied (which performance or compliance shall be subject to Parent's or Merger Sub's ability to cure as provided in Section 8.1(e) below) in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

  (c) Third Party Consents. The Company shall have been furnished with evidence satisfactory to it that Parent has obtained the consents, approvals and waivers set forth in Schedule 6.2(c).

  (d) Legal Opinion. The Company shall have received a legal opinion from Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, counsel to Parent, in substantially the form attached hereto as Exhibit G.

  (e) Material Adverse Change. There shall not have occurred any material adverse change in the business, assets (including intangible assets), financial condition or results of operations of Parent since the date of this Agreement which change has resulted in or reasonably would be expected to result in a substantial impairment of Parent's ability after the Closing to continue to develop, produce, sell and distribute the products and services that are material to Parent's business. For purposes of this condition, a reduction in the trading price of Parent's Common Stock, whether occurring at any time or from time to time, as reported by the Nasdaq National Market or any other automated quotation system or exchange shall not, in and of itself, constitute a material adverse change.

  (f) Noncompetition and Employment Agreements. All individuals identified on
Schedule 5.14 shall have executed and delivered to Parent Non-competition Agreements in substantially the form of Exhibit D and all of such Non-competition Agreements shall be in full force and effect. A sufficient number of persons listed on Schedule 5.14 shall have executed and delivered Employment Agreements in the form of Exhibit C and with the terms of employment consistent with Schedule 5.14 and all of such Employment Agreements shall be in full force and effect such that a Substantial Material Adverse Change (as defined in Section 6.3(e) below) shall not have occurred.

  (g) Registration Rights Agreement. The Parent shall have delivered an executed copy of the Registration Rights Agreement.

  6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

  (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date except for changes contemplated by this Agreement (including the Company Schedules) and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches of such representations and warranties which individually or in the aggregate of all such breaches neither have substantially impaired nor reasonably would be expected to substantially impair the Company's ability after the Closing to continue to develop, produce, sell and distribute the products and services that are material to the Company's business; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company;

  (b) Agreements and Covenants. The Company shall have performed or complied (which performance or compliance shall be subject to the Company's ability to cure as provided in Section 8.1(d) below) in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company;

  (c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Schedule 6.3(c).

  (d) Legal Opinion. Parent shall have received a legal opinion from Cooley Godward Castro Huddleson & Tatum, legal counsel to the Company, in substantially the form attached hereto as Exhibit G.

  (e) Substantial Material Adverse Change. There shall not have occurred any Substantial Material Adverse Change since the date of this Agreement. A "Substantial Material Adverse Change" shall be deemed to have occurred only in the event that prior to the Effective Time any of the following occurs: (i) more than two (2) of the customers identified on Schedule 6.3(e) terminate (and do not replace) their agreement(s) with the Company and such customers do not become customers of Parent; (ii) the President or two or more vice presidents of the Company terminate or announce their intention to terminate their employment with the Company and announce their intention not to accept employment with Parent; (iii) the Company receives a bona fide written threat of a lawsuit or a lawsuit is filed against the Company regarding the Company's Intellectual Property Rights which has a substantial likelihood of being meritorious and would substantially impair the Company's ability after the Closing to continue to develop, produce, sell and distribute the Company's material products and services or which has a substantial likelihood of being meritorious and of resulting in a judgment in excess of $3,000,000 against the Company or (iv) the Company's operating loss before taxes and extraordinary items, including the bonuses in the aggregate amount of $1,500,000 approved in September 1996 by the Company's board of Directors and disclosed to Parent (determined in accordance with GAAP applied on a basis consistent with the basis on which the Audited Financials were prepared), is greater than $5,000,000 for the nine months ended September 30, 1996.

  (f) Noncompetition and Employment Agreements. All individuals identified on
Schedule 5.14 shall have executed and delivered to Parent (i) Non-Competition Agreements in substantially the form of Exhibit D and all of such Non-Competition Agreements shall be in full force and effect. A sufficient number of persons listed on Schedule 5.14 shall have executed and delivered Employment Agreements in the form of Exhibit C and in the terms of employment consistent with Schedule 5.14 and all of such Employment Agreements shall be in full force and effect such that a Substantial Material Adverse Change (as defined in Section 6.3(e) above) shall not have occurred.

  (g) Dissenters' Rights. Holders of more than 5% of the outstanding shares of Company Capital Stock shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

                                  ARTICLE VII

              SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

  7.1 Survival of Representations and Warranties. All of the Company's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Company Schedules) and all of Parent's and Merger Sub's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until 5:00 p.m., California time, on the earlier of the date which is the date of the auditor's report for the first audit of the Parent's financial statements after the Closing Date or the date which is six (6) months following the Closing Date (the "Expiration

Date"); except that Parent's representations and warranties in Sections 3.5, 3.6, 3.9, 3.10 and 3.11 shall terminate on the Closing Date. Parent's covenants shall survive the Merger except as otherwise specifically provided for.

  7.2 Escrow Arrangements.

  (a) Escrow Fund. At the Effective Time the Company's stockholders will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Shares (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time), without any act of any stockholder. As soon as practicable after the Effective Time, the Escrow Shares without any act of any stockholder, will be deposited with First Trust of California National Association Global Escrow D.S., (or other institution acceptable to Parent and the Securityholder Agent (as defined in Section 7.2(g) below)) as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and at Parent's cost and expense. The portion of the Escrow Shares contributed on behalf of each stockholder of the Company shall be in proportion to the aggregate Parent Common Stock which such holder would otherwise be entitled under Section 1.6(c) rounded down to the nearest whole share, with the remaining number of shares that are distributed to such holder being rounded up to the nearest whole share. The Escrow Fund shall be available to compensate Parent and its subsidiaries (including the Surviving Corporation) for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense (calculated after deduction for insurance proceeds recovered or recoverable) incurred by Parent and its subsidiaries (including the Surviving Corporation) directly or indirectly as a result of any inaccuracy or breach of a representation or warranty of the Company contained in Article II herein or in any instrument delivered pursuant to this Agreement (each as modified by the Company Schedules as delivered on the date of this Agreement and not as modified by any revisions to the Company Schedules after such date), or any failure by the Company to perform or comply with any covenant contained herein (hereinafter individually a "Loss" and collectively "Losses"), and shall also be available to provide payment of certain financial advisory fee obligations of the Company. Parent and the Company each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger consideration. The right of Parent and its subsidiaries (including the Surviving Corporation) after the Effective Time to assert indemnification claims and receive indemnification payments from the Escrow Fund pursuant to this Article VII shall be the sole and exclusive right and remedy exercisable by such parties with respect to any inaccuracy or breach in any representation, warranty, or covenant contained in this Agreement or in any certificate delivered pursuant to this Agreement or in connection with the transactions contemplated hereby. Subject to Section 8.3 below, nothing herein shall limit the liability of the Company for any breach of any representation, warranty or covenant if the Merger does not close. Parent may not receive any shares from the Escrow Fund unless and until Officer's Certificates (as defined in paragraph (d) below) identifying Losses, the aggregate cumulative amount of which exceed $500,000, have been delivered to the Escrow Agent as provided in paragraph (e); in such case, Parent may recover from the Escrow Fund the entire amount of the cumulative Losses.

  (b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., California time, on the Expiration Date (the "Escrow Period"); provided that the Escrow Period shall not terminate with respect to such amount (or some portion thereof), that together with the aggregate amount remaining in the Escrow Fund is necessary in the reasonable judgment of Parent, subject to the objection of the Securityholder Agent and the subsequent arbitration of the matter in the manner provided in Section 7.2(f) hereof, to satisfy any unsatisfied Losses concerning facts and circumstances existing prior to the termination of such Escrow Period specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as any such Loss has been resolved, the Escrow Agent shall deliver to the stockholders of the Company the remaining portion of the Escrow Fund not required to satisfy any other such unresolved Loss. Deliveries of Escrow Shares to the stockholders of the Company pursuant to this Section 7.2(b) shall be made in proportion to their respective original contributions to the Escrow Fund.

  (c) Protection of Escrow Fund.

    (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

    (ii) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof.

    (iii) Each stockholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

  (d) Claims Upon Escrow Fund.

    (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related and to the extent known a reasonable summary of the facts underlying the claim, and if no objection is received from the Securityholder Agent in accordance with Section 7.2(e), the Escrow Agent shall, subject to the provisions of Section 7.2(e) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund in an amount equal to such Losses.

    (ii) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to
  Section 7.2(d)(i) hereof, the shares of Parent Common Stock shall be valued at the average of the closing prices of Parent's Common Stock on the principal securities exchange on which Parent's Common Stock is then traded, or if not so traded, the Nasdaq National Market in either case as reported in The Wall Street Journal for the five (5) consecutive trading days ending on the date that is two (2) trading days prior to the Closing Date. Parent and the Securityholder Agent shall certify such fair market value in a certificate signed by both Parent and the Securityholder Agent, and shall deliver such certificate to the Escrow Agent.

    (iii) As provided in Section 5.5 hereof, 64,500 of the Escow Shares shall be distributed from the Escow Fund following the Merger to the Company's financial advisors in payment of the fees owed by the Company to such advisors. The parties hereto agree that the Escow Agent shall be authorized to release such shares from the Escow Fund upon receipt of an Officer's Certificate from Parent and shall be authorized to deliver such shares to the Company's financial advisor in accordance with the instructions set forth in such Officer's Certificate.

  (e) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Securityholder Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Shares pursuant to Section 7.2(d) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with Section 7.2(d) hereof, provided that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

  (f) Resolution of Conflicts; Arbitration.

    (i) In case the Securityholder Agent shall so object in writing to any claim or claims made in any Officer's Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

    (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Parent and the Securityholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, each of which arbitrators shall be independent and have at least ten years relevant experience. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(e) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

    (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Palo Alto, California, under the rules then in effect of the Judicial Arbitration and Mediation Services, Inc. For purposes of this Section 7.2(f), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Parent less than the sum of seventy-five percent (75%) of the disputed amount plus any amounts not in dispute; otherwise, the stockholders of the Company as represented by the Securityholder Agent shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration. If Parent is the prevailing party, the amounts owed by the Non-Prevailing Party shall be paid solely from the Escrow Fund.

  (g) Securityholder Agent of the Stockholders; Power of Attorney.

    (i) In the event that the Merger is approved, effective upon such vote, and without further act of any stockholder, Kinney L. Johnson, shall be appointed as agent and attorney-in-fact (the "Securityholder Agent") for each stockholder of the Company (except such stockholders, if any, as shall have perfected their appraisal or dissenters' rights under Delaware Law), for and on behalf of stockholders of the Company, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the stockholders of the Company from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Securityholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the stockholders of the Company.

    (ii) The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. The stockholders of the Company on whose behalf the Escrow Shares were contributed to the Escrow Fund shall severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

  (h) Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the stockholders for whom a portion of the Escrow Shares otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each every such stockholder of the Company. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

  (i) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Securityholder Agent of such claim, and the Securityholder Agent, as representative for the stockholders of the Company, shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Securityholder Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. In the event that the Securityholder Agent has consented in writing to any such settlement and acknowledged that the claim by Parent is a valid claim against the Escrow Fund, the Securityholder Agent shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

  (j) Escrow Agent's Duties.

    (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Securityholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

    (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow

  Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

    (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

    (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

    (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

    (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage.

    Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

    (vii) The parties to this Agreement and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

    (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the Parent and the Securityholder Agent fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of

  California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

  (k) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or litigation. Parent promises to pay these sums upon demand.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

  8.1 Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
Time:

  (a) by mutual consent of the Company and Parent;

  (b) by Parent or the Company if: (i) the Effective Time has not occurred by February 28, 1997 (provided that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; (iii) there shall be any statute, rule, regulation or non-appealable order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal or (iv) the approval of the Merger by the Company's stockholders required by Section 5.2(a) or the approval of the Merger by Parent's stockholders required by Section 5.2(b) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof;

  (c) by Parent or the Company if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would:
(i) prohibit Parent's or the Company's ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent; in either case, the unavailability of which assets or business would have a Material Adverse Effect on Parent or would reasonably be expected to have a Material Adverse Effect on Parent's ability to realize the benefits expected from the Merger.

  (d) by Parent if it is not in material breach of its representations, warranties or obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Company within thirty (30) days through the exercise of its reasonable best efforts, then for so long as the Company continues to exercise such reasonable best efforts Parent may not terminate this Agreement under this
Section 8.1(d) unless such breach is not cured within thirty (30) days (but no cure period shall be required for a breach which by its nature cannot be cured);

  (e) by the Company if it is not in material breach of its representations, warranties or obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by Parent or Merger Sub within thirty (30) days through the exercise of its reasonable best efforts, then for so long as Parent or Merger Sub continues to exercise such reasonable best efforts the Company may not terminate this Agreement under this Section 8.1(e) unless such breach is not cured within thirty (30) days (but no cure period shall be required for a breach which by its nature cannot be cured);

  (f) by Parent if the Company's Board of Directors shall have failed to recommend or changed its recommendation concerning the Merger or shall have disclosed in any manner its intention to change such recommendation;

  (g) by the Company if the Parent's Board of Directors shall have failed to recommend or changed its recommendation concerning the Merger or shall have disclosed in any manner its intention to change such recommendation;

  (h) by the Company if the closing price of the Parent's Common Stock as reported on the Nasdaq National Market is below $38.00 per share (as appropriately adjusted for any stock splits, consolidations, stock dividends, reorganization, recapitalization or other like changes occurring or having a record or ex-dividend date after the date of this Agreement) for any ten (10) business days during the twenty (20) business days prior to the Closing Date.

  Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

  8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and, except as set forth in Section 8.3, there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders, provided that, the provisions of Sections
5.4 and 5.5 and Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

  8.3 Termination Fee.

  (a) The Company shall pay to Parent, a termination fee of $5,000,000, payable in cash by wire transfer or cashier's check (or assets, if sufficient cash is not readily available), in the event, and only in the event, that the Closing does not occur, this Agreement is terminated, Parent is not in material breach of its obligations under this Agreement, and any of the following events has occurred:

    (i) the Company has willfully breached any representation, warranty, covenant or agreement contained in this Agreement and as a result of such breach the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not be satisfied;

    (ii) the Merger has been submitted to a vote of the Company's stockholders as required hereunder, and the stockholders of the Company shall have failed to approve the Merger by a requisite vote required for such approval; or

    (iii) the Board of Directors of the Company shall have failed to recommend or changed its recommendation concerning the Merger, or shall have disclosed, in any manner, its intention not to recommend or to change such recommendation.

  (b) The Parent shall pay to the Company, a termination fee of $5,000,000, payable in cash by wire transfer or cashier's check in the event, and only in the event, that the Closing does not occur, this Agreement is terminated, the Company is not in material breach of its obligations under this Agreement, and any of the following events has occurred:

    (i) Parent has willfully breached any representation, warranty, covenant or agreement contained in this Agreement and as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not be satisfied;

    (ii) the Board of Directors of Parent shall have failed to recommend or shall have changed its recommendation concerning the Merger, or shall have disclosed, in any manner, its intention not to recommend or to change its recommendation to stockholders concerning the Merger; or

    (iii) the Merger has been submitted to a vote of the Parent's stockholders and the stockholders of the Parent shall have failed to approve the Merger by a requisite vote required for such approval.

  (c) Any termination payment required under Section 8.3(a) or (b) shall be made by the applicable party within ten (10) days after termination of this Agreement.

  (d) The payments called for by this Section 8.3 shall not be deemed to be a liquidated damage, and shall be in addition to any rights or remedies at law or equity arising out of a breach of the obligations set forth in this Agreement, provided a party shall not be liable for breach of a representation or warranty unless such breach is wilful.

  8.4 Amendment. Except as is otherwise required by applicable law after the stockholders of the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

  8.5 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX

                              GENERAL PROVISIONS

  9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to Parent or Merger Sub, to:

      Access Health, Inc.
      11020 White Rock Road
      Rancho Cordova, California 95670
      Attention: Thomas E. Gardner
      Telephone No.: (916) 851-4000
      Facsimile No.: (916) 852-2047
      with a copy to:

      Wilson, Sonsini, Goodrich & Rosati, P.C.
      650 Page Mill Road
      Palo Alto, California 94304-1050
      Attention: Barry E. Taylor, Esq.
      Telephone No.: (415) 493-9300
      Facsimile No.: (415) 493-6811

  (b) if to the Company, to:

      Informed Access Systems, Inc.
      310 Interlocken Parkway, Suite A
      Broomfield, Colorado 80021
      Attention: Joseph P. Tallman
      Telephone No.: (303) 443-4600
      Facsimile No.: (303) 466-9510

      with a copy to:

      Cooley Godward LLP
      2595 Canyon Boulevard, Suite 250
      Boulder, Colorado 80302
      Attention: James C.T. Linfield, Esq.
      Telephone No.: (303) 546-4000
      Facsimile No.: (303) 546-4099

  (c) if to the Securityholder Agent:

      Capital Health Venture Partners
      2084 S. Milwaukee Street
      Denver, Colorado 80210
      Attention: Kinney L. Johnson
      Telephone No.: (303) 692-8600
      Facsimile No.: (303) 692-9656

  (d) if to the Escrow Agent:

      First Trust of California
      One California Street, 4th Floor
      San Francisco, California 94111
      Attention: Injy Shediac Shami
      Telephone No.: (415) 273-4534
      Facsimile No.: (415) 273-4593

  9.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, a fact or other matter shall not be deemed to be within the "knowledge" of the Company unless such fact or other matter is within the actual knowledge of the President or any Vice President of the Company.

  9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

  9.4 Entire Agreement; Assignment. This Agreement, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder (except with respect to Section 5.17 and 5.22 for the persons specified therein and as provided in
Section 9.9 below); and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

  9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

  9.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

  9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

  9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

  9.9 Absence of Third-Party Beneficiary Rights. No provision of this Agreement is intended, or will be interpreted, to provide to or create for any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner or any party hereto or any other person or entity, and all provisions hereof will be personal solely between the parties to this Agreement, except that the provisions of
Section 5.21 shall be for the benefit of, and enforceable by, the Indemnified Persons referred to therein, Section 5.17 shall be for the benefit of, and enforceable by, the employees of the Company and shall be enforceable by such individuals against the Parent and the Surviving Corporation, and the stockholders of the Company may enforce the representations and warranties of the Parent made in this Agreement during the period in which such representations and warranties survive as provided in Section 7.1.

  IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Securityholder Agent (as to Article VII only) and the Escrow Agent (as to matters set forth in Article VII only) have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

INFORMED ACCESS SYSTEMS, INC.             ACCESS HEALTH, INC.



By  /s/ Joseph P. Tallman                 By  /s/ Thomas E. Gardner
   ----------------------------------        ----------------------------------
   Joseph P. Tallman                          Thomas E. Gardner
   President and Chief Executive              President and Chief Executive
   Officer                                    Officer


SECURITYHOLDER AGENT:                     ACCESS ACQUISITION CORP.



/s/ Kinney L. Johnson                     By  /s/ Thomas E. Gardner
-------------------------------------        ----------------------------------
Kinney L. Johnson                             Thomas E. Gardner
                                              President and Chief Executive
                                              Officer

ESCROW AGENT


By  /s/ Ann Gadsby
   ----------------------------------
    Ann Gadsby
    Assistant Vice President



                         ***REORGANIZATION AGREEMENT***

                               INDEX OF SCHEDULES

 SCHEDULE    DESCRIPTION
 --------    -----------
 2.2(a)      Stockholder List
 2.2(b)      Option and Warrant List
 2.4         Governmental and Third Party Consents
 2.5         Company Financial Statements
 2.6         Undisclosed Liabilities
 2.7         No Changes
 2.8         Tax Returns and Audits
 2.10(a)     Leased Real Property
 2.10(b)     Liens on Property
 2.11(a)     Intellectual Property
 2.11(b)     Intellectual Property Licenses
 2.12(a)     Agreements, Contracts and Commitments
 2.12(b)     Breaches
 2.13        Interested Party Transactions
 2.15        Litigation
 2.19        Brokers/Finders Fees; Expenses of Transaction
 2.20(b)     Employee Benefit Plans and Employees
 2.20(d)     Employee Plan Compliance
 2.20(g)     Post Employment Obligations
 2.20(h)(i)  Effect of Transaction
 2.20(h)(ii) Excess Parachute Payments
 2.20(j)     Labor
 3.9         Parent Intellectual Property
 4.1         Conduct of the Business
 5.12        Company Affiliate List
 6.2(c)      Third Party Consents Required of the Company
 6.3(c)      Third Party Consents Required of Parent

                                  EXHIBIT A-1

                          AFFILIATE/VOTING AGREEMENT

  THIS AFFILIATE/VOTING AGREEMENT (this "Agreement") is made and entered into as of September 3, 1996, by and among Access Health, Inc., a Delaware corporation ("Parent"), Informed Access Systems, Inc., a Delaware corporation (the "Company"), and the undersigned stockholder who may be deemed an affiliate ("Affiliate") of the Company. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement (as defined below).

                                   RECITALS

  A. The Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") which contemplates that the Company and a wholly-owned subsidiary of Parent ("Merger Sub") will enter into an Agreement of Merger, which Agreements (collectively, the "Merger Agreements") provide for the merger (the "Merger") of Merger Sub with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company will be converted into Common Stock of Parent.

  B. Affiliate is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding Company capital stock as is indicated on the final page of this Agreement, which shares shall be exchanged for shares of Common Stock of Parent as a result of the Merger (for purposes of this Agreement "Shares" means shares of Company capital stock and the shares of Common Stock of Parent issued in exchange therefor as a result of the Merger).

  C. Affiliate understands that, since the Merger will be accounted for using the "pooling of interests" method and Affiliate may be deemed to be an "affiliate" of the Company (within the meaning of Securities and Exchange Commission ("SEC") Rule 145), the Shares may only be disposed of in conformity with the limitations described herein. Affiliate has been informed that the treatment of the Merger as a pooling of interests for accounting purposes, and as a tax-free reorganization under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), is dependent upon the accuracy of certain of the representations and warranties and the compliance with certain of the agreements set forth herein. Affiliate further understands that the representations, warranties and agreements set forth herein will be relied upon by Parent, the Company and their respective counsel and independent auditors.

  NOW THEREFORE, the parties agree as follows:

  1. Agreement to Retain Shares.

  (a) Transfer and Encumbrance. Affiliate agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber (except as may be specifically required by court order) the Shares or any New Shares (as defined in Section 1(b) below) or to make any offer or agreement relating thereto, at any time from the date of this Agreement until the Expiration Date. As used herein, the term "Expiration Date" shall mean the date Parent shall have published (in accordance with applicable "pooling of interests" accounting rules) the combined financial results of Parent and the Company for a period of at least 30 days of combined operations of Parent and the Company.

  (b) New Shares. Affiliate agrees that any shares of capital stock of the Company that Affiliate purchases or with respect to which Affiliate otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

  2. Agreement to Vote Shares. At every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of

                                    A-A-1-1
the stockholders of the Company with respect to any of the following, Affiliate shall vote the Shares and any New Shares: (i) in favor of approval of the Merger Agreements and the Merger and any matter that could reasonably be expected to facilitate the Merger (including without limitation the conversion, if reasonably necessary, of any shares of Preferred Stock of the Company into Common Stock of the Company immediately prior to or at the effective time of the Merger, consistent with the provisions of the Company's Certificate of Incorporation and with the requirements necessary to account for the Merger as a "pooling-of-interests"); and (ii) against approval of any proposal made in opposition to or in competition with consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization, with any party other than with Parent and its affiliates and against any liquidation or winding up of the Company (each of the foregoing is hereinafter referred to as an "Opposing Proposal"). Stockholder agrees not to take any actions contrary to Stockholder's obligations under this Agreement.

  3. Irrevocable Proxy. Concurrently with the execution of this Agreement, Affiliate agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the extent permitted by
Section 212 of the General Corporation Law of the State of Delaware, with respect to the total number of shares of capital stock of the Company beneficially owned (as such term is defined in Rule 13d-3 under the Exchange
Act) by Affiliate set forth therein.

  4. Tax Treatment; Rule 145. Affiliate understands and agrees that it is intended that the Merger qualify as a "reorganization" under Section 368 of the Code. Affiliate further understands and agrees that Affiliate may be deemed to be an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated by the SEC under the Securities Act of 1933, as amended (the "Securities Act"), although nothing contained herein should be construed as an admission of such fact.

  5. Reliance Upon Representations, Warranties and Covenants. Affiliate has been informed that the treatment of the Merger as a reorganization for federal income tax purposes requires that a sufficient number of former stockholders of the Company maintain a meaningful continuing equity ownership interest in Parent after the Merger. Affiliate understands that the representations, warranties and covenants of Affiliate set forth herein will be relied upon by Parent, the Company and their respective counsel and accounting firms.

  6. Representations, Warranties and Covenants of Affiliate. Affiliate represents, warrants and covenants as follows:

  (a) Affiliate has full power and authority to execute this Agreement, to make the representations, warranties and covenants herein contained and to perform Affiliate's obligations hereunder.

  (b) Set forth below the signatures below is the number of shares of Company capital stock owned by Affiliate, including all Company capital stock as to which Affiliate has sole or shared voting or investment power and all rights, options and warrants to acquire Company capital stock owned or held by Affiliate.

  (c) Except as may be specifically required by court order, Affiliate will not sell, transfer, exchange, pledge or otherwise dispose of, or make any offer or agreement relating to any of the foregoing with respect to, any shares of Parent Common Stock that Affiliate may acquire in connection with the Merger, or any securities that may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor (all such shares and other securities of Parent are sometimes collectively referred to as "Restricted Securities"), or any option, right or other interest with respect to any Restricted Securities, unless: (i) such transaction is permitted pursuant to Rule 145(d) under the Securities Act; (ii) counsel representing Affiliate, which counsel is reasonably satisfactory to Parent, shall have advised Parent in a written opinion letter satisfactory to Parent and Parent's legal counsel, and upon which Parent and its legal counsel may rely, that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition; (iii) a registration statement under the Securities Act covering the Parent Common Stock proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other dispositions, and containing a current prospectus, shall have been filed with the SEC and made

                                    A-A-1-2
effective under the Securities Act; or (iv) an authorized representative of the SEC shall have rendered written advice to Affiliate (sought by Affiliate or counsel to Affiliate, with a copy thereof and all other related communications delivered to Parent) to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take any action, with respect to the proposed disposition if consummated.

  (d) Affiliate has, and as of the Effective Time of the Merger will have, no present plan or intent to engage in a sale, exchange, transfer, pledge, disposition or any other transaction that results in a reduction in the risk of ownership (collectively, a "Sale") with respect to more than 45% of the shares of Parent Common Stock to be acquired by the undersigned Affiliate upon consummation of the Merger. Affiliate is not aware of, or participating in, any present plan or intention (a "Plan") on the part of the Company stockholders to engage in Sales of shares of Parent Common Stock to be issued in the Merger such that the aggregate fair market value, as of the Effective Time of the Merger, of the shares subject to such Sales would exceed forty-five percent (45%) of the aggregate fair market value of all shares of outstanding Company capital stock immediately prior to the Merger. For purposes of the preceding sentence, shares of Company capital stock (i) which are exchanged for cash in lieu of fractional shares of Parent Common Stock or
(ii) with respect to which a pre-Merger Sale occurs in a Related Transaction (as defined below), shall be considered to be shares of Company capital stock that are exchanged for Parent Common Stock in the Merger and then disposed of pursuant to a Plan. A Sale of Parent Common Stock shall be considered to have occurred pursuant to a Plan if, among other things, such Sale occurs in a Related Transaction. For purposes of this Section 4(d), a "Related Transaction" shall mean a transaction that is in contemplation of, or related or pursuant to, the Merger or the Merger Agreements. If any of Affiliate's representations in this subsection (d) cease to be true at any time prior to the Effective Time of the Merger, Affiliate will deliver to each of the Company and Parent, prior to the Effective Time of the Merger, a written statement to that effect, signed by Affiliate.

  (e) Affiliate will not, and will not permit any entity under Affiliate's control to: (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Opposing Proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreements; (ii) initiate a stockholders' vote or action by consent of the Company stockholders with respect to an Opposing Proposal; or (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal.

  7. Rules 144 and 145; Pooling.

  (a) From and after the Effective Time of the Merger and for so long as is necessary in order to permit Affiliate to sell the Parent Common Stock held by Affiliate pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent will use its best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, referred to in paragraph (c)(l) of Rule 144 under the Securities Act (or, if applicable, Parent will use its best efforts to make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144), in order to permit Affiliate to sell the Parent Common Stock held by it pursuant to the terms and conditions of Rule 145 and the applicable provisions of Rule 144.

  (b) Parent agrees that, to the extent that any "affiliate" of Parent within the meaning of Rule 145 makes use of any "de minimis" exceptions to the pooling of interest requirements, Affiliate shall be entitled to rely upon such exceptions to the same extent and in the same manner.

  8. Limited Resales. Affiliate understands that, in addition to the restrictions imposed under Section 4 of this Agreement, the provisions of Rule 145 currently limit Affiliate's public resales of Restricted Securities, in the manner set forth in subsections (a), (b) and (c) below:

  (a) Unless and until the restriction "Cut-off" provisions of Rule 145(d)(2) or Rule 145(d)(3) set forth below become available, public resales of Restricted Securities may only be made by Affiliate in compliance

                                    A-A-1-3
with the requirements of Rule 145(d)(1). Rule 145(d)(1) permits such resales only: (i) while Parent meets the public information requirements of Rule 144(c); (ii) in broker's transactions or in transactions with a market maker; and (iii) where the aggregate number of Restricted Securities sold at any time together with all sales of restricted Parent Common Stock sold for Affiliate's account during the preceding three-month period does not exceed the greater of
(A) one percent (1%) of the Parent Common Stock outstanding or (B) the average weekly volume of trading in Parent Common Stock on all national securities exchanges, as reported through the automated quotation system of a registered securities association, during the four (4) calendar weeks preceding the date of receipt of the order to execute the sale.

  (b) Affiliate may make unrestricted sales of Restricted Securities pursuant to Rule 145(d)(2) if: (i) Affiliate has beneficially owned (within the meaning of Rule 144(d) under the Securities Act) the Restricted Securities for at least two (2) years after the Effective Time of the Merger; (ii) Affiliate is not an affiliate of Parent; and (iii) Parent meets the public information requirements of Rule 144(c).

  (c) Affiliate may make unrestricted resales of Restricted Securities pursuant to Rule 145(d)(3) if Affiliate has beneficially owned (within the meaning of Rule 144(d) under the Securities Act) the Restricted Securities for at least three (3) years and is not, and has not been for at least three (3) months, an affiliate of Parent.

  (d) Parent acknowledges that the provisions of Section 4(c) of this Agreement will be satisfied as to any sale by the undersigned of the Restricted Securities pursuant to Rule 145(d), by a broker's letter and a letter from the undersigned with respect to that sale stating that each of the above-described requirements of Rule 145(d)(1) has been met or is inapplicable by virtue of Rule 145(d)(2) or Rule 145(d)(3) (as such Rules may be in effect at such time); provided, however, that Parent has no reasonable basis to believe that such sales were not made in compliance with such provisions of Rule 145(d).

  9. Legends. Affiliate also understands and agrees that stop transfer instructions will be given to Parent's transfer agent with respect to certificates evidencing the Restricted Securities and that there will be placed on the certificate evidencing the Restricted Securities legends stating in substance:

  "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AND THE OTHER CONDITIONS SPECIFIED IN THAT CERTAIN AFFILIATE/VOTING AGREEMENT DATED AS OF SEPTEMBER 3, 1996 AMONG ACCESS HEALTH, INC., INFORMED ACCESS SYSTEMS, INC. AND THE STOCKHOLDER, A COPY OF WHICH AFFILIATE/VOTING AGREEMENT MAY BE INSPECTED BY THE HOLDER OF THIS CERTIFICATE AT THE PRINCIPAL OFFICES OF NAME."

  After the Expiration Date, Parent agrees to remove the above legend, and replace such legend with the following legend stating in substance:

  "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED."

  Parent agrees to remove promptly such stop transfer instructions and legend upon full compliance with this Agreement by the undersigned, including, without limitation, a sale or transfer of Parent Common Stock permitted under
Section 4(c) above.

  10. Termination. This Agreement shall be terminated and shall be of no further force and effect in the event the termination of the Reorganization Agreement pursuant to Article VIII of the Reorganization Agreement.


                                    A-A-1-4

  11. Partnership Distributions. Any other provisions of this Agreement notwithstanding, if the undersigned Affiliate is organized as a partnership, the Company and Parent hereby agree that such partnership shall be permitted to make a distribution to its partners of shares of Company capital stock (if made prior to the effectiveness of the Merger) or of shares of Parent capital stock received in the Merger so long as the undersigned Affiliate and its partnership distributees provide assurances, acceptable to Parent and the Company in their reasonable discretion, that such distributions (i) are permissible under Rule 145, (ii) will not prevent the Merger from being treated as a tax-free reorganization for federal income tax purposes, or (iii) will not prevent the Merger from being accounted for as a pooling of interests.

  12. Miscellaneous.

  (a) Counterparts. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

  (b) Binding Agreement. This Agreement will inure to the benefit of and be binding upon and enforceable against the parties and their successors and assigns, including administrators, executors, representatives, heirs, legatees and devisees of Affiliate and pledgees holding Restricted Securities as collateral.

  (c) Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto.

  (d) Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

  (e) Attorneys' Fees. In the event of any legal actions or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

  (f) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

  (g) Third Party Reliance. Counsel to and independent auditors for the parties shall be entitled to rely upon this Affiliate Agreement.

                                    A-A-1-5

  IN WITNESS WHEREOF, the parties have caused this Affiliate Agreement to be duly executed on the day and year first above written.

PARENT                                    AFFILIATE

By: _________________________________     By: _________________________________

Name: _______________________________     Affiliate's Address for Notice:

Title: ______________________________     _____________________________________

                                          _____________________________________

                                          _____________________________________
COMPANY

By: _________________________________     Shares beneficially owned:

Name: _______________________________     ________shares of Company Common Stock

Title: ______________________________     ________shares of Company Common Stock
                                                   issuable upon exercise of
                                                   outstanding options and
                                                   warrants

                                          _________shares of Company Preferred
                                                   Stock



                 [SIGNATURE PAGE TO AFFILIATE/VOTING AGREEMENT]

                                    A-A-1-6

                                   EXHIBIT A

                               IRREVOCABLE PROXY

  The undersigned stockholder of Informed Access Systems, Inc., a Delaware corporation (the "Company") hereby irrevocably (to the full extent permitted by Section 212 of the General Corporation Law of the State of Delaware) appoints the directors on the Board of Directors of Access Health, Inc., a Delaware corporation ("Parent"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of the Company beneficially owned by the undersigned, which shares are listed on the final page of this Proxy (the "Shares"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof, until such time as that certain Agreement of Merger and Plan of Reorganization, which contemplates that the Company and a wholly-owned subsidiary of Parent ("Merger Sub") will enter into an Agreement of Merger, which Agreements (the "Merger Agreements") provide for the merger (the "Merger") of Merger Sub with and into the Company, shall be terminated in accordance with its terms or the Merger is effective. Pursuant to the Merger, all outstanding capital stock of the Company will be converted into Common Stock of Parent. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given.

  This proxy is irrevocable (to the full extent permitted by Section 212 of the General Corporation Law of the State of Delaware), is granted pursuant to the Affiliate/Voting Agreement dated as of September 3, 1996 between Parent, the Company and the undersigned stockholder, and is granted in consideration of Parent entering into the Merger Agreements. The attorneys and proxies named above will be empowered at any time prior to termination of the Merger Agreements to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Company stockholders, and in every written consent in lieu of such a meeting, or otherwise, in favor of approval of the Merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger (including without limitation the conversion, if reasonably necessary, of any shares of Preferred Stock of the Company into Common Stock of the Company immediately prior to or at the effective time of the Merger, consistent with the provisions of the Company's Certificate of Incorporation and with the requirements necessary to account for the Merger as a "pooling-of-interests"), and against any proposal made in opposition to or competition with the consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization of the Company with any party other than Parent and its affiliates and against any liquidation or winding up of the Company.

  The attorneys and proxies named above may only exercise this proxy to vote the Shares subject hereto at any time prior to termination of the Merger Agreements at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting, in favor of approval of the Merger and the Merger Agreements and any matter that could reasonably be expected to facilitate the Merger (including without limitation the conversion, if reasonably necessary, of any shares of Preferred Stock of the Company into Common Stock of the Company immediately prior to or at the effective time of the Merger, consistent with the provisions of the Company's Certificate of Incorporation and with the requirements necessary to account for the Merger as a "pooling-of-interests"), and against any merger, consolidation, sale of assets, reorganization or recapitalization of the Company with any party other than Parent and its affiliates, and against any liquidation or winding up of the Company, and may not exercise this proxy on any other matter. The undersigned stockholder may vote the Shares on all other matters.

                                    A-A-1-7

  Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

  This proxy is irrevocable to the full extent permitted by Section 212 of the General Corporation Law of the State of Delaware.

Dated:  September 3, 1996

Signature of Stockholder: ____________________

Print Name of Stockholder: ___________________

Shares beneficially owned:

_______ shares of Company Common Stock

_______ shares of Company Common Stock
        issuable upon exercise of outstanding
        options and warrants

_______ shares of Company Preferred Stock


                     [SIGNATURE PAGE TO IRREVOCABLE PROXY]

                                    A-A-1-8

                                  EXHIBIT A-2

                              AFFILIATE AGREEMENT

  THIS AFFILIATE AGREEMENT (this "Agreement") is made and entered into as of September 3, 1996, by and among Access Health, Inc., a Delaware corporation ("Parent"), Informed Access Systems, Inc., a Delaware corporation (the "Company"), and the undersigned stockholder who may be deemed an affiliate ("Affiliate") of the Company. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement (as defined below).

                                   RECITALS

  A. The Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") which contemplates that the Company and a wholly-owned subsidiary of Parent ("Merger Sub") will enter into an Agreement of Merger, which Agreements (collectively, the "Merger Agreements") provide for the merger (the "Merger") of Merger Sub with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company will be converted into Common Stock of Parent.

  B. Affiliate is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding Company capital stock as is indicated on the final page of this Agreement, which shares shall be exchanged for shares of Common Stock of Parent as a result of the Merger (for purposes of this Agreement "Shares" means shares of Company capital stock and the shares of Common Stock of Parent issued in exchange therefor as a result of the Merger).

  C. Affiliate understands that, since the Merger will be accounted for using the "pooling of interests" method and the Affiliate may be deemed to be an "affiliate" of the Company (within the meaning of Securities and Exchange Commission ("SEC") Rule 145), the Shares may only be disposed of in conformity with the limitations described herein. Affiliate has been informed that the treatment of the Merger as a pooling of interests for accounting purposes, and as a tax-free reorganization under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), is dependent upon the accuracy of certain of the representations and warranties and the compliance with certain of the agreements set forth herein. Affiliate further understands that the representations, warranties and agreements set forth herein will be relied upon by Parent, the Company and their respective counsel and independent auditors.

  NOW THEREFORE, the parties agree as follows:

  1. Agreement to Retain Shares.

  (a) Transfer and Encumbrance. Affiliate agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber (except as may be specifically required by court order) the Shares or any New Shares, as defined in Section 1(b) below, or to make any offer or agreement relating thereto, at any time from the date of this Agreement until the Expiration Date. As used herein, the term "Expiration Date" shall mean the date Parent shall have published (in accordance with applicable "pooling of interests" accounting rules) the combined financial results of Parent and the Company for a period of at least 30 days of combined operations of Parent and the Company.

  (b) New Shares. Affiliate agrees that any shares of capital stock of the Company that Affiliate purchases or with respect to which Affiliate otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

                                    A-A-2-1

  2. Tax Treatment: Rule 145. Affiliate understands and agrees that it is intended that the Merger qualify as a "reorganization" under Section 368 of the Code. Affiliate further understands and agrees that Affiliate may be deemed to be an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145) promulgated by the SEC under the Securities Act of 1933, as amended (the "Securities Act"), although nothing contained herein should be construed as an admission of such fact.

  3. Reliance Upon Representations, Warranties and Covenants. Affiliate has been informed that the treatment of the Merger as a reorganization for federal income tax purposes requires that a sufficient number of former stockholders of the Company maintain a meaningful continuing equity ownership interest in Parent after the Merger. Affiliate understands that the representations, warranties and covenants of Affiliate set forth herein will be relied upon by Parent, the Company and their respective counsel and accounting firms.

  4. Representations, Warranties and Covenants of Affiliate. Affiliate represents, warrants and covenants as follows:

  (a) Affiliate has full power and authority to execute this Agreement, to make the representations, warranties and covenants herein contained and to perform Affiliate's obligations hereunder.

  (b) Set forth below the signatures below is the number of shares of Company capital stock owned by Affiliate, including all Company capital stock as to which Affiliate has sole or shared voting or investment power and all rights, options and warrants to acquire Company capital stock owned or held by Affiliate.

  (c) Except as may be specifically required by court order, Affiliate will not sell, transfer, exchange, pledge or otherwise dispose of, or make any offer or agreement relating to any of the foregoing with respect to, any shares of Parent Common Stock that Affiliate may acquire in connection with the Merger, or any securities that may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor (all such shares and other securities of Parent are sometimes collectively referred to as "Restricted Securities"), or any option, right or other interest with respect to any Restricted Securities, unless: (i) such transaction is permitted pursuant to Rule 145(d) under the Securities Act; (ii) counsel representing Affiliate, which counsel is reasonably satisfactory to Parent, shall have advised Parent in a written opinion letter satisfactory to Parent and Parent's legal counsel, and upon which Parent and its legal counsel may rely, that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition; (iii) a registration statement under the Securities Act covering the Parent Common Stock proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other dispositions, and containing a current prospectus, shall have been filed with the SEC and made effective under the Securities Act; or (iv) an authorized representative of the SEC shall have rendered written advice to Affiliate (sought by Affiliate or counsel to Affiliate, with a copy thereof and all other related communications delivered to Parent) to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take any action, with respect to the proposed disposition if consummated.

  (d) Affiliate has, and as of the Effective Time of the Merger will have, no present plan or intent to engage in a sale, exchange, transfer, pledge, disposition or any other transaction that results in a reduction in the risk of ownership (collectively, a "Sale") with respect to more than 45% of the shares of Parent Common Stock to be acquired by the undersigned Affiliate upon consummation of the Merger. Affiliate is not aware of, or participating in, any present plan or intention (a "Plan") on the part of the Company stockholders to engage in Sales of shares of Parent Common Stock to be issued in the Merger such that the aggregate fair market value, as of the Effective Time of the Merger, of the shares subject to such Sales would exceed forty-five percent (45%) of the aggregate fair market value of all shares of outstanding Company capital stock immediately prior to the Merger. For purposes of the preceding sentence, shares of Company capital stock (i) which are exchanged for cash in lieu of fractional shares of Parent Common Stock or
(ii) with respect to which a pre-Merger Sale occurs in a Related Transaction (as defined below), shall be considered to be shares of Company capital stock that are exchanged for Parent Common Stock in the Merger and then disposed of pursuant to a Plan. A Sale of Parent Common Stock shall be considered to have occurred pursuant to a Plan if, among other things, such Sale

                                    A-A-2-2
occurs in a Related Transaction. For purposes of this Section 4(d), a "Related Transaction" shall mean a transaction that is in contemplation of, or related or pursuant to, the Merger or the Merger Agreements. If any of Affiliate's representations in this subsection (d) cease to be true at any time prior to the Effective Time of the Merger, Affiliate will deliver to each of the Company and Parent, prior to the Effective Time of the Merger, a written statement to that effect, signed by Affiliate.

  5. Rules 144 and 145; Pooling.

  (a) From and after the Effective Time of the Merger and for so long as is necessary in order to permit Affiliate to sell the Parent Common Stock held by Affiliate pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent will use its best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, referred to in paragraph (c)(l) of Rule 144 under the Securities Act (or, if applicable, Parent will use its best efforts to make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144), in order to permit Affiliate to sell the Parent Common Stock held by it pursuant to the terms and conditions of Rule 145 and the applicable provisions of Rule 144.

  (b) Parent agrees that, to the extent that any "affiliate" of Parent within the meaning of Rule 145 makes use of any "de minimis" exceptions to the pooling of interest requirements, Affiliate shall be entitled to rely upon such exceptions to the same extent and in the same manner.

  6. Limited Resales. Affiliate understands that, in addition to the restrictions imposed under Section 4 of this Agreement, the provisions of Rule 145 currently limit Affiliate's public resales of Restricted Securities, in the manner set forth in subsections (a), (b) and (c) below:

  (a) Unless and until the restriction "Cut-off" provisions of Rule 145(d)(2) or Rule 145(d)(3) set forth below become available, public resales of Restricted Securities may only be made by Affiliate in compliance with the requirements of Rule 145(d)(1). Rule 145(d)(1) permits such resales only: (i) while Parent meets the public information requirements of Rule 144(c); (ii) in broker's transactions or in transactions with a market maker; and (iii) where the aggregate number of Restricted Securities sold at any time together with all sales of restricted Parent Common Stock sold for Affiliate's account during the preceding three-month period does not exceed the greater of (A) one percent (1%) of the Parent Common Stock outstanding or (B) the average weekly volume of trading in Parent Common Stock on all national securities exchanges, as reported through the automated quotation system of a registered securities association, during the four (4) calendar weeks preceding the date of receipt of the order to execute the sale.

  (b) Affiliate may make unrestricted sales of Restricted Securities pursuant to Rule 145(d)(2) if: (i) Affiliate has beneficially owned (within the meaning of Rule 144(d) under the Securities Act) the Restricted Securities for at least two (2) years after the Effective Time of the Merger; (ii) Affiliate is not an affiliate of Parent; and (iii) Parent meets the public information requirements of Rule 144(c).

  (c) Affiliate may make unrestricted resales of Restricted Securities pursuant to Rule 145(d)(3) if Affiliate has beneficially owned (within the meaning of Rule 144(d) under the Securities Act) the Restricted Securities for at least three (3) years and is not, and has not been for at least three (3) months, an affiliate of Parent.

  (d) Parent acknowledges that the provisions of Section 4(c) of this Agreement will be satisfied as to any sale by the undersigned of the Restricted Securities pursuant to Rule 145(d), by a broker's letter and a letter from the undersigned with respect to that sale stating that each of the above-described requirements of Rule 145(d)(1) has been met or is inapplicable by virtue of Rule 145(d)(2) or Rule 145(d)(3) (as such Rules may be in effect at such time); provided, however, that Parent has no reasonable basis to believe that such sales were not made in compliance with such provisions of Rule 145(d).

                                    A-A-2-3

  7. Legends. Affiliate also understands and agrees that stop transfer instructions will be given to Parent's transfer agent with respect to certificates evidencing the Restricted Securities and that there will be placed on the certificate evidencing the Restricted Securities legends stating in substance:

  "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AND THE OTHER CONDITIONS SPECIFIED IN THAT CERTAIN AFFILIATE AGREEMENT DATED AS OF SEPTEMBER 3, 1996 AMONG ACCESS HEALTH, INC., INFORMED ACCESS SYSTEMS, INC. AND THE STOCKHOLDER, A COPY OF WHICH AFFILIATE AGREEMENT MAY BE INSPECTED BY THE HOLDER OF THIS CERTIFICATE AT THE PRINCIPAL OFFICES OF NAME."

After the Expiration Date, Parent agrees to remove the above legend, and replace such legend with the following legend stating in substance:

  "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED."

  Parent agrees to remove promptly such stop transfer instructions and legend upon full compliance with this Agreement by the undersigned, including, without limitation, a sale or transfer or Parent Common Stock permitted under
Section 4(c) above.

  8. Termination. This Agreement shall be terminated and shall be of no further force and effect in the event the termination of the Reorganization Agreement pursuant to Article VIII of the Reorganization Agreement.

  9. Partnership Distributions. Any other provisions of this Agreement notwithstanding, if the undersigned Affiliate is organized as a partnership, the Company and Parent hereby agree that such partnership shall be permitted to make a distribution to its partners of shares of Company capital stock (if made prior to the effectiveness of the Merger) or of shares of Parent capital stock received in the Merger so long as the undersigned Affiliate and its partnership distributees provide assurances, acceptable to Parent and the Company in their reasonable discretion, that such distributions (i) are permissible under Rule 145, (ii) will not prevent the Merger from being treated as a tax-free reorganization for federal income tax purposes, or (iii) will not prevent the Merger from being accounted for as a pooling of interests.

  10. Miscellaneous.

  (a) Counterparts. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

  (b) Binding Agreement. This Agreement will inure to the benefit of and be binding upon and enforceable against the parties and their successors and assigns, including administrators, executors, representatives, heirs, legatees and devisees of Affiliate and pledgees holding Restricted Securities as collateral.

  (c) Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto.

  (d) Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                                    A-A-2-4

  (e) Attorneys' Fees. In the event of any legal actions or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

  (f) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

  (g) Third Party Reliance. Counsel to and independent auditors for the parties shall be entitled to rely upon this Affiliate Agreement.

                                     * * *

  IN WITNESS WHEREOF, the parties have caused this Affiliate Agreement to be duly executed on the day and year first above written.

PARENT                                    AFFILIATE
By: _________________________________     By: _________________________________
Name: _______________________________     Affiliate's Address for Notice:
Title: ______________________________     _____________________________________

                                          _____________________________________
COMPANY                                   _____________________________________
By: _________________________________     Shares beneficially owned:

Name: _______________________________
                                          ______shares of Company Common Stock
Title: ______________________________

                                          ______shares of Company Common Stock
                                                issuable upon exercise of
                                                outstanding options and warrant

                                          ______shares of Company Preferred
                                                Stock

                    [SIGNATURE PAGE TO AFFILIATE AGREEMENT]

                                    A-A-2-5

                                   EXHIBIT B

                              AFFILIATE AGREEMENT

  THIS AFFILIATE AGREEMENT (this "AGREEMENT") is made and entered into as of September 3, 1996, by and among Access Health, Inc. a Delaware corporation ("PARENT"), Informed Access Systems, Inc., a Delaware corporation (the "COMPANY"), and the undersigned affiliate ("AFFILIATE") of Parent. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement (as defined below).

                                   RECITALS

  A. The Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Reorganization (the "REORGANIZATION AGREEMENT") which contemplates that the Company and a wholly-owned subsidiary of Parent ("MERGER SUB") will enter into an Agreement of Merger, which Agreements (collectively, the "MERGER AGREEMENTS") provide for the merger (the "MERGER") of Merger Sub with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company will be converted into Common Stock of Parent.

  B. Affiliate is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of such number of shares of the outstanding Parent capital stock as is indicated on the final page of this Agreement (the "SHARES").

  C. Affiliate understands that, since the Merger will be accounted for using the "pooling of interests" method and Affiliate is an "affiliate" of Parent (within the meaning of Securities and Exchange Commission ("SEC") Rule 145), the Shares may only be disposed of in conformity with the limitations described herein. Affiliate has been informed that the treatment of the Merger as a pooling of interests for accounting purposes is dependent upon the accuracy of certain of the representations and warranties and the compliance with certain of the agreements set forth herein. Affiliate further understands that the representations, warranties and agreements set forth herein will be relied upon by Parent, the Company and their respective counsel and independent auditors.

  NOW, THEREFORE, the parties agree as follows:

  1. Agreement to Retain Shares.

  (a) Transfer and Encumbrance. Affiliate agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber (except as may be specifically required by court order) the Shares or any New Shares (as defined in Section 1(b) below) or to make any offer or agreement relating thereto, at any time from the date of this Agreement until the Expiration Date. As used herein, the term "EXPIRATION DATE" shall mean the date Parent shall have published (in accordance with applicable "pooling of interests" accounting rules) the combined financial results of Parent and the Company for a period of at least 30 days of combined operations of Parent and the Company.

  (b) New Shares. Affiliate agrees that any shares of capital stock of Parent that Affiliate purchases or with respect to which Affiliate otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("NEW SHARES") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

  2. Agreement to Vote Shares. At every meeting of the stockholders of Parent called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Parent with respect to any of the following, Affiliate shall vote the Shares and any New Shares: (i) in favor of approval of the Merger Agreements and the Merger and any matter that could reasonably be

                                     A-B-1
expected to facilitate the Merger; and (ii) against approval of any proposal made in opposition to or competition with consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization, with any party other than with the Company (each of the foregoing is hereinafter referred to as an "OPPOSING PROPOSAL"). Stockholder agrees not to take any actions contrary to Stockholder's obligations under this Agreement.

  3. Irrevocable Proxy. Concurrently with the execution of this Agreement, Affiliate agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the "PROXY"), which shall be irrevocable to the extent permitted by
Section 212 of the General Corporation Law of the State of Delaware, with respect to the total number of shares of capital stock of Parent beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by Affiliate set forth therein.

  4. Rule 145. Affiiate understands and agrees that Affiliate may be deemed to be an "affiliate" of Parent within the meaning of Rule 145 ("RULE 145") promulgated by the SEC under the Securities Act of 1933, as amended (the "SECURITIES ACT"), although nothing contained herein should be construed as an admission of such fact.

  5. Representations, Warranties and Covenants of Affiliate. Affiliate represents, warrants and covenants as follows:

  (a) Affiliate has full power and authority to execute this Agreement, to make the representations, warranties and covenants herein contained and to perform Affiliate's obligations hereunder.

  (b) Set forth below the signatures below is the number of shares of Parent capital stock owned by Affiliate, including all Parent capital stock as to which Affiliate has sole or shared voting or investment power and all rights, options and warrants to acquire Parent capital stock owned or held by Affiliate.

  (c) Affiliate will not, and will not permit any entity under Affiliate's control to: (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Opposing Proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreements; (ii) initiate a stockholders' vote or action by consent of Parent stockholders with respect to an Opposing Proposal; or (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Parent with respect to an Opposing Proposal.

  6. Termination. This Agreement shall be terminated and shall be of no further force and effect in the event the termination of the Reorganization Agreement pursuant to Article VIII of the Reorganization Agreement.

  7. Miscellaneous.

  (a) Counterparts. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

  (b) Binding Agreement. This Agreement will inure to the benefit of and be binding upon and enforceable against the parties and their successors and assigns, including administrators, executors, representatives, heirs, legatees and devisees of Affiliate.

  (c) Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto.

  (d) Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

                                     A-B-2

  (e) Attorneys' Fees. In the event of any legal actions or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

  (f) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

  (g) Third Party Reliance. Counsel to and independent auditors for the parties shall be entitled to rely upon this Affiliate Agreement.

                                   *  *   *

  IN WITNESS WHEREOF, the parties have caused this Affiliate Agreement to be duly executed on the day and year first above written.

PARENT                                    AFFILIATE
By: _________________________________     By: _________________________________
Name: _______________________________     Affiliate's Address for Notice:
Title: ______________________________     _____________________________________
                                          _____________________________________

COMPANY                                   _____________________________________
By: _________________________________     Shares beneficially owned:
Name: _______________________________           shares of Parent Common Stock

Title: ______________________________
                                                shares of Parent Common Stock
                                               issuable upon exercise of
                                               outstanding options and
                                               warrants

                    [SIGNATURE PAGE TO AFFILIATE AGREEMENT]

                                     A-B-3

                                   EXHIBIT A

                               IRREVOCABLE PROXY

  The undersigned stockholder of Access Health, Inc., a Delaware corporation ("PARENT") hereby irrevocably (to the full extent permitted by Section 212 of the General Corporation Law of the State of Delaware) appoints the directors on the Board of Directors of Parent, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of Parent beneficially owned by the undersigned, which shares are listed on the final page of this Proxy (the "SHARES"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof, until such time as that certain Agreement of Merger and Plan of Reorganization (which contemplates that the Company and a wholly-owned subsidiary of Parent ("MERGER SUB") will enter into an Agreement of Merger, which Agreements (collectively, the "MERGER AGREEMENTS") provide for the merger (the "MERGER") of Merger Sub with and into the Company) shall be terminated in accordance with its terms or the Merger is effective. Pursuant to the Merger, all outstanding capital stock of the Company will be converted into Common Stock of Parent. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given.

  This proxy is irrevocable (to the full extent permitted by Section 212 of the General Corporation Law of the State of Delaware), is granted pursuant to the Affiliate Agreement dated as of September 3, 1996 by and among Parent, the Company and the undersigned stockholder (the "AFFILIATE AGREEMENT"), and is granted in consideration of Parent entering into the Merger Agreements. The attorneys and proxies named above will be empowered at any time prior to termination of the Merger Agreements to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Parent stockholders, and in every written consent in lieu of such a meeting, or otherwise, in favor of approval of the Merger and the Merger Agreements and any matter that could reasonably be expected to facilitate the Merger, and against any proposal made in opposition to or competition with the consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization of Parent with any party other than the Company.

  The attorneys and proxies named above may only exercise this proxy to vote the Shares subject hereto at any time prior to termination of the Merger Agreements at every annual, special or adjourned meeting of the stockholders of Parent and in every written consent in lieu of such meeting, in favor of approval of the Merger and the Merger Agreements and any matter that could reasonably be expected to facilitate the Merger, and against any merger, consolidation, sale of assets, reorganization or recapitalization of Parent with any party other than the Company, and may not exercise this proxy on any other matter. The undersigned stockholder may vote the Shares on all other matters.

  Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

  This proxy is irrevocable to the full extent permitted by Section 212 of the General Corporation Law of the State of Delaware.


Dated: September 3, 1996
     Signature of Stockholder:_________________
     Print Name of Stockholder:________________


     Shares beneficially owned:

             __   shares of Parent Common Stock

                 shares of Parent Common Stock issuable
                      upon  exercise of outstanding
                      options and, warrants

                     [SIGNATURE PAGE TO IRREVOCABLE PROXY]

                                     A-B-4

                                   EXHIBIT C

                             EMPLOYMENT AGREEMENT

  THIS AGREEMENT, by and between                 (the "Executive") and Access
Health, Inc., a Delaware corporation (the "Company"), shall become effective as of the effective date (the "Effective Date") of the merger contemplated by that certain Agreement and Plan of Reorganization dated as of September 3, 1996, among the Company, Informed Access Systems, Inc. ("Informed Access") and Access Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (the "Merger Agreement").

  In consideration of the mutual covenants herein contained, and in consideration of the employment of Executive by the Company, the parties agree as follows:

  1. Duties and Scope of Employment.

  (a) Position. The Company agrees to employ the Executive under the terms of
this Agreement in the positions of           . Executive will report to
                  .

  (b) Obligations. During the term of this Agreement, the Executive shall devote Executive's full business efforts and time to the Company. The foregoing, however, shall not preclude the Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of other entities, as long as such activities and service do not interfere or conflict with Executive's responsibilities to the Company and do not represent business conflicts with the Company's business.

  (c) Company Policies. Executive shall comply with all of the Company's rules and regulations applicable to the executives of the Company and with all of the Company's policies applicable to other similarly situated executives established by the Company's management and Board of Directors.

  2. Base Compensation. Beginning on the Effective Date, the Executive shall
be paid a base salary (the "Base Compensation") of $           annually,
payable bi-weekly. Such Base Compensation will be adjusted to $
("Target Base Compensation") upon the earlier to occur of (i) such time as the
Company has achieved earnings per share of at least $         for the quarter
ended           , $         for the quarter ended           , $          for
the quarter ended          , or (ii) the first anniversary of the date hereof.
Thereafter, the Base Compensation shall be subject to review annually for increases by the Board of Directors in its sole discretion in connection with the annual review of salary and benefits for the Company's management.

  3. Definitions. As used herein, the following definitions shall apply:

  (a) "Cause" shall mean the termination of employment of Executive shall have taken place as a result of (i) Executive's continued failure to substantially perform Executive's principal duties and responsibilities (other than as a result of Disability or death) after thirty (30) days written notice from the Company specifying the nature of Executive's failure and demanding that such failure be remedied; (ii) Executive's material and continuing breach of his obligations to the Company set forth in this Agreement, the Confidentiality Agreement (as defined herein), the Non-Competition Agreement (as defined herein) or any written policy of the Company applicable to all officers after thirty (30) days written notice from the Company specifying the nature of Executive's breach and demanding that such breach be remedied (unless such breach by its nature cannot be cured, in which case notice and an opportunity to cure shall not be required); (iii) Executive's being convicted of a felony; or (iv) act or acts of dishonesty undertaken by Executive and intended to result in substantial gain or personal enrichment of Executive at the expense of the Company.

  (b) "Constructive Termination" shall mean a termination of employment due to any of the following unless agreed to by Executive or unless such change is an Approved Change: (i) a reduction in Executive's salary or benefits (except in connection with a decrease to be applied equally to all officers of the Company because

                                     A-C-1
the Company's performance has decreased, and excluding the substitution of substantially equivalent compensation and benefits); (ii) a material diminution of Executive's responsibilities (e.g., title, primary duties, resources); (iii) relocation of Executive to a location more than 50 miles from his current location (except to Boulder, Colorado); (iv) failure of a successor to assume and perform under this Agreement; and (v) failure of the Company to operate the Informed Access division substantially in accordance with the charter set forth in Exhibit I (The Informed Access Charter) to the Merger Agreement. "Approved Change" means a change approved by Joe Tallman in his capacity as President of the Informed Access operating entity, or his successor by reason of his death, disability, termination for cause or resignation. If any of the events set forth above shall occur, Executive shall give prompt written notice to the Company and shall have sixty (60) days from the notice or ninety (90) days from the event, whichever is earlier, to exercise his rights to terminate for Constructive Termination or such right shall be deemed waived as to such event, but not as to any future event.

  (c) "Disability" shall mean that the Executive, at the time notice is given, has been unable to perform Executive's duties under this Agreement for a period of not less than ninety (90) days consecutively as the result of Executive's incapacity due to physical or mental illness. In the event that the Executive resumes the performance of substantially all of Executive's duties hereunder within 90 days of the commencement of leave before the termination of employment under Section 6(b)(iii) becomes effective, the notice of termination shall automatically be deemed to have been revoked. This paragraph will be enforced in compliance with the Americans with Disabilities Act.

  4. Executive Benefits.

  (a) General. During the term of Executive's employment under this Agreement, the Executive shall be entitled to participate in the Company Management Incentive Plan up to [30%] of Base Compensation. Awards under such Plan will
range from    % to    % based upon Executive's performance. In addition, at
the time of Executive's first bonus payment following the increase in Base Compensation pursuant to Section 2, Executive will be eligible to receive an additional bonus equal to the difference between Target Base Compensation and Base Compensation during the period from the inception of this Agreement through the Effective Date of the increase in Base Compensation. Performance goals will be established within 3 months of the date hereof and annually thereafter consistent with Company's and Informed Access's business strategy. Executive also shall be entitled to participate in pension plans, savings or profit-sharing plans, deferred compensation plans, supplemental retirement or excess-benefit plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid time off
(which will accrue for the Executive at a rate of     hours a pay period
beginning on the effective date of this Agreement, or not less than 20 days a year) and similar plans or programs made available to executives of the Company, subject in each case to the generally applicable terms and conditions of the plan or program and the decision of the Board of Directors or administrators of such plan.

  (b) Employment Credit. Executive will be fully credited for his years of employment by Informed Access as though he had been employed by the Company for all such time for purposes of determining his eligibility for and the extent of benefits available from the Company.

  (c) Stock Awards. The Executive has been granted stock options (the
"Options") to purchase        shares of Common Stock of the Company, effective
as of the Effective Date pursuant to Stock Option Agreements in the form of EXHIBIT A, which shall be incentive stock options to the maximum extent permitted by the Internal Revenue Code and subject to approval of the Incentive Plan Amendment as defined in the Merger Agreement. The Options shall be exercisable cumulatively to the extent of one-fifth of the total number of shares subject to the Options one year from the Effective Date set forth above and an additional one-fifth of the total shares subject to the Options at the end of each one-year period thereafter. Executive will be eligible to receive additional grants in the sole discretion of the Company's Board of Directors on the same basis as Company's other executives.

  Notwithstanding the foregoing, in the event of (i) a reorganization or merger of the Company with or into any other corporation which will result in the Company's stockholders immediately prior to such transaction not

                                     A-C-2
holding, as a result of such transaction, at least 50% of the voting power of the surviving or continuing entity; (ii) a sale of all or substantially all of the assets of the corporation which will result in the Company's stockholders immediately prior to such sale not holding, as a result of such sale, at least 50% of the voting power of the purchasing entity; (iii) a transaction or series of related transactions which result in more than 50% of the voting power of the Company being controlled by a single holder; or (iv) a change in the majority of the Company's Board of Directors not approved by at least two-thirds of Company's directors in office prior to such change (any of the foregoing, a "Change of Control"), the Options shall be come fully exercisable.

  5. Business Expenses and Travel. During the term of Executive's employment under this Agreement, Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

  6. Term of Employment.

  (a) Basic Rule. The Company agrees to continue Executive's employment, and Executive agrees to remain in the employ of the Company, during the term of this Agreement pursuant to the provisions of this Agreement.

  (b) Termination by the Company. The Company may terminate Executive's employment, with Thirty (30) days advance notice in writing, only for Cause or as a result of Death or Disability.

    (i) Termination Without Cause. If the Company terminates Executive's employment during the term of this Agreement for any reason whatsoever, including a Constructive Termination, and other than voluntary termination of employment or Termination for Cause, the provisions of Section 7(a) shall apply.

    (ii) Termination for Cause. If the Company terminates Executive's employment for Cause during the term of this Agreement, the provisions of
  Section 7(b) shall apply.

    (iii) Termination on Death or Disability. If the Company terminates Executive's employment as a result of Executive's Death or Disability, the provisions of Section 7(c) shall apply.

  (c) Voluntary Termination by the Executive. The Executive may terminate Executive's employment voluntarily by giving the Company thirty (30) days advance notice in writing, at which time the provisions of Section 7(b) shall apply. However, if the Executive terminates Executive's employment pursuant to this Section 6(c) as a result of the occurrence of any of the events set forth in the definition of a Constructive Termination, the provisions of Section 7(a) shall apply, provided the Executive has provided written notice to the Company reasonably specifying the reasons why one of such events in the definition of a Constructive Termination has occurred and the Company has not cured such event within twenty (20) days after receipt of such notice.

  (d) Waiver of Notice. Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement in this
Section 6.

  7. Payments Upon Termination of Employment.

  (a) Payments Upon Termination Pursuant to Section 6(b)(i) and Constructive Termination. If, during the term of this Agreement, the Executive's employment is terminated by the Company pursuant to Section 6(b)(i) or voluntarily by the Executive under Section 6(c) as a result of a Constructive Termination, the Executive shall be entitled to receive the following:

    (i) Severance Payment. The Company shall continue to pay to the Executive his Base Compensation for the greater of (x) the remainder of the Initial Term or Renewal Term, as the case may be, or (y) [twelve (12) months] following the Termination Date (the "Severance Period"); provided, however, that if the termination occurs following a Change of Control, the Severance Period shall be twenty-four (24) months. Such Base Compensation amount shall be determined with reference to the Base Compensation in effect

                                     A-C-3
  for the month in which the date of employment termination occurs; provided, that if the termination occurs prior to the effectiveness of the increase in Base Compensation contemplated by Section 2, Target Base Compensation shall be used to calculate the Severance Payment. Payment of the Severance Payment shall be terminated if Executive materially breaches the terms of the Non-Competition Agreement attached as EXHIBIT B hereto (the "Non-Competition Agreement"), and fails to cure such breach within 30 days of the Company's notice.

    (ii) Stock Options. All stock options will become immediately vested and remain exercisable for the remainder of the applicable option term. Executive acknowledges that incentive stock option treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), will not be available unless such options are exercised within the time prescribed in the Code.

    (iii) Method of Payment. The Severance Payment shall be made in bi-weekly payments during the Severance Period; provided, that if the termination occurs following a Change of Control the severance payment shall be paid in a lump sum within three (3) days after such termination.

    (iv) Health and Welfare Benefits. The Company shall continue to provide health and welfare benefits for the duration of the Severance Period. Such benefits will be discontinued to the extent that Executive receives similar benefits in connection with new employment. Executive will also be entitled to such payments and benefits as may be provided under applicable benefit plans and programs of the Company.

    (v) Payment in Lieu of Contract Damages. The Severance Payment shall be in lieu of any further payments to the Executive and any further accrual of benefits with respect to periods subsequent to the date of the employment termination.

    (vi) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Section 7(a) (whether by seeking new employment or in any other manner).

  (b) Termination By Company for Cause or Voluntary Termination. If the Executive's employment is terminated pursuant to Section 6(b)(ii) or voluntarily (other than a Constructive Termination) pursuant to Section 6(c), no compensation or payments will be paid or provided to Executive for the periods following the date when such a termination of employment is effective. Notwithstanding the preceding sentence, Executive's rights under the benefit plans and option agreements of the Company shall be determined under the provisions of those plans and agreements, provided Executive shall have three
(3) months from the date of termination of employment in which to exercise any non-qualified stock option and three (3) months from the date of termination of employment to exercise any incentive stock option in each case to the extent such options are exercisable as of the date of termination.

  (c) Termination on Death or Disability. If Executive's employment is terminated because of Executive's death or Disability (as defined in Section 3(c) herein), then no payments shall be owed under this Agreement and Executive shall receive severance and disability payments as provided in the Company's standard benefit plans. Executive's stock options shall be exercisable as provided in such agreements.

  8. Proprietary Information. The Executive agrees to comply fully with the Company's policies relating to non-disclosure of the Company's trade secrets and proprietary information and processes, as set out in the Confidentiality Agreement set out as EXHIBIT C hereto (the "Confidentiality Agreement").

  9. Successors.

  (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume this Agreement and agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by this Agreement or by operation of law.

                                     A-C-4

  (b) Executive's Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

  10. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five days after being mailed by first class mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.

  11. Termination of Agreement. This Agreement shall be for an initial term of [twenty-four (24)] months following the Effective Date (the "Initial Term"), and will automatically renew for successive twelve (12) month terms (each a "Renewal Term") unless Company or Executive gives written notice of termination to the other at least three (3) months before the expiration of the Initial Term or Renewal Term, as the case may be.

  12. Miscellaneous Provisions.

  (a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and an officer or a director of the Company authorized by the Board of Directors. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

  (b) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes and replaces any and all previous agreements between the Executive and Informed Access regarding compensation or terms of employment. The Executive hereby represents that Informed Access has satisfied in full any compensation or other employment obligations due Executive under any written or oral employment agreements by and between the Executive and Informed Access. This Agreement shall supersede the provisions regarding acceleration of vesting provided in any stock option agreements.

  (c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

  (d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

  (e) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Sacramento County, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

  (f) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (f) shall be void.

  (g) Limitation of Remedies. If the Executive's employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

  (h) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.


                                     A-C-5

  (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

  (j) Representation by Counsel. Executive represents that Executive has had the opportunity to seek independent legal counsel in connection with entering into the Agreement.

  (k) Attorney's fees. In any action or arbitration brought under this Agreement, the prevailing party shall be entitled to his attorneys' fees and costs.

  IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

                                          ACCESS HEALTH, INC.

_____________________________________     By: _________________________________
[EXECUTIVE]
                                          Print Name: _________________________

                                          Title: ______________________________

                                     A-C-6

                                   EXHIBIT D

                           NONCOMPETITION AGREEMENT

  THIS NONCOMPETITION AGREEMENT (the "Agreement") is made as of September   ,
1996 by and among Access Health, Inc., a Delaware corporation ("Parent"), Informed Access Systems, Inc., a Delaware Corporation (the "Company") and
                     ("Promisor").

                                   RECITALS

  WHEREAS, Parent has made and entered into an Agreement and Plan of Reorganization dated September 3, 1996 (the "Acquisition") between Parent, Access Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (the "Merger Sub"), and the Company whereby Parent is to acquire the Company through the statutory merger of Merger Sub with and into the Company.

  WHEREAS, Promisor is an officer, director and significant stockholder of the Company and will receive Common Stock of Parent as a result of the Acquisition; and

  WHEREAS, part of the consideration for the Acquisition is that Promisor be bound by the terms of this Agreement and the execution and delivery of this Agreement is a condition to the closing of the Acquisition.

                                   AGREEMENT

  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

  1. Covenant Not to Compete or Solicit.

  a. Noncompetition. Promisor acknowledges that, as a result of the Acquisition Agreement, he will sell his entire equity interest in the Company and the associated goodwill thereof to Parent. Promisor agrees that after consummation of the Acquisition Agreement, the Company and Parent would be irreparably injured if Promisor were to enter into any business activity in competition with the Restricted Business in a Restricted Territory (as hereinafter defined). Accordingly, in order to induce Parent to consummate the Acquisition Agreement, Promisor agrees that during the Effective Period (as hereinafter defined), he will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in, a Restricted Business in a Restricted Territory (as defined herein) whether such engagement or ownership interest shall be for profit or not. The parties agree that ownership by Promisor of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not constitute a violation of this provision.

  b. No Solicitation. During the Effective Period, Promisor shall not:

    i. solicit, encourage or take any other action which is intended to induce any employee of Parent or the Company to terminate his employment with Parent or the Company; or

    ii. interfere in any manner with the contractual or employment relationship between Parent or the Company and their respective employees.

  c. Worldwide Market. The parties acknowledge that the market for the products of the Business is worldwide and accordingly, in order to secure to Parent the benefits of the Acquisition, the parties agree that the provisions of this Section 1 shall apply in the Restricted Territory.


                                     A-D-1

  d. Severability. The parties intend that the covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city, state and foreign country of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms of the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in said paragraphs, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event, but only in the event, that this noncompetition agreement is deemed by a court of competent jurisdiction to be unenforceable by injunction or otherwise in any respect, the court is hereby expressly authorized and requested to partially enforce the terms hereof by injunction and otherwise to the maximum extent reasonable.

  2. Certain Definitions. For purposes of this Agreement, the following terms have the meanings set forth below.

  a. "Effective Date" shall mean the closing date of the Acquisition.

  b. "Effective Period" shall commence on the closing date of the Acquisition and shall continue for two (2) years.

  c. "Restricted Business" shall mean the business of the development, marketing and distribution of health information products and services which are the same as, similar to or competitive with any such products and services and any other business which the Company is engaged in or has under development at the Effective Date of this Agreement.

  d. "Restricted Territory" shall mean each of the counties, cities and states of the United States and each of the foreign countries worldwide.

  3. Injunctive Relief. Each of the parties acknowledges that (i) the covenants and the restrictions contained in this Agreement are necessary, fundamental, and required for the protection of Parent and the Company and to preserve for Parent the benefits of the Acquisition; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (iii) a breach of any of such covenants or any other provision of this Agreement will result in irreparable harm and damages to Parent and the Company which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, Parent and the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

  4. Successors and Assigns. This Agreement and the respective rights and obligations of the parties hereunder shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their successors, heirs, assigns, and legal and personal representatives.

  5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  a. if to Parent or the Company, to:
   Access Health, Inc.
   11020 White Rock Road
   Rancho Cordova, California 95670
   Attention: Thomas E. Gardner
   Facsimile No.: (916) 852-3890


                                     A-D-2
   with a copy to:

   Wilson, Sonsini, Goodrich & Rosati, P.C.
   650 Page Mill Road
   Palo Alto, California 94304
   Attention: Barry E. Taylor Esq.
   Facsimile No.: (415) 493-6811

  b. if to Promisor, to:

   _________________________
   _________________________
   _________________________

   with a copy to:

   _________________________
   _________________________
   _________________________

  6. Governing Law. This Agreement shall be interpreted, construed, and enforced in accordance with the internal laws, and not the law of conflicts, of the State of California applicable to agreements made and to be performed in such state. The parties hereto agree that all actions and proceedings relating directly or indirectly hereto shall be litigated in any state court or federal court located in Denver, Colorado and the parties hereto hereby expressly consent to the exclusive jurisdiction and venue of any such court and consent to the service of process of any such court in any such action or proceeding by certified or registered mailing of the summons and complaint therein directed to the parties at their respective addresses set forth herein. Promisor agrees that a judgment in such courts shall be enforceable in any other jurisdiction where Promisor may reside or be located.

  7. Attorneys' Fees and Costs. In the event of any action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party or parties to such litigation shall pay to the successful party or parties all costs and expenses, including reasonable attorneys' fees, incurred therein by such successful party or parties, and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses, and attorneys' fees may be included in and as part of such judgment. The successful party shall be party who is entitled to recover his costs of suit, whether or not the suit proceeds to final judgment. If no costs are awarded, the successful party shall be determined by the court.

  8. Amendment and Waiver. This Agreement may be amended only by the written agreement of all the parties hereto. The failure of any party at any time or times to require the performance of any provision hereof shall in no manner waive the right at a later time to enforce the same. No waiver by either party of any condition, or of any breach of any term, covenant representation, or warranty contained in this Agreement in any one or more instances, shall be deemed to be or construed as, a further or continuing waiver of any such condition or breach, or a waiver of any other condition, or other breach of any other term, covenant, representation or warranty.

  9. Counterparts. This Agreement may be executed in one or more counterparts by the parties hereto. All counterparts shall be construed together and shall constitute one covenant.

  10. Entire Agreement. This Agreement and any other documents delivered pursuant hereto constitute the full and entire understanding and Agreement of the parties and supersedes all previous communications, representations, understandings and agreements, whether written or oral, between the parties with regard to the subject hereof and thereof.


                                     A-D-3

  IN WITNESS WHEREOF, Parent, the Company and Promisor have caused this Agreement to be duly signed as of the date first written above.

                                          ACCESS HEALTH, INC.

                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                                          INFORMED ACCESS SYSTEMS, INC.

                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                                          PROMISOR

                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________


                                     A-D-4

                                   EXHIBIT E


                               ----------------

                              ACCESS HEALTH, INC.

                         REGISTRATION RIGHTS AGREEMENT

                                NOVEMBER  , 1996

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                           -----
 SECTION 1--REGISTRATION RIGHTS..........................................  A-E-1
    1.1  Definitions....................................................   A-E-1
    1.2  Restrictive Legend.............................................   A-E-2
    1.3  Requested Registration.........................................   A-E-2
    1.4  Piggyback Registration.........................................   A-E-3
    1.5  Expenses of Registration.......................................   A-E-4
    1.6  Obligations of the Company.....................................   A-E-4
    1.7  Furnish Information............................................   A-E-5
    1.8  Delay of Registration..........................................   A-E-5
    1.9  Indemnification................................................   A-E-5
    1.10 "Market Stand-Off" Agreement...................................   A-E-7
    1.11 Transfer of Registration Rights................................   A-E-8
    1.12 Termination of Rights..........................................   A-E-8
    1.13 Rule 144 Reporting.............................................   A-E-8
 SECTION 2--MISCELLANEOUS................................................  A-E-8
    2.1  Waivers and Amendments.........................................   A-E-8
    2.2  Governing Law..................................................   A-E-8
    2.3  Successors and Assigns.........................................   A-E-8
    2.4  Entire Agreement...............................................   A-E-9
    2.5  Notices........................................................   A-E-9
    2.6  Severability...................................................   A-E-9
    2.7  Titles and Subtitles...........................................   A-E-9
    2.8  Counterparts...................................................   A-E-9

                                     A-E-1

                              ACCESS HEALTH, INC.

                         REGISTRATION RIGHTS AGREEMENT

  THIS REGISTRATION RIGHTS AGREEMENT is entered into as of November   , 1996,
by and among ACCESS HEALTH, INC., a Delaware corporation (the "Company"), and the persons named in Schedule A hereto (the "Stockholders").

                                   RECITALS

  WHEREAS, the Stockholders acquired shares of Common Stock of the Company pursuant to an Agreement and Plan of Reorganization by and among the Company, Access Acquisition Corp. ("Sub") and Informed Access, Inc. ("Informed Access") dated September 3, 1996 (the "Merger Agreement") in connection with the merger of Sub with and into Informed Access. Pursuant to Section 5.22 of the Merger Agreement, the Company agreed to provide the Stockholders certain registration rights as provided herein.

WHEREAS, as an inducement for Informed Access to enter into the Merger Agreement, the Company desires to grant the registration rights to the Stockholders as contained herein;

NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter set forth, the Company and the Stockholders agree as follows:

                                   SECTION 1

                              REGISTRATION RIGHTS

  1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

  (a) "SEC" shall mean the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act.

  (b) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar Federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

  (c) "Expiration Date" shall mean the date the Company has published (in accordance with applicable pooling of interest accounting rules) the combined financial results of the Company and Informed Access for a period of at least thirty (30) days of combined operations of the Company and Informed Access.

  (d) "Holder" shall mean any holder of outstanding Registrable Securities which have not been sold to the public or anyone who holds outstanding Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 1.13 hereof.

  (e) "Register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement, and compliance with applicable state securities laws of such states in which Holders notify the Company of their intention to offer Registrable Securities.

  (f) "Registrable Securities" shall mean all of the following to the extent the same have not been sold to the public (i) any and all shares of Common Stock of the Company issued pursuant to the Merger Agreement and held by a Holder, (ii) stock issued in respect of stock referred to in (i) above in any reorganization, or (iii) stock issued in respect of the stock referred to in
(i) and (ii) as a result of a stock split, stock dividend, recapitalization or combination.

                                     A-E-2

  (g) "Registration Expenses" shall mean all expenses incurred in connection with a registration hereunder, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and accountants for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

  (h) "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar Federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

  (i) "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel for the Holders.

  1.2 Restrictive Legend.

  (a) Each certificate representing Registrable Securities held by any affiliate listed on Schedule 5.12 of the Merger Agreement shall be stamped or otherwise imprinted with a legend as provided in the Affiliate Agreement as defined in the Merger Agreement.

  (b) The Company agrees to remove promptly stop transfer instructions and the legend provided in Section 1.2(a) above when (i) such proposed sale, transfer or other distribution is permitted pursuant to Rule 145(d) under the Securities Act; (ii) counsel representing Holder, which counsel is reasonably satisfactory to the Company, shall have advised the Company in a written opinion letter satisfactory to the Company and Company's legal counsel, and upon which the Company and its legal counsel may rely, that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition; (iii) a registration statement under the Securities Act covering the Registrable Securities proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other dispositions, and containing a current prospectus, shall have been filed with the SEC and made effective under the Securities Act; (iv) an authorized representative of the SEC shall have rendered written advice to Holder (sought by Holder or counsel to Holder, with a copy thereof and all other related communications delivered to the Company) to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take any action, with respect to the proposed disposition if consummated; or (v) when the Holder of Registrable Securities is no longer subject to the restrictions in Rule 145 under Rule 145(d)(2) or
(3).

  (c) Each Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Registrable Securities in order to implement the restrictions on transfer established in this Agreement.

  1.3 Requested Registration.

  (a) At any time after the Expiration Date, in case the Company shall receive a written request from a Holder or Holders that the Company effect any registration with respect to Registrable Securities if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $10,000,000, the Company shall:

    (i) promptly give written notice of the proposed registration to all other Holders; and

    (ii) as soon as practicable use its best efforts to register (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under applicable blue sky or other state Securities Laws, and appropriate compliance with federal government requirements) the sale and distribution of the Registrable Securities as specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders as are specified in a written request given within ten (10) days after receipt of such written notice from the Company; provided that the Company shall not be obligated to file a registration statement pursuant to this section:

                                     A-E-3

      (A) within one hundred twenty (120) days after the effectiveness of the registration statement relating to a registration effected pursuant to this Section 1.3(a) or Section 1.4(a);

      (B) in any particular state in which the Company would be required to execute a general consent to service of process in effecting such registration;

      (C) in any registration having an aggregate sales price
    (before deduction of underwriting discounts and commissions) of less than $10,000,000; or

      (D) after the Company has effected three such registrations pursuant to this Section 1.3(a) and such registrations have been declared or ordered effective; provided, however, that any registration request which is subsequently withdrawn shall not be deemed to be a registration under this subsection (D) if the Holders requesting such registration shall have reimbursed the Company for all Registration Expenses related to such withdrawn registration.

  Subject to the foregoing clauses (A) through (D), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as is practicable after receipt of the request or requests of the Holders; provided, however, that (i) if the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be detrimental to the Company and its stockholders for such registration statement to be filed within such period, then the Company may defer the filing of such registration statement for a period of not more than sixty (60) days, provided that the Company may not exercise such sixty (60) day hold off more than once during any one hundred and twenty (120) day period, or (ii) if at the time of such request the Company determines it desires to register shares for the account of the Company, then the Company can so notify the Holders who shall then have rights to participate in such registration statement as provided in
Section 1.4.

  (b) The Holders agree to distribute the Registrable Securities covered by their request by means of an underwriting, using an underwriter or underwriters selected by the Holders and reasonably acceptable to the Company. The right of any Holder to registration pursuant to Section 1.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. The Company shall (together with all Holders distributing their Registrable Securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.3, if the managing underwriter advises the participating Holders in writing that marketing factors so as to not materially adversely impact the market price of the Company's Common Stock require a limitation of the number of shares to be underwritten (an "Underwriter's Cutback"), the Company shall so advise all participating Holders, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all participating Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders. If any Holder disapproves of the terms of the underwriting, he may elect to withdraw therefrom by written notice to the Company and the managing underwriter. If, by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the limit imposed by the underwriters) the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used in determining the limitation as set forth above. Any Registrable Securities which are excluded from the underwriting by reason of the underwriter's marketing limitation or withdrawn from such underwriting shall be withdrawn from such registration and shall remain subject to the lockup agreement in Section 1.10.

  1.4 Piggyback Registration.

  (a) If at any time or from time to time, the Company shall determine to register any of its securities, for its own account or the account of any of its stockholders, other than a registration relating solely to employee benefit plans, a registration statement related to the offering of convertible debt securities of the Company, a registration

                                     A-E-4
relating solely to a Securities Act Rule 145 transaction, or a registration on any form (other than Form S-1, S-2 or S-3, or their successor forms) which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will:

    (i) give to each Holder written notice thereof as soon as practicable prior to filing the registration statement; and

    (ii) include in such registration and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within ten (10) days after receipt of such written notice from the Company, by any Holder or Holders, except as set forth in Subsection (b) below.

  (b) If the registration is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Subsection 1.4(a)(i). In such event the right of any Holder to registration pursuant to Section 1.4 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this
Section 1.4, if the managing underwriter determines that marketing factors so as to not materially adversely impact the market price of the Company's Common Stock require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of Registrable Securities to be included in the registration and underwriting on behalf of the Holders on a pro rata basis to not less than thirty-five percent (35%) of total number of shares to be included in the registration. In such event, the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among the Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by each of the Holders seeking to register shares under this Section 1.4. If any Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the managing underwriter. If, by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the limit imposed by the underwriters) the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used in determining the limitation as set forth above. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration and shall remain subject to the lockup agreement in Section 1.10.

  1.5 Expenses of Registration. All Registration Expenses and Selling Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 1.3 shall be borne by the Holders of the securities so registered pro rata on the basis of the number of their shares so registered, and such Holders shall be obligated prior to any such registration to pay to the Company by check or wire transfer $100,000 as an advance of such Registration Expenses and to pay the remainder of such expenses at closing of the public offering. The Company shall return to the Holders any amount of such advance which is not necessary to reimburse the Company for the Registration Expenses. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 1.4 shall be borne by the Company and all Selling Expenses shall be borne by the Holders of the securities so registered pro rata on the basis of the number of their shares so registered.

  1.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and keep such registration statement effective until the distribution is completed, but not longer than ninety (90) days after the effective date thereof (excluding any days in which the Company requires the Holders to cease sales of shares as provided below); provided, however, that the Company may by written notice require that the Holders immediately cease sales of

                                     A-E-5
shares (for a period not to exceed sixty (60) days) pursuant to such Registration Statement at any time that (i) the Company becomes engaged in business activity or negotiation which is not disclosed in the Registration Statement (or the prospectus included therein) which the Company reasonably believes must be disclosed therein under applicable law and which the Company desires to keep confidential for business purposes, (ii) the Company determines that a particular disclosure so determined to be required to be disclosed therein would be premature or would adversely affect the Company or its business or prospects, or (iii) the registration statement can no longer be used under the existing rules and regulations promulgated under the Securities Act. The Company shall not be required to disclose to the Holders which of the reasons specified in clauses (i), (ii) or (iii) above are the basis for requiring a suspension of sales hereunder.

  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

  (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

  (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

  (e) Enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

  (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

  (g) Furnish, at the request of any Holder registering Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering addressed to the underwriters, and (ii) a "comfort" letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

  1.7 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 1.3 or 1.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of Registrable Securities.

  1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

  1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 1.3. or 1.4:

                                     A-E-6

  (a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"):

    (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

    (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which made, not misleading, or

    (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

  (b) By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter (as defined in the Securities Act) and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such underwriter or other Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such underwriter or other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this subsection 1.9(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.


                                     A-E-7

  (c) Notice. Promptly after receipt by an indemnified party under Section 1.9 of notice of the commencement of any action (including, without limitation, any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding, and provided further, that the indemnifying party shall not be required to pay for more than one separate counsel for all indemnified parties. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under Section 1.9.

  (d) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to Section 1.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that Section 1.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under Section 1.9; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or parties on the one hand or the indemnified party on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the net proceeds received by such holder from all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

  (e) Survival. The obligations of the Company and Holders under Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement.

  1.10 "Market Stand-Off" Agreement. Each Holder who gives notice to the Company of such Holder's desire to participate in any registration under
Section 1.3 or 1.4 hereof hereby agrees that it shall not, to the extent requested by the Company or the managing underwriter, sell or otherwise transfer or dispose of any Registrable Securities or other shares of stock of the Company then owned by such Holder (other than to donees, affiliates or partners of the Holder who agree to be similarly bound) for the period from the filing of the registration statement until up to ninety (90) days following the date of the final prospectus in connection with the registration statement.

                                     A-E-8

  In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 1.10 and to impose stop transfer instructions with respect to the Registrable Securities of such Holders until the end of such period. The provisions of this Section 1.10 shall be binding upon any transferee of any Registrable Securities.

  1.11 Transfer of Registration Rights. The rights to cause the Company to register securities granted Holders under Sections 1.3 and 1.4 may be assigned to any constituent partner of a Holder, where such Holder is a partnership, or to any parent or subsidiary corporation or any officer, director or principal stockholder thereof, where such Holder is a corporation, provided that (i) such transfer may otherwise be effected in accordance with the applicable securities laws, and (ii) the Company is given written notice of such assignment prior to such assignment.

  1.12 Termination of Rights. The rights granted pursuant to this Agreement
(a) shall terminate as to any Holder when the aggregate number of Registrable Securities which such Holder holds (together with other Holders whose sales may be aggregated) could all be sold in a public sale in compliance with Rule 144 under the Securities Act using the 1% volume limitation contained in Rule 144(e)(1)(i), and (b) shall not be exercisable by any Holder if at the time of the request for or notice of registration under Section 1.3 and 1.4 such Holder could sell (together with other Holders whose sales may be aggregated) in a three (3) month period all Registrable Securities then held by such Holder in compliance with Rule 144 using the Company's average weekly trading volume calculation at such time.

  1.13 Rule 144 Reporting. With a view to make available the benefits of Rule 144 the Company agrees to:

  (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

  (b) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

  (c) furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and provide a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of Rule 144.

                                   SECTION 2

                                 MISCELLANEOUS

  2.1 Waivers and Amendments. The rights and obligations of the Company and the rights and obligations of a Holder under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended, only with the written consent of such Holder.

  2.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as such laws are applied to contracts made and to be fully performed entirely within that state between residents of that state. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of the California State courts of Sacramento County, California, (or, if there is exclusive federal jurisdiction, the United States District Court for the Northern District of California) and the parties consent to the personal and exclusive jurisdiction and venue of these courts.

  2.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

                                     A-E-9

  2.4 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

  2.5 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first class, postage prepaid, addressed (a) if to a Holder, at such Holder's address set forth in Schedule A hereto, or at such other address as such Holder shall have furnished to the Company in writing, or (b) if to the Company, at its principal executive offices (Attention: Chief Financial Officer) or at such other address as the Company shall have furnished to the Holders in writing. Notices shall be effective upon mailing.

  2.6 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

  2.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

  2.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

  The foregoing Registration Rights Agreement is hereby executed as of the date first above written.

                               "COMPANY"

                               ACCESS HEALTH, INC.
                               a Delaware corporation

                               By:
                                  ----------------------------
                               Thomas E. Gardner
                               President and Chief Executive
                               Officer

                               STOCKHOLDER

                               -------------------------------
                               (Print Name)

                               -------------------------------
                               (Signature of Holder or
                                 Authorized Signatory)

                               -------------------------------
                               (Print Name and Title of
                               Authorized Signatory if
                                 Applicable)

                                    A-E-10

                         REGISTRATION RIGHTS AGREEMENT

                                   SCHEDULE A

[Identify each Informed Access Stockholder who will receive Registration
Rights]

                                     A-E-11

                                   EXHIBIT F

  INTERIM LINE OF CREDIT FROM ACCESS HEALTH, INC. TO INFORMED ACCESS SYSTEMS,
                                      INC.

                           SUMMARY OF PROPOSED TERMS

 AMOUNT:                $2 million
 FORM:                  Line of Credit (the "Line of Credit") to be drawn upon
                        at the discretion of Informed Access Systems, Inc.
                        ("Informed Access") until: (1) the closing of the
                        Merger, (2) a termination of the Merger Agreement by
                        Informed Access or (3) 60 days following the
                        termination of the Merger Agreement by Access Health,
                        Inc. ("Access Health"). Thereafter, advances to
                        Informed Access will be at the discretion of Access
                        Health.
 TERM:                  The earlier of (1) 12 months from the closing date for
                        the Line of Credit and (2) six months after the
                        termination of the Merger Agreement.
                        In the event a termination fee is payable by Access
                        Health to Informed Access, a portion of the proceeds
                        will be used to retire in full any outstanding balances
                        under the Line of Credit and the Line of Credit will be
                        terminated.
 INTEREST RATE:         Prime +1.50%. Rate will increase to 20% beginning in
                        the month following termination of the Merger
                        Agreements by Informed Access.
 INTEREST PAYMENT:      Monthly
 PRINCIPAL REPAYMENT:   Upon maturity
 COLLATERAL:            First security interest in all tangible assets,
                        excluding equipment covered under capital lease
                        agreements.
 TIME OF CLOSING:       By     , 1996
 CONDITIONS OF CLOSING: 1. Execution of the definitive Merger Agreement and the
                        Merger Agreement shall not have been terminated.
                        2. Preparation of definitive documentation

                                     A-F-1

                                   EXHIBIT G

           FORM OF OPINION OF WILSON SONSINI GOODRICH & ROSATI, P.C.

                                       , 1996

Informed Access Systems, Inc.
310 Interlocken Parkway
Broomfield, Colorado 80021

Ladies and Gentlemen:

  We have acted as counsel to Access Health, Inc., a Delaware corporation ("Parent"), in connection with the merger (the "Merger") of Access Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Parent, with and into Informed Access Systems, Inc., a Delaware corporation (the "Company"), pursuant to the Agreement and Plan of Reorganization among Parent, Merger Sub and the Company dated as of September 3, 1996 (the "Merger Agreement"). This opinion is furnished to you pursuant to Section 6.2(d) of the Merger Agreement. Unless otherwise defined herein, the capitalized terms used in this opinion have the meaning given to them in the Merger Agreement.

  We have acted as counsel for Parent and Merger Sub in connection with the negotiation of the Merger Agreement and the effectuation of the Merger. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purposes of rendering this opinion. In addition, we have examined originals or copies of documents, corporate records and other writings which we consider relevant for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures on original documents, the conformity to original documents of all copies submitted to us and the due execution and delivery of all documents by any party other than Parent and Merger Sub where due execution and delivery are a prerequisite to the effectiveness thereof.

  As used in this opinion, the expression "to our knowledge" or "known to us" with reference to matters of fact means that, after an examination of documents made available to us by Parent and Merger Sub, and after inquiries of officers of Parent and Merger Sub, but without any further independent factual investigation, we find no reason to believe that the opinions expressed herein are factually incorrect. Further, the expression "to our knowledge" with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for Parent and Merger Sub solely in co nnection with the Merger Agreement and the transactions contemplated thereby. Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of Parent and Merger Sub or the rendering of the opinion set forth below.

  For purposes of this opinion, we are assuming that you have all requisite power and authority, and have taken any and all necessary corporate action, to execute and deliver the Merger Agreement and we assume that the representations and warranties made by you in the Merger Agreement and pursuant thereto are true and correct.

  The opinions hereinafter expressed are subject to the following qualifications:

  A. We express no opinion as to the effect of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity);

                                     A-G-1

  B. We express no opinion as to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar federal or state laws affecting the rights of creditors generally;

  C. We express no opinion as to compliance or non-compliance with the anti-fraud provisions of state and federal laws, rules and regulations concerning the issuance of securities.

  D. We express no opinion as to the enforceability of any of the agreements attached as exhibits to the Merger Agreement;

  E. We are members of the Bar of the State of California and we are not expressing any opinion as to any matter relating to laws of any jurisdiction other than the laws of the United States of America and the laws of the States of California and Delaware.

  Based upon and subject to the foregoing, and as except as set forth in the Merger Agreement, we are of the opinion that:

  1. Parent and Merger Sub have all requisite corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby. The vote required of Parent's stockholders under the rules of the Nasdaq National Market to duly approve the Merger and the Merger Agreement is that number of shares as would constitute a majority of the total votes cast on the proposal to approve the Merger in person or by proxy at a special meeting of Parent's stockholders duly held under Delaware law. The execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. The Board of Directors and Stockholders of each of Parent and Merger Sub have approved the Merger and the Merger Agreement. The Merger Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except as enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time effect or (ii) the exercise by courts of equity powers).

  2. The issuance of the shares (the "Shares") of Parent Common Stock to be issued and delivered to the stockholders of Parent in exchange for shares of Company Common Stock, will, when issued in accordance with the terms of the Merger Agreement, be validly issued, fully paid and nonassessable and free of liens, encumbrances or preemptive or similar rights contained in the Certificate of Incorporation or Bylaws of Parent; provided, however, that the Shares may be subject to restriction on transfer under state and/or federal securities laws. The shares of Parent Common Stock which will be issuable upon exercise of the Company Options to be assumed by Parent in accordance with the Merger Agreement have been duly reserved and authorized for issuance upon exercise of such options and, when issued in accordance with the respective terms of such options, such shares will be duly authorized and validly issued, fully paid and nonassessable. Assuming the Company Options to be assumed by Parent in the Merger were valid and binding obligations of the Company prior to the assumption thereof and assuming the consummation of the Merger will not cancel or invalidate such options in accordance with their respective terms, such options will represent valid and binding obligations of Parent when assumed by Parent in accordance with terms of the Merger Agreement.

  4. To our knowledge, immediately prior to the Effective Time of the Merger, the authorized stock of Parent consisted of 30,000,000 shares of Common Stock, of which 12,576,674 shares were issued and outstanding. To our knowledge, immediately prior to the Effective Time of the Merger, the authorized capital stock of the Merger Sub consisted of 1,000 shares of Common Stock, all of which issued and outstanding and held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, fully paid and nonassessable and were not subject to preemptive rights created by statute or the Certificate of Incorporation or Bylaws of Parent.

                                     A-G-2

  5. The execution and delivery of the Merger Agreement by Parent and the consummation of the transactions contemplated thereby does not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict with: (i) any provision of the Certificate of Incorporation or Bylaws of Parent; or (ii) any mortgage, indenture, lease, contract or other agreement or instrument that is included or incorporated by reference as an exhibit to Parent's registration statement on Form S-4 relating to the Shares.

  6. To our knowledge, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other Government Entity or any third party (so as not to trigger any Conflict), is required by or with respect to Parent in connection with the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby, except for the filing of the Certificate of Merger with the Delaware Secretary of State.

  7. To our knowledge, except for a legal action by the former employer of a newly hired employee of Parent as disclosed to the Company, there is no action, suit or proceeding of any nature pending or threatened against the Parent, its properties or any of its officers or directors, in their respective capacities as such which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or which would have a Material Adverse Effect on Parent.

  This opinion is solely for your benefit and is not to be made available to or relied upon by any other person without our express prior written consent.

                                          Very truly yours,

                                          WILSON, SONSINI, GOODRICH & ROSATI
                                          Professional Corporation

                                     A-G-3

                                   EXHIBIT H

                     FORM OF OPINION OF COOLEY GODWARD LLP

              , 1996

Access Health, Inc.
11020 White Rock Road
Rancho Cordova, CA 95670

Ladies and Gentlemen:

  We have acted as counsel for Informed Access Systems, Inc., a Delaware corporation (the "Company"), in connection with the merger (the "Merger") of Access Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Access Health, Inc., a Delaware corporation ("Parent"), with and into the Company pursuant to the Agreement and Plan of Merger dated as of September 3, 1996 among Parent, Merger Sub and the Company (the "Merger Agreement"). We are rendering this opinion pursuant to Section 6.3(d) of the Merger Agreement. Except as otherwise defined herein, capitalized terms used but not defined herein have the respective meanings given to them in the Merger Agreement.

  In connection with this opinion, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Merger Agreement by the various parties and originals or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. Where we render an opinion "to our knowledge" or concerning an item "known to us" or our opinion otherwise refers to knowledge, it is based solely upon (i) an inquiry of attorneys within this firm who perform legal services for the Company, (ii) receipt of a certificate executed by an officer of the Company covering such matters, and (iii) such other investigation, if any, that we specifically set forth herein.

  In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents (except the due authorization, execution and delivery by the Company of the Merger Agreement), where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed: that all individuals executing and delivering documents had the legal capacity to so execute and deliver; that you have received all documents you were to receive under the Merger Agreement; that the Merger Agreement is an obligation binding upon you; that you have filed any required California franchise or income tax returns and have paid any required California franchise or income taxes; and that there are no extrinsic agreements or understandings among the parties to the Merger Agreement that would modify or interpret the terms of the Merger Agreement or the respective rights or obligations of the parties thereunder.

  Our opinion is expressed only with respect to the federal laws of the United States of America, the laws of the State of California and the Delaware General Corporation Law. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any anti-fraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

  With respect to our opinion in paragraph 2 below, we have examined and relied upon a certificate executed by an officer of the Company to the effect that the consideration for all outstanding shares of capital stock of the Company was received by the Company in accordance with the provisions of the applicable Board of Directors resolutions and any plan or agreement relating to the issuance of such shares, and we have undertaken no independent verification with respect thereto.

                                     A-H-1

  With respect to our opinion in clause (c) of paragraph 6 below with respect to material agreements, we have relied solely upon (i) inquiries of officers of the Company, (ii) a list supplied to us by the Company, a copy of which has been provided to your counsel, of material agreements to which the Company is a party or by which it is bound and which the Company has represented to us constitute all such agreements that are material to the Company, and (iii) an examination of the agreements on the aforementioned list; we have made no further investigation.

  On the basis of the foregoing, in reliance thereon and with the foregoing qualifications, we are of the opinion that:

    1. The Company and the Company's subsidiary are corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and Texas, respectively.

    2. To our knowledge, immediately prior to the Effective Time of the
  Merger: (a) the authorized capital stock of the Company consisted of:
  6,892,165 shares of authorized Common Stock, of which 1,139,125 shares were issued and outstanding; 1,635,000 shares of authorized Series A Preferred Stock, all of which shares were issued and outstanding; 1,431,356 shares of Series B Preferred Stock, of which 1,413,688 shares were issued and outstanding; and 1,716,684 shares of Series C Preferred Stock, of which 1,579,373 shares were issued and outstanding; and (b) all of such issued and outstanding shares had been duly authorized, validly issued, fully paid and non-assessable and were not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

    3. Except as described in the Company Schedules delivered pursuant to the Merger Agreement or as provided for in the Company's Certificate of Incorporation, to our knowledge, immediately prior to the Effective Time of the Merger: (a) there were no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, delivery, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company; and (b) there were no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

    4. Except as set forth on Schedule 2.3 of the Company Schedules delivered pursuant to the Merger Agreement, the Company does not have and has never had any subsidiaries or companies controlled by the Company and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or controlled, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity. The Company owns all of the outstanding capital stock of the subsidiary listed on such Schedule 2.3, free and clear of any claims, liens or encumbrances, and no options, warrants or other rights to acquire shares of capital stock of the subsidiary are outstanding.

    5. The Company has all requisite corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company and its stockholders. The Merger Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms (except as enforcement thereof may be limited by (i) bankruptcy, insolvency, Merger, moratorium and similar laws, both state and Federal, affecting the enforcement of creditors' rights or remedies in general as from time-to-time in effect, or
  (ii) the exercise by courts of equity powers).

    6. The execution and delivery of the Merger Agreement by the Company and the consummation of the transactions contemplated thereby does not conflict with, or result in any violation of, or default under

                                     A-H-2

  (with or without notice or lapse of time, or both), or give rise to a Conflict with: (i) any provision of the Certificate of Incorporation or Bylaws of the Company; or (ii) any mortgage, indenture, lease, contract or other agreement or instrument known to us, the violation of which would have a Material Adverse Effect on the Company.

    7. To our knowledge, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other Governmental Entity or any third party (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby, except for the filing of the Certificate of Merger with the Delaware Secretary of State.

    8. To our knowledge, except as set forth in the Company's Schedules, (i) there is no action, suit or proceeding of any nature pending or threatened against the Company, its properties or any of its officers or directors, in their respective capacities as such; (ii) there is no investigation pending or threatened against the Company, its properties, any of its officers or directors by or before any Governmental Entity; and (iii) no Governmental Entity has since January 1, 1993, challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products or services in the present manner or style thereof.

  This opinion is intended solely for your benefit and is not to be made available to or be relied upon by any other person, firm, or entity without our prior written consent.

Sincerely,

Cooley Goodward LLP

By: _________________________________
  James C.T. Linfield


                                     A-H-3

                                   EXHIBIT I

                     INFORMED ACCESS SYSTEMS, INC. CHARTER

  1. Access Health, Inc. ("Access Health") will be the world's most diversified health care information company, with individual subsidiaries focusing on membership products in personal health management, medical management, media programming, database research and international markets.

  2. Informed Access Systems, Inc. ("IAS") will remain a separate operating entity as a division of Access Health. Joseph P. Tallman will remain as president with the required corporate organization to pursue IAS' charter. The existing management team and structure will remain and be modified as appropriate and mutually agreed to by IAS and Access Health.

  3. IAS will be responsible for all sales, account management, marketing, product development (including related systems and clinical development), and call center operations within the medical management/managed care market. The managed care market includes health plans, publicly traded HMO's, large physician groups, independent practice associations, hospitals and government agencies for Medicaid and Medicare. As such, IAS will retain management of its existing managed care clients, assume management of future clients of the combined company who require or desire medical management/directed care products, services or approaches, and assume management of Access Health's existing managed care clients who require or desire medical management/directed care products, services or approaches.

  4. It is anticipated that many of the products developed by IAS will be useful in the consumer, employer and international markets of the combined company. Accordingly, IAS will be included in the development strategy for pursuing these markets.

  5. It is understood that it is in the best interests of the combined companies and all stockholders to leverage assets and expertise across Access Health and IAS to maximize operating performance and valuation. The management of Access Health and IAS will apply this principle according to their best judgment in executing the charter of IAS.
--------
This charter document is not intended to modify other legal obligations in this definitive Merger Agreement or create any right of enforcement beyond those included in the definitive Merger Agreement and Employment Contracts.

                                     A-I-1

                                    ANNEX B

September 3, 1996

Board of Directors
Access Health, Inc.
11020 White Rock Road
Rancho Cordova, CA 95670

Ladies and Gentlemen:

  We understand that Access Health, Inc., a Delaware corporation ("Buyer"), and Informed Access Systems, Inc., a Delaware corporation ("Seller"), propose to enter into an Agreement and Plan of Reorganization dated September 3, 1996 (the "Merger Agreement"), pursuant to which a wholly-owned subsidiary of Buyer will be merged with and into Seller, which will be the surviving entity and which will become a wholly-owned subsidiary of Buyer (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement and as further described to us by management of Buyer, we understand that each outstanding share of the common stock, $.001 par value per share ("Seller Common Stock"), of Seller and each outstanding share of redeemable convertible preferred stock, $.001 par value per share ("Seller Preferred Stock"), of Seller (the Seller Common Stock and Seller Preferred Stock are referred to herein collectively as the "Seller Capital Stock") will be converted into and exchangeable for a fraction of a share of the common stock, $.001 par value per share ("Buyer Common Stock"), of Buyer equal to a fraction the numerator of which is 5,375,000 and the denominator of which is the total number of shares of Seller Capital Stock outstanding plus the total number of shares of Seller Capital Stock issuable upon the exercise of all outstanding warrants and options to purchase shares of Seller Capital Stock, subject to certain adjustments (the "Consideration"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

  You have asked for our opinion as investment bankers as to whether the Consideration to be paid by Buyer pursuant to the Merger is fair to Buyer from a financial point of view, as of the date hereof.

  In connection with our opinion, we have, among other things: (i) reviewed certain financial and other data with respect to Seller and Buyer, including the consolidated financial statements for recent years and interim periods to June 30, 1996 and certain other relevant financial and operating data relating to Seller and Buyer made available to us from published sources and from the internal records of Seller and Buyer; (ii) reviewed and discussed with representatives of the management of Seller and Buyer certain forward-looking information of a business and financial nature furnished to us by them, including stand-alone and pro forma financial forecasts and other information relating to Seller, Buyer and the combined companies following the Merger, and information relating to certain strategic and operational benefits anticipated by Buyer's management to result from the Merger, (iii) reviewed the Merger Agreement; (iv) reviewed certain publicly available information concerning the trading of, and the trading market for, Buyer Common Stock; (v) compared Seller and Buyer from a financial point of view; (vi) compared Seller and Buyer from a financial point of view with certain other companies in the healthcare information services industry which we deemed to be relevant; (vii) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the healthcare information services industry; (viii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Buyer's counsel; and (ix) performed such other analyses and examinations as we have deemed appropriate.

  In connection with our review, we have relied upon the accuracy and completeness of the foregoing information and have not assumed any obligation independently to verify such information. With respect to the financial forecasts for Seller, Buyer and the pro forma combined companies provided to us by the management of Seller and Buyer, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts (including assumptions regarding cost reductions and other operating synergies) have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective management at the time of preparation as to the future financial performance of Seller, Buyer and the pro forma combined companies and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller's or Buyer's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel to Seller and Buyer as to all legal matters with respect to Seller and Buyer, the Merger and the Merger Agreement. In rendering our opinion, we have expressed no view with respect to, nor have we considered, the tax consequences of the Merger to any person or entity and we have assumed that the Merger will be recorded as a pooling of interests under generally accepted accounting principles. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

  We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Buyer of any of the conditions to its obligations thereunder.

  We have acted as financial advisor to Buyer in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of Buyer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of Buyer and performed various investment banking services for Buyer.

  Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be paid by Buyer pursuant to the Merger is fair to Buyer from a financial point of view, as of the date hereof.

  This opinion is directed to the Board of Directors of Buyer in its consideration of the Merger and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to Buyer and does not address any other aspect of the Merger. This opinion may not be used or referred to by Buyer, or quoted or disclosed to any person in any manner, without our prior written consent. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                     Very truly yours,

                                          /s/ Montgomery Securities
                                     ------------------------------------------
                                          MONTGOMERY SECURITIES

                                    ANNEX C

                       DELAWARE GENERAL CORPORATION LAW
                               APPRAISAL RIGHTS

  262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251, 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of a merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market systems security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or
  (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did no require for its approval the vote of the holders of the surviving corporation as provided in (1) subsections (f) or (g) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) and (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so make to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 79, L. '95, eff. 7-1-95.)

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of the Registrant's directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director's duty of loyalty to the Registrant and its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit, or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase agreement or redemption.

  The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe this conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

  The Merger Agreement provides that commencing with the effectiveness of the Merger, the Registrant will cause Informed Access, to the fullest extent permitted under applicable law, to indemnify, defend and hold harmless each current or former officer or director of Informed Access or person who served at the request of Informed Access as an officer or director of another entity against and from any losses, claims, damages, expenses (including reasonable attorney's fees and costs), liabilities, or judgments, and any amounts that are paid in settlement of any proceeding, that are based on, or that arise out of, the fact that such person is or was an officer or director of Informed Access or is or was serving at the request of Informed Access as an officer or director of another entity. In addition, the Merger Agreement provides that the Registrant will use reasonable efforts to assist in the defense of any matter asserted in any claim, action, suit, proceeding or investigation against such person where such person is entitled to indemnification under applicable law. The Registrant is entitled to participate at its own expense in and assume the defense of any proceeding for which indemnification is sought and the Registrant may settle such proceeding with the consent of such person subject to certain conditions. Notwithstanding the foregoing, the Registrant will not be liable for any settlement effected without its written consent and will not be liable for the fees and expenses of more than one counsel for all persons entitled to indemnity in connection with a proceeding except to the extent two or more such persons have a conflict of interest in the outcome of such proceeding. In addition, the Merger Agreement provides that the Registrant will cause Informed Access to continue in full force provisions in Informed Access' Certificate of Incorporation and Bylaws in effect on the date of the Merger Agreement. The indemnity obligations of the Registrant will survive the consummation of the Merger for a period of six years to the extent a claim for indemnification is made during such period, and in the event the Registrant transfers all or substantial portion of its properties or assets to any other person or entity, such successor or assignee must assume such indemnification obligations of the Registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (a) Exhibits

  2.1  Conformed Agreement and Plan of Reorganization by and among the
       Registrant, Access Acquisition Corp. and Informed Access Systems,
       Inc. (filed herewith as Annex A)
  3.1  Restated Certificate of Incorporation..............................   (A)
  3.2  Amendment to Restated Certificate of Incorporation.................   (F)
  3.3  Form of Amended and Restated Certificate of Incorporation of the
       Registrant, to be effective immediately upon the closing of the
       Merger
  3.4  Amended and Restated Bylaws........................................   (A)
  4.1  Specimen Stock Certificate.........................................   (A)

  5.1  Opinion of Wilson Sonsini Goodrich & Rosati (regarding legality of securities being registered)
  8.1  Form of opinion of Wilson Sonsini Goodrich & Rosati (regarding tax matters)
  8.2  Form of opinion of Cooley Godward LLP (regarding tax matters)
 10.1  Registrant's 1989 Incentive Stock Plan.............................   (I)
 10.1A Form of Registrant's 1989 Incentive Stock Plan, in the form to be effective immediately upon the closing of the Merger
 10.2  Registrant's 1991 Employee Stock Purchase Plan, as amended.........   (G)
 10.3  Registrant's 1995 Director Option Plan.............................   (F)
 10.4  Lease dated April 10, 1991 for Registrant's office equipment at
       11020 White Rock Road, Rancho Cordova, California and 104 Wilmot
       Road, Deerfield, Illinois..........................................   (A)
 10.5  Lease dated June 15, 1992 for Registrant's facilities at 11020
       White Rock Road, Rancho Cordova, California........................   (B)
 10.6  Form of Note and Security Agreement for Registrant's office
       equipment at 11020 White Rock Road, Rancho Cordova, California.....   (B)
 10.7  Lease dated February 19, 1992 for Registrant's office equipment at
       11020 White Rock Road, Rancho Cordova, California and 104 Wilmot
       Road, Deerfield, Illinois..........................................   (B)
 10.8  Sale and Installation Agreement dated November 16, 1990 between
       Registrant and Aspect Telecommunications Corporation...............   (A)
 10.9  Lease dated May 5, 1992 for Registrant's office equipment located at 11020 White Rock Road, Rancho Cordova, California and 104 Wilmot
       Road, Deerfield, Illinois..........................................   (B)
 10.10 Form of Director and Officer Indemnification Agreement.............   (A)
 10.11 Equipment Financing Agreement for Registrant's office and computer equipment at 11020 White Rock Road, Rancho Cordova, California and
       3060 Salt Creek Lane, Arlington Heights, Illinois..................   (C)
 10.12 First Amendment to Lease dated August 6, 1993 for Registrant's
       facility at 11020 White Rock Road, Rancho Cordova, California......   (E)
 10.13 Lease dated August 13, 1993 for Registrant's facility at 3060 Salt
       Creek Lane, Arlington Heights, Illinois............................   (E)
 10.14 Lease dated November 1, 1993 for Registrant's facility at 2510 W.
       Dunlap Drive, Phoenix, Arizona.....................................   (E)

 10.15  Employment Agreement with Jeremy J. Nobel, M.D...................  (F)
 10.16+ Amended and Restated Agreement of Limited Partnership of AHN
        Partners, L.P....................................................  (H)
 10.17+ Admission Agreement dated April 15, 1996.........................  (H)
 10.18+ Partnership Interest Option Agreement dated April 15, 1996.......  (H)
 10.19  Line of Credit Note dated May 7, 1996............................  (H)
 11.1   Statement re: Computation of Per Share Earnings (regarding
        Registrant)
 11.2   Statement re: Computation of Pro Forma Per Share Earnings
        (regarding Informed Access)
 21.1   Listing of Subsidiaries of Registrant............................  (A)
 23.1   Consent of Ernst & Young LLP
 23.2   Consent of Arthur Andersen LLP
 23.3   Consent of Wilson Sonsini Goodrich & Rosati, PC (included in
        Exhibit 5.1)
 23.4   Consent of Cooley Godward LLP
 24.1   Power of Attorney (See page II-5)
 99.1   Form of Access Health, Inc. Proxy card
 99.2   Form of Informed Access Systems, Inc. Written Consent

--------
*  To be filed by amendment.
+  Confidential treatment requested for portions of this document.
(A) Incorporated by reference to Registrant's Form S-1 Registration Statement (No. 33-44604).
(B) Incorporated by reference to Registrant's Form 10-K for the year ended September 30, 1992.
(C) Incorporated by reference to Registrant's Form 10-Q for the quarter ended March 31, 1993.
(D) Incorporated by reference to Registrant's Form 10-Q for the quarter ended June 30, 1993.
(E) Incorporated by reference to Registrant's Form 10-K for the year ended September 30, 1993.
(F) Incorporated by reference to Registrant's Form 10-K/A for the year ended September 30, 1995.
(G) Incorporated by reference to Registrant's Form 10-Q for the quarter ended December 31, 1995.
(H) Incorporated by reference to Registrant's Form 10-Q for the quarter ended June 30, 1996.
(I) Incorporated by reference to Registrant's Form S-8 Registration Statement (No. 333-04662).

 (b) Financial Statement Schedules

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements, management's discussion and analysis or notes thereto.

ITEM 22. UNDERTAKINGS

  (1) The undersigned registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (2) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (3) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Cordova, State of California, on the 10th day of October, 1996.

                                          Access Health, Inc.

                                          By:    /s/ Thomas E. Gardner
                                             ----------------------------------
                                                     THOMAS E. GARDNER
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Thomas E. Gardner and John V. Crisan, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              SIGNATURE                        TITLE                 DATE

     /s/ Kenneth B. Plumlee        Chairman of the Board         October 10,
---------------------------------                                    1996
       KENNETH B. PLUMLEE

      /s/ Thomas E. Gardner        President, Chief              October 10,
---------------------------------   Executive Officer and            1996
        THOMAS E. GARDNER           Director (Principal
                                    Executive Officer)

       /s/ John V. Crisan          Senior Vice President         October 10,
---------------------------------   and Chief Financial              1996
         JOHN V. CRISAN             Officer (Principal
                                    Financial and
                                    Accounting Officer)

     /s/ Richard C. Miller         Executive Vice                October 10,
---------------------------------   President, Secretary             1996
        RICHARD C. MILLER           and Director

    /s/ John R. Durant, M.D.       Director                      October 10,
---------------------------------                                    1996
      JOHN R. DURANT, M.D.

        /s/ Alice H. Lusk          Director                      October 10,
---------------------------------                                    1996
          ALICE H. LUSK

       /s/ Brent T. Rider          Director                      October 10,
---------------------------------                                    1996
         BRENT T. RIDER

      /s/ Edward K. Rygiel         Director                      October 10,
---------------------------------                                    1996
        EDWARD K. RYGIEL

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                             DESCRIPTION
 -------                            -----------
  2.1    Conformed Agreement and Plan of Reorganization by and among the
         Registrant, Access Acquisition Corp. and Informed Access Systems,
         Inc. (filed herewith as Annex A)
  3.1    Restated Certificate of Incorporation............................   (A)
  3.2    Amendment to Restated Certificate of Incorporation...............   (F)
  3.3    Form of Amended and Restated Certificate of Incorporation of the
         Registrant, to be effective immediately upon the closing of the
         Merger
  3.4    Amended and Restated Bylaws......................................   (A)
  4.1    Specimen Stock Certificate.......................................   (A)

  5.1    Opinion of Wilson Sonsini Goodrich & Rosati (regarding legality of securities being registered)
  8.1    Form of opinion of Wilson Sonsini Goodrich & Rosati (regarding tax matters)
  8.2    Form of opinion of Cooley Godward LLP (regarding tax matters)
 10.1    Registrant's 1989 Incentive Stock Plan...........................   (I)
 10.1A   Form of Registrant's 1989 Incentive Stock Plan, in the form to be effective immediately upon the closing of the Merger
 10.2    Registrant's 1991 Employee Stock Purchase Plan, as amended.......   (G)
 10.3    Registrant's 1995 Director Option Plan...........................   (F)
 10.4    Lease dated April 10, 1991 for Registrant's office equipment at
         11020 White Rock Road, Rancho Cordova, California and 104 Wilmot
         Road, Deerfield, Illinois........................................   (A)
 10.5    Lease dated June 15, 1992 for Registrant's facilities at 11020
         White Rock Road, Rancho Cordova, California......................   (B)
 10.6    Form of Note and Security Agreement for Registrant's office
         equipment at 11020 White Rock Road, Rancho Cordova, California...   (B)
 10.7    Lease dated February 19, 1992 for Registrant's office equipment at 11020 White Rock Road, Rancho Cordova, California and 104
         Wilmot Road, Deerfield, Illinois.................................   (B)
 10.8    Sale and Installation Agreement dated November 16, 1990 between
         Registrant and Aspect Telecommunications Corporation.............   (A)
 10.9    Lease dated May 5, 1992 for Registrant's office equipment located at 11020 White Rock Road, Rancho Cordova, California and 104
         Wilmot Road, Deerfield, Illinois.................................   (B)
 10.10   Form of Director and Officer Indemnification Agreement...........   (A)
 10.11   Equipment Financing Agreement for Registrant's office and
         computer equipment at 11020 White Rock Road, Rancho Cordova,
         California and 3060 Salt Creek Lane, Arlington Heights,
         Illinois.........................................................   (C)
 10.12   First Amendment to Lease dated August 6, 1993 for Registrant's
         facility at 11020 White Rock Road, Rancho Cordova, California....   (E)
 10.13   Lease dated August 13, 1993 for Registrant's facility at 3060
         Salt Creek Lane, Arlington Heights, Illinois.....................   (E)
 10.14   Lease dated November 1, 1993 for Registrant's facility at 2510 W.
         Dunlap Drive, Phoenix, Arizona...................................   (E)

 EXHIBIT
 NUMBER                             DESCRIPTION
 -------                            -----------
 10.15   Employment Agreement with Jeremy J. Nobel, M.D..................  (F)
 10.16+  Amended and Restated Agreement of Limited Partnership of AHN
         Partners, L.P...................................................  (H)
 10.17+  Admission Agreement dated April 15, 1996........................  (H)
 10.18+  Partnership Interest Option Agreement dated April 15, 1996......  (H)
 10.19   Line of Credit Note dated May 7, 1996...........................  (H)
 11.1    Statement re: Computation of Per Share Earnings (regarding
         Registrant)
 11.2    Statement re: Computation of Pro Forma Per Share Earnings
         (regarding Informed Access)
 21.1    Listing of Subsidiaries of Registrant...........................  (A)
 23.1    Consent of Ernst & Young LLP
 23.2    Consent of Arthur Andersen LLP
 23.3    Consent of Wilson Sonsini Goodrich & Rosati, PC (included in
         Exhibit 5.1)
 23.4    Consent of Cooley Godward LLP
 24.1    Power of Attorney (See page II-5)
 99.1    Form of Access Health, Inc. Proxy card
 99.2    Form of Informed Access Systems, Inc. Written Consent

--------
*  To be filed by amendment.
+  Confidential treatment requested for portions of this document.
(A) Incorporated by reference to Registrant's Form S-1 Registration Statement (No. 33-44604).
(B) Incorporated by reference to Registrant's Form 10-K for the year ended September 30, 1992.
(C) Incorporated by reference to Registrant's Form 10-Q for the quarter ended March 31, 1993.
(D) Incorporated by reference to Registrant's Form 10-Q for the quarter ended June 30, 1993.
(E) Incorporated by reference to Registrant's Form 10-K for the year ended September 30, 1993.
(F) Incorporated by reference to Registrant's Form 10-K/A for the year ended September 30, 1995.
(G) Incorporated by reference to Registrant's Form 10-Q for the quarter ended December 31, 1995.
(H) Incorporated by reference to Registrant's Form 10-Q for the quarter ended June 30, 1996.
(I) Incorporated by reference to Registrant's Form S-8 Registration Statement (No. 333-04662).

 (b) Financial Statement Schedules

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements, management's discussion and analysis or notes thereto.